As filed with the Securities and Exchange Commission on January 31, 2025.

Registration No. 333-277045

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT

Under
the Securities Act of 1933

___________________

leddartech holdings inc.
(Exact Name of Registrant as specified in its charter)

___________________

Canada	7372	98-1776150
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LeddarTech Holdings Inc.

4535, boulevard Wilfrid-Hamel, Suite 240

Québec G1P 2J7, Canada

(418) 653-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________

LeddarTech USA Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington DE 19801

(418) 653-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

John T. Blatchford Christopher G. Barrett Vedder Price P.C. 222 North LaSalle Street Chicago, IL 60601 Tel: (312) 609-7500	Pierre-Yves Leduc Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, Québec H3B 3V2 Tel: (514) 397-3000

___________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form F-1 (File No. 333-277045) (the “Registration Statement”) of LeddarTech Holdings Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 8, 2024, is being filed pursuant to the undertakings in Item 9 of the Registration Statement to include financial statements required by Item 8.A of Form 20-F and certain other updated disclosures in the prospectus.

This Amendment contains an updated prospectus, and is being filed by the Company to (i) include the Company’s audited financial statements for the fiscal year ended September 30, 2024, (ii) update the corresponding discussion of such financial information contained in the section “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and other sections of the prospectus, and (iii) to update certain other information in the prospectus, including new business activities since the effective date of the Registration Statement. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 31, 2025

PRELIMINARY PROSPECTUS

Primary Offering of
10,833,333 Common Shares

Secondary Offering of
40,582,699 Common Shares

This prospectus relates to the issuance from time to time by LeddarTech Holdings Inc., a company incorporated under the laws of Canada (“we” or the “Company”), of up to 10,833,333 of our common shares, without par value (the “Common Shares”), issuable upon the exercise of our publicly traded warrants (the “Public Warrants”), each entitling its holder to purchase one Common Share at an exercise price of US$11.17 per share, as more fully described herein.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to 40,582,699 Common Shares, which includes (i) 22,663,638 outstanding Common Shares beneficially owned by the selling securityholders, (ii) up to 6,632,416 Common Shares issuable upon the exercise of privately placed warrants (“Private Warrants”, and, together with the Public Warrants, the “Legacy SPAC Warrants”) held by Prospector Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”); (iii) up to 2,031,250 Common Shares issuable upon conversion of Class A Non-Voting Special Shares held by Sponsor; (iv) up to 4,378,500 Common Shares issuable upon the conversion of our secured convertible notes held by selling securityholders, before giving effect to any PIK Accrual; (v) up to 263,890 Common Shares issuable upon the exercise of privately placed warrants held by certain selling securityholders other than Sponsor (the “Lender Warrants”); (vi) up to 449,013 Common Shares issuable upon the exercise of privately placed warrants issued to individuals, including certain current Company directors, who served as directors of the Company’s predecessor, LeddarTech Inc. (the “Legacy Director Warrants”); (vii) up to 71,267 Common Shares issuable upon vesting or vesting and exercise, as applicable, of outstanding restricted stock units (“RSUs”) and stock options held by Company directors (the “Director Awards”); and (viii) up to 4,092,725 Common Shares issuable upon the automatic conversion of our Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares (collectively, the “Company Earnout Non-Voting Special Shares”). The Legacy SPAC Warrants, the Lender Warrants and the Legacy Director Warrants are collectively referred to herein as the “Warrants”. This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends, PIK Accruals and other events described therein. The Common Shares registered for resale in this prospectus were acquired at effective purchase prices ranging from US$0.00 to US$7.84 per share, based on an exchange rate of C$1.00 = US$0.7539 as of December 31, 2023. See “Summary — Information Related to Securities Registered for Resale by Selling Securityholders.”

The Common Shares being offered for resale in this prospectus represent, as of the date of this prospectus, approximately 108% of our 37,591,562 total outstanding Common Shares as of January 16, 2025, assuming the exercise of all outstanding Private Warrants (referenced in subclause (ii) above), the vesting and automatic conversion of all outstanding Class A Non-Voting Special Shares (referenced in subclause (iii) above), the conversion of all of our outstanding convertible notes (referenced in subclause (iv) above), the exercise of all Lender Warrants (referenced in subclause (v) above), the exercise of all Legacy Director Warrants (referenced in subclause (vi) above); the vesting or vesting and exercise of all Director Awards (referenced in subclause (vii) above), and the vesting and conversion of all outstanding Company Earnout Non-Voting Special Shares (referenced in subclause (viii) above). The sale of some or all of the securities being offered in this prospectus, following any applicable vesting, exchange or lock-up periods, could have adverse effects on the market for our Common Shares, including increasing volatility, limiting the availability of an active market and/or resulting in a significant decline in the public trading price. Despite any potential adverse effects, the selling securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the securities described above. See the sections entitled “Summary — Information Related to Securities Registered for Resale by Selling Securityholders” and “Risk Factors — Risks Related to Ownership of Our Securities.”

On April 8, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), effective April 15, 2024, pursuant to which, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, the Company has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. In accordance with our obligations under the SEPA, we have filed the SEPA Registration Statement (as defined herein) with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act the resale by Yorkville of (i) up to 19,836,637 Common Shares that we may, in our discretion, elect to issue and sell to Yorkville (the “SEPA Advance Shares”) from time to time and (ii) 163,363 Common Shares that we issued to Yorkville in satisfaction of an upfront commitment fee under the SEPA (the “SEPA Commitment Shares” and, together with the SEPA Advance Shares, the “SEPA Shares”). For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.” Any future issuance and resale of SEPA Shares could also have adverse effects on the market for our Common Shares, including increasing volatility, limiting the availability of an active market and/or resulting in a significant decline in the public trading price. See “Risk Factors — Risks Related to Ownership of Our Securities.”

Each of the Public Warrants entitles the holder thereof to purchase one Common Share at an exercise price of US$11.17 per share commencing on December 21, 2023 and will expire on December 21, 2028, at 5:00 p.m., New York City time, or earlier upon redemption. We may redeem the outstanding Public Warrants at a price of $0.01 per warrant if the last reported sales price of our Common Shares equals or exceeds US$17.48 per share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The Sponsor’s Private Warrants have terms and provisions that are identical to those of the Public Warrants, except as described herein. Each of the Lender Warrants and the Legacy Director Warrants entitles the holder thereof to purchase one Common Share at an exercise price of $0.01 per share, except 13,890 of such Lender Warrants which have an exercise price of $138.68, subject to adjustment.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes (the “PIK Accrual”) and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by an initial conversion price of US$10.00 per Common Share. The Company Earnout Non-Voting Special Shares automatically convert into an equal number of Common Shares upon the achievement of certain stock price targets and Company milestones applicable to each series of Company Earnout Non-Voting Special Shares.

The selling securityholders may offer all or part of the securities covered by this prospectus for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution” herein. In connection with any sales of Common Shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the Common Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of US$121,008,330 from the exercise of the Public Warrants, assuming the exercise in full of all currently outstanding Public Warrants for cash. The exercise price of our Public Warrants is US$11.17 per warrant. However, the last reported sales price of our Common Shares on January 28, 2025 was US$1.01. The likelihood that holders will exercise their Public Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Shares. If the trading price for our Common Shares continues to be less than US$11.17 per share, we do not expect holders of Public Warrants to exercise their warrants. The Private Warrants may be exercised for cash or, for so long as the Private Warrants are held by the Sponsor or certain affiliated transferees, on a “cashless” basis, and we will not receive any proceeds from any Private Warrants that are exercised pursuant to the cashless exercise feature. The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. Any proceeds from the exercise of such securities would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Warrants when planning for our operational funding needs. See the section entitled “Risk Factors — Risks Related to the Ownership of Our Securities.”

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our Common Shares and Public Warrants are currently listed on the Nasdaq Global Market under the symbols “LDTC” and “LDTCW,” respectively. We have applied to transfer the listing of our Common Shares from the Nasdaq Global Market to the Nasdaq Capital Market. See “Prospectus Summary — Summary Terms of the Offering — Market for our Common Shares.” On January 28, 2025, the last reported sale price of our Common Shares and Public Warrants as reported on the Nasdaq Global Market was US$1.01 per Common Share and US$0.0928 per Public Warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated _______________, 2025

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States of America (“U.S.” or the “United States”) or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

IMPORTANT INFORMATION ABOUT IFRS

Our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this prospectus as “IFRS.”

INDUSTRY AND MARKET DATA

The industry and market data relating to our business included in this prospectus is based on our internal estimates and research, as well as publications, research, surveys and studies conducted by independent third parties not affiliated to us. Industry publications, studies and surveys generally state that they were prepared based on sources believed to be reliable, although there is no guarantee of accuracy. While we believe that each of these studies and publications is reliable, we have not independently verified the market and industry data provided by third-party sources. In addition, while we believe our internal research is reliable, such research has not been verified by any independent source. We note that assumptions underlying industry and market data are subject to risks and uncertainties, including those discussed under “Forward-Looking Statements” and “Risk Factors” of this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We and our subsidiaries and affiliates own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their respective businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks, including, but not limited to, LeddarVision™, LeddarSense™ and VayaVision™. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates otherwise, references to “we,” “us,” “our,” or the “Company” refer to LeddarTech Holdings Inc., a company incorporated under the laws of Canada, and its consolidated subsidiaries; references to “LeddarTech” refer to LeddarTech Inc., our predecessor company prior to the consummation of the Business Combination.

In this document:

“Amalgamation” means the amalgamation of Prospector Canada and NewCo in accordance with the terms of the Arrangement.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Prospector and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Business Combination” means the transactions contemplated by the BCA.

“BCA” means the Business Combination Agreement, dated as June 12, 2023, as amended as of September 25, 2023, and as may be further amended, by and among Prospector, LeddarTech and NewCo.

“CBCA” means the Canada Business Corporations Act.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any person(s) that are affiliates or that are acting as a group, directly or indirectly, acquires or otherwise purchases (i) another person or any of its affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, or (b) that results, directly or indirectly, in the shareholders of a person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such person (or any successor or parent company of such Person) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Company Earnout Non-Voting Special Shares and the Company Common Shares issuable upon conversion thereof) (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Class A Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of the Company.

“Class B Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class B Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class B Non-Voting Special Shares in the capital of the Company.

“Class C Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class C Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class C Non-Voting Special Shares in the capital of the Company.

“Class D Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class D Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class D Non-Voting Special Shares in the capital of the Company.

“Class E Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the Class 999,963 E Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class E Non-Voting Special Shares in the capital of the Company.

“Class F Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class F Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class F Non-Voting Special Shares in the capital of the Company.

“Closing” means the consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, on December 21, 2023.

“Common Shares” or “Company Common Shares” means the common shares of the Company, without par value.

“Company Earnout Non-Voting Special Shares” means, collectively, the Company’s Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares.

“Continuance” means the continuance of Prospector from the Cayman Islands under the Companies Act to Canada as a corporation existing under the CBCA.

“Director Awards” means the outstanding restricted stock units and/or stock options, as applicable, held by directors of the Company.

“Incentive Plan” means the Omnibus Incentive Plan substantially in the form attached as Exhibit E to the BCA, subject to any amendments or variations to which the Company and Prospector may mutually agree.

“IQ” means Investissement Québec, a legal person established under the Act Respecting Investissement Québec, acting as agent for the government of Québec as part of the Fonds de développement économique and Fonds Propre.

“LeddarTech Holders” means the prior shareholders of LeddarTech that are holders of Common Shares in connection with the Business Combination.

“Legacy Director Warrants” means the privately placed warrants held by certain individuals, including certain current Company directors, who served as directors of the Company’s predecessor, LeddarTech Inc.

“Legacy SPAC Warrants” means the outstanding Prospector Warrants assumed by the Company that became warrants of the Company upon the consummation of the Business Combination, which are comprised of the Private Warrants together with the Public Warrants.

“Lender Warrants” means privately placed warrants held by certain selling securityholders other than Sponsor.

“Nasdaq” means the Nasdaq Global Market or the Nasdaq Capital Market.

“NewCo” means LeddarTech Holdings Inc. prior to the Amalgamation.

“New Holders” means the PIPE Investors and certain shareholders of LeddarTech Inc. who, upon the Closing of the Business Combination, received the Common Shares of LeddarTech Holdings Inc. and entered into the Registration Rights Agreement.

“PIPE Financing” means the PIPE Investors’ purchase of secured convertible notes of LeddarTech in accordance with the terms of the Subscription Agreement, in an aggregate principal amount of at least US$43,000,000.

“PIPE Investors” means those certain investors, including Sponsor and an affiliate of the Sponsor, who have entered into the Subscription Agreement to purchase convertible notes of LeddarTech in the PIPE Financing.

“Plan of Arrangement” means the plan of arrangement (including the Business Combination) in substantially the form attached as Annex C to the prospectus forming a part of the registration statement on Form F-4, filed by the Company with the SEC on November 29, 2023.

“Private Warrants” means the Prospector Warrants purchased by Sponsor in the IPO.

“Prospector” means Prospector Capital Corp., a Cayman Islands exempted company.

“Prospector Canada” means Prospector as it will exist under the laws of Canada following the Continuance.

“Prospector Class A Shares” means Prospector’s Class A ordinary shares, US$0.0001 par value.

“Prospector Class B Holders” means the holders of Prospector Class B Shares immediately prior to the Business Combination.

“Prospector Class B Shares” means Prospector’s Class B ordinary shares, US$0.0001 par value.

“Prospector Non-Redeeming Shareholder” means each holder of a Prospector Class A Share that elects not to participate in the Prospector Shareholder Redemption.

“Prospector Shareholder Redemption” means the redemption of Prospector Class A Shares on the terms and subject to the conditions set forth in Prospector’s governing documents.

“Prospector Warrants” means each warrant to purchase one Prospector Class A Share at an exercise price of US$11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and Sponsor Letter Agreement, and shall include the Prospector Vesting Sponsor Warrants.

“Public Warrants” means the publicly traded Legacy SPAC Warrants.

“Registration Rights Agreement” means the registration rights agreement entered into at the Closing, by and among the Company, the Sponsor, the PIPE Investors and certain shareholders of LeddarTech Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEPA” means the Standby Equity Purchase Agreement entered into by the Company and Yorkville on April 8, 2024 and effective on April 15, 2024.

“SEPA Advance Shares” means the up to 19,836,637 Common Shares the Company has the right to issue and sell to Yorkville under the SEPA.

“SEPA Commitment Shares” means the 163,363 Common Shares issued to Yorkville in satisfaction of the upfront commitment fee under the SEPA.

“SEPA Registration Statement” means the registration statement on Form F-1 (File No. 333-279803) that registers the resale of Common Shares issued to Yorkville pursuant to the SEPA, including the SEPA Commitment Shares and the SEPA Advance Shares.

“SEPA Shares” means the SEPA Advance Shares together with the SEPA Commitment Shares.

“Sponsor” means Prospector Capital Sponsor, LLC, a Cayman Islands limited liability company.

“Subscription Agreement” means the Subscription Agreement, dated as of June 12, 2023 and amended as of October 30, 2023, among LeddarTech Inc. and the PIPE Investors.

“Trading Day” means any day on which Company Common Shares are actually traded on the principal securities exchange or securities market on which Company Common Shares are then traded.

“Trust Account” means the trust account which held the proceeds of Prospector’s initial public offering,

“Warrant Agreement” means the Warrant Agreement, dated as of January 7, 2021, by and between Prospector and Continental Stock Transfer & Trust Company, as trustee, as amended by the Warrant Amendment Agreement and Form of Warrant Certificate, dated as of December 21, 2023, by and among Prospector Capital Corp., LeddarTech Holdings Inc. and Continental Stock Transfer & Trust Company.

“Warrant Exercise Price Adjustment” means the adjustment of the Warrant exercise price from US$11.50 per Warrant to US$11.17 per Legacy SPAC Warrant, as more fully described under “Description of Securities — Legacy SPAC Warrants — Adjustment to Warrant Exercise Price Following Consummation of Business Combination.”

“Yorkville” means YA II PN, Ltd.

References to “dollar,” “USD,” and “US$” are to U.S. dollars and references to “$,” “C$” and “Cdn. $” are to Canadian dollars.

v

EXCHANGE RATE INFORMATION

The following table sets forth, for the periods presented, the rates of exchange of one United States dollar, expressed in Canadian dollars, (i) the high and low exchange rates during each period, (ii) the average of the exchange rates on the last day of each month during each period, and (iii) the exchange rate at the end of each period. These rates are based on the data published by the Bank of Canada.

	High	Low	Average	End
Year ended December 31, 2022	$1.3856	$1.2451	$1.3011	$1.3544
Year ended December 31, 2023	$1.3875	$1.3128	$1.3497	$1.3226
Year ended December 31, 2024	$1.4446	$1.3245	$1.3702	$1.4393
January 2025 (through January 28)	$1.4490	$1.4305	$1.4382	$1.4399

All information in this table is based on the daily average exchange rate published by the Bank of Canada on each business day by 4:30 PM ET.

On January 28, 2025, the daily average exchange rate published by the Bank of Canada was US$1.00 equals $1.4399. The U.S./Canadian dollar exchange rate has varied significantly over the last several years, and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially the section titled “Risk Factors” and the financial statements and related notes thereto. Some of the statements in this prospectus constitute forward-looking statements that involve significant risks and uncertainties. See “Forward-Looking Statements” for more information.

As used in this prospectus, unless the context otherwise requires or indicates, references to “we,” “us,” “our,” “NewCo,” “LeddarTech” and the “Company,” at all times prior to consummation of the Business Combination, refer to LeddarTech Inc. and its consolidated subsidiaries, and at all time following consummation of the Business Combination, refer to LeddarTech Holdings Inc., a corporation existing under the laws of Canada, and its consolidated subsidiaries.

Our Company

The Company is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance artificial intelligence (“AI”) automotive software that enables the market to deploy ADAS features reducing the number of road accidents and making transportation more enjoyable and efficient. We pursue our mission by developing innovative AI based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of next generation of automotive advanced driver assistance systems (“ADAS”) and autonomous driving (“AD”) systems.

Founded in 2007 as LeddarTech Inc., the Company is an automotive software company headquartered in Quebec City Canada, with other main development centers in Montréal and Tel Aviv and business development resources in various locations around the world.

We offer a crucial piece of the software stack for ADAS and AD applications, which provides vehicles with environmental models of their surroundings. This software-only solution seeks to solve the limitations in currently used systems, such as their inability to scale up efficiently and cost-effectively to the level of safety required to adhere to new regulations and meet consumers’ expectations. Our software achieves this by providing an innovative environmental sensing software solution based on what is called “AI-based low-level” sensor fusion and perception, which is sensor and processor-agnostic. We have been developing and refining this innovative software solution for more than seven years and, as a result, have built a strong and defendable IP and technology moat that is recognized by industry leaders and that we believe has given us a first-mover market advantage. Our main target markets are automotive ADAS and AD applications for original equipment manufacturers (“OEMs”), automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers) and suppliers to Tier 1 suppliers (“Tier 2” suppliers).

We collaborate closely with leading computing companies such as Arm Holdings plc (“Arm”) and Texas Instruments Incorporated (“Texas Instruments”) to deliver greater value through optimization of software and computing solutions, leveraging their customer base, market influence, and extensive sales organizations to enhance our ability to win business with our target customers. On December 6, 2024, as more fully described below under “— Recent Developments — Collaboration Agreement and Software License Agreement with Texas Instruments,” we entered into a collaboration agreement and a license agreement with Texas Instruments to deliver a comprehensive, integrated platform solution for ADAS and AD markets through a combined offering featuring our LeddarVision™ AI-based low-level sensor fusion and perception stack pre-integrated and validated on Texas Instruments’ TDA4 and TDA5 scalable portfolio of System-on-Chip (“SoC”) and Accelerators. These agreements arose out of the Company and Texas Instruments working closely together for nearly two years on technology integration and optimization to create an open, comprehensive, high performance and cost-efficient solution for ADAS and AD systems that can serve the entire automotive OEM landscape and their Tier 1 suppliers.

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and revenue came primarily from the sale of hardware modules and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision

Sensing Ltd. (“VayaVision”), an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. As more fully described below, LeddarTech acquired the remaining 40% of VayaVision in November 2023, following which VayaVision became a wholly-owned subsidiary of LeddarTech. In 2022, we made the strategic decision to divest our hardware business of modules and components to focus solely on fusion and perception software centered on AI-based LLF for ADAS and AD. Our LiDAR components business was discontinued in late 2022 and the winding down our hardware modules business through a last-time buy process was completed in September 2024. We are retaining the IP related to these businesses and have established three intellectual property (“IP”) licensing agreements to date, monetizing these assets through one-time licensing fees and royalty fees on production of sensing products integrating our IP. In connection with this transition to an exclusive focus on fusion and perception software, we have reduced headcount by approximately 70 employees who were engaged primarily in engineering, system architecture, applications and product management functions related to our modules and components businesses, and we are selling remaining inventory. To date, we have not generated any material revenue under our new business model.

We believe that we are the first company to demonstrate an automotive-embedded, AI-based low-level sensor fusion and perception product. Our leadership is reflected in industry awards from CES Innovation Awards, TECH.AD Detroit, and Konnect Cariad, and our first-mover position is evidenced by substantial foundational intellectual property.

Led by a team with deep experience and expertise in artificial intelligence, machine learning and automotive software development, we developed the LeddarVision™ LLF and perception software stack, which we believe enables higher performance and lower-cost ADAS for the automotive industry and automated operations for off-road vehicles. We are in various stages of discussion with OEMs and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and truck markets, some of whom are actively evaluating LeddarVision™ towards making a formal selection for their programs or end customer programs. We have previously publicly announced strategic collaborations with Tier 1 and Tier 2 suppliers in the automotive industry, covering intended deployment of LeddarVision™ in production vehicles for ADAS applications. See “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with Tier 1 and Tier 2 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

Leveraging the advantages of LLF, we believe LeddarTech delivers high perception performance with nearly 2x range and greater reliability, at a nearly 30-40% lower sensor cost, than current object-level fusion alternatives adopted today. Because LeddarTech’s LLF and perception software stack is centralized, sensor agnostic and scalable, it provides OEMs and Tier 1 suppliers a range of cost saving and design-flexibility benefits, including, but not limited to, the following:

•        reduced costs by allowing use of fewer and less expensive sensors, which no longer require integrated software;

•        allowing inter-operability of sensors, thereby reducing dependency on single suppliers for sensors with integrated software;

•        operability with varying numbers and types (camera, radar, LiDAR, sonar) of sensors, allowing for efficient use of a single software platform across multiple vehicle makes and models, which gives OEMs the ability to change or upgrade sensors without major recoding and AI retraining of fusion software;

•        reduced processing requirements and greater processor flexibility, which lowers costs and power consumption, increasingly important features for electric vehicles; and

•        capability for “over-the-air” and “backwards compatible” upgrades to meet evolving regulatory requirements and consumer demand.

We believe that the industry’s evolution to accident avoidance will be powered by AI-based low-level sensor fusion and perception technology. That shift is underway, and our software solution is well-positioned to drive vehicle manufacturers’ successful transition towards “software defined vehicles.”

Our Strengths and Strategy

We believe the following strengths position us for continued leadership in, and to capitalize on the opportunities for, providing sensor fusion and perception software solutions to the automotive ADAS and AD market:

•        Higher performance than competing solutions.    As the market demand grows for safer and more efficient ADAS and AD solutions, LeddarTech’s disruptive AI-based LLF and perception software solution differentiates itself in the market through several years of investments in a low-level fusion solution, rather than legacy object-level fusion. LeddarTech’s solution is hardware independent and software-only. OEMs and Tier 1 and Tier 2 suppliers are increasingly requiring LLF, which favorably positions LeddarTech. LeddarVision™ software processes sensor data at a low-level, before filtering, to efficiently achieve a more reliable understanding of the vehicle’s environment required for navigation decision making and safer driving. Low-level sensor fusion utilizes all the raw information output from each sensor without filtering at the sensor level for better and more reliable operation. As a result, this low-level sensor data fusion and perception solution provides superior performance, surpassing object-level fusion limitations in adverse scenarios like occluded objects, objects separation, camera/radar false alarms, blinding light (e.g., sun, tunnel) or distance/heading estimation.

•        Lower costs than object-level fusion alternatives.    LeddarTech’s LLF and perception software stack requires fewer sensors and lower computing requirements, and provides sensor cost savings of up to 30-40% in comparison to object-level fusion. In contrast to object-level fusion’s reliance on a high number of sensors, which number is expected to increase with the complexity of the driving automation level, by combining the raw data from all sensors through a unified software platform that reuses trained algorithms, LLF delivers higher performance, such as nearly doubling the effective range, with fewer and less expensive sensors.

•        Collaborations with leading computing core and SoC suppliers to demonstrate and deliver cost-effective software and computing solutions and accelerated ADAS system development.    LeddarTech’s LLF and perception software stack has been implemented and demonstrated on SoCs that deliver a cost-competitive solution for ADAS systems, such as the Texas Instruments TDA4 family of SoCs. LeddarTech is also closely collaborating with Arm, leveraging their advanced CPU and accelerator technologies to provide a standardized ADAS software architecture, which can be easily adapted across various Arm-based automotive platforms, reducing the need for extensive customization. LeddarTech and Arm have optimized critical performance-defining algorithms for upcoming Arm CPUs and accelerator technologies which helps minimize computational bottlenecks and enhances overall system efficiency. By delivering a pre-optimized and pre-ported LeddarVision™, the software is ready for integration and offers OEMs a head start on development efforts, speeding up automotive development cycles, allowing vehicle manufacturers to bring new features to market faster.

•        Decoupling of perception software from sensors hardware.    Hardware dependence of current perception software means that any change in sensor position or characteristics requires significant perception software recoding, training and testing to achieve required performance and safety. By decoupling its AI-based LLF and perception software from hardware vendors (sensors and computing), LeddarTech provides an architecturally light solution, with shorter development cycles, less data collection and AI retraining for OEM’s and lower costs than heavier architectures (e.g., multiple software stacks to maintain, train, verify, validate and certify).

•        Standard, scalable solutions.    LeddarTech’s AI-based and software-only solution seeks to solve the limitation in currently used systems that are unable to scale efficiently either across features, sensors and sensor positions that vary across brands and models, or up to the level of sensory awareness required to adhere to new regulations and meet consumers’ expectations. LeddarTech’s standard, hardware-independent solutions integrate well with different models and numbers of sensors. This results in a single software platform capable of serving multiple brands and models, minimizing customization efforts. Thus, LeddarTech offers flexibility to work with the sensor and computing platforms that best meet the needs and interests of customers, with computing, maintenance, sensor and processor costs expected to be nearly 50% lower than those of current entry-level systems.

•        Strong and defendable IP moat and recognized global leadership.    LeddarTech has invested extensively in automotive software for over a decade and has developed significant IP and expertise, including over 170 patent applications (87 granted) that cover the spectrum from localization and tracking to signal acquisition, and from fusion and perception to upsampling algorithms that leverage the most advanced automotive AI software to efficiently reconstruct a high-definition, unified 3D model with context-aware algorithms. Significant investments have been made in data collection, annotation and associated tools, including dedicated test and data collection vehicles to support the training of deep neural nets for object classification. Our extensive IP portfolio and long-term research and investment contributes to limit development costs and accelerate time-to-market. LeddarTech also developed the models to calibrate, unfold and match the data from multiple sensors. Our first-mover position is reinforced by substantial foundational intellectual property. Leading companies in the ADAS and AD industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art and we believe our portfolio to be fundamental to the field of ADAS and AD. We believe LeddarTech is the first to demonstrate an automotive-embedded, low-level sensor fusion product. Additionally, the automotive industry has affirmed our technical innovation and leadership with multiple industry awards, including, but not limited to, the following:

•        CES Innovation Award, 2023 Consumer Technology Association, in recognition of LeddarTech’s innovative contributions to automotive sensing and perception technologies;

•        First Prize, Sensor Fusion and Perception Category, 2022 Tech.AD Detroit, in recognition of LeddarVision™’s 3D Environment Simulation Dashboard that enables customers to experience the company’s LeddarVision™ technology demonstrated in real-world scenarios; and

•        Winner, Volkswagen Group Innovation Tel Aviv 2022 Konnect and CARIAD Startup Challenge, in recognition of its sensor fusion and perception technology, with CARIAD expressing enthusiasm for working with LeddarTech to create an AI safety-related proof of concept.

In order to accomplish our business objective of solidifying our leading position in AI-based sensor fusion and perception solutions for the passenger and off-road vehicle markets, as more fully described under “Business — Growth Strategies” we pursue the following strategies:

•        Leverage competitive strengths, market growth and demand for higher performance and economical ADAS to acquire and increase partnerships with OEMs and Tier-1 suppliers, displacing vision-only and object fusion based solutions.

•        Leverage collaborations with computing core and SoC suppliers such as Arm and Texas Instruments to increase our customer value proposition and to accelerate customer acquisition through their extensive customer base, market reach, global organization and industry recognition.

•        Monetize potential for significant value in data collection.

•        Leverage offroad vehicles or industrial markets.

Our ability to execute on our strategy will be adversely affected if we have to implement our cost management plan. See “Risk Factors — Risks Related to Our Business — Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on the Company’s operations and future prospects.”

Recent Developments

Collaboration Agreement and Software License Agreement with Texas Instruments

On December 6, 2024, the Company entered into a collaboration agreement (the “Collaboration Agreement”) and a software license agreement (the “License Agreement”) with Texas Instruments to deliver a comprehensive, integrated platform solution for ADAS and AD markets through a combined offering featuring the Company’s LeddarVision™ AI-based low-level sensor fusion and perception stack pre-integrated and validated on Texas

Instruments’ TDA4 and TDA5 scalable portfolio of System-on-Chip (“SoC”) and Accelerators (the “Combined Offering”). The Combined Offering is expected to provide to OEM and Tier 1 customers a comprehensive solution of advanced tools, simulation capabilities, data sets, and cloud services support, as well as full lifecycle support from innovation to deployment. The Collaboration Agreement and the License Agreement arise out of the Company and Texas Instruments having worked closely together for nearly two years on technology integration and optimization to create an open, comprehensive, high performance and cost-efficient solution for ADAS and AD systems that can serve the entire automotive OEM landscape and their Tier-1 suppliers and meet customer and regulatory demands. We expect the pre-integration of LeddarVision™ on the TDA4 SoC to facilitate accelerated time to market. The Combined Offering was demonstrated at the CES 2025 conference in January 2025.

Collaboration Agreement

The Collaboration Agreement sets forth the Company’s and Texas Instruments’ intention to work together in good faith to develop and market the Combined Offering. While the Collaboration Agreement is non-exclusive, such that each party may work individually or with a third party on similar activities, the Collaboration Agreement provides that the Combined Offering will be preferred, where appropriate and commercially feasible, over other collaborations or individual offerings. In addition, the Collaboration Agreement lists certain terms to be included in a master license agreement to govern the commercialization of the Combined Offering, including economics to be negotiated as between the Company and Texas Instruments. The initial term of the Collaboration Agreement is for three years, after which the Collaboration Agreement will automatically renew for each successive one-year period unless either party provides 60 days’ advance notice of non-renewal. The Collaboration Agreement may also be terminated for cause by either party.

Software License Agreement

Pursuant to the License Agreement, the Company has licensed to Texas Instruments a non-exclusive, worldwide, irrevocable royalty-bearing license in and to LeddarVision for purposes such as testing, design and distribution. Under the License Agreement, Texas Instruments has agreed to pay a total of US$9.89 million to the Company in a series of in advanced royalty payments to support the development and commercialization of the Combined Offering, which payments will be offset against future royalties. The Company has already received US$8.0 million of the advanced royalty payments in two installments: (i) US$5.0 million received on December 12, 2024 (the “First Royalty Installment”) and (ii) US$3.0 million received on January 7, 2025 (the “Second Royalty Installment”) in connection with the delivery by the Company to Texas Instruments of certain software for demonstration at the CES 2025 conference. Texas Instruments has agreed to pay a third installment in the amount of US$1.89 million (together with the First Royalty Installment and the Second Royalty Installment, the “TI Pre-paid Royalty Fee”) within five days of the execution of an agreement with a customer for the Combined Offering. The Company and Texas Instruments have agreed to negotiate in good faith a master license agreement to determine, among other things, the royalties payable for the license as they shall apply on a customer-by-customer basis. The term of the License Agreement will continue until terminated for cause or automatically terminated upon execution by each of the Company and Texas Instruments of the master license agreement contemplated under the Collaboration Agreement.

August 2024 Bridge Financing

On August 19, 2024, the Company, as borrower, and VayaVision, as guarantor, entered into a financing offer letter (as amended by a First Amending Agreement dated October 11, 2024 and as so amended, the “Bridge Facility”) with Fédération des Caisses Desjardins du Québec (“Desjardins”), FS LT Holdings II LP, an affiliate of one of our principal shareholders (“FS”), and Investissement Québec (“IQ,” and collectively with Desjardins and FS, the “Bridge Lenders”) pursuant to which the Bridge Lenders agreed to lend to the Company an aggregate of up to US$9.0 million in loans (the “Bridge Loans”) in order to meet the Company’s near-term obligations while the Company continues to seek to close one or more additional equity financing transactions generating gross proceeds of not less than US$35.0 million (including, without limitation, Common Shares sold pursuant to the SEPA, the TI Pre-paid Royalty Fee and the conversion of Bridge Loans into equity, the “Equity Financing”).

In connection with the Bridge Facility, an affiliate of FS converted US$1.5 million aggregate principal amount of its PIPE Convertible Notes (as defined below) into Common Shares of the Company at a conversion price of US$2.00 per share. In addition, pursuant to the terms of the Bridge Facility, each of FS and IQ will have the right, but not the obligation, to convert its Bridge Loan into Common Shares at a conversion price of US$5.00 per share.

The Bridge Facility is comprised of two tranches, with the first tranche in the amount of US$6.0 million funded in equal amounts by the Bridge Lenders on August 19, 2024, and the second tranche in the amount of US$3.0 million funded in equal amounts by the Bridge Lenders on October 15, 2024. The second tranche of the Bridge Facility was conditioned on the absence of a default under the Bridge Loans and the receipt by the Company of a commitment, in form and substance satisfactory to the Bridge Lenders, from a strategic investor to invest a minimum amount of US$5.0 million in the Equity Financing. The second tranche included Bridge Loans in an aggregate amount of approximately US$334,000 from certain members of management and the board of directors.

Amounts outstanding under the Bridge Loans bear interest at the US base rate (currently 9.0%), plus 4.00%. Interest under the Bridge Loans is to be capitalized monthly (instead of being payable in cash) and added to the outstanding principal amount of the Bridge Loans. The Bridge Loans had a maturity date of November 15, 2024, since extended by a Second Amending Agreement to December 13, 2024, and further extended (upon receipt of the First Royalty Installment) to the earlier of January 31, 2025 and the business day following completion of the Equity Financing, and will be due and payable earlier upon the occurrence of certain other events, such as a change in control.

The approximately US$6.0 million of Bridge Loans funded by IQ and FS were issued at a 25% original issue discount (meaning that US$8.0 million of Bridge Facility debt issued by the Company in exchange for US$6.0 million in gross proceeds), provided, however, that no interest would accrue or be payable in respect of the amount of original issue discount.

Upon completion of one or more Equity Financing transactions generating gross proceeds of not less than US$35.0 million (including Common Shares sold pursuant to the SEPA, the TI Pre-paid Royalty Fee and the conversion described below of approximately US$6.0 million of Bridge Loans into equity):

•        FS and IQ would be obligated to convert their Bridge Loans (including the amount of the original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing.

•        The Company would be obligated to repay (i) first, to Desjardins, in respect of its Bridge Loan, the outstanding principal amounts under the Desjardins Bridge Loan and pay all other amounts owing to Desjardins under the Bridge Facility and (ii) second, to Desjardins, as lender under an existing amended and restated financing offer with Desjardins (as amended prior to December 6, 2024 and as so amended, the “Desjardins Credit Facility”), any amount then payable under the existing Desjardins Credit Facility, including amendment fees, deferred interest and monthly fees, with the aggregate cash payment to Desjardins under the Bridge Facility and the Desjardins Credit Facility estimated to be approximately $7.1 million, assuming completion of the Equity Financing on January 31, 2025. An additional $875,000 would be capitalized and added to the principal balance of the existing $30 million term loan under the Desjardins Credit Facility (the “Desjardins Term Loan”).

In the event the Company raises less than US$35.0 million in one or more Equity Financing transactions, FS and IQ would each have the right, but not the obligation, to convert their Bridge Loans (including the amount of original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing.

The Bridge Facility contains certain affirmative and negative covenants, including without limitation, those set forth below:

•        Provision to the Bridge Lenders of certain information, including updates on the status of the Equity Financing.

•        Limitations on debt incurrence, investments, dividends, repayments on the PIPE Convertible Notes or on the IQ Loan Agreement, amendments to the License Agreement and the Collaboration Agreement with Texas Instruments, any other agreements with Texas Instruments, certain license grants, liens, asset dispositions and capital expenditures.

The Company has agreed to grant to the Bridge Lenders a first ranking hypothec and, if applicable, security interest on the universality of each of the Company’s and VayaVision’s movable (personal) and immovable (real) property, tangible and intangible, present and future, including their respective intellectual property, computer equipment, office supplies, furniture and equipment applicable, in each case to secure the obligations of the Company and VayaVision under the Bridge Facility.

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. We will initiate each sale under the SEPA (an “Advance”), if any, by delivering a written request for such sale (an “Advance Notice”) to Yorkville. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of an Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the applicable Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville; provided, further, that we are subject to certain caps on the amount of Common Shares that we may sell on any single day.

The timing, frequency, and the price at which we issue Common Shares pursuant to the SEPA are subject to market prices and management’s decision to sell Common Shares, if at all. In accordance with our obligations under the SEPA, we filed the SEPA Registration Statement with the SEC to register under the Securities Act the resale by Yorkville of (i) up to 19,836,637 SEPA Advance Shares and (ii) 163,363 SEPA Commitment Shares. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.”

From December 9, 2024 through January 16, 2025, we had issued a total of 7,195,222 SEPA Advance Shares under the SEPA.

Completion of the Business Combination

Transactions Related to Completion of the Business Combination

On June 12, 2023, NewCo entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among NewCo, Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech.

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and NewCo completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and NewCo amalgamated (the “Prospector Amalgamation” and Prospector Canada and NewCo as so amalgamated, “AmalCo”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having a negotiated aggregate equity value of

US$200 million (valued at US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional AmalCo “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and AmalCo amalgamated (the “Company Amalgamation” and LeddarTech and AmalCo as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.”

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The final tranche of the PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value US$0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, or a total of approximately US$9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination (the “Prospector Share Dividend”). The Prospector Share Dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes (A) 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination (the “Prospector Private Warrants”) and (B) Prospector Warrants that were listed on The Nasdaq Stock Market LLC (the “Prospector Public Warrants”), was assumed by the Company and became a warrant of the Company (“Legacy SPAC Warrant”). At such time, the Prospector Private Warrants became the “Private Warrants” and the Prospector Public Warrants became the “Public Warrants.”

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

On December 22, 2023, the Common Shares and Warrants became listed on Nasdaq under the symbols “LDTC” and “LDTCW”, respectively.

Adjustment to Warrant Exercise Price

On February 9, 2024, after considering the effects of the Prospector Share Dividend and in accordance with the terms of the Warrant Agreement, the Company adjusted the exercise price of the Warrants to US$11.17 per share from US$11.50 per share. The adjustment to the warrant exercise price was based on an opinion from an investment banking firm of recognized national standing, as required by the Warrant Agreement. See “Description of Securities — Legacy SPAC Warrants — Adjustment to Warrant Exercise Price Following Consummation of Business Combination.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a non-binding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1.0 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

We are also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 18. You should carefully consider such risks before deciding to invest in our securities. Listed below is a summary of the principal risks we face. These risks are discussed more fully in the section titled “Risk Factors.”

•        We have an unproven business model in a new market and face significant challenges in a rapidly evolving industry. LeddarTech’s prospects may be considered speculative and any failure to commercialize LeddarTech’s strategic plans would have an adverse effect on LeddarTech’s operating results and business, harm LeddarTech’s reputation and could result in substantial liabilities that exceed LeddarTech’s resources.

•        We have incurred significant operating losses and net cash outflows since inception, and it is uncertain when, if ever, we will generate meaningful revenue and profitability under LeddarTech’s new business model.

•        We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM, Tier 1 and Tier 2 customer selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.

•        Our financial statements contain disclosure regarding the significant doubt about our ability to continue as a going concern. Our ability to execute our business plan, to fund our operations and to continue as a going concern depends on our ability to raise capital and the continuous support of our creditors.

•        LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.

•        Our historical financial information, historical financial results and operating and business history, which were achieved under our prior sensory hardware-focused business model, may not be representative of our future results under a sensory software-focused business model.

•        LeddarTech’s liquidity position is further constrained by the requirement to maintain a minimum cash balance of at least $5.0 million (as temporarily reduced). If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations.

•        The Company will need to raise additional funds to meet its capital requirements, and such funds may not be available on commercially reasonable terms, or at all, which could materially and adversely affect LeddarTech’s business, results of operations or financial condition and its ability to continue as a going concern.

•        ADAS and AD systems rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will fully develop.

•        We operate in an industry that is new and rapidly evolving. The estimates and forecasts of market and industry projections included in this prospectus are subject to significant uncertainty. If markets for sensor fusion products develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

•        Our business, results of operations and financial condition may be adversely affected by changes in automotive safety regulations regarding AD, which may increase our costs or delay or halt adoption of our sensor fusion solutions.

•        The Common Shares being offered for sale in this prospectus and for resale by Yorkville in the prospectus that is part of the SEPA Registration Statement represent a substantial percentage of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly.

•        If you purchase Common Shares in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

•        We may not be able to maintain compliance with Nasdaq’s listing standards, which could limit shareholders’ ability to trade our Common Shares.

Corporate Information

LeddarTech Holdings Inc. was incorporated on April 12, 2023 under the laws of Canada as a corporation solely for the purpose of effectuating the Business Combination, which was consummated on December 21, 2023. It is governed by Articles of Amalgamation dated December 21, 2023.

Our principal executive office is located at 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada and our phone number is (418) 653-9000. Our agent for service of process in the United States is LeddarTech USA Inc. located at 1209 Orange Street Wilmington DE 19801.

Our principal website address is http://www.leddartech.com. The information contained on or accessible through our website does not form a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Offering

The summary below describes the principal terms of this offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Common Shares and other securities. See “Frequently Used Terms” for definitions of capitalized terms used herein and not otherwise defined.

Common Shares issuable by us upon exercise of Public Warrants	10,833,333 Common Shares.
Securities that may be offered and sold from time to time by the selling securityholders

Up to 40,582,699 Common Shares, including (i) 22,663,638 outstanding Common Shares beneficially owned by the selling securityholders, (ii) up to 6,632,416 Common Shares issuable upon the exercise of the Private Warrants held by the Sponsor; (iii) up to 2,031,250 Common Shares issuable upon conversion of Class A Non-Voting Special Shares; up to (iv) 4,378,500 Common Shares issuable upon the conversion of our secured convertible notes held by selling securityholders; (v) up to 263,890 Common Shares issuable upon the exercise of the Lender Warrants; (vi) up to 449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants; (vii) up to 71,267 Common Shares issuable upon vesting or vesting and exercise, as applicable, of Director Awards and (viii) up to 4,092,725 Common Shares issuable upon the conversion of Company Earnout Non-Voting Special Shares.

Offering prices

The securities offered pursuant to this prospectus by the selling securityholders may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See “Plan of Distribution.”

Common Shares issued and outstanding	37,591,562 Common Shares (as of January 16, 2025).
Common Shares to be issued and outstanding assuming exercise of all Public Warrants(1)	48,424,895 Common Shares (as of January 16, 2025).
Transfer restrictions on securities held by certain shareholders	With respect to the New Holders other than the PIPE Investors, the Common Shares are subject to a lock-up for a period of four years following the Closing.
Dividend policy

We currently intend to retain future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on its our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. See “Dividend Policy.”

____________

(1)      Excludes Common Shares that may be issued pursuant to conversions of Class A Non-Voting Special Shares held by Sponsor, the exercise of the Private Warrants held by Sponsor and certain other holders, conversions of our convertible notes and conversions of the Company Earnout Non-Voting Special Shares.

Use of proceeds

All of the Common Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of US$121,008,330 from the exercise of the Public Warrants, assuming the exercise in full of all currently outstanding Public Warrants for cash. If the Warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. The exercise price of our Legacy SPAC Warrants is US$11.17 per Common Share. However, the last reported sales price of our Common Shares on January 28, 2025 was US$1.01. The likelihood that warrant holders will exercise their Legacy SPAC Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Shares. If the trading price for our Common Shares continues to be less than US$11.17 per share, we do not expect warrant holders to exercise their Legacy SPAC Warrants. The Private Warrants may be exercised for cash or, for so long as the Private Warrants are held by the Sponsor or certain affiliated transferees, on a “cashless” basis. The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If any Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from those exercises.

We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. Any proceeds from the exercise of our Warrants would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Warrants when planning for our operational funding needs. See “Use of Proceeds and Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Market for our Common Shares and Public Warrants

Our Common Shares and Public Warrants are listed on the Nasdaq Global Market under the symbols “LDTC” and “LDTCW,” respectively. We have applied to transfer the listing of our Common Shares from the Nasdaq Global Market to the Nasdaq Capital Market. See “Risk Factors — Nasdaq has notified the Company that the Company is not in compliance with certain continued listing requirements for the Nasdaq Global Market, and we have applied to transfer the listing of our Common Shares from the Nasdaq Global Market to the Nasdaq Capital Market. If the transfer is not approved, and if our Common Shares were to be delisted from Nasdaq, such a delisting could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.”

Risk factors

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 18 of this prospectus for a description of certain of the risks you should consider before investing in our Common Shares or Public Warrants.

INFORMATION RELATED TO SECURITIES REGISTERED FOR RESALE BY SELLING SECURITYHOLDERS

The following table includes information relating to certain Common Shares that are being registered for resale by the selling securityholders, including Common Shares underlying warrants that are “in the money,” based on the US$2.28 closing price of the Company’s stock on April 30, 2024. The information in the table includes the range of and weighted average effective purchase price per offered Common Share paid (or, in the case of the “in the money” warrants, to be paid) by the selling securityholders for such Common Shares, and the potential profit that may be realized upon the sale of such securities.

The table below does not include Common Shares underlying equity awards granted or issued by the Company to its directors, officers and employees (including the Director Awards) or the following Common Shares, which may or may not be issued in the future:

•        6,632,416 Common Shares issuable upon exercise of the Private Warrants, because such Private Warrants are not expected to be exercised unless and until the market price of the Common Shares approaches or exceeds US$11.17 per share. See “Description of Securities — Legacy SPAC Warrants — Private Warrants”;

•        13,890 Common Shares issuable upon exercise of a corresponding number of Lender Warrants, because such Lender Warrants are not expected to be exercised unless and until the market price of the Common Shares approaches or exceeds $138.68 per share, subject to adjustment. See “Description of Securities — Lender Warrants”;

•        4,378,500 Common Shares issuable upon conversion of the PIPE Convertible Notes (before giving effect to any PIK Accrual), because such PIPE Convertible Notes are not expected to be converted unless and until the market price of the Common Shares approaches or exceeds US$10.00 per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions — PIPE Financing”;

•        2,031,250 Common Shares issuable upon automatic conversion of the same number of Class A Non-Voting Special Shares, because such Class A Non-Voting Special Shares will not be automatically converted into an equal number of Common Shares, in equal thirds, unless and until the volume weighted average price of the Common Shares exceeds US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the Closing. See “Description of Securities — Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares”; and

•        4,092,725 Common Shares issuable upon automatic conversion of the same number of Company Earnout Non-Voting Special Shares, because such Company Earnout Non-Voting Special Shares will not be automatically converted into an equal number of Common Shares, unless and until certain earnout thresholds have been attained. See “Description of Securities — Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares.”

The following table is in part based on the Company’s internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. Many of the currently outstanding Common Shares registered for resale were acquired as a result of investments in the Company or in Prospector prior to the Closing, including in the PIPE Financing. Consequently, as seen in the table below, some of the selling securityholders would realize a positive rate of return on the sale of their securities covered by this prospectus even if the market price per Common Share is significantly below the US$10.00 per share deemed value negotiated for purposes of the Business Combination, or below the current market price of the Common Shares, at which lower prices many other shareholders would experience a negative rate of return on their investment. For more information regarding the composition of each selling securityholder’s securities registered for resale, see the section entitled “Selling Securityholders.”

Source of Outstanding Common Shares Offered by Selling Securityholders	Number of Common Shares Offered	Range of Effective Purchase Price per Offered Common Share(1)		Weighted Average Purchase Price per Common Share		Range of Potential Profit per Offered Common Share(2)
Common Shares Received as Consideration in Business Combination (other than Common Shares held by Sponsor)(3)	14,921,026	US$	0.00 to 7.84	US$	5.55	US$	0.00 to 2.28
Common Shares Received by Sponsor as Consideration in Business Combination(4)	7,615,015	US$	0.10 to 1.41	US$	0.35	US$	0.87 to 2.18
Common Shares issued to Interest Solutions, LLC(5)	198,864	US$	0.01	US$	0.01	US$	2.27
Exercise of Lender Warrants	250,000	US$	0.01	US$	0.01	US$	2.27
Exercise of Legacy Director Warrants	449,013	US$	0.01	US$	0.01	US$	2.27

____________

(1)      Represents the lowest and highest effective purchase price per outstanding Common Share. Dollar amounts presented in US$ based on an exchange rate of C$1.00 = US$0.7539 as of December 31, 2023.

(2)      Represents the lowest and highest potential profit per outstanding Common Share, based on the closing price of our Common Shares April 30, 2024 of US$2.28 per share. Dollar amounts presented in US$ based on an exchange rate of C$1.00 = US$0.7539 as of December 31, 2023.

(3)      Represents Common Shares issued to selling securityholders (other than the Sponsor) upon completion of the Business Combination. The “Range of Effective Purchase Price per Offered Common Share” paid by the selling security holders (other than the Sponsor) was derived by (A) aggregating the US$103.8 million in gross proceeds received from each selling securityholder (other than the Sponsor) in prior capital raising transactions conducted by LeddarTech Inc., including the fair value of the warrants received as a result of the PIPE Financing, and (B) dividing the remainder by the number of Common Shares acquired by such selling securityholder on the Closing Date. The range represents the lowest and highest effective purchase price per outstanding Common Share across all selling securityholders other than the Sponsor. Common Shares acquired by selling securityholders upon closing of the Business Combination in exchange for securities received in the form of equity incentive compensation are deemed to have been received for no cash consideration. The “Weighted Average Purchase Price per Offered Common Share” paid by the selling securityholders (other than the Sponsor) reflects the weighted average purchase price per Common Share for all selling security holders (other than the Sponsor) calculated as provided above.

(4)      Represents Common Shares issued to the Sponsor upon completion of the Business Combination. The “Effective Purchase Price per Offered Common Share” paid by the Sponsor was derived by (A) aggregating (x) the net purchase price paid by the Sponsor to Prospector for Prospector’s Class B Ordinary Shares outstanding prior to closing of the Business Combination including the fair value of the warrants received as a result of the PIPE Financing, and (B) dividing the remainder by the number of Common Shares acquired by the Sponsor on the Closing Date.

(5)      Represents the shares issued to Interest Solutions, LLC, an affiliate of ICR, LLC as consideration for investor and public relations consulting services provided to the Company by ICR, LLC, and affiliate of Interest Solutions, LLC based on the closing price of the Common Shares on March 20, 2024. See “Selling Securityholders.”

Selected Consolidated Historical and Other Financial Information

The following table sets forth selected historical financial information derived from LeddarTech’s audited consolidated financial statements included elsewhere in this prospectus for the years ended September 30, 2024, 2023 and 2022. The selected historical financial information in the following tables is presented in Canadian dollars and in accordance with IFRS. You should read the following selected financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Year Ended 9/30/24	Year Ended 9/30/23	Year Ended 9/30/22
Statement of Loss Data:		(Recasted – Note 7)	(Recasted – Note 7)
Revenue	477,812	197,556	633,850
Cost of sales	—	—	79,625
Operating expenses	164,807,481	45,146,371	86,477,130
Other income:
Grant revenue	(90,065)	(377,080)	(435,448)
Finance costs (income)		(223,594)	(40,251)
Finance costs (income), net	3,063,252	(729,958)	(85,922,905)
Loss (gain) on revaluation of instruments carried at fair value	(5,553,011)	21,100	(7,129,238)
Gain on lease modification	(204,146)	—	—
Capitalized borrowing costs	(8,243,627)	(3,898,829)	(6,994,197)
Foreign exchange loss (gain)	(399,827)	224,057	(2,749,505)
Finance costs, net	3,063,252	(729,958)	(85,922,905)
Net income (loss) from discontinued operations	1,123,039	(7,582,532)	2,001,215
Net loss	(166,195,699)	(51,424,409)	(73,418,745)
Net loss attributable to:
Non-controlling interests	(302,312)	(3,432,312)	(4,099,897)
Equity holders of the parent	(165,893,387)	(47,992,097)	(69,318,848)

As at	09/30/24	9/30/23
Balance Sheet Data:
Cash	5,269,084	5,056,040
Trade receivable and other receivables	1,489,402	3,689,475
Government assistance and R&D tax credits receivable	1,287,468	2,179,423
Inventories	467,344	1,246,946
Prepaid expenses	1,545,267	1,325,991
Property and equipment	1,336,604	2,071,457
Right-of-use assets	1,907,356	3,180,318
Intangible assets	5,569,683	45,838,108
Prepaid financing fees	55,014	264,523
Goodwill	—	7,318,126
Total Assets	18,927,222	72,170,407
Accounts payable and accrued liabilities	13,887,269	13,570,905
Provisions	—	878,144
Conversion option	6,008	737,974
Warrant liability	629,506	—
Bridge loans	9,913,619	—
Lease liabilities	2,200,360	3,781,233
Long-term debt	79,306,811	47,725,583
Redeemable stock options	—	6,102,496
Government grant liabilities	1,618,343	1,468,296
Total Liabilities	107,561,916	74,264,631
Total Shareholders’ Equity (deficiency)	(88,634,694)	(2,094,224)
Total Liabilities and Shareholders’ Equity	18,927,222	72,170,407
	Year Ended 9/30/24	Year Ended 9/30/23	Year Ended 9/30/22
Statement of Cash Flows Data:
Cash Flows used in operating activities	(40,890,120)	(36,651,124)	(38,126,897)
Cash Flows used in investing activities	(11,528,753)	(11,172,500)	(12,000,742)
Cash Flows (used) from financing activities	52,471,946	21,248,280	73,947,590

Risk Factors

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes before you decide to purchase our securities. If any of the events described below occur, our business and financial results could be materially adversely affected. This could cause the trading price of our securities to decline, perhaps significantly, and you therefore may lose all or part of your investment. The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in the Company. Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations.

References in this section to “we,” “us,” “our,” the “Company” or “LeddarTech” refer to LeddarTech Inc. and its subsidiaries prior to the consummation of the Business Combination, and LeddarTech Holdings Inc. and its subsidiaries subsequent to consummation of the Business Combination, unless the context otherwise requires or indicates otherwise.

Risks Related to Our Business

LeddarTech’s recent transition from a sensory hardware-focused development business model to a sensory software-focused development business model means that effectively we are a “pre-revenue” business, and the transition makes evaluating LeddarTech’s business and future prospects difficult and may increase the risk of your investment.

In fiscal 2022, LeddarTech transitioned its business activities into an automotive software business model pursuant to which it is developing and marketing raw data fusion and perception software solutions. Prior to this transition in its business plan, LeddarTech’s costs and revenues were principally related to the development, production and sale of hardware and sensor components. LeddarTech has a limited operating history under this new business model, and is operating in a rapidly evolving market. As a result, there is limited historical financial information that investors can use in evaluating LeddarTech’s business, strategy, operating plan, results, and prospects. Furthermore, LeddarTech has not yet successfully commercialized its software solutions.

We have an unproven business model in a new market and face significant challenges in a rapidly evolving industry. LeddarTech’s prospects may be considered speculative and any failure to commercialize LeddarTech’s strategic plans would have an adverse effect on LeddarTech’s operating results and business, harm LeddarTech’s reputation and could result in substantial liabilities that exceed LeddarTech’s resources.

We have a limited operating history under LeddarTech’s new unproven business model and LeddarTech’s operations are subject to all of the risks inherent in the establishment of a new business enterprise, including a lack of operating history under LeddarTech’s new business model. We cannot be certain that LeddarTech’s business strategy will be successful or that we will be solvent at any particular time. LeddarTech’s likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any company. If we fail to address any of these risks or difficulties adequately, LeddarTech’s business will likely suffer. Because of the numerous risks and uncertainties associated with developing and commercializing LeddarTech’s raw data fusion and perception software solutions, we are unable to predict the extent of any future losses or when we will become profitable, if ever. We may never become profitable and you may never receive a return on an investment in LeddarTech’s securities. An investor in LeddarTech’s securities must carefully consider the substantial challenges, risks and uncertainties inherent in the attempted development and commercialization of procedures and products in the sensory software industries. We may never successfully commercialize LeddarTech’s LeddarVision™ solutions and LeddarTech’s business may fail.

We have incurred significant operating losses and net cash outflows since inception, and it is uncertain when, if ever, we will generate meaningful revenue and profitability under LeddarTech’s new business model.

LeddarTech had an accumulated deficit of $644.2 million as at September 30, 2024, and, for the fiscal years ended September 30, 2024 and September 30, 2023, incurred a net loss from continuing expenses of $167.3 million and $43.8 million, respectively. For the fiscal year ended September 30, 2024, LeddarTech realized net cash outflows relating to operating and investing activities amounting to $40.9 million and $11.5 million, respectively, and for the fiscal year ended September 30, 2023, $36.7 million and $11.2 million, respectively. As of January 16, 2025, after giving effect to the completion of the Bridge Funding (as defined below) and including the US$8.0 million royalty fee received to date under the software license agreement with Texas Instruments (the “TI Pre-paid Royalty Fee,” which is not obligated to be repaid but is characterized as debt under IFRS), the Company had approximately $150.5 million of indebtedness outstanding. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Management.” The Company is currently dependent on its shareholders, business partners and lenders to fund its operations, including the development of its technology. We have devoted most of LeddarTech’s financial resources to research and development activities. We expect to continue to incur substantial and increased expenses, losses and negative cash flows as we expand our development activities and progress with the commercialization of our products.

We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM and Tier 1 and Tier 2 customer selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.

We invest significant effort and money developing our sensory software solutions to support automotive ADAS or AD applications, developed by OEMs, Tier 1 suppliers and Tier 2 suppliers, which we intend to be incorporated in one or more specific vehicle models to be produced by the OEMs. We refer to the selection by a Tier 1 supplier of our software for inclusion in such ADAS or AD applications, for the purposes of submitting such applications to an OEM, as a “Tier 1 design and integration win.” We use the term “OEM design win” to refer to the selection by an OEM of our software, whether directly from us for integration in the ADAS or AD applications developed by the OEM, or through selection of a Tier 1 supplier’s ADAS or AD application integrating our software, for incorporation in specific vehicle models with identified SOPs. There is no assurance that a Tier 1 design and integration win will develop into an OEM design win.

We could expend significant resources pursuing, but fail to achieve, either a Tier 1 design and integration win or an OEM design win. While we are in various stages of discussion with Tier 1 suppliers and OEMs, we have not yet achieved an OEM design win, and there is no assurance that these assessments will result in either a Tier 1 design and integration win or an OEM design win or that we will otherwise successfully commercialize our product offering at scale, whether through the Collaboration Agreement with Texas Instruments or otherwise in the future.

After an OEM design win, it is typically difficult for a product or technology that did not receive the design win to displace the winner until the OEM issues a new request for quotation because an OEM will generally not change complex technology already integrated in its systems until a vehicle model is revamped. In addition, the firm with the winning design may have an advantage with the OEM going forward because of the established relationship between the winning firm and the OEM, which would make it more difficult for that firm’s competitors to win the designs for other production models. If we fail to win a significant number of OEM design competitions in the future, then our business, results of operations, and financial condition would be adversely affected.

Because we have not yet achieved an OEM design win, we cannot be certain as to our revenue model and anticipated pricing terms, whether royalty fees on a per unit basis, fees for engineering services and software licensing, data streams and other revenue sources. Additionally, future contracts with OEMs and Tier 1 suppliers may have certain contractual rights to cancel or delay their orders under certain circumstances. Such cancelations or delays could materially and adversely affect our ability to generate revenue (which could in turn affect our ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with us and have other adverse effects that may decrease our long-term viability. If our products are not successfully developed or commercialized, including because of a lack of capital, if we do not achieve broad market acceptance of our products and services, or if we cannot agree on attractive pricing terms with our target customers, we will not achieve profitability and our business may fail.

Even if we achieve OEM design wins, prospective customers may not purchase our solutions in any certain quantity, at any certain price or at all, and there may be significant delays between the time we achieve either a Tier 1 design and integration win or an OEM design win and the time a contract for production is agreed to and we are able to realize revenue. Any failure to obtain OEM or Tier 1 or Tier 2 customers for our solutions and services, whether following Tier 1 design and integration wins, OEM design wins or otherwise, would materially adversely affect our business, results of operations and financial condition.

If we achieve an OEM design win, any resulting contracts with customers may not require them to purchase our solutions in any certain quantity or at any certain price, and our sales could be less than we forecast if a vehicle model for which we achieved an OEM design win is unsuccessful (including for reasons unrelated to our solutions), if an OEM decides to discontinue or reduce production of a vehicle model or of the use of our solutions in a vehicle model, or if we face downward pricing pressure. As a result, achieving OEM design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional OEM design wins. Moreover, pricing estimates are made at the time of a request for quotation by an OEM, so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initially expected. We may also face pricing pressures from our customers as a result of their restructuring, consolidation, and cost-cutting initiatives or as a result of increased competition. As a particular solution matures and unit volumes increase, we also generally expect its average selling price to decline. If we are not able to introduce solutions with additional features and functionality at higher price points to offset price reductions, then our business, results of operations, and financial condition would be adversely affected.

Furthermore, our solutions are technologically complex, incorporate many technological innovations, and are typically subject to significant safety testing, and OEMs generally must make significant commitments of resources to test and validate our solutions before including them in any particular vehicle model. Our low-level sensor fusion and perception technology controls supports ADAS and AD solutions control of various vehicle functions including engine, transmission, safety, steering, navigation, acceleration, and braking and therefore must be integrated effectively with the other systems of the vehicle developed by the OEMs, our Tier 1 customers, our Tier 2 customers, and other suppliers, and we may be unable to achieve the requisite level of interoperability in a vehicle model for our solutions to be implemented even after an OEM design win. We expect the integration cycles of our solutions with new OEMs to be approximately one to three years after an OEM design win, depending on the OEM and the complexity of the solution. These integration cycles result in our investment of resources prior to realizing any revenue from a vehicle model. An OEM may choose to cancel production of the vehicle model for which we achieved the OEM design win or cancel or postpone the vehicle model.

In connection with any OEM design wins, we would expect to receive preliminary estimates from OEMs of their anticipated production volumes for the models relating to those design wins. Those estimates may be revised significantly by the OEMs, potentially multiple times, and may not be representative of future production volumes associated with those OEM design wins, which could be significantly higher or lower than estimated. Furthermore, long development cycles or vehicle model cancellations or postponements would adversely affect our business, results of operations, and financial condition.

Our financial statements contain disclosure regarding the significant doubt about our ability to continue as a going concern. Our ability to execute our business plan, to fund our operations and to continue as a going concern depends on our ability to raise capital and the continuous support of our creditors.

Prior to 2022, we had been focused on research and development activities with a view to developing advanced detection and ranging systems and solutions based on light (“LiDAR”). As of September 30, 2024, we had an accumulated deficit of approximately $644.2 million. We do not know whether or when we will become profitable. Our losses have resulted principally from disbursements made in development and discovery activities. The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2024 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We expect to continue to incur losses for the foreseeable future.

LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.

LeddarTech has limited sources of liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the accompanying notes included elsewhere in this prospectus.

If LeddarTech does not raise additional capital in sufficient amounts LeddarTech will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity. The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the Minimum Cash Covenant (as defined herein) applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all.

It is expected that LeddarTech will need to implement the cost management plan to some degree if it is not successful in its efforts to raise sufficient amounts of additional capital, and depending on the level of relief from the Minimum Cash Covenant LeddarTech is able to negotiate with its lender. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1, Tier 2 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability. See “— Any significant reduction in headcount as part of the Implementation of the Company’s cost management plan may have a material adverse effect on LeddarTech’s operations and future prospects” and “— We operate in a highly competitive, dynamic and rapidly changing market and compete against a large number of established competitors and new market entrants, some of whom have substantially greater resources.” Implementation of the cost management plan also may adversely affect LeddarTech’s ability to retain skilled software engineers and other key employees. See “— If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.” Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). See “— Risks Related to this Offering and Ownership of Our Securities — We have previously identified material weaknesses in our internal control over financial reporting, and if our remediation of such material weaknesses is not effective, or if we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, we may identify additional material weaknesses in the future.” In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses.

LeddarTech’s liquidity position will be further constrained by the requirement to maintain a minimum cash balance. If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations.

Pursuant to the terms of the Desjardins Credit Facility, LeddarTech has been required to maintain a minimum cash balance of $5.0 million (the “Minimum Cash Covenant”).

The Desjardins Credit Facility was amended on July 5, 2024 (Ninth Amendment), July 26, 2024 (Tenth Amendment), August 5, 2024 (Eleventh Amendment), August 14, 2024 (Twelfth Amendment), August 16, 2024 (Thirteenth Amendment) and December 6, 2024 (Fourteenth Amendment) to reduce the Minimum Cash Covenant to (i) $3.5 million from July 5, 2024 to July 6, 2024, (ii) $1.8 million from July 7, 2024 to July 26, 2024, (iii) $1.3 million from July 27, 2024 to August 5, 2024, (iv) $250,000 from August 6, 2024 to August 19, 2024, (v) $1.0 million from August 20, 2024 to December 6, 2024, (vi) $1.0 million from the earlier of (w) December 13, 2024 and (x) the date of the full disbursement of the First Royalty Installment to the earlier of (y) the date of completion of one or more equity financing transactions generating gross proceeds of not less than US$35.0 million

(including, without limitation, Common Shares sold pursuant to the SEPA, the TI Pre-paid Royalty Fee and the conversion of Bridge Loans into equity, the “Equity Financing”) (the “Short-Term Outside Date”) and (z) January 31, 2025, and (vii) $5.0 million at all times after the earlier of the Short-Term Outside Date and January 31, 2025. Desjardins also agreed, pursuant to the terms of the Eleventh Amendment, to temporarily postpone payment of interest for the months of July, August, September and October 2024 until the earlier of (x) the date on which a default under the Desjardins Credit Facility has occurred and is continuing, (y) the Short-Term Outside Date and (z) December 13, 2024 (which was automatically extended to January 31, 2025, upon full disbursement to the Company of the First Royalty Installment on December 12, 2024).

Additionally, the Desjardins Credit Facility was amended on August 16, 2024 (Thirteenth Amendment) and December 6, 2024 (Fourteenth Amendment) to align the Desjardins Credit Facility with the Bridge Facility by, among other amendments, (i) excepting from the required repayment of the Desjardins Credit Facility of 10% from the net proceeds of the Equity Financing, (ii) on the Short-Term Outside Date, requiring repayment, in an amount of (x) the outstanding principal amounts under the Desjardins Bridge Loan, (y) all other amounts owed to Desjardins under the Bridge Facility, and (z) any amount payable under the Desjardins Credit Facility, including amendment fees, with such cash payment to Desjardins estimated to be approximately $7.1 million, assuming completion of the Equity Financing on January 31, 2025. An additional $875,000 would be capitalized and added to the principal balance of the Desjardins Term Loan. The Fourteenth Amendment also provided that a failure to receive the First Royalty Installment by December 13, 2024, and a failure to complete the Equity Financing by January 31, 2025, would constitute liquidity events triggering repayment of the Desjardins Term Loan. The First Royalty Installment was received on December 12, 2024.

While it is expected that receipt of the proceeds from the Bridge Facility and the TI Pre-Paid Royalty and other sources of capital, including the SEPA, may enable LeddarTech to comply with the Minimum Cash Covenant, LeddarTech may in the future be unable to comply with the minimum cash balance requirement, absent an agreement by the lender to further amend, waive or otherwise provide relief from this Minimum Cash Covenant, unless it raises additional capital and/or implements its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such minimum cash balance requirements, Desjardins would have the right to declare the Desjardins Credit Facility to be due and payable, and if it elected to do so, approximately $131.5 million aggregate principal amount of indebtedness of LeddarTech (including the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Loan) as of January 16, 2025 plus payment in kind (PIK) interest accrued on the Desjardins Term Loan, IQ Credit Facilities, PIPE Convertible Notes and the Bridge Loan would be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in the Common Shares could lose all or a substantial part of their investment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Management — Financing Transactions — Desjardins Credit Facility.”

If LeddarTech does not raise additional capital or is not otherwise able to refinance the Desjardins Term Loan, investors may lose all or a substantial part of their investment.

The Desjardins Term Loan matures on January 31, 2026. As of January 16, 2025, the aggregate principal amount outstanding under the Desjardins Term Loan was $30.0 million. The Desjardins Term Loan requires that the Company, no later than August 5, 2025, shall have either (x) launched a formal merger and acquisition process with an investment bank selected by the board of directors of the Company and received expressions of interest in connection with such process, or (y) entered into a non-binding term sheet in respect of an equity or debt financing which would allow for the repayment in full of all amounts owing under the Desjardins Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Management — Financing Transactions — Desjardins Credit Facility.” If the Company is unable to timely enter into a term sheet for the refinancing of the Desjardins Term Loan, it may be compelled to begin a formal merger and acquisition process, which could result in a transaction with per share value lower than the market price, or no transaction at all. If the Company is unable to procure additional financing in amounts sufficient to repay the Desjardins Term Loan or otherwise refinance the Desjardins Term Loan, investors may lose all or a substantial part of their investment.

Upon the occurrence of a “liquidity event” under the Desjardins Credit Facility, including the failure to complete the Equity Financing by January 31, 2025, the Company would be obligated to repay all amounts under the Desjardins Credit Facility, and investors could lose all or a substantial part of their investment.

The Desjardins Credit Facility, as amended, provides that the Company must provide notice to Desjardins within two business days of a “liquidity event” and repay all amounts owing under the Desjardins Credit Facility. Liquidity events under the Desjardins Credit Facility, as amended, include a change of control of the Company, a sale of all or substantially all of the Company’s assets, the occurrence of a default under the Desjardins Credit Facility and the failure to complete the Equity Financing by January 31, 2025. If a liquidity event were to occur, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $131.5 million aggregate principal amount of indebtedness of LeddarTech (including the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Loan) as of January 16, 2025 plus payment in kind (PIK) interest accrued on the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Loan would be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure any liquidity event or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Management — Financing Transactions — Desjardins Credit Facility.”

Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on LeddarTech’s operations and future prospects.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

•        delaying our ability to timely deliver operational software solutions to our target customers;

•        impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1, Tier 2 or OEM customer;

•        restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1, Tier 2 and OEM customers;

•        delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

•        further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1, Tier 2 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function, and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

We invest significantly in research and development, and to the extent our research and development efforts are unsuccessful, our competitive position would be negatively impacted and our business, results of operations and financial condition would be adversely affected.

To compete successfully, we must maintain successful research and development efforts, develop new solutions, and improve our existing solutions, all ahead of competitors. We are focusing our research and development efforts across several key emerging technologies, including computer vision, software-defined radar and solid-state LiDAR, low-level sensor fusion, and the LeddarVision™ Front — Entry-Level, LeddarVision™ Premium Surround and LeddarVision™ Parking systems. These are ambitious initiatives, and we cannot guarantee that all of these efforts will deliver the benefits we anticipate or be homologated as expected. We must make research and development investments based on our views of the most promising approaches to address future customer needs in rapidly evolving markets, and we cannot be certain that we will target our research and development investments appropriately, or correctly anticipate the manner in which these markets will evolve. To the extent our research and development efforts do not produce timely improvements in utility, accuracy, safety, cost and operational efficiency, our competitive position will be harmed. We do not expect all of our research and development investments to be successful. Some of our efforts to develop and market new solutions may fail, and the solutions we invest in and develop may be rejected by regulators or may not be well received by customers, who may adopt competing technologies. We make significant investments in research and development, and our investments at times may not contribute to our future operating results for several years, if at all, and such contributions at times may not meet our expectations or even cover the costs of such investments, which would adversely affect our business, results of operations, and financial condition.

We have incurred material charges in connection with our decision to exit our modules and components business, and may incur additional charges related to the related exit activities in the future.

In connection with the Company’s transition to a pure-play automotive software business model, the Company has exited its modules and components business. In connection with this decision, the Company incurred restructuring costs of approximately $46,000 during the fiscal year ended September 30, 2024. During the same period, the Company wrote down inventory by approximately $1.1 million. The Company may incur additional charges in connection with the exit from its modules and components business.

Our historical financial information, historical financial results and operating and business history, which were achieved under our prior sensory hardware-focused business model, may not be representative of our future results under an AI-based fusion and perception software-focused business model.

The historical combined financial information included in this prospectus may not be meaningful to an understanding of our results of operations, financial position, and cash flows in the future or what they would have been had we been pursuing our sensory software-focused business model strategy during the years presented. Our historical financial data presented in this prospectus includes costs of our business under our prior sensory hardware-focused business strategy, which may not, however, reflect the expenses we would have incurred had we pursued our current sensory software-focused business model during the years presented. Actual costs that may have been incurred if we had pursued our sensory software-focused business model would depend on a number of factors, including the extent of research and development costs, data acquisition and storage costs, and other strategic decisions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the accompanying notes included elsewhere in this prospectus.

If we determine that our intangible assets have become impaired, we could incur significant charges that would have a material adverse effect on our results of operations and financial condition.

As of September 30, 2024, the amount of intangible assets on our consolidated balance sheet subject to future impairment testing was $5.6 million. Pursuant to IAS 36, we capitalize costs for product development projects. Initial capitalization of costs is based on management’s judgment that the Company can demonstrate the existence of a market for the product developed and that it will have the technical and financial capacity to complete the project until commercialization. Therefore, we conduct regular tests to determine if impairment has occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of intangible assets and the implied fair value of the intangible assets in the period the determination is made. This testing of intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions; changes in business operations; changes in competition; or potential changes in the price of Common Shares and LeddarTech’s market capitalization. Changes in these factors, or changes in actual performance compared with estimates of our future performance, could affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. We cannot accurately predict the amount or timing of any impairment of assets. Should the value of our goodwill or other intangible assets become impaired, we could incur significant charges that would have a material adverse effect on our results of operations and financial condition.

If we are unable to develop and introduce new solutions and improve existing solutions in a cost-effective and timely manner, then our competitive position would be negatively impacted and our business, results of operations, and financial condition would be adversely affected.

Our business, results of operations, and financial condition depend on our ability to complete development of our raw data fusion and perception software solutions for the automotive market and to develop and introduce new and enhanced solutions that incorporate and integrate the latest technological advancements in sensing and perception technologies, software and hardware, and camera, radar, LiDAR, mapping, and AI technologies to satisfy evolving customer, regulatory, and safety rating requirements. For example, we will need to complete the development in a cost-effective manner of new generations of our LeddarVision™ Front — Entry-Level and LeddarVision™ Surround View Solution, each of which are important components of our planned approach to address the ADAS consumer and off-road vehicle markets. This prospectus contains descriptions of our current expectations regarding the time frame in which we expect to have our software solutions deployed by our Tier 1 and Tier 2 customers. These time periods are subject to significant uncertainty. We may encounter significant unexpected technical and production challenges, or delays in completing the development of these and other solutions and ramping production in a cost-efficient manner. The development of these and other new and enhanced solutions requires us to invest resources in research and development and also requires that we:

•        design innovative, accurate, and safety- and comfort-enhancing functions that differentiate our solutions from those of our competitors;

•        continuously improve the reliability of, and reduce and ultimately remove the requirement for human intervention with, our ADAS and AD technology;

•        cooperate effectively on new designs and development with our customers, suppliers and partners;

•        respond effectively to technological changes and product announcements by our competitors; and

•        adjust to changing customer requirements, market conditions, and regulatory and rating standards quickly and cost-effectively.

If we must significantly reduce our operating costs, we could experience delays in completing development of our solutions. If there are delays in, or if we fail to complete when expected or at all, our existing and new development programs, we may not be able to satisfy our customers’ requirements, achieve either Tier 1 design and integration wins or OEM design wins with our target customers, or achieve market acceptance of our solutions, and our business, results of operations, and financial condition would be adversely affected.

We operate in a highly competitive, dynamic and rapidly changing market and compete against a large number of established competitors and new market entrants, some of whom have substantially greater resources.

The markets for sensing technology applicable to the ADAS and AD industries are highly competitive, dynamic and rapidly changing. Our future success will depend on our ability to remain a leader in our targeted markets by continuing to develop and protect from infringement low-level sensor fusion and perception software in a timely manner and to stay ahead of existing and new competitors. Our competitors are numerous and they compete with us directly by offering sensor software and indirectly by attempting to solve some of the same challenges with different technology. We face competition from sensor fusion and perception software companies, Tier 1 suppliers, Tier 2 suppliers, and other technology and automotive supply companies, and OEMS, and most of our principal competitors have significantly greater resources than we do. In the automotive market, our competitors have commercialized both LiDAR and non-LiDAR-based ADAS technology that have achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing ADAS and AD technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, research and development and other resources. Some of our existing and prospective customers in the ADAS and AD markets have announced development efforts or made acquisitions directed at creating their own sensing technologies, which would compete with our solutions. We cannot be certain how close these competitors may be to commercializing AD systems or novel ADAS applications.

If our target customers purchase a competing solution from any of our competitors, it may be difficult to displace such competitor with our solutions until the OEM issues a new request for quotation because an OEM will generally not change complex technology already integrated in its systems until a vehicle model is revamped. Accordingly, it is important that the Company achieves both Tier 1 design and integration wins and OEM design wins with its target customers quickly. If we must significantly reduce our operating costs, we could experience delays in completing development of our solutions, and suffer significant competitive disadvantage.

Additionally, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase the sales of our products or cause us to lose market share, any of which will adversely affect our business, results of operations and financial condition.

We expect that a substantial portion of future revenue will come from a small number of OEMs and Tier 1 and Tier 2 customers, and the loss of or a significant reduction in sales to, one or more of major Tier 1 or Tier 2 customers and/or the discontinued incorporation of our solutions by one or more major OEMs in their vehicle models, would materially adversely affect our business, results of operations and financial condition.

We seek to supply OEMs with the LeddarVision™ platform directly or through our arrangements with Tier 1 suppliers and Tier 2 suppliers, which are direct suppliers to OEMs. See “— Even if we achieve OEM design wins, prospective customers may not purchase our solutions in any certain quantity, at any certain price or at all, and there may be significant delays between the time we achieve either a Tier 1 design and integration win or an OEM design win and the time a contract for production is agreed to and we are able to realize revenue. Any failure to obtain OEM or Tier 1 or Tier 2 customers for our solutions and services, whether following Tier 1 design and integration wins, OEM design wins or otherwise, would materially adversely affect our business, results of operations and financial condition.”

We believe our business, results of operations, and financial condition for the foreseeable future will likely depend on sales to a relatively small number of Tier 1 and Tier 2 customers and the incorporation of our solutions by a relatively small number of OEMs in their vehicle models. In the future, our target OEM and Tier 1 and Tier 2 customers may decide not to purchase our solutions or may alter their purchasing patterns, and OEMs may discontinue incorporation of our solutions in their vehicle models, including as a result of a transition to in-house solutions or solutions provided by our competitors, or their individual or aggregate production levels may decline due to a number of factors, including supply chain challenges and macroeconomic conditions. Further, the amount of revenue attributable to any single OEM or Tier 1 or Tier 2 customer, or our OEM and Tier 1 and Tier 2 customer concentration generally, may fluctuate in any given period. In the event we achieve OEM design wins in the future, the loss of one or more key OEM or Tier 1 or Tier 2 customers, a reduction in sales to any key OEM or Tier 1 customer, the discontinued or decreased incorporation of our solutions by a key OEM, or our inability to attract new significant Tier 1 and Tier 2 customers and OEMs would negatively impact our revenue and adversely affect our business, results of operations, and financial condition.

We have entered into strategic collaborations, but not yet signed commercial agreements, with Tier 1 and Tier 2 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.

We are in various stages of discussion with Tier 1 and Tier 2 suppliers and OEMs, covering more than 30 design win opportunities. As a result of such discussions, we have previously publicly announced strategic collaborations with two Tier 1 suppliers in the automotive industry, FICOSA ADAS S.L. (“Ficosa”) and Trimble Inc. (“Trimble”). However, since the Trimble collaboration was established, Trimble completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp., forming PTx Trimble, LLC. AGCO owns 85% of the joint venture, with Trimble retaining the remaining 15%. Because there have been no activities in 2024 under this arrangement, we believe it is likely that this strategic collaboration will be terminated in 2025. See “Business — Customers.” We have recently announced collaborations with Tier 2 suppliers Arm Holdings plc and Texas Instruments, however we have not yet entered into commercial agreements with any Tier 1 supplier or OEM, and there is no assurance that these strategic collaborations will result in either commercial agreements or OEM design wins.

In the event we execute commercial agreements with prospective customers, such agreements may have contractual rights to cancel or delay orders, or the time frame for development and integration of our software may be extended beyond the timing provided for in such agreements, potentially resulting in the agreements expiring without generating revenue or achieving OEM design wins. Any subsequent renegotiation of such agreements may result in terms less favorable to us. Such cancelations, delays, expirations and renegotiations could materially and adversely affect our ability to generate revenue (which could in turn affect our ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with us and have other adverse effects that may decrease our long-term viability. See “— We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM, Tier 1 and Tier 2 customer selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.”

Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

Our products are designed to function as part of a system, and therefore are to be integrated with other sensing technologies, software products and customer applications. Required integration efforts can be time-consuming and costly and there is no guarantee that results will be satisfactory to the end customer. These challenges are even more present in the automotive sector where components are subject to as much as several years of product and design validation before they are fitted into a vehicle program. While the Company expects to work with system integrators which lend their experience to these workstreams, there is no guarantee that unforeseen delays or setback would not arise that would impair our ability to launch with key programs across our sectors of focus.

Our business may suffer from claims relating to, among other things, actual or alleged defects in our solutions. If our solutions actually or allegedly fail to perform as expected, publicity related to these claims could harm our reputation and decrease demand for our solutions or increase regulatory scrutiny of our solutions.

Our software products are complex and, from time to time, have had, and could have or could be alleged to have, defects in design, security vulnerabilities or other errors, failures, or other issues of not functioning in accordance with their specifications or as expected. Some errors or defects in our solutions have been, and could be, initially undetected and only discovered after they have been tested, commercialized, and deployed by customers. Alleged or actual defects in any of our solutions could result in adverse publicity for us, warranty claims, litigation against us, legal expenses and damages, our customers never being able to commercialize technology incorporating our solutions, negative publicity for our customers, and other consequences. Errors, defects, or security vulnerabilities could result in serious injury to or death of the end users of vehicles incorporating our solutions, or those in the surrounding area, including as a result of traffic accidents and collisions. If that is the case, we would incur significant additional development costs and product recall, repair, or replacement costs.

If any of our solutions are or are alleged to be defective, we may be required to participate in a recall involving such solutions. Each vehicle manufacturer has its own practices regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process, OEMs may look to their direct and indirect suppliers for contribution when faced with recalls and product liability claims. OEMs also require their suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which we supply products to a Tier 1, Tier 2 or OEM customer, a vehicle manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties if and when the OEM asserts that the solution supplied did not perform as warranted. Our potential liability may increase to the extent that OEMs increasingly purchase our products directly, as opposed to incorporating our solutions through indirect purchases from our Tier 1 customers or Tier 2 customers. Product liability, warranty, and recall costs would have an adverse effect on our business, results of operations, and financial condition. In addition, product liability claims present the risk of protracted litigation, legal fees, and diversion of management’s attention from the operation of our business, even if our defense of these claims is ultimately successful.

Furthermore, the automotive industry in general is subject to significant litigation claims due to the potentially severe consequences of traffic collisions or other accidents. As a provider of solutions related to, among other things, preventing traffic collisions and other accidents, we could be subject to litigation for traffic collisions or other accidents, even if our solutions or their features or the failure thereof did not cause any particular traffic collision or accident. We expect in the future that our technology may be involved in accidents resulting in death or personal injury, and such accidents where our solutions or their features are involved may be the subject of significant public attention. There also remains significant uncertainty in the legal implications to providers of emerging ADAS and AD technologies of traffic collisions or other accidents involving such technologies, particularly given variations in legal and regulatory regimes that are emerging in different jurisdictions, and we may become liable for losses that exceed the current industry norms as the regulatory and legal landscape develops.

Publicity regarding claims involving our solutions can also have an adverse effect on our reputation and the reputation for low-level sensor fusion technology, and the ADAS and AD solutions utilizing such technology, which could decrease consumer demand for vehicles incorporating these technologies. Further, enhanced publicity surrounding such claims may also increase the regulatory scrutiny of our platforms, which could have a material adverse effect on our ability to complete our business plans.

Although we intend to use disclaimers, limitations of liability, and similar provisions in our agreements with our customers, there is no assurance that any or all of these provisions will prove to be effective barriers to product liability claims. In addition, although we intend to procure and maintain product liability insurance in respect of our software solutions, there is no assurance that such insurance will be adequate to cover any or all of our potential losses as a result of large deductibles and broad exclusions. The cost of such insurance may substantial, and there can be no assurance that such insurance will be available in adequate amounts or on acceptable terms, or at all. Our insurers may also discontinue our insurance coverage, and we may be unable to find replacement insurance on acceptable terms, or at all.

If we are unable to overcome our limited sensory fusion solutions sales history and are unable establish and maintain confidence in our long-term business prospects among our customer prospects and within our industry or are subject to negative publicity, then our future business, results of operations and financial condition would be adversely affected.

OEM, Tier 1 and Tier 2 customers may be less likely to purchase our sensor fusion solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term.

Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among OEM customers, Tier 1 customers, Tier 2 customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as customer unfamiliarity with low-level sensor fusion solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of ADAS and autonomous vehicles or our other services and our production and sales performance compared with market expectations.

We are highly dependent on the services of our senior executive officers and loss of key personnel could impair our success.

We are highly dependent on our senior executive officers, including Frantz Saintellemy, our President and Chief Executive Officer. Mr. Saintellemy and other members of our executive team are highly active in our management and allocate a significant amount of time to our company. The loss of Messrs. Saintellemy or other members of our executive team would adversely affect our business because their loss could make it more difficult to, among other things, compete with other market participants, manage our research and development (“R&D”) activities and retain existing customers or cultivate new ones, particularly if any such departure occurs while LeddarTech is operating under its cost management plan. Negative public perception of, or negative news related to, Mr. Saintellemy and other members of our executive team may adversely affect our brand, relationship with customers or standing in the industry.

If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Hiring and retaining qualified executives, developers, engineers, technical staff, and sales representatives are critical to our business. The competition for highly skilled employees in our industry is increasingly intense. Competitors for technical talent increasingly seek to hire our employees. Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in how we meet our changing workforce needs. To help attract, retain, and motivate qualified employees, we intend to use employee incentives such as share-based awards. Our employee hiring and retention also depend on our ability to build and maintain a diverse and inclusive workplace culture and be viewed as an employer of choice. If our share-based or other compensation programs and workplace culture cease to be viewed as competitive, our ability to attract, retain, and motivate employees would be weakened, which would harm our results of operations. Equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses, which we expect to increase over time. Moreover, sustained declines in our stock price can reduce the retention value of our share-based awards. If we do not effectively hire, onboard, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Unplanned changes in our management team can also disrupt our business. Our management and senior leadership team has significant industry experience, and their knowledge and relationships would be difficult to replace. Leadership changes may occur from time to time, and we cannot predict whether significant unplanned resignations will occur or whether we will be able to recruit qualified personnel. In addition, the relationships and reputation that members of our management and key leadership have established and maintain with our target Tier 1, Tier 2 and OEM customers contribute to our ability to maintain strong relationships with key partners and to identify new business opportunities.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible shareholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, we have limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.

Continued pricing pressures and customer cost reduction initiatives may result in lower than anticipated margins, or losses, which may adversely affect our business.

Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that our agreements with customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, our customers may reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. We expect to be subject to substantial continuing pressure from customers and suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as customers pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.

The Company will need to raise additional funds to meet its capital requirements, and such funds may not be available on commercially reasonable terms, or at all, which could materially and adversely affect LeddarTech’s business, results of operations or financial condition and its ability to continue as a going concern.

LeddarTech will need to raise additional capital to, among other things, conduct research and development, and to complete development, testing, qualification, and marketing of its solutions, including its Surround View Solution (LVS-2+). If LeddarTech is not successful in raising additional capital, it is expected that it will need to implement a cost management plan that could have a number of material adverse effects on its business, operations and profitability. See “— LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.” LeddarTech’s future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. LeddarTech may seek equity or debt financing to finance a portion of its future capital expenditures. Such financing might not be available to it in a timely manner or on terms that are acceptable, or at all.

LeddarTech’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of its business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to it. In particular, recent disruptions in the financial markets and volatile economic conditions could affect its ability to raise capital. LeddarTech’s future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its shareholders. The issuance of debt securities and incurrence of additional indebtedness would result in increased debt service obligations. Holders of any debt securities or preferred shares will have rights, preferences and privileges senior to those of holders of its Common Shares in the event of liquidation. Any financial or other restrictive covenants from any debt securities would restrict its operations or its ability to pay dividends to its shareholders.

It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales.

On April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares over the course of 36 months after the date of the SEPA. We generally have the right to control the timing and amount of any sales of our Common Shares to Yorkville under the SEPA and, from December 9, 2024 through January 16, 2025, we issued a total of 7,195,122 SEPA Advance Shares under the SEPA. Additional sales of our Common Shares, if any, to Yorkville under the SEPA will depend upon, among other things, market conditions, the trading price of our Common Shares, determinations by us as to the appropriate sources of funding for our business and operations, and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or very few of the remaining Common Shares that may be available for us to sell to Yorkville pursuant to the SEPA.

Because the per-share price of any Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of our Common Shares at the time we elect to sell such Common Shares, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any further such sales the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under SEPA. However, the SEPA has been negotiated so that Yorkville would always purchase our Common Shares pursuant to its terms at a discount to market and, accordingly, our shareholders may not experience a similar rate of return on any Common Shares purchased by them on the open market, which would not have the benefit of any such discounts. Any such at-the-market purchases may make it harder for our shareholders to profit from their investments in our Company, when compared to Yorkville or otherwise.

Yorkville will not be required to purchase any SEPA Shares if such sale would result in Yorkville’s beneficial ownership exceeding 9.99% of the then issued and outstanding Common Shares. Our inability to access a part or all of the amount available under the SEPA, in the absence of any other financing sources, could have a material adverse effect on our business. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.”

Our management will have broad discretion over the use of the net proceeds from our sale of Common Shares pursuant to the SEPA, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of Common Shares pursuant to the SEPA, if any, and we could use such proceeds for purposes other than those currently contemplated. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity to vote on or otherwise determine how or whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

We are affected by fluctuations in currency exchange rates, including those in connection with recent inflationary trends in the United States of America (“United States” or “U.S.”), Canada, and globally.

We are exposed to adverse as well as beneficial movements in currency exchange rates. Our functional currency is the Canadian dollar, and we incur financial expenses in connection with fluctuations in value due to foreign exchange differences between our monetary assets and liabilities denominated in U.S. dollars and other currencies. Our financial results are reported in Canadian dollars and a substantial portion of our payroll and other operating expenses are accrued in New Israel Shekels and U.S. dollars. A weakened Canadian dollar will increase the cost of expenses such as payroll, utilities, tax, marketing expenses, and capital expenditures. We anticipate that we will realize a substantial portion of our revenue in U.S. dollars. A decline in the value of the U.S. dollar relative to the Canadian dollar could adversely affect our reported revenue. Changes in exchange rates would adversely affect our business, results of operations, and financial condition.

Global or regional conditions can adversely affect our business, results of operations, and financial condition.

We have testing, research and development, sales and other operations in several other countries, and some of our business activities are concentrated in one or more geographic areas. As a result, our business, operating results, and financial condition, including our ability to test, design, develop, or sell products, and the demand for our solutions, are at times adversely affected by a number of global and regional factors outside of our control.

Adverse changes in global or regional economic conditions periodically occur, including recession or slowing growth, changes, or uncertainty in fiscal, monetary, or trade policy, higher interest rates, tighter credit, inflation, lower capital expenditures by businesses including on IT infrastructure, increases in unemployment and lower consumer confidence and spending. Adverse changes in economic conditions can significantly harm demand for our solutions and make it more challenging to forecast our operating results and make business decisions, including regarding prioritization of investments in our business. An economic downturn or increased uncertainty may also lead to increased credit and collectability risks, higher borrowing costs or reduced availability of capital markets, reduced liquidity, adverse impacts on our suppliers, failures of counterparties including financial institutions and insurers, asset impairments and declines in the value of our financial instruments.

Additionally, VayaVision, our subsidiary that conducts a substantial portion of our research and development activities, is located in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as incidents of terror activities and other hostilities, and a number of state and non-state actors have publicly committed to its destruction. Political, economic and security conditions in Israel could directly affect our operations. We could be adversely affected by hostilities involving Israel, including acts of terrorism or any other hostilities involving or threatening Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation or a significant downturn in the economic or financial condition of Israel. The current hostilities between Israel and Hamas, and any escalation of such hostilities, as well as any future armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and could harm our results of operations. In connection with the current hostilities with Hamas, Israel has called up 360,000 reservists, including a number of VayaVision’s employees. The call-up of reservists, and any additional call-up in the future, could also negatively affect our business, and harm our results of operations.

Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli companies, companies with large Israeli operations and others doing business with Israel and Israeli companies. The boycott, restrictive laws, policies or practices directed towards Israel, Israeli businesses or Israeli citizens could, individually or in the aggregate, have a material adverse effect on our business in the future.

We can be adversely affected by other global and regional factors that periodically occur, including:

•        geopolitical and security issues, such as armed conflict and civil or military unrest, political instability, human rights concerns and terrorist activity;

•        natural disasters, public health issues (including the COVID-19 pandemic) and other catastrophic events;

•        inefficient infrastructure and other disruptions, such as supply chain interruptions and large-scale outages or unreliable provision of services from utilities, transportation, data hosting or telecommunications providers;

•        formal or informal imposition of new or revised export, import or doing-business regulations, including trade sanctions, tariffs, and changes in the ability to obtain export licenses, which could be changed without notice; government restrictions on, or nationalization of, our operations in any country, or restrictions on our ability to repatriate earnings from a particular country;

•        adverse changes relating to government grants, tax credits or other government incentives, including more favorable incentives provided to competitors;

•        differing employment practices and labor issues;

•        ineffective legal protection of our intellectual property rights in certain countries;

•        local business and cultural factors that differ from our current standards and practices;

•        continuing uncertainty regarding social, political, immigration and tax and trade policies; and

•        fluctuations in the market values of any of our investments, which can be negatively affected by liquidity, credit deterioration or losses, interest rate changes, financial results, political risk, sovereign risk, or other factors.

Catastrophic events can adversely affect our business, results of operations, and financial condition.

Our operations and business, and those of our customers and direct and indirect vendors and suppliers of OEMs, can be disrupted by natural disasters, industrial accidents, public health issues (including the COVID-19 pandemic), cybersecurity incidents, interruptions of service from utilities, transportation, telecommunications or information technology systems and networks (“IT systems”) providers, production equipment failures or other catastrophic events. For example, we have at times experienced disruptions in our production processes as a result of power outages, improperly functioning equipment, and disruptions in supply of raw materials or components, including due to cybersecurity incidents affecting our suppliers. Global climate change can result in certain natural disasters occurring more frequently or with greater intensity, such as drought, wildfires, storms, sea-level rise, and flooding. The long-term effects of climate change on the global economy and the IT industry in particular are unclear, but could be severe.

Catastrophic events could make it difficult or impossible to produce or deliver products to our customers, receive production materials from our suppliers or perform critical functions, which could adversely affect our revenue and require significant recovery time and expenditures to resume operations. While we maintain business recovery plans, some of our systems are not fully redundant and we cannot be sure that our plans will fully protect us from such disruptions. Furthermore, even if our operations are unaffected or recover quickly, if our customers or suppliers cannot timely resume their own operations due to a catastrophic event, we may experience reduced or cancelled orders or disruptions to our supply chain that would adversely affect our business, results of operations, and financial condition.

Disruptions in financial markets may adversely impact the availability and cost of credit and have other adverse effects on us and the market price of our stock.

Our ability to make scheduled payments on, or to refinance, our debt obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and to financial, business and other factors beyond our control. The global equity and credit markets have experienced in the past, and may experience in the future, periods of extraordinary turmoil and volatility. These circumstances may materially and adversely impact liquidity in the financial markets at times, making terms for certain financings less attractive or in some cases unavailable. Disruptions and uncertainty in the equity and credit markets, including as a result of recent bank failures and uncertainty in the banking sector generally, may negatively impact our ability to refinance existing indebtedness and access additional financing for acquisitions, development of our properties and other purposes at reasonable terms or at all, which may negatively affect our business and the market price of our Common Shares. If we are not successful in refinancing our existing indebtedness when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing and may require us to adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of our common or preferred stock.

Risks Related to Our Intellectual Property Rights

We may not be able to adequately protect, defend or enforce our intellectual property rights, and our efforts to do so may be costly.

The success of our solutions and business depends in part on our ability to obtain patents and other intellectual property rights and to maintain adequate legal protection for our solutions in the United States, Canada and other international jurisdictions. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access, replicate or circumvent our proprietary technology and our business, results of operations, and financial condition could be adversely affected. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee invention assignment agreements, employee and third-party non-disclosure agreements and similar means, all of which provide only limited protection. We have filed for patent and trademark registration in the United States, Canada and in certain other international jurisdictions. However, effective intellectual property protection may be unavailable in some countries where we operate or seek to enforce our intellectual property rights or more limited in foreign jurisdictions relative to those protections available in the United States, or may not be applied for in one or more relevant jurisdictions. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

Our issued patents and trademarks and any pending or future patent and trademark applications that may result in issuances or registrations may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Failure to timely seek patent protection on products or technologies generally precludes us from seeking future patent protection on these products or technologies. Even if we do timely seek patent protection, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted after issuance. As a result, we may not be able to protect our proprietary rights adequately in the United States, Canada or elsewhere. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products or services, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, results of operations, and financial condition.

Despite our efforts, unauthorized parties may attempt to copy, reverse engineer, disassemble, disclose, obtain, or use our technologies or systems. Our competitors may also be able to independently develop similar products or services that are competitive to ours or design around our issued patents. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude or make costlier the use of our technology. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States or other countries. We may be a party to claims and litigation as a result of alleged infringement by third parties of our intellectual property. Even when we sue other parties for such infringement, that suit may have adverse consequences for our business. Any such suit is likely to be time-consuming and expensive to resolve and may divert our management’s time and attention from our business, which could adversely affect our business, results of operations, and financial condition, and legal fees related to such litigation would increase our operating expenses and may reduce our net income. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us, alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Furthermore, any litigation initiated by us could result in a court or governmental agency invalidating or rendering unenforceable our patents or other intellectual property rights upon which the suit is based, which could adversely affect our business, results of operations, and financial condition.

We may become subject to claims and litigation brought by third parties alleging infringement by us of their intellectual property rights.

The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity, or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. In recent years, there has been significant litigation globally involving patents and other intellectual property rights.

In the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are used in the development of solutions that are similar to the solutions they were involved in developing for their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. We may also in the future be subject to claims by our suppliers, employees, consultants, or contractors asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. These claims and any resulting lawsuits, if resolved adversely to us, could subject us to significant liability for damages, impose temporary or permanent injunctions against our solutions or business operations or invalidate or render unenforceable our intellectual property. In addition, because patent applications can take many years until the patents issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our solutions may infringe. If any of our solutions infringe a third party’s patent rights, or if we wish to avoid potential intellectual property litigation on any alleged infringement relating to our solutions, we could be prevented from selling, or we could elect not to sell, such solutions unless we obtain additional intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Alternatively, we could be forced to redesign one or more of our solutions to avoid any infringement or allegations thereof. Procuring or developing substitute solutions that do not infringe could require significant effort and expense, and we may not be successful in any attempt to redesign our solutions to avoid any alleged infringement.

A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology, or license the infringed intellectual property rights, on acceptable terms and on a timely basis, could materially adversely affect our business, financial condition, and results of operations. A party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our solutions to our customers. Additionally, we may face liability to our customers, business partners or third parties for indemnification or other remedies in the event that they are sued for infringement in connection with their use of our solutions. We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify, and hold harmless our customers, suppliers and other business partners from damages and costs which may arise from the infringement by our solutions of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Furthermore, our defense of intellectual property rights claims brought against us or our customers, business partners or other related third parties, regardless of our success, would likely be time-consuming and expensive to resolve and would divert management’s time and attention from our business, which could seriously harm our business. A claim that our solutions infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers or suppliers, may deter future customers from purchasing our solutions and could seriously harm our reputation with our customers or suppliers, as well as our reputation in the industry at large.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how that can be more difficult to protect or enforce, which could allow competitors to independently develop or commercialize superior technology, software and products.

We rely on proprietary information (such as trade secrets, know-how, and confidential information) to protect intellectual property that may not be patentable and may not be subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. Such proprietary information may be owned by us or disclosed to us by our licensors, suppliers or other third parties. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, or misappropriation of our proprietary information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, scientific advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in or to related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to protect and enforce our intellectual property rights. The theft or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an incident would affect our competitive position and adversely affect our business, results of operations, and financial condition.

We use certain software and data governed by open-source licenses, which under certain circumstances could adversely affect our business, results of operations, and financial condition.

Certain of our software and data, as well as that of our customers and vendors, may be derived from or otherwise incorporate so-called “open source” software and data that is generally made available to the public by its authors and/or other third parties. Some open-source software is made available under licenses that impose certain obligations on us regarding modifications or derivative works we create based upon the open-source software. These obligations may require us to make source code for the derivative works available to the public and/or license such derivative works under a particular type of license, rather than the forms of license we customarily use to protect our intellectual property. Additionally, if we combine our proprietary software with open-source software in certain manners we could be required to release the source code of our proprietary software or to make our proprietary software available under open-source licenses to third parties at little or no cost or on unfavorable license terms. In the event that the copyright holder of, or other third party that distributes, open-source software alleges that we have not complied with the terms of an open-source license, we could incur significant legal costs defending ourselves against such allegations. If such claims are successful, we could be subject to significant damages, required to release the source code that we developed using that open-source software to the public, enjoined from distributing our software and/or required to take other actions that could adversely affect our business, results of operations, and financial condition.

While we take steps to monitor the use of open-source software in our solutions, processes and technology and try to ensure that no open-source software is used in such a way as to require us to disclose the source code to the related product, processes, or technology when we do not wish to do so, such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our solutions, processes, or technology, we could, under certain circumstances, be required to disclose the source code to our solutions, processes, or technology. This could harm our intellectual property position and adversely affect our business, results of operations, and financial condition.

Further, the use of open-source software can lead to vulnerabilities that may make our software susceptible to attack, and although some open-source vendors provide warranty and support agreements, it is common for such software to be available “as is” with no warranty, indemnity, or support. Although we monitor our use of such open-source code to avoid subjecting our solutions to unintended conditions, such use, under certain circumstances, could materially adversely affect our business, financial condition and operating results and cash flow, including if we are required to take remedial action that may divert resources away from our development efforts.

Our subsidiary has received Israeli government grants for certain of its research and development activities and it may receive additional grants in the future. The terms of those grants restrict our ability to transfer technologies outside of Israel, and we may be required to make payments in such cases.

Our subsidiary, VayaVision, received a total of approximately $3.0 million from the Israel Innovation Authority (“IIA”), of which approximately $1.5 million is subject to royalties. We may in the future apply to receive additional grants from the IIA to support our research and development activities. With respect to such grants we are committed to pay royalties at a rate of 3% on sales proceeds up to the total amount of grants received, linked to the dollar and bearing interest at annual rates linked to a benchmark rate, with a cumulative maximum value of 50%. Even after payment in full of these amounts, we will still be required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 1984, or the “R&D Law,” and related regulations, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the R&D Law restrict the transfer outside of Israel of such know-how, and of the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the IIA would impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel, including requiring retroactive redemption payments up to a maximum amount, or may not grant such approvals at all. While we have submitted a request to the IIA to permit the development work being done using aspects of technologies developed by VayaVision using IIA funding, there can be no assurance that such approvals will be granted on favorable terms, or at all. Failure to obtain such approvals could have a material adverse effect on our business, financial condition and results of operations.

In addition, the consideration available to our shareholders in a future transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA. Any such mergers require IIA approval and may require payments.

In addition to the above, any non-Israeli citizen, resident or entity that, among other things, (i) becomes a holder of 5% or more of the share capital or voting rights of VayaVision, (ii) is entitled to appoint one or more of the directors or the chief executive officer of VayaVision or (iii) serves as one of the directors or as the chief executive officer (including holders of 25% or more of the voting power, equity or the right to nominate directors in such direct holder, if applicable) is required to notify the IIA and undertake to comply with the rules and regulations applicable to the grant programs of the IIA, including the restrictions on transfer described above. Such notification will be required in connection with the investment being made by an investor. Approval for any transfer of IIA funded know-how, if requested, is within the discretion of the IIA. Furthermore, the IIA may impose conditions on any arrangement under which it permits us to transfer IIA funded know-how or manufacturing out of Israel.

Risks Related to Privacy, Data, and Cybersecurity

Interruptions to our information technology systems and networks and cybersecurity incidents could adversely affect our business, results of operations, and financial condition.

We collect and maintain information in digital form that is necessary to conduct our business, and we rely on IT systems to process, transmit, and store electronic information, and to manage or support our business and consumer facing activities. Our operations routinely involve receiving, storing, processing, and transmitting confidential or sensitive information pertaining to our business, customers, suppliers, employees, and other sensitive matters, including trade secrets, other proprietary business information, and personal information. Although we have established physical, electronic, and organizational measures designed to safeguard and secure our systems to prevent a data breach or compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for our IT systems and the processing, transmission, and storage of digital information, we cannot guarantee that such measures will be adequate to detect, prevent, or mitigate cyber incidents. The implementation, maintenance, segregation, and improvement of these measures requires significant management time, support, and cost. Moreover, there are inherent risks associated with developing, improving, expanding, and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain, and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies, or produce, sell, deliver, and service our solutions, adequately protect our intellectual property, or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations, and contracts.

We cannot be sure that the IT systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained, or expanded as planned. While cyberattacks against our third-party vendors or suppliers have not materially adversely affected us to date, future cyberattacks on such third parties may cause significant disruptions and materially adversely affect our business, results of operations, and financial condition. In addition, despite the implementation of preventative and detective security controls, such IT systems are vulnerable to damage, shutdown, or interruption from a variety of sources, including telecommunications or network failures or interruptions, system malfunction, natural disasters, terrorism, and war. Additionally, our IT systems and products may be vulnerable to malicious acts by hackers, including through use of computer viruses, malware (including ransomware), phishing attacks, or denial of service attacks.

We regularly face attempts by others to gain unauthorized access, or to introduce malicious software, to our IT systems. Individuals or organizations, including malicious hackers, state-sponsored organizations, insider threats, including employees and third-party service providers, or intruders into our physical facilities, at times may attempt to gain unauthorized access to or corrupt our IT systems, products, or services. We are a target for computer hackers and organizations that intend to sabotage, take control of, or otherwise corrupt our processes, solutions, and services. We are also a target for malicious attackers who attempt to gain access to our network or data centers or those of our suppliers, customers, partners, or end users, steal proprietary information related to our business, products, employees, suppliers, and customers, interrupt our infrastructure, systems, and services or those of our suppliers, customers, or others, or demand ransom to return control of such systems and services. Such attempts are increasing in number and in technical sophistication, and if successful, expose us and the affected parties to risk of loss or misuse of confidential or other proprietary or commercially sensitive information, compromise personal information regarding users or employees, disrupt our business operations, and jeopardize the security of our facilities. Our IT infrastructure also includes products and services provided by third parties, and these providers may experience breaches of their systems and products that impact the security of our systems and our proprietary or confidential information.

We have experienced attempted data breaches, cyberattacks, and other similar incidents, none of which have resulted in a material adverse impact to our business or operations, but there can be no guarantee we will not experience an incident that would have such an impact. Such incidents, whether or not successful, could result in our incurring significant costs related to, for example, rebuilding internal systems, writing down inventory value, implementing additional threat protection measures, providing modifications to our solutions, defending against litigation, responding to regulatory inquiries or actions, paying damages, providing customers with incentives to maintain the business relationship, or taking other remedial steps with respect to third parties, as well as reputational harm. In addition, cybersecurity threats are constantly evolving, thereby increasing the difficulty of successfully defending against them or implementing adequate preventative measures. As a result of the COVID-19 pandemic, remote work and remote access to our systems have increased significantly, which also increases our cybersecurity attack surface. There has also been an increase in cyberattack volume, frequency, and sophistication driven by the global enablement of remote workforces. We seek to detect and investigate unauthorized attempts and attacks against our network and solutions and to prevent their recurrence where practicable through changes to our internal processes and tools and changes or updates to our solutions. However, despite the implementation of preventative and detective security controls, we, and the third parties upon which we rely, remain potentially vulnerable to additional known or unknown cybersecurity threats. In some instances, we, our suppliers, our customers, and end users, can be unaware of an incident or its magnitude and effects. Even when a security breach is detected, the full extent of the breach may not be determined, and even if determined, a full investigation may require time and resources. Any actual or perceived security incident could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our services, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties, including our customers, and possible financial obligations for damages related to the theft or misuse of such information or inventory, any of which would adversely affect our business, results of operations, and financial condition. The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified. We cannot ensure that any limitations of liability provisions in our agreements with customers, service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident.

Security breaches and other disruptions of our in-vehicle systems and related data could impact the safety of our end users and reduce confidence in us and our solutions.

Our operations are rich in technology and computing and may be exposed to risks related to the stability of the information systems, their compatibility with the scope of its operations, information security, technical failures and overload of system servers. Impairment of the stability of computer systems and inability on our part to return its systems to normal operation within a reasonable time frame, or the lack of technological ability to meet commitments or the expectations of potential customers and strategic partners, may damage our reputation and harm its business outcomes. Our low-level sensor fusion and perception solutions contain complex information technology. These solutions, as integrated in ADAS and AD technologies, may affect the control of various vehicle functions including engine, transmission, safety, steering, navigation, acceleration, and braking. Hackers may attempt in the future to gain unauthorized access to modify, alter, and use such systems to gain control of, or to change, the functionality, user interface and performance characteristics of vehicles incorporating our solutions, or to gain access to data stored in or generated by the vehicle. In addition, as we transition to offering solutions that involve cloud-based solutions, including over-the-air updates, our solutions may increasingly be subject to cyber threats. Hackers may attempt to infiltrate, steal, corrupt, or manipulate such data on the cloud, which could also result in our low-level fusion technology malfunctioning. Malicious cybersecurity attacks against our technology, utilized by in-vehicle systems that relate to automotive safety and related data, such as the data described in the preceding sentence, could potentially lead to bodily injury or death of end users, passengers, and others. Any unauthorized access to or control of vehicles incorporating our solutions or their systems could adversely impact the safety of those vehicles, or result in legal or regulatory claims or proceedings, liability, or regulatory penalties. Moreover, new laws, such as the new data law in Massachusetts that would permit third-party access to vehicle data and related systems, could expose our vehicles and vehicle systems to third-party access without appropriate security measures in place, leading to new safety and security risks, and reducing trust and confidence in our solutions. In addition, regardless of their accuracy, reports of unauthorized access to our solutions, their systems, or data, as well as other factors that may result in the perception that our solutions, their systems, or data are capable of being hacked, could harm our reputation, and adversely affect our business, results of operations, and financial condition.

Failures or perceived failures to comply with privacy, data protection, and information security requirements, or theft, loss, or misuse of personal information about our employees, customers, end users, or other third parties, or other information, could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

The theft, loss, or misuse of personal information collected, used, stored, or transferred by us to run our business could result in significantly increased business and security costs or costs related to defending legal claims. For example, data collected by the sensor of our solutions during the development cycle of a project may include personal information such as license plate numbers of other vehicles, facial features of pedestrians, appearance of individuals, GPS data, and geolocation data. Notwithstanding our efforts to protect the security and integrity of our customers’ personal information, we may be required to expend significant resources to comply with data breach requirements if, for example, third parties improperly obtain and use the personal information of our customers, or we otherwise experience a data loss with respect to customers’ personal information. A major breach of our network security and systems may result in fines, penalties, and damages, harm our reputation, and adversely affect our business, results of operations, and financial condition.

Data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we provide services. We are subject to a variety of local, state, national and international laws, directives, and regulations that apply to the collection, use, retention, protection, security, disclosure, transfer, and other processing of personal data in the different jurisdictions in which we operate

(“Data Protection Laws”). Any failure by us or our vendors or other business partners to comply with our public privacy notice or with U.S. federal, state, local, Canadian, Israeli, Chinese, or other foreign or international Data Protection Laws could result in regulatory or litigation-related actions against us, legal liability, fines, damages, ongoing audit requirements, and other significant costs. Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. Because many Data Protection Laws are new or subject to recent revisions or updates, there is often little clarity as to their interpretation or best practices for compliance, as well as a lack of precedent for the scope of enforcement. Costs to comply with Data Protection Laws and implement related privacy and data protection measures are significant, and may require us to change our business practices and compliance manners. Any non-compliance could adversely affect our ability to collect, analyze, and store data, expose us to significant monetary penalties, damage to our reputation, result in suspension of online services or sites in certain countries, and even result in criminal sanctions. Even our inadvertent failure to comply with Data Protection Laws could result in audits, regulatory inquiries, or proceedings against us by governmental entities or other third parties. Any inability to adequately address data privacy or data protection, or other information security-related concerns, even if unfounded, to successfully negotiate privacy, data protection, or information security-related contractual terms with customers, or to comply with Data Protection Laws, could result in additional cost and liability to us, harm our reputation and brand, and could adversely affect our business, results of operations, and financial condition.

Risks Related to Our Industry

The current uncertain economic environment and inflationary conditions may adversely affect global vehicle production and demand for our solutions.

Our business depends on, and is directly affected by, the global automobile industry. Economic conditions in North America, Europe and Asia can have a large impact on the production volume of new vehicles, and, accordingly, have an impact on our revenue. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence and purchasing power, energy and fuel costs, fuel availability, environmental impact, governmental incentives, regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by our customers’ ability to continue operating in response to challenging economic conditions, such as those caused by the COVID-19 pandemic, and in response to labor relations issues and shortages, supply chain disruptions, regulatory requirements, trade agreements and other factors. Moreover, automakers continue to face supply chain shortages, and we expect that global vehicle production will not fully recover from the impact of supply chain constraints in 2023. Furthermore, current uncertain economic conditions and inflation may contribute to a reduction in consumer demand, which may reduce vehicle production over at least the next several quarters. In addition to these general economic factors, uncertainties in specific markets may further contribute to lower vehicle production. For example, the disruption by Russia of gas supplies to Western Europe could significantly impact industrial production, including vehicle production, in significant markets such as Germany. We cannot predict when the impact of these factors on global vehicle production will substantially diminish. We believe that the expected continued constraint on global automotive production resulting from supply chain shortages and the effect of economic uncertainty will limit our ability to increase our revenue. More generally, the volume of automotive production in North America, Europe, China, and the rest of the world has fluctuated, sometimes significantly, from year to year, for many reasons, and such fluctuations give rise to fluctuations in the demand for our solutions. As a result, in addition to the impact of the current uncertainties that we anticipate to impact automotive production in the near term, adverse changes in economic or market conditions or other factors, including, but not limited to, general economic conditions, the bankruptcy of any of our customers or the closure of OEM manufacturing facilities may result in a reduction in automotive sales and production, and could have an adverse effect on our business, results of operations, and financial condition.

ADAS and AD systems rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will fully develop.

ADAS and AD systems rely on a complex set of technologies, which requires the coordinated development of sensing, mapping, object detection and classification as well as path planning and navigation. These functions and capabilities are in different stages of development, and their reliability must continue to improve in order to meet the higher standards required for AD. Sensing technology provides information to the car and includes the physical sensors, as well as object classification and perception software. In many cases, it will be sold as part of a system where it must work within the core AD platform of an OEM. If customer technology is not ready to be deployed in vehicle models when our sensing technology is ready for adoption, launch of production could be delayed, perhaps for a significant time period, which could materially adversely affect our business, results of operations and financial condition.

There are a number of additional challenges to AD, all of which are outside of our control, including market acceptance of AD, particularly fully AD, national or state certification requirements and other regulatory measures, concerns regarding litigation, cyber security risks, as well as a general aversion by some consumers to the idea of self-driving vehicles. There can be no assurance that the market will accept any vehicle model, including a vehicle containing our technology, in which case our future business, results of operations and financial condition could be adversely affected.

We operate in an industry that is new and rapidly evolving. The market and industry projections included in this prospectus are subject to significant uncertainty. If markets for sensor fusion products develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, ADAS and AD applications require complex technology and are subject to uncertainties with respect to, among other things, the rate of consumer acceptance and the impact of current or future regulations. Because these automotive systems depend on technology from many companies in addition to ours, commercialization of some ADAS or AD solutions could be delayed or impaired on account of certain technological components of our or others not being ready to be deployed in vehicles. Regulatory, safety or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth.

This prospectus contains estimates and forecasts concerning our industry, including estimates of the growth of the market for higher levels of automation and for low-level fusion, that are based on industry publications and reports or other publicly available information as well as our internal estimates and expectations. These estimates and forecasts involve a number of assumptions and limitations, and are subject to significant uncertainty, and you are cautioned not to give them undue weight. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the included information. We have not independently verified this third-party information. Similarly, our internal estimates and forecasts are based on a variety of assumptions, including assumptions regarding market acceptance of low-level sensor fusion and perception technology, AD and ADAS and the manner in which this new and rapidly evolving market will develop. While we believe our assumptions and the data underlying our estimates and forecasts are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates and forecasts may prove to be incorrect. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, the market for our solutions may be smaller than we have estimated, our future growth opportunities and sales growth may be smaller than we estimate, and our future business, results of operations and financial condition may be adversely affected.

Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, then our solutions may not compete as effectively, if at all, and they may not be incorporated into commercialized end customer products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our solutions or the future growth of the markets in which we operate. Even if the market for low-level sensor fusion and perception technology, ADAS and AD solutions grows substantially, there is no guarantee that demand for our solutions will correlate with that growth if we fail to effectively pursue such opportunities. If demand does not develop or if we cannot accurately forecast customer demand, then the size of our prospective markets or our future business, results of operations, and financial condition would be adversely affected.

Risks Related to Regulations and Compliance

We are subject to a variety of laws and regulations that affect our operations and that could adversely affect our business, results of operations, and financial condition.

We are subject to laws and regulations worldwide that affect our operations and that differ among jurisdictions, including automotive safety regulations, regulations governing ADAS and AD technology, intellectual property ownership and infringement laws, tax laws, import and export regulations, anti-corruption laws, foreign exchange controls and cash repatriation restrictions, data privacy laws, competition laws, advertising regulations, employment laws, product regulations, environmental laws, health and safety requirements, consumer laws and national security laws. Compliance with such requirements can be onerous and expensive, and may otherwise adversely affect our business, results of operations, and financial condition.

Although we have policies, controls, and procedures designed to help ensure compliance with applicable laws, there can be no assurance that our employees, contractors, suppliers, or agents will not violate such laws or our policies. There may also be laws and regulations that limit the functionality of our solutions or require us to adapt our solutions to retain functionality. For example, the regulatory environment in China creates challenges for the proliferation of our solutions in that market. Due to regulations there, we also depend on our partners in China in order to collect and analyze data, and such partners may choose to cease, or be unable to, continue cooperating with us. Other countries have, or may implement, similar restrictions. Violations of these laws and regulations can result in fines, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and damage to our reputation. The automotive and technology industries are subject to intense media, political, and regulatory scrutiny, which can increase our exposure to government investigations, legal actions, and penalties.

Our business, results of operations and financial condition may be adversely affected by changes in automotive safety regulations regarding ADAS and AD, which may increase our costs or delay or halt adoption of our sensor fusion solutions.

There are a variety of international, foreign, federal, and state regulations that apply to vehicle safety that could affect the marketability of our sensor fusion solutions. Regulations relating to AD include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a human driver, and AD may never be globally approved. There has been relatively little mandatory government regulation of the self-driving industry to date. Currently, there are no Federal Motor Vehicle Safety Standards that relate to the performance of self-driving technology and no widely accepted uniform standards to certify self-driving technology and its commercial use on public roads. It is also possible that future self-driving regulations are not standardized, and our technology could become subject to differing regulations across jurisdictions. For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, which may rely in part on sensor fusion technology, and certain treaties also restrict the legality of certain higher levels of automation, while certain U.S. states have legal restrictions on automation that many other states are also considering. Such regulations continue to rapidly change, which increases the likelihood of varying complex or conflicting regulations or may limit global adoption, impede our strategy, or negatively impact our long-term expectations for our investments in these areas.

Government safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding the industry, recalls, concerns regarding safety risks of AD and ADAS, accidents involving our sensor fusion solutions or those of our competitors, domestic and foreign political developments or considerations and litigation relating to our solutions and our competitors’ products. Changes in government regulations, especially those relating to ADAS and AD, could adversely affect our business, results of operations, and financial condition.

Regulations governing the automotive industry impose stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry, including a duty to report, subject to strict timing requirements, safety defects with, or reports of injuries relating to, systems integrating our solutions and requirements that a manufacturer recall and repair vehicles that contain safety defects or fail to comply with applicable safety standards. If we do not rapidly address any safety concerns or defects involving our solutions, our business, results of operations, and financial condition would be adversely affected.

If we fail to comply with the laws and regulations relating to the collection of withholding or sales tax and payment of income taxes in the various jurisdictions in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

By engaging in business activities in a number of jurisdictions, we become subject to various local laws and regulations, including requirements to collect withholding or sales tax within those jurisdictions, and the payment of income taxes on revenue generated from activities in those jurisdictions. A successful assertion by one or more jurisdictions that we were required to collect withholding, sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

A number of factors can increase our effective tax rates, which could reduce our net income, including:

•        changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates and the associated impacts of legislative actions affecting multi-national enterprises;

•        changes in the valuation of our deferred tax assets and liabilities, and in associated deferred tax asset valuation allowance;

•        adjustments to income taxes upon finalization of tax returns;

•        increases in expenses not deductible for tax purposes, including equity-based compensation or impairments of goodwill;

•        changes in available tax credits;

•        changes in our ability to secure new, or renew existing, tax holidays and incentives;

•        changes in U.S. federal, state, or foreign tax laws or their interpretation, including changes in the U.S. to the taxation of non-U.S. income and expenses and changes resulting from the adoption by countries of OECD recommendations or other legislative actions; and

•        changes in accounting standards.

We are subject to risks related to trade policies, sanctions, and import and export controls.

Trade policies and international disputes at times result in increased tariffs, trade barriers and other restrictions, which can increase our manufacturing costs, make our solutions less competitive, reduce demand for our solutions, limit our ability to sell to certain customers, limit our ability to procure components or raw materials or impede or slow the movement of our goods across borders. Increasing protectionism and economic nationalism may lead to further changes in trade policies and regulations, domestic sourcing initiatives, or other formal and informal measures.

Likewise, national security and foreign policy concerns may prompt governments to impose trade or other restrictions, which could make it more difficult to sell our solutions in, or restrict our access to, certain markets. In this regard, our business activities are subject to various trade and economic sanctions laws and regulations, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s sanctions programs and the Export Administration Regulations issued by the U.S. Department of Commerce. These rules may prohibit or restrict our ability to, directly or indirectly, conduct activities or dealings in or with certain countries or involving certain persons, or otherwise affect our business. New measures imposed by the United States, the European Union, or others could restrict certain of our operations and adversely affect our business, results of operations, and financial condition. Although we take steps to comply with applicable laws and regulations, our failure to successfully comply with applicable sanctions or export control rules may expose us to negative legal and business consequences, including civil or criminal penalties and government investigations.

In particular, in response to Russia’s invasion of Ukraine, the United States, the European Union, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. See “— The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.”

Additionally, tensions between the United States and China have led to increased tariffs and trade restrictions, including tariffs applicable to some of our solutions, and have affected customer ordering patterns. In addition to imposing economic sanctions on certain Chinese individuals and entities, the United States has imposed restrictions on the export of U.S.-regulated products and technology to certain Chinese technology companies. It is difficult to predict what further trade-related actions governments may take, which may include trade restrictions and additional or increased tariffs and export controls imposed on short notice, and we may be unable to quickly and effectively react to or mitigate such actions.

Trade disputes and protectionist measures, or continued uncertainty about such matters, could result in declining consumer confidence and slowing economic growth or recession, and could cause our customers to reduce, cancel, or alter the timing of their purchases with us. Sustained geopolitical tensions could lead to long-term changes in global trade and technology supply chains, and decoupling of global trade networks, which could adversely affect our business, results of operations, and financial condition.

Given our international supply chain and distribution, we are subject to import and export laws of multiple countries. Failure to comply with the requirements of such laws may lead to the imposition of additional taxes or duties on imports or exports, fines, or penalties.

The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.

The current conflict between Ukraine and Russia has caused uncertainty about economic and political stability, increasing volatility in the credit and financial markets and disrupting the global economy. The United States, the European Union, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These measures could constrain our ability to work with Russian companies or individuals in connection with the development of our solutions in the future. These sanctions and export controls may also contribute to higher oil and gas prices and inflation, which could reduce demand in the global automotive sector and therefore reduce demand for our solutions. There is also a risk that Russia, as a retaliatory action to sanctions, may launch cyberattacks against the United States, the European Union, or other countries or their infrastructures and businesses. Additional consequences of the conflict may include diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, and various shortages and supply chain disruptions. While we do not currently directly rely on goods or services sourced in Russia or Ukraine and thus have not experienced any direct disruptions, we may experience indirect disruptions in our supply chain. Any of the foregoing factors, including developments or effects that we cannot yet predict, may adversely affect our business, results of operations, and financial condition.

Risks Related to this Offering and Ownership of Our Securities

The Company does not intend to pay cash dividends for the foreseeable future.

The Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our Common Shares will depend in part on the research and reports that analysts publish about our business. The Company does not have any control over these analysts. If one or more of the analysts who cover the Company downgrade its Common Shares or publish inaccurate or unfavorable research about its business, the price of its Common Shares would likely decline. If few analysts cover the Company, demand for its Common Shares could decrease and its Common Share price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering the Company in the future or fail to publish reports on it regularly.

Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Common Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

The Common Shares being offered for resale by the selling securityholders in this prospectus and by Yorkville in the prospectus that is part of the SEPA Registration Statement represent a substantial percentage of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this registration statement or their permitted transferees of up to 40,582,699 Common Shares, which includes (i) 22,663,638 outstanding Common Shares beneficially owned by such Selling Securityholders, (ii) up to 6,632,416 Common Shares issuable upon the exercise of Private Warrants held by Sponsor; (iii) up to 2,031,250 Common Shares issuable upon conversion of Class A Non-Voting Special Shares held by Sponsor; (iv) up to 4,378,500 Common Shares issued or that remain issuable upon the conversion of our secured convertible notes held by the applicable Selling Securityholders; (v) up to 263,890 Common Shares issuable upon the exercise of the Lender Warrants; (vi) up to 449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants; (vii) up to 71,267 Common Shares issued or that remain issuable upon vesting or vesting and exercise, as applicable, of Director Awards; and (viii) up to 4,092,725 Common Shares issuable upon the conversion of Company Earnout Non-Voting Special Shares. Additionally, the prospectus that is part of the SEPA Registration Statement relates to the offer and sale from time to time by Yorkville of up to 20,000,000 Common Shares pursuant to the SEPA.

The number of Common Shares offered for resale under the prospectus that is part of the SEPA Registration Statement and this prospectus, together, significantly exceeds the number of Common Shares constituting our public float. The sale of all Common Shares offered for resale by the selling securityholders under this registration statement and the sale by Yorkville of all Common Shares offered for resale under the SEPA Registration Statement, or the perception that these sales could occur, could depress the market price of our Common Shares.

Even if the trading price of our Common Shares were to continue to trade significantly below US$10.00 per share, the offering price for the units sold in the Prospector IPO, certain of the selling securityholders under this registration statement may still have an incentive to sell our Common Shares because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices paid by such selling securityholders and the public trading price of our Common Shares. Additionally, the SEPA has been negotiated so that Yorkville would always purchase our Common Shares pursuant to its terms at a discount to market. Accordingly, our shareholders may not experience a similar rate of return on any Common Shares purchased by them on the open market, which would not have the benefit of any such discounts and due to differences in the purchase prices. Any such at-the-market purchases may make it harder for our shareholders to profit from their investments in our Company, when compared to those certain selling securityholders under this registration statement, Yorkville under the SEPA Registration Statement or otherwise.

Future resales of Common Shares may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

Subject to certain exceptions, the PIPE Investors and LeddarTech shareholders prior to the Business Combination other than the PIPE Investors agreed not to transfer or sell their Common Shares for six months and four years, respectively, following the Closing. However, following the expiration of such lockup, the Sponsor, PIPE Investors and certain shareholders of the Company will not be restricted from selling Common Shares held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Shares. The Sponsor and the shareholders of LeddarTech Inc. immediately prior to completion of the Business Combination (including Common Shares issued in the PIPE Financing pursuant to the terms of the Subscription Agreement, but not including Common Shares reserved in respect of the LeddarTech equity awards outstanding as of immediately prior to the Closing that were converted into awards based on Common Shares) collectively owned approximately 69.5% of the outstanding Common Shares immediately following completion of the Business Combination.

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of Common Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We need to raise substantial amounts of additional capital to address our liquidity needs and to realize our operational goals. The issuance of additional shares of the Common Shares would result in dilution of our shareholders and could have a negative impact on the market price of Common Shares.

In order to address our liquidity needs and to realize our operational goals without materially reducing our operational costs, the Company needs to raise substantial amounts of additional capital, which may include the issuance of additional equity securities. To the extent this occurs, it could impose significant dilution on our shareholders.

Any issuances of additional Common Shares would result in dilution of our shareholders and could have a negative impact on the market price of Common Shares and our ability to obtain additional financing.

For example, on April 8, 2024, in furtherance of addressing our liquidity needs, the Company entered into the SEPA with Yorkville, pursuant to which the Company has the right from time to time to issue and sell to Yorkville, up to US$50.0 million in Common Shares over the course of 36 months after the date of the SEPA. The SEPA Registration Statement covers the (i) up to 19,836,637 SEPA Advance Shares that we may, in our discretion, elect to issue and sell to Yorkville from time to time and (ii) 163,363 SEPA Commitment Shares that we issued to Yorkville in satisfaction of an upfront commitment fee under the SEPA. From December 9, 2024 through January 16, 2025, we issued a total of 7,195,222 SEPA Advance Shares under the SEPA for gross proceeds of approximately US$11.3 million, leaving available 12,641,415 Common Shares available for sale under the SEPA Registration Statement. Without giving effect to any other potential future issuance other than pursuant to the SEPA, and assuming that the issue price for such sales is US$1.01 per share (the closing price on January 28, 2025), additional issuances up to the remaining US$38.7 million under the SEPA would represent in the aggregate approximately 38.3 million additional Common Shares or approximately 102% of the total number of Common Shares outstanding as of January 16, 2025, after giving effect to only such issuance. The timing, frequency, and the price at which we issue Common Shares are subject to market prices and management’s decision to sell Common Shares, if at all. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.”

Our Common Shares have a short trading history on Nasdaq. An active trading market for our Common Shares may not be sustained and the market price of our Common Shares may be volatile.

Although our securities are listed on Nasdaq, the market for our Common Shares has demonstrated varying levels of trading activity. Prior to the listing, there was not a public market for any of our securities and the current level of trading may not be sustained in the future. The lack of an active market for our Common Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

In addition, we cannot predict the price at which our Common Shares may trade on Nasdaq, and the market price of our Common Shares may fluctuate significantly in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Common Shares and our Common Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in the Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•        changes in the market’s expectations about the Company’s operating results;

•        the public’s reaction to the Company’s press releases, the Company’s other public announcements and our filings with the SEC;

•        speculation in the press or investment community;

•        success of competitors;

•        the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        the Company’s ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting the Company’s business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Common Shares available for public sale;

•        any major change in the Company’s board or management;

•        sales of substantial amounts of Common Shares by the Company’s directors, officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, breakouts of pandemics and epidemics and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our Common Shares irrespective of the Company’s operating performance. The stock market in general and Nasdaq specifically have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Common Shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of our Common Shares also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert the Company’s management’s attention and resources, and could also require the Company to make substantial payments to satisfy judgments or to settle litigation.

Nasdaq has notified the Company that the Company is not in compliance with certain continued listing requirements for the Nasdaq Global Market, and we have applied to transfer the listing of our Common Shares from the Nasdaq Global Market to the Nasdaq Capital Market. If the transfer is not approved, and if our Common Shares were to be delisted from Nasdaq, such a delisting could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

Our Common Shares are listed on the Nasdaq Global Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, and minimum bid price per share, among others, and requirements relating to board and committee independence.

On July 31, 2024, we received notice from Nasdaq that we are not currently in compliance with the US$1.00 minimum closing bid price requirement of Nasdaq Listing Rule 5450(a)(1). On January 14, 2025, we received confirmation from Nasdaq that we had regained compliance with the minimum bid price continued listing standard in Nasdaq Listing Rule 5450(a)(1).

On August 5, 2024 we received notice (the “Minimum Market Value of Publicly Held Shares Notice”), from Nasdaq that we are not currently in compliance with the US$15.0 million minimum market value of publicly held shares requirement of Nasdaq Listing Rule 5450(b)(2)(C). The Minimum Market Value of Publicly Held Shares Notice indicated that, consistent with Nasdaq Listing Rule 5810(c)(3)(D), we have until February 3, 2025 to regain compliance with the minimum market value of publicly held shares requirement by having the closing market value of publicly held shares meet or exceed US$15.0 million for at least ten consecutive business days.

On August 5, 2024 we received notice (the “Minimum Market Value of Listed Securities Notice”), from Nasdaq that we are not currently in compliance with the US$50.0 million minimum market value of listed securities requirement of Nasdaq Listing Rule 5450(b)(2)(A). The Minimum Market Value of Listed Securities Notice indicated that, consistent with Nasdaq Listing Rule 5810(c)(3)(C), we have until February 3, 2025 to regain compliance with the minimum market value of listed securities requirement by having the closing market value of listed securities meet or exceed US$50.0 million for at least ten consecutive business days.

While the foregoing notices had no immediate effect on the listing of our Common Shares, we have applied to transfer the listing of our Common Shares from the Nasdaq Global Market to the Nasdaq Capital Market. While we expect the listing transfer application to be approved, we cannot be certain that Nasdaq will approve such request.

If our listing transfer request is not approved, and if we do not regain compliance with the minimum market value of listed securities or minimum market value of publicly held securities requirements during the applicable compliance periods, we will receive notification from Nasdaq that our Common Shares are subject to delisting. At that time we may then appeal the delisting determination to a hearings panel. Such notification would have no immediate effect on our listing on the Nasdaq Global Market, nor would it have an immediate effect on the trading of our Common Shares pending such hearing. There can be no assurance, however, that we would be able to regain compliance with each of Nasdaq’s minimum market value of publicly held shares requirement or Nasdaq’s minimum market value of listed securities requirement. If we regain compliance with each requirement on the Nasdaq Global Market, there can be no assurance that we would be able to maintain compliance with the continued Nadaq listing requirements, or that our Common Shares would not be delisted from Nasdaq in the future. In addition, we may be unable to meet other applicable listing Nasdaq requirements, in which case our Common Shares could be delisted notwithstanding our ability to demonstrate compliance with the minimum market value of publicly held shares, minimum market value of listed securities, the minimum bid price or other listing requirements.

Delisting from the Nasdaq Global Market may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our Common Shares. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities. Moreover, a delisting of our Common Shares could result in an event of default under our outstanding debt.

If we are delisted from Nasdaq and we are not able to list our Common Shares on another exchange, our Common Shares could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•        a limited availability of market quotations for our securities;

•        a determination that our Common Shares are a “penny stock” which will require brokers trading in our Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and little or no analyst coverage for us;

•        we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and

•        a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form F-3) or obtain additional financing in the future.

Recent market volatility could impact the stock price and trading volume of the Company’s securities.

The trading market for Common Shares could be impacted by recent market volatility, which volatility was greater in the technology industry. While the Company does not believe that it is more likely to be affected by market volatility than other public companies, recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Common Shares.

A possible “short squeeze” due to a sudden increase in demand of Common Shares that largely exceeds supply may lead to price volatility in Common Shares. Investors may purchase Common Shares to hedge existing exposure or to speculate on the price of Common Shares. Speculation on the price of Common Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Common Shares available for purchase, investors with short exposure may have to pay a premium to repurchase Common Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of Common Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in Common Shares that are not directly correlated to the operating performance of the Company.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Province of Québec’s securities legislation. The Exchange Act and securities laws applicable in the Province of Québec require the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that the Company did not previously incur. Our entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in the Company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the Company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the Company to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We have previously identified material weaknesses in our internal control over financial reporting, and if our remediation of such material weaknesses is not effective, or if we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, we may identify additional material weaknesses in the future.

A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the consolidated financial statements will not be prevented or detected on a timely basis. Prior to the completion of the Business Combination, the Company was a private company, and we addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources. In the course of preparing for the Business Combination in fiscal year 2022, we identified material weaknesses in our internal control over financial reporting. As of September 30, 2024, we have remediated our material weaknesses previously identified in the fiscal years ended 2023 and 2022.

These remediation measures may be time-consuming, costly, and might place significant demands on our financial and operational resources. Moreover, significant operating cost reductions may materially adversely impact our accounting and finance function, and make it more difficult to maintain our remediated internal controls over financial reporting and disclosure controls.

If we are unable to further maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to record, process and report financial information accurately, and to prepare financial statements within the required time periods could be adversely affected. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes-Oxley Act.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our software solutions to new and existing customers.

Because the Company is a public reporting company by means other than a traditional underwritten initial public offering, our shareholders may face additional risks and uncertainties.

Because the Company is a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling Common Shares, and, accordingly, the Company’s shareholders do not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. In an underwritten initial public offering, a due diligence investigation would be conducted by an underwriter that would be subject to strict liability for any material misstatements or omissions in a registration statement.

In addition, because the Company did not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Company. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of the Company than they might if the Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Company as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for Common Shares could have an adverse effect on the Company’s ability to develop a liquid market for Common Shares.

The Company is an emerging growth company subject to reduced disclosure requirements, and there is a risk that availing itself of such reduced disclosure requirements will make its Common Shares less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Once we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, is exempt from certain provisions applicable to United States domestic public companies. The Company could lose its status as a foreign private issuer in the future, causing it to incur substantial costs, time and resources.

Because the Company is incorporated under the laws of Canada, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited. As a result, it may be difficult for investors to effect service of process within the United States upon the Company’s directors or officers, or enforce judgments obtained in the United States courts against the Company’s directors or officers.

As a foreign private issuer, the Company is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq listing standards.

The Company is subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules will permit a foreign private issuer like the Company to follow the corporate governance practices of the Company’s home country. Certain corporate governance practices in Canada, which is the Company’s home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, the Company will not be required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act); or

•        have a compensation committee and a nominating committee to be comprised solely of “independent directors.”

However, though Canada does not require a majority of independent directors, the Company has a majority of independent directors in accordance with the Nasdaq corporate governance standards. Should the Company instead rely on the “foreign private issuer” exemptions, Shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

The by-laws of the Company that are in effect designate the Superior Court of Justice of the Province of Québec, Canada and the appellate courts therefrom as the exclusive forum for certain litigation that may be initiated by the Company’s shareholders, which could limit the Company’s shareholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Québec, Canada and the appellate courts therefrom will, to the fullest extent permitted by law be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action or proceeding asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company, any action or proceeding asserting a claim arising pursuant to any provision of the Canada Business Corporations Act (the “CBCA”) or the articles or by-laws of the Company, or any action or proceeding asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates).

Our by-laws provide that, notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in our by-laws will not apply to actions arising under the Securities Act or the Exchange Act.

Our by-laws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Company is deemed to have notice of and consented to the provisions of the Company’s by-laws described above.

The forum selection provisions in our by-laws may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers or other employees, which may discourage lawsuits against the Company and the Company’s directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our by-laws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on the Company’s business, financial conditions and results of operations.

The Company may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If the Company is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences in connection with the ownership and disposition of Common Shares. No assurance can be given as to whether or not the Company will be treated as a PFIC for its current taxable year. In addition, no assurance can be given as to whether or not the Company will be a PFIC in future taxable years. The Company has not determined whether it will provide U.S. Holders with this information to make or maintain a QEF election if it determines it is a PFIC and has not committed to make a determination as to whether it is a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to the Common Shares. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material U.S. Federal Income Tax Considerations to U.S. Holders.”

Forward-Looking Statements

Some of the statements in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that do not directly or exclusively relate to historical facts. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not a forward-looking statement. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, but are not limited to, statements about:

•        our ability to timely access sufficient capital and financing on favorable terms or at all;

•        our ability to maintain compliance with our debt covenants, including our ability to enter into any forbearance agreements, waivers or amendments with, or obtain other relief from, our lenders as needed;

•        our ability to execute on our business model, achieve design wins and generate meaningful revenue;

•        our ability to successfully commercialize our product offering at scale, whether through the collaboration agreement with Texas Instruments, a collaboration with a Tier 2 supplier or otherwise;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, projects, prospects and plans;

•        changes in general economic and/or industry-specific conditions;

•        our ability to retain, attract and hire key personnel;

•        potential adverse changes to relationships with our customers, employees, suppliers or other parties (ix) legislative, regulatory and economic developments;

•        the outcome of any known and unknown litigation and regulatory proceedings;

•        our ability to maintain our Nasdaq listing; and

•        other factors discussed under the section titled “Risk Factors” beginning on page 18.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents incorporated by reference in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any such statement is based.

Use of Proceeds

All of the Common Shares (including shares underlying warrants, convertible notes and other rights to receive Common Shares) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Additionally, we will receive up to an aggregate of approximately US$121,008,330 from the exercise of Public Warrants, assuming the exercise in full of all the Public Warrants for cash. The exercise price of our Legacy SPAC Warrants is US$11.17 per warrant. However, the last reported sales price of our Common Shares on January 28, 2025 was US$1.01. The likelihood that warrant holders will exercise their Legacy SPAC Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Shares. If the trading price for our Common Shares continues to be less than US$11.17 per share, we do not expect warrant holders to exercise their Legacy SPAC Warrants. Moreover, the Private Warrants may be exercised for cash or, for so long as the Private Warrants are held by the Sponsor or certain affiliated transferees, on a “cashless” basis. The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If any Warrants are exercised on a “cashless” basis, we will not receive any cash from those exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will not receive any cash proceeds from any conversion of secured convertible notes or Company Earnout Non-Voting Special Shares. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any of the Warrants.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Dividend Policy

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on its our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

Capitalization

The following table sets forth the capitalization of the Company as of September 30, 2024.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our expected results for any future periods.

As of September 30, 2024	in Canadian dollars
Cash	$5,269,084
Other current assets	$4,789,481
Non-current assets	$8,868,657
Total assets	$18,927,222
Accounts payable and accrued liabilities	$13,887,269
Provisions	$—
Conversion option	$6,008
Warrant liability	$629,506
Current portion of lease liabilities	$663,920
Current portion of government grant liabilities	$829,216
Long-term debt	$79,306,811
Lease liabilities	$1,536,440
Government grant liabilities	$789,127
Total liabilities	$107,561,916
Capital Stock	$546,149,389
Reserve – warrants	$2,682,111
Reserve – stock options	$5,747,571
Other component of equity	$955,863
Deficit	$(644,169,628)
Total shareholders’ equity	$(88,634,694)
Total liabilities and shareholders’ equity	$18,927,222

Business

You should read this section in conjunction with the other sections of this prospectus, including our audited financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Company Overview

We are at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance artificial intelligence (“AI”) automotive software that enables the market to deploy ADAS features reducing the number of road accidents and making transportation more enjoyable and efficient. We pursue our mission by developing innovative artificial intelligence AI-based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of next generation ADAS and AD systems.

Founded in 2007, LeddarTech is an automotive software company headquartered in Quebec City Canada, with other main development centers in Montréal and Tel Aviv and business development resources in various locations around the world.

We offer a crucial piece of the software stack for ADAS and AD applications, which provides critical information about the surroundings of the vehicle, enabling the implementation of safety features such as collision avoidance, emergency breaking or steering and driver assistance for tasks such as parking or driving in traffic jams. This software-only solution seeks to solve the limitations in currently used systems, such as their inability to scale up efficiently and cost-effectively to the level of safety required to adhere to new regulations and to meet consumers’ expectations. Our software achieves this by providing an innovative environmental sensing software solution based on what is called “AI-based low-level” sensor fusion and perception, which is sensor and processor-agnostic. We have been developing and refining this innovative software solution for more than seven years and, as a result, have built a strong and defendable IP and technology moat that is recognized by industry leaders and that we believe has given us a first-mover market advantage. Our main target markets are automotive ADAS and AD applications for OEMs, automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers) and suppliers to Tier suppliers (“Tier 2” suppliers).

We also collaborate closely with leading computing companies (“Tier 2” suppliers) such as Arm Holdings plc (“Arm”) and Texas Instruments Incorporated (“Texas Instruments”) to deliver greater value through optimization of software and computing solutions, leveraging their customer base, market influence, and extensive sales organizations to enhance our ability to win business with our target customers. On December 6, 2024, as more fully described above under “Prospectus Summary — Recent Developments — Collaboration Agreement and Software License Agreement with Texas Instruments,” we entered into the Collaboration Agreement and the License Agreement with Texas Instruments to deliver a comprehensive, integrated platform solution for ADAS and AD markets through a combined offering featuring our LeddarVision™ AI-based low-level sensor fusion and perception stack pre-integrated and validated on Texas Instruments’ TDA4 and TDA5 scalable portfolio of System-on-Chip (“SoC”) and Accelerators. The Combined Offering is expected to provide to OEM and Tier 1 customers a comprehensive solution of advanced tools, simulation capabilities, data sets, and cloud services support, as well as full lifecycle support from innovation to deployment. The Collaboration Agreement and the License Agreement arose out of the Company and Texas Instruments having worked closely together for nearly two years on technology integration and optimization to create an open, comprehensive, high performance and cost-efficient solution for ADAS and AD systems that can serve the entire automotive OEM landscape and their Tier 1 suppliers and meet customer and regulatory demands. We expect the pre-integration of LeddarVision™ on the TDA4 SoC to facilitate accelerated time to market. The Combined Offering was demonstrated at the CES 2025 conference in January 2025.

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and revenue came primarily from the sale of hardware modules and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision, an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. As more fully described below, LeddarTech acquired the remaining 40% of VayaVision in November 2023, following which VayaVision became a wholly-owned subsidiary of LeddarTech.

In 2022, we made the strategic decision to divest our hardware business of modules and components to focus solely on fusion and perception software centered on AI-based LLF for ADAS and AD. Our LiDAR components business was discontinued in late 2022 the winding down our hardware modules business through a last-time buy process was completed in September 2024. We are retaining the IP related to these businesses and have established three intellectual property (“IP”) licensing agreements to date, monetizing these assets through one-time licensing fees and royalty fees on production of sensing products integrating our IP. In connection with this transition to an exclusive focus on fusion and perception software, we have reduced headcount by approximately 70 employees who were engaged primarily in engineering, system architecture, applications and product management functions related to our modules and components businesses, and we are selling remaining inventory. To date, we have not generated any material revenue under our new business model.

We believe that we are the first company to demonstrate an automotive-embedded, AI-based low-level sensor fusion and perception product. Our leadership is reflected in industry awards from CES Innovation Awards, TECH.AD Detroit, and Konnect Cariad, and our first-mover position is evidenced by substantial foundational intellectual property.

Led by a team with deep experience and expertise in AI, machine learning and automotive software development, we developed the LeddarVision™ LLF and perception software stack, which we believe enables higher performance and lower-cost ADAS for the automotive industry and automated operations for off-road vehicles. We are in various stages of discussion with OEMs and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and truck markets, some of whom are actively evaluating LeddarVision™ towards making a formal selection for their programs or end customer programs. We have previously publicly announced strategic collaborations with Tier 1 and Tier 2 suppliers in the automotive industry, covering intended deployment of LeddarVision™ in production vehicles for ADAS applications. See “— Customers” below and “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with Tier 1 and Tier 2 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

Leveraging the advantages of LLF, we believe LeddarTech delivers high perception performance with nearly 2x range and greater reliability, at a nearly 30-40% lower sensor cost, than current object-level fusion alternatives adopted today. Because LeddarTech’s LLF and perception software stack is centralized, sensor agnostic and scalable, it provides OEMs and Tier 1 suppliers a range of cost saving and design-flexibility benefits, including, but not limited to, the following:

•        reduced costs by allowing use of fewer and less expensive sensors, which no longer require integrated software;

•        allowing inter-operability of sensors, thereby reducing dependency on single suppliers for sensors with integrated software;

•        operability with varying numbers and types (camera, radar, LiDAR, sonar) of sensors, allowing for efficient use of a single software platform across multiple vehicle makes and models, which gives OEMs the ability to change or upgrade sensors without major recoding and AI retraining of fusion software;

•        reduced processing requirements and greater processor flexibility, which lowers costs and power consumption, increasingly important features for electric vehicles; and

•        capability for “over-the-air” and “backwards compatible” upgrades to meet evolving regulatory requirements and consumer demand.

We believe that the industry’s evolution to accident avoidance will be powered by AI-based low-level sensor fusion and perception technology. That shift is underway, and LeddarTech’s software solution is well-positioned to drive vehicle manufacturers’ successful transition towards “software defined vehicles.”

Industry Overview

Approximately 95 percent of automobile accidents are caused by human failure. Regulators have begun to mandate that vehicle manufacturers overcome human shortcomings with automated driver assistance. Additionally, the automotive industry is shifting both from warning systems to active safety systems, and from a hardware-defined to a software-defined vehicle approach, reducing development and maintenance costs, accelerating development cycles and improving ability to update vehicles sold via field updates (e.g., servicing at dealerships or wirelessly with over-the-air updates). High independence and adaptability to hardware is becoming required for greater software reuse and the ability to support a broad range of past, current and future vehicles with common software components. This approach reduces development time and related testing costs.

ADAS enables improved driver performance and increased vehicle and road safety. These systems use sensors such as radar, camera, sonar and LiDAR to detect and compensate for driver errors to prevent deaths and injuries by reducing accidents. Typical applications include adaptive cruise control, pedestrian detection and avoidance, lane departure warning and correction; traffic sign recognition; automatic emergency braking, and blind-spot detection. These systems aim to reduce traffic injuries and fatalities and warn drivers or take action on hazards they may not be aware of. Today, most ADAS applications are vision-based and may use object-level fusion, which means the perception is done separately by each sensor. The main limitation of this approach is that no single sensor possesses sufficient information to support all situations and environments and the information is filtered at the sensor level which is not available for post-detection fusion. For example, high definition (“HD”) cameras do not measure depth, while distance sensors such as LiDARs and radars lack sufficient resolution. When sensor data is not fused before the system makes a decision, the system may make that decision on limited or contradicting inputs. If an obstacle is detected by the camera but is not detected by the radar or LiDAR, the system may hesitate as to whether the vehicle should stop.

Research from the American Automobile Association (“AAA”) published in 2020 demonstrated the limitations of vision-based and object-level fusion technology. Researchers in the study examined the frequency of glitches in ADAS utilizing a course of 4,000 miles of common driving scenarios. They found that, on average, there was a malfunction in these systems every 8 miles and they often failed to meet basic requirements, such as pedestrian identification. For example, these systems failed during lane departures and impending forward collisions. In fact, 73 percent of errors that occurred on public roads were linked to lane departure or driving too close to a guardrail or the center line. We believe that vision-only and object fusion-based architectures will struggle to meet increasing automotive regulations and consumer demands at reasonable costs.

Automotive ADAS Market Overview

Governments worldwide are introducing various initiatives to enhance road safety and encourage manufacturers to take steps to ensure vehicle safety. Consumer demand for easing driving tasks and an increased focus on safety also motivates the development and deployment of more ADAS content.

The Society of Automotive Engineering (SAE) International has defined six levels of automation, from no automation (Level 0) to full automation (Level 5). ADAS technologies, which rely on human oversight and intervention, are classified as Level 1 and Level 2 automation.

SAE J3016™ LEVELS OF DRIVING AUTOMATION™

Learn more here: sae.org/standards/content/j3016_202104

Copyright © 2021 SAE International. The summary table may be freely copied and distributed AS-IS provided that SAE International is acknowledged as the source of the content.

	SAE LEVEL 0™	SAE LEVEL 1™	SAE LEVEL 2™	SAE LEVEL 3™	SAE LEVEL 4™	SAE LEVEL 5™
What does the human in the driver's seat have to do?	**You are driving** whenever these driver support features are engaged – even if your feet are off the pedals and you are not steering			**You are not driving** when these automated driving features are engaged – even if you are seated in "the driver's seat"		
	You must constantly supervise these support features; you must steer, brake or accelerate as needed to maintain safety			When the feature requests, you must drive	These automated driving features will not require you to take over driving	
	These are driver support features			These are automated driving features		
What do these features do?	These features are limited to providing warnings and momentary assistance	These features provide steering **OR** brake/acceleration support to the driver	These features provide steering **AND** brake/acceleration support to the driver	These features can drive the vehicle under limited conditions and will not operate unless all required conditions are met		This feature can drive the vehicle under all conditions
Example Features	• automatic emergency braking • blind spot warning • lane departure warning	• lane centering **OR** • adaptive cruise control	• lane centering **AND** • adaptive cruise control at the same time	• traffic jam chauffeur	• local driverless taxi • pedals/steering wheel may or may not be installed	• same as level 4, but feature can drive everywhere in all conditions

Copyright © 2021 SAE International.

The market is rapidly adopting and expanding the availability of Level 2 systems, which is projected for significant growth, while Level 3 systems have more recently started to reach the market.

Object-level fusion technology and other incumbent solutions, such as camera-only based solutions, have limited ability to scale from Level 1 to Level 2 and above due to poor performance across the various road and environmental conditions and due to the prohibitive cost of increasing the number of sensors and related computing costs. Additionally, the existing ADAS object-level fusion technology suffers from hardware dependence and limited performance. Leading industry players seek sensor fusion at scale and acknowledge the benefits of AI and low-level fusion.

“We need to successfully transition from classic, object-based sensor fusion to the more advanced approach of AI-based sensor fusion.” Cristina Rico García, Ph.D., Head of Sensor Fusion at CARIAD.

“By fusing low-level detections centrally, the software can identify objects that would normally not be visible. This improves the reliability of detecting small, obscured or static targets. It also helps the system accurately identify and track multiple targets, such as those typically encountered in dense urban environments….” Aptiv, The Next-Gen ADAS Platform for Software-Defined Vehicles Whitepaper.

At the same time, major industry leaders are moving away from single sensor to multi sensor platforms, with a number of OEMs having plans to include 25 or more separate sensors in their vehicles. Multi-sensor adoption by industry leaders is expected to drive greater demand for technologically superior low-level fusion. OEMs are in fact increasingly looking to migrate to software-defined vehicles, with software-defined vehicle development estimated to generate annual savings of approximately US$16.0 billion for automotive OEMs by 2030, according to a study by Roland Berger, a global consulting firm. Accordingly, OEMs expect to invest significantly in software solutions.

We believe that object-level fusion will be unable to economically scale to meet upcoming performance requirements, and this creates a significant market opportunity as the benefits of low-level fusion increase with the complexity of the system. The Company is targeting that growing market with a view to winning OEM and Tier 1 programs to develop improved Level 2 and above ADAS systems, displacing vision-only and object fusion solutions.

In 2019, 70% of vehicles sold had no automation, 21% had Level 1 systems, and 9% had Level 2 systems. By 2025, McKinsey expects the percentage of vehicles sold with Level 2 systems to increase to 43%, and by 2030, the percentage of vehicles sold with Level 2 and above systems to increase to 64%, with only 17% of vehicles sold having no automation.

This anticipated growth directly translates to the ADAS software market, which was estimated at US$15.0 billion in 2020 according to a McKinsey report and is projected to reach US$42.0 billion by 2030, representing a compound annual growth rate (CAGR) of 11%. The ADAS software market can be further broken down into sub-categories, and the following table presents the areas we are currently targeting, representing approximately US$8.9 billion of the projected US$42.0 billion total in 2030. The remaining US$33.0 billion largely represents integration, testing, and validation efforts performed by customers.

	Market Size, US$ million
Category	2020	2025	2030	2035
Sensor Fusion	292	970	1,149	2,140
Mapping & Localisation, SLAM	272	1,019	1,574	3,582
Object Detection and Classification	1,370	3,888	4,548	7,896
Path Planning	380	1,280	1,586	3,051
Total	2,314	7,157	8,857	15,240

ADAS systems have been deployed for several years already. Most car owners are already familiar with simple features like blind spot warning, front collision warning, and emergency braking, while advanced systems like Tesla’s Autopilot and GM’s Super Cruise are providing more advanced assistance features such as automated lane change, which control steering, acceleration, and braking functions of the vehicle. As highlighted by the tests performed by the AAA, however, these current systems still fail in relatively common and simple conditions.

Moreover, the most advanced systems today are limited in their operating domains. For example, certain OEMs recommend car owners not to use such systems during difficult or uncertain driving conditions, such as in slippery or adverse weather conditions or when lane markings visibility is poor, among others.

LeddarTech

OBJECT FUSION IS STRUCTURALLY LIMITED

Camera image (vehicles in highlighted area in the 100-200m range)

5pix/~200m
11pix/113m

Insufficient resolution prevents identification of the car by the perception layer

The result is that the camera system alone does not include the car at 200 meters in its environmental model

SCALING OBJECT FUSION PERFORMANCE ADDS COST:

1) **Much higher resolution camera** – more expensive and requires more processor power
2) **Add a narrow FoV camera for higher resolution at 200m** – increases sensor cost and computational cost
3) **Add a high-resolution RADAR** – increases sensor set and computational cost

The challenge to improve these systems is not only technological but economical. Performance and robustness must be improved while limiting the increase in the cost of sensors and computing, which are some of the most significant costs for those systems. ADAS is also only one of several functions of the vehicle contributing to significant growth in software content. The success of vehicle manufacturers is increasingly dependent on software, which leads to greater complexity and new challenges as the industry has historically been hardware centric. Vehicle manufacturers and their suppliers must adapt quickly to develop and deploy new software-enabled products, services and the corresponding processes and infrastructure required for managing software upgrades. The industry needs to change how they design vehicles and the vehicle architectures themselves. Most vehicle manufacturers are now transitioning to a software-defined vehicle approach, where the software architecture has priority, and the hardware is designed to satisfy the software platform requirements. One of the objectives of the software-defined vehicle approach is to have much greater adaptability to different hardware components, reducing the development and maintenance cost of software-centric systems.

A secondary market that we address is off-road vehicles in industries such as agriculture, construction and mining. We estimate our addressable market to be approximately US$466.0 million by 2025 and approximately US$720.0 million by 2030 (approximately 9.1% CAGR). These markets have applications with shorter term needs for higher levels of automated driving with business cases with lower cost sensitivity to the ADAS market but which have high requirements on performance. Low-level sensor fusion similarly provides increased accuracy in understanding the environment around the vehicle and higher adaptability and flexibility. Given the good product/market fit and that we can address this market with the same base platform we are developing for the ADAS market, our strategy to allow our resources to reach this market is to work with system integrators acting as our channel thereto.

Our Products and Technology; the LeddarTech Solution

With ADAS and AD functions, reliable and accurate perception of the environment is critical to enable safe driving decisions. The information output from each sensor must be fused without filtering at the sensor level to more efficiently recreate the perceived environment and provide better and more reliable operation, The LeddarVision™ AI-based sensor fusion and perception solution provides an innovative approach to understanding the vehicle’s changing environment with LLF. The LeddarTech software solution encompasses 3D reconstruction, AI and computer vision to convert sparse data into a more precise 3D environmental model, contributing to improving the perception system’s performance.

LeddarVision™ consists of a software platform that enables multiple solutions for entry- to premium-level ADAS applications, each utilizing LeddarTech’s AI-based LLF software technology. Our software solutions combine sensor modalities, pushing the performance envelope far beyond object-fusion based ADAS solutions and increasing the effective range performance of sensors. We currently offer one solution for forward direction ADAS applications, called LeddarVision™ Front — Entry-Level (“LVF-E”). The LVF-E software product family is a comprehensive fusion and perception software stack supporting entry-level ADAS safety and highway assistance L2/L2+ applications. We also have the LeddarVision™ Surround View Solution (“LVS-2+”), which enables additional capabilities to the forward direction solutions, such as automated lane change and overtaking.

Our roadmap also includes design of parking and ADAS/AD in broad operating design domains (various weather conditions, road types and countries for example), in order to further address our customers’ needs. These applications are designed for the European New Car Assessment Programme’s (“EURO NCAP”) five-star rating system and General Safety Regulation 2022 (“GSR 2022”), as our OEM and Tier 1/Tier 2 target customers require. Our continued development of tailored software solutions will focus on high-volume automotive applications. We believe this approach allows us to address applications in both automotive and off-road markets efficiently.

LeddarVision™ Front — Entry-Level (LVF-E)

The LVF-E is part of the LeddarVision™ Front-view (LVF) base family of LLF and perception software solutions covering 1V2R (one camera + two radars, noted as LVF-E) to 1V5R (one camera + five radars) sensor configurations. LVF-E targets L2/L2+ ADAS supporting EURO NCAP and GSR 2022 safety and in-lane highway assist applications.

Relative to object level fusion, LeddarTech’s LLF technology doubles the effective range of sensors providing 150 meters of object detection coverage with 1V2R configuration built on low-cost sensors, consisting of a single wide field-of-view (“FoV”) (120°) front camera and two short-range front corner radars. The LVF-E software stack targets low-cost Electronic Control Units with deep-learning acceleration engines. LVF-E is the first to market LLF and perception implemented on TI’s TDA4-VE (8TOPs) low-cost SoC.

LVF-E implements a complete AI-based fusion and perception software stack handling sensors’ interface, calibration and synchronization, sensor fusion, object detection and classification, continuous tracking and stabilization, road model, speed traffic signs detection, vehicle odometry interface and ego-motion localization, providing a rich, real-time 3D comprehensive environmental model of the vehicle’s surroundings and application programming interface to L2/L2+ ADAS applications.

LeddarVision™ Surround View Solution (LVS-2+)

Surround Camera
Short-range corner rear radar
Short-range corner front radar
IMU
GPS
Wheel ODO
Surround Camera
3Mpix 120° FOV front camera
Surround Camera
Medium-range front radar
Short-range corner rear radar
Short-range corner front radar
Surround Camera
R
V

The LVS-2+ is part of the LeddarVision™ Full Surround-view (LVS) family of LLF and perception software solutions covering 5V5R (five camera + five radars) and above sensor configurations. LVS-2+ integrated with LeddarTech’s LeddarVision™ Parking (LVP) technology into LeddarVision™ Unified (LVU) provides a single and unified software architectural approach, targeting L2/L2+ ADAS, supporting EURO NCAP and GSR 2022 safety and highway/urban assist and parking assist/automated parking applications. The Full Surround-view enhances support to traffic jam assist and highway assist ADAS applications, enabling automated lane changes, overtaking and extended speed range and ACC (typ 160kph and above). The LVS family can efficiently scale down to support Extended Front-view slim and lower cost 2V4R and 2V5R sensor configurations in the market.

LeddarTech’s LLF technology extends the effective range of sensing, providing 200 meters of object detection coverage with a single wide FoV (120°) 3 Mpx resolution (or better) front camera, single medium range radar (MRR) and two short-range front corner radars (SRRs). Adding four surround view cameras with wide FoV (195°) 2-3Mpx resolution and 2 back SRRs extends the back coverage to 100 meters and side front/back view coverage to 100 meters, providing enhanced Lane Change Assist support to the slim sensor configuration, typically provided by legacy premium solutions with more inflated sensor count (11V5R). The four additional Surround-view cameras also provide extended support to parking assist in the LVU unified configuration. The LVS-2+ software stack targets Electronic Control Units with 32 trillion operations per seconds and above deep-learning acceleration engines such as TI’s TDA4-High SoC.

LVS-2+ implements a very high-performance premium fusion and perception stack handling sensors’ interface, calibration and diagnostics, sensor synchronization, sensor fusion, object detection and classification continuous tracking and stabilization, trajectory prediction, road model, comprehensive traffic signs detection and traffic light detection, vehicle odometry interface, and ego-motion localization. Perception is extendable to include advanced unclassified objects and events (e.g., drivers cutting into traffic) free space detection, perception decomposition, ODD analysis, sensor coverage, and health monitoring.

3D Red, Green, Blue plus Depth (“RGBD”) Modeling

LeddarVision™ integrates raw sensor data to generate a 3D RGBD model and incorporates 3D reconstruction to enrich and add robustness to the model. In addition, sensor data is fused intelligently, adding temporal information (i.e., information from multiple frames) and more accurate representations of a single measurement (i.e., multiple measurements of a single object enable reducing the measurement error). The 3D RGBD model allows the use of different sensors’ brands, resolutions and positioning without modifying the algorithms and reduces the testing, verification and validation required for the system when using a different set of sensors.

While the LeddarVision™ low-level fusion software solutions use raw data to construct an accurate RGBD 3D point cloud, proprietary upsampling algorithms enables the software to increase the sensors’ effective resolution. This breakthrough enhances lower-cost sensors and provides a high-resolution understanding of the environment. For example, this method can be applied for low-density scanning LiDARs, enabling the use of a lower-cost scanning LiDAR, e.g., with 32 beams, instead of an expensive high-density 64-beam LiDAR, to achieve the required performance. The sample results of the 3D reconstruction algorithm for a camera and lower-cost LiDAR are shown in the below image. The top picture represents the camera-only frame, the lower left the original LiDAR point cloud and the lower right the LeddarVision™ 3D reconstruction with upsampling.

The RGBD model created through low-level fusion is sent to a state-of-the-art “RGBD object detection” module that detects 3D objects in a 4-D domain. Meanwhile, the free space and road lanes are identified and accurately modeled in three dimensions, leading to an accurate geometric occupancy grid. This bird’s-eye-view grid of the world surrounding the vehicle is more accurate than using a camera-alone estimator. In addition, the RGBD model allows very accurate key point matching in 3D space, thus enabling very accurate ego-motion estimation. The LiDAR measurements on the static objects are accumulated over time, which allows the allocation of a larger portion of the distance measurements to moving targets. The acquired LiDAR measurements are further interpolated based on similarity cues from the HD image.

With its novel approach based on AI and proprietary IP, LeddarVision™ improves all aspects of the perception outcomes.

Ability to Add Enhanced Features

Our platform enables updates and enhancements to our software solutions, including the ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions. This ability to offer over-the-air updates to meet expanding consumer demand and evolving regulatory requirements makes our solution more attractive to our target market and may increase revenue generating opportunities for our core software solution.

Our Competitive Strengths

We believe the following strengths position the Company for continued leadership in, and to capitalize on the opportunities for, providing sensor fusion and perception software solutions to the automotive ADAS and AD market:

•        Higher performance than competing solutions.    As the market demand grows for safer and more efficient ADAS and AD solutions, LeddarTech’s disruptive AI-based LLF and perception software solution differentiates itself in the market through several years of investments in a low-level fusion solution, rather than legacy object-level fusion. LeddarTech’s solution is hardware independent and software-only. OEMs and Tier 1 and Tier 2 suppliers are increasingly requiring LLF, which favorably positions the Company. LeddarVision™ software processes sensor data at a low-level, before filtering, to efficiently achieve a more reliable understanding of the vehicle’s environment required for navigation decision making and safer driving. Low-level sensor fusion utilizes all the raw information output from each sensor without filtering at the sensor level for better and more reliable operation. As a result, this low-level sensor data fusion and perception solution provides superior performance, surpassing object-level fusion limitations in adverse scenarios like occluded objects, objects separation, camera/radar false alarms, blinding light (e.g., sun, tunnel) or distance/heading estimation.

•        Lower costs than object-level fusion alternatives.    LeddarTech’s LLF and perception software stack requires fewer sensors and lower computing requirements, and provides sensor cost savings of up to 30-40% in comparison to object-level fusion. In contrast to object-level fusion’s reliance on a high number of sensors, which number is expected to increase with the complexity of the driving automation level, by combining the raw data from all sensors through a unified software platform that reuses trained algorithms, LLF delivers higher performance, such as nearly doubling the effective range, with fewer and less expensive sensors.

•        Collaborations with leading computing core and SoC suppliers to demonstrate and deliver cost-effective software and computing solutions and accelerated ADAS system development.    LeddarTech’s LLF and perception software stack has been implemented and demonstrated on SoCs that deliver a cost-competitive solution for ADAS systems, such as the Texas Instruments TDA4 family of SoCs. LeddarTech is also closely collaborating with Arm, leveraging their advanced CPU and accelerator technologies to provide a standardized ADAS software architecture, which can be easily adapted across various Arm-based automotive platforms, reducing the need for extensive customization. LeddarTech and Arm have optimized critical performance-defining algorithms for upcoming Arm CPUs and accelerator technologies which helps minimize computational bottlenecks and enhances overall system efficiency. By delivering a pre-optimized and pre-ported LeddarVision™, the software is ready for integration and offers OEMs a head start on development efforts, speeding up automotive development cycles, allowing vehicle manufacturers to bring new features to market faster.

•        Decoupling of perception software from sensors hardware.    Hardware dependence of current perception software means that any change in sensor position or characteristics requires significant perception software re-coding, training and testing to achieve required performance and safety. By decoupling its AI-based LLF and perception software from hardware vendors (sensors and computing), LeddarTech provides an architecturally light solution, with shorter development cycles, less data collection and AI retraining for OEM’s and lower costs than heavier architectures (e.g., multiple software stacks to maintain, train, verify, validate and certify).

•        Standard, scalable solutions.    LeddarTech’s AI-based and software-only solution seeks to solve the limitation in currently used systems that are unable to scale efficiently either across features, sensors and sensor positions that vary across brands and models, or up to the level of sensory awareness required to adhere to new regulations and meet consumers’ expectations. LeddarTech’s standard, hardware-independent solutions integrate well with different models and numbers of sensors. This results in a single software platform capable of serving multiple brands and models, minimizing customization efforts. Thus, LeddarTech offers flexibility to work with the sensor and computing platforms that best meet the needs and interests of customers, with computing, maintenance, sensor and processor costs expected to be nearly 50% lower than those of current entry-level systems.

•        Strong and defendable IP moat and recognized global leadership.    LeddarTech has invested extensively in automotive software for over a decade and has developed significant IP and expertise, including over 170 patent applications (87 granted) that cover the spectrum from localization and tracking to signal acquisition, and from fusion and perception to upsampling algorithms that leverage the most advanced automotive AI software to efficiently reconstruct a high-definition, unified 3D model with context-aware algorithms. Significant investments have been made in data collection, annotation and associated tools, including dedicated test and data collection vehicles to support the training of deep neural nets for object classification. Our extensive IP portfolio and long-term research and investment contributes to limit development costs and accelerate time-to-market. LeddarTech also developed the models to calibrate, unfold and match the data from multiple sensors. Our first-mover position is reinforced by substantial foundational intellectual property. Leading companies in the ADAS and AD industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art and we believe our portfolio to be fundamental to the field of ADAS and AD. We believe LeddarTech is the first to demonstrate an automotive-embedded, low-level sensor fusion product. Additionally, the automotive industry has affirmed our technical innovation and leadership with multiple industry awards, including, but not limited to, the following:

•        CES Innovation Award, 2023 Consumer Technology Association, in recognition of LeddarTech’s innovative contributions to automotive sensing and perception technologies;

•        First Prize, Sensor Fusion and Perception Category, 2022 Tech.AD Detroit, in recognition of LeddarVision™’s 3D Environment Simulation Dashboard that enables customers to experience the Company’s LeddarVision™ technology demonstrated in real-world scenarios; and

•        Winner, Volkswagen Group Innovation Tel Aviv 2022 Konnect and CARIAD Startup Challenge, in recognition of its sensor fusion and perception technology, with CARIAD expressing enthusiasm for working with LeddarTech to create an AI safety-related proof of concept.

Our Competition

There are two main types of competing perception solutions:    (1) vision-based, joint-hardware solutions where fusion may be done at the object level (e.g. Mobileye, Qualcomm and Nvidia) and (2) vision-based software decoupled solutions where fusion may be done on one modality and at the object level (e.g., BaseLabs, Aptiv and AutoBrains, Phantom Ai, StradVision or Helm Ai). Object-level fusion solutions are highly dependent on proprietary sensor and processor hardware developed by those companies. Many competing providers of low-level fusion software offer solutions that are essentially vision-centric systems. As the automotive industry moves toward multi-sensory low-level fusion, OEMs and Tier 1 suppliers have not yet succeeded in developing in-house solutions. As an early mover in the low-level fusion space, we believe that LeddarTech is the only company that is processor independent, sensor agnostic, and will be offering an embedded multi-sensor modality low-level fusion and perception solution integrated in low-cost automotive-grade SoCs and ECUs.

Compared to existing competing offerings we believe that we have a strong and sustainable position with a highly advanced and hardware-independent low-level fusion and perception software solution. Our solution supports vehicle manufacturers and their ADAS system suppliers in their efforts to economically increase ADAS system performance and robustness while enabling software-defined vehicle architectures that will require abstraction between the software and hardware. Our LeddarVision™ software stack is a platform offering based on a unique and proprietary AI-based low-level fusion and perception architecture that works with many sensors and can be ported to any processor in zonal or centralized ADAS and AD system implementation. LeddarVision™ has been designed to enable modularity and flexibility to vehicle manufacturers and their tiered suppliers for the development of ADAS applications that are future-proof. LeddarVision™ would support over-the-air updates and backward compatibility through a single unified software architecture for entry-level ADAS feature, premium complex ADAS and AD features, and advanced parking assist and auto-park features being developed for the next generation of vehicles.

We expect our close collaborations with leading computing core and SoC vendors such as Arm and Texas Instruments to provide tangible benefits to our customers, with pre-optimized and pre-ported hardware and software solutions which provide higher performance, lower system cost, reduce the need for extensive customization, and accelerating development cycles. We believe these collaborations further improve and demonstrate our competitive positioning versus both types of competing solutions mentioned above, both from the perspective of the benefits the solutions deliver and from the perspective of market validation and support of well-established and recognized suppliers.

Growth Strategies

In order to accomplish our business objective of solidifying our leading position in AI-based sensor fusion and perception solutions for the passenger and off-road vehicle markets, we pursue the following strategies:

•        Leverage competitive strengths, market growth and demand for higher performance and economical ADAS to acquire and increase partnerships with OEMs and Tier-1 suppliers, displacing vision-only and object fusion based solutions.    In serving OEMs and Tier-1 suppliers with the development of ADAS, our main contribution is unique and proprietary AI-based low-level fusion and perception software stack and integration support. We believe we have significant market momentum with various OEMs and Tier-1 & 2 customers across the globe thanks to our great technology-product-market-fit. The automotive ADAS market is already thriving and growing quickly and the market pull and regulations are driving OEMs and Tier 1s to deliver improved ADAS solutions. Regulators have begun to mandate that car manufacturers overcome human shortcomings with automated driver assistance. As OEMs continue to adopt and evolve (or to “standardize”) ADAS technology for new model launches, we expect to achieve additional customers wins with our innovative LeddarVision™ AI-based fusion and perception software stack, which is well-positioned to economically address regulatory requirements and improve road safety. Once a program is awarded, the supply is guaranteed for many years as long as the corresponding vehicle models are in production. It is also common for vehicle manufacturers to reuse solutions across new vehicle models once a solution is well-proven. These factors create an attractive long-term business case for the Company while creating a compelling investment opportunity.

•        Leverage collaborations with computing core and SoC suppliers such as Arm and Texas Instruments to increase our customer value proposition and to accelerate customer acquisition through their extensive customer base, market reach, global organization and industry recognition.    By delivering a pre-optimized and pre-ported LeddarVision™ on Arm cores and Texas Instruments’ SoCs, the software is ready for integration and offers OEMs a head start on development efforts, speeding up automotive development cycles, allowing vehicle manufacturers to bring new features to market faster. Combined with the market validation and support from these companies to promote the joint solutions to customers, this can accelerate adoption, integration and deployment of our software and accelerate our organic growth. In particular, Texas Instruments and LeddarTech are working together to pursue multiple design win opportunities through joint marketing and business development.

•        Monetize potential for significant value in data collection.    Currently, OEMs are seeking to capture enough data to shift from physical testing to a virtual testing environment (expediting development and reducing costs), and regulators have considered building safety standards emulating the aviation industry to address simulated data. AI-based LLF and perception software requires and collects more data in the validation process due to the statistical interdependency among sensors. As a market leader in AI-based LLF and perception with embedded software product available for customer integration, the Company has accumulated, and continues to accumulate, a substantial time-to-market moat. We expect this data and resulting insights to be highly valuable to OEMs, Tier 1 and Tier 2 suppliers and many other key stakeholders in the automotive industry.

•        Leverage offroad vehicles or industrial markets.    Although the automotive ADAS market is attractive, one downside is that development cycles are longer than other markets like offroad vehicles or industrial markets. These markets are more fragmented in terms of vehicle types and tasks to be automated. However, the development cycles and time to revenue may be shorter as many applications consist of retrofitting vehicles already in operation. Additionally, many applications have less stringent regulatory environments, which allows for shorter development time. For these reasons, we are addressing offroad vehicles as a secondary market segment by servicing system integrators who can integrate our software to quickly develop tailored solutions for automating vehicles for their end customers. We have found that the core platform can be leveraged for these applications and requires limited effort to tap into this market in parallel with the automotive ADAS market.

Our ability to execute on our strategy will be adversely affected if we have to implement our cost management plan. See “Risk Factors — Risks Related to Our Business — Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on the Company’s operations and future prospects.”

Customers

As of January 16, 2025, we are engaged with over a dozen passenger car and truck OEMs representing total lifetime volume opportunity of over 30 million vehicles. Several of these engagements have either achieved or are nearing the stage of formal quotation towards achieving an OEM design win or award of a substantial proof of concept project.

We are also engaged with several leading Tier 1 suppliers (which include engineering service firms that offer ADAS system integration) with the aim to have strategic collaboration for participation in OEM requests for quotes, acting as system integrators, which is an important role to fulfill OEM needs toward the adoption of ADAS solutions based on our software. Two of these Tier 1s / engineering service firms are actively supporting LeddarTech bidding on OEM RFQs.

One publicly announced and key strategic Tier 1 collaboration is with FICOSA ADAS S.L. (“Ficosa”). Ficosa is a leading global Tier 1 supplier dedicated to the research, development, production, and marketing of systems and parts for the automotive and mobility industry, with a recognized expertise in automotive vision systems, image engineering and machine vision. Ficosa offers a range of products to cover all vehicle segments, including an independent rear-view camera, independent intelligent rear-view camera, surround view system and autopark system, producing more than 8 million rear-view cameras on an annual basis globally. We have achieved a Tier 1 design and integration win (as described in “— Business Model” below) and entered into a strategic collaboration with Ficosa for the development of a smart automatic parking assistant. Through this collaboration, Ficosa will integrate the LeddarVision™ software into Ficosa’s advanced driver assistance systems (ADAS) for parking, enabling the full potential of the LeddarVision™ software to be combined with Ficosa’s leadership in cameras and vision systems in the automotive sector.

Engagements with computing partners (SoC suppliers) are also key to LeddarTech’s go to market strategy, as OEMs are directly engaged with them in their process of selecting this foundational component of their ADAS system architecture. OEMs are also looking for SoC + software bundle solutions and close collaboration with these suppliers can significantly contribute to OEM design wins (OEM selection of LeddarTech’s software for their ADAS system). Publicly announced collaborations include Texas Instruments, Arm and Black Sesame and LeddarTech has made significant progress with these partners in the course of 2024, supporting business development activities including many of the above engagements with OEMs and Tier 1s.

Publicly available indications of this progress in 2024 include the following press releases, which can be read in full on our website (www.leddartech.com):

•        Texas Instruments:

•        June 28, 2024 News:    LeddarTech Releases Production Samples of the LeddarVision Front-Entry (LVF-E) Comprehensive Low-Level Fusion and Perception Software Featuring the Ti TDA4-Q1 Processor for L2/L2+ ADAS Applications.

•        October 3, 2024 News & Event:    LeddarTech Showcases LeddarVision at AutoSens Europe: AI-Driven Innovation Enhanced With TI Processors and Arm Collaboration.

•        December 9, 2024 News:    LeddarTech Announces Collaboration with Texas Instruments for Advanced Driver Assistance Systems and Autonomous Driving Solutions.

•        Arm:

•        March 11, 2024 News:    LeddarTech Collaborates With Arm on Future-Ready Software-Defined Vehicles.

•        March 27, 2024 News:    LeddarTech Strengthens Collaboration With Arm, Showcasing ADAS Innovations at Embedded World 2024 on April 9-11 in Nuremberg, Germany.

•        September 2024:    A Leap Forward in Automotive Safety with LeddarTech and Arm (published case study).

•        October 3, 2024 News & Event:    LeddarTech Showcases LeddarVision at AutoSens Europe: AI-Driven Innovation Enhanced With TI Processors and Arm Collaboration.

•        Black Sesame:

•        CES 2024 announcement:    collaboration to provide a joint solution offering for the surround-view premium L2/L2+ ADAS/AD market segment, leveraging Black Sesame Technologies’ A1000 SoC and LeddarTech’s LeddarVision LVS-2+ surround-view premium highway assist and 5-star NCAP/GSR 2022 AI-based low-level fusion and perception stack.

Beyond the above engagements and collaborations, we have also entered into a strategic collaboration with Trimble, a Tier 1 supplier developing solutions and services for agriculture, construction and mining applications. However, since the collaboration was established, Trimble completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp. Because there have been no activities in 2024 under this arrangement, we believe it is likely that the this strategic collaboration will be terminated in 2025. See “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with Tier 1 and Tier 2 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

Business Model

As a software company, the Company’s business model is unique and is intended to deliver attractive margins. The Company provides a mix of:

•        Software solutions developed and licensed for passenger, commercial and off-road vehicles.

•        Perception products developed using LeddarVision™ to accelerate adoption of applications for highway, city, surround and parking ADAS.

•        Data insights that are incredibly valuable to OEMs, Tier 1 and Tier 2 suppliers and many other key stakeholders in the automotive industry.

•        Services, including adaptation and integration engineering resources and ongoing software maintenance to help customers maximize the value they see through the technology.

Our business model depends on the achievement of design wins to generate revenue. We invest significant effort and money developing our sensory software solutions to support ADAS or AD applications, developed by OEMs or Tier 1 suppliers, which will be incorporated in one or more specific vehicle models to be produced by the OEMs. We refer to the selection by a Tier 1 supplier of our software for inclusion in such ADAS or AD applications, for the purposes of submitting such applications to an OEM, as a “Tier 1 design and integration win.” We use the term “OEM design win” to refer to the selection by an OEM of our software, whether directly from us for integration in the ADAS or AD applications developed by the OEM, or through selection of a Tier 1 supplier’s ADAS or AD application integrating our software, for incorporation in specific vehicle models with identified SOPs.

We continue to develop our solutions and to engage with more than 30 Tier 1 suppliers and OEMs. As solutions become ready for commercialization, we anticipate entering into commercial agreements with Tier 1 suppliers and/or OEMs to license our solutions. The Company introduced its first software product to the market with the availability of the LeddarVision™ Front — Entry-Level, B engineering samples for customer evaluation and integration into ADAS L2/L2+ safety applications on June 28, 2023. Most recently, the company announced the availability of LeddarVision™ Surround View Solution (LVS-2+), B engineering samples for customer evaluation, at CES 2024. The LVS-2+ was developed on the Nvidia Orin embedded system, with the flexibility to be ported to other embedded platforms. At this point, we expect several of our current customer engagements will move from demand creation to deep-dive customer evaluations. We also expect to complete several proofs of concept (“POC”) and proof-of-technology (“POT) assessments with various customers out of which we expect to generate some non-recurring engineering revenues (“NRE”).

We anticipate that our future revenues will be almost entirely generated by our fusion and perception business, and that they will be primarily comprised of NRE revenues, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. However, we do not anticipate generating significant revenue from our fusion and perception business until such time as we are able to enter into commercial arrangements with Tier 1 suppliers and OEMs. Key operating metrics for assessing our performance are expected to include the number and nature of commercial agreements we enter into, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions. We anticipate that the terms and conditions of any such licensing arrangements will vary among OEMs and Tier 1 suppliers, and we are not able at this time to predict the actual terms and conditions of such commercial agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting LeddarTech’s Performance.”

LeddarTech

HIGH-MARGIN REVENUE MODEL

LeddarTech's software, IP and data offerings support high-margin revenue streams

	LeddarTech Revenue Streams	Pricing Model	Frequency & Relative Value	
Revenue Model	Engineering Services	Per project fee	One-time	$
	Software License Fee	Per project fee	One-time	$$
	Royalty Fee	Per vehicle royalty	One-time per vehicle produced	$$$
	Software Maintenance	5% of annual royalty fee revenue	Recurring	$
	Data	Upside	SaaS / recurring	TBD

Applicable to Each Customer Program in Passenger Car, Commercial Vehicle and Off-Road Vehicle Markets

Intellectual Property

A major part of the Company’s future revenue is expected to be derived from software licensing. We rely on a four-pronged approach to protect our intellectual property, which approach was formalized at the beginning of the Company. Our IP was recognized as a valuable asset from the foundation of the Company, both internally with the management team and externally with the investors. The Company’s history as a spin-off from a research center contributed to that recognition.

First, from inception we continuously maintain an innovation program and steadfastly invested in filing patent applications that would be both fundamental and discoverable. As a result, our portfolio currently comprises 174 patents in 71 families, of which 87 are granted, and 87 are pending. This portfolio has solid anteriority (starting in 2006) and coverage in eight different countries or regions (Canada, the United States, the European Union, Japan, China, Korea, India and Brazil). We have successfully asserted our patent rights against one company, Phantom Intelligence Inc., in the Federal Court of Canada. We actively monitor the landscape for potential infringements via our external IP counsel.

Second, we have expanded our IP portfolio through the strategic acquisition of companies, including VayaVision in 2020, as well as strategic IP assets. We, with the assistance of our IP counsel, have made significant investments in broadening the coverage of this portfolio, and we expect to file several divisional and continuation applications in the coming months. We also have a formal M&A process through which we periodically consider expansions to our portfolio.

Third, we actively manage our trade secrets, including software source code and datasets, through employee contracts, supplier and customer agreements and non-disclosure agreements.

Fourth, although our primary commercial model is business-to-business, we have, since the inception of the Company, aimed to create a recognizable brand identity; to that effect, we have six registered trademarks, including “Leddar” and “LeddarTech,” registered in Canada, the United States, the European Union, the United Kingdom, Japan, China and Korea.

As a result of this methodical IP asset management program, today our patent portfolio ranks high in the influence and impact scores in patent search tools. This is due to a number of factors, including the breadth of the claims and the aforementioned anteriority, but also due to the number of citations recorded during the prosecution process of various competitor patents. As part of this process the leading companies in the ADAS and AD industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art. Because of this recognition, we consider our portfolio to be fundamental to the field of ADAS and AD.

Regulations and Safety Standards

ADAS is meant to reduce human errors that lead to vehicle accidents, with the goal of saving lives. Various regulators are charged with ensuring that such technology built into vehicles achieves this goal and does not present a hazard. These organizations are continually defining, refining, and mandating automotive testing and regulations worldwide. Therefore, car manufacturers must comply with regulatory requirements and follow relevant standards. Subsequently, the OEM imposes requirements on their suppliers, including the Company, who must be aware of the various standards and enforce them in our product development. Below are some of the key organizations involved in setting, maintaining, and in some cases, enforcing these standards.

The INVEST in America Act, passed in late 2021, requires the U.S. Department of Transportation to issue requirements and standards regarding vehicle safety technologies. The National Highway Traffic Safety Administration is a department within the US Department of Transportation, and they manage and enforce automotive-related safety standards, including those developed internally, as well as some external standards from SAE. In addition, they license foreign and domestic manufacturers to sell their vehicles within the USA, and they have the power to block the import of vehicles that do not meet the Federal Motor Vehicle Safety Standards.

Part of the United Nations, the United Nations Economic Commission for Europe fosters economic harmonization among nations. For example, in 2012, the UNECE’s World Forum for Harmonization of Vehicle Regulation established new regulations intended to improve passenger safety, including Lane Departure Warning Systems, Child Restraint Systems, and Advanced Emergency Braking Systems.

The European Commission, through its authority, plays an active role in developing the EU’s overall strategy, designing and implementing policies as well as being responsible for planning, preparing, and proposing new European laws. A significant regulation influencing ADAS is Regulation 2019/2144 of the European Parliament and of the Council of November 27, 2019, regarding approval requirements for motor vehicles and their trailers, and systems, components, and separate technical units intended for such vehicles, advancing general safety and the protection of vehicle occupants and vulnerable road users.

The EURO NCAP has a five-star rating system that ranks the safety of vehicles for the benefit of consumers and vehicle fleet managers. They derive these results by conducting tests on their own and accredited proving grounds. Their rankings from 0 to 5 stars are defined on their website:

•        0-star safety:    Meeting type-approval standards so it can legally be sold but lacking critical modern safety technology

•        1-star safety:    Marginal crash protection and little in the way of crash avoidance technology

•        2-star safety:    Nominal crash protection but lacking crash avoidance technology

•        3-star safety:    At least average occupant protection but not always equipped with the latest crash avoidance features

•        4-star safety:    Overall good performance in crash protection and all-round; additional crash avoidance technology may be present

•        5-star safety:    Overall excellent performance in crash protection and well-equipped with comprehensive and robust crash avoidance technology

The Japan Automobile Research Institute (“JARI”) is a foundation dedicated to automotive research and testing. It is responsible for drafting and promoting standards in addition to researching methods of combining automotive and information technologies. Tests are performed at JARI’s Shirosato Test Center 120 km (75 miles) northeast of Tokyo, Japan.

The China Automotive Technology and Research Center is a scientific research institute that helps China manage its automotive industry. It is now a part of State-owned Assets Supervision and Administration Commission of the State Council. Among other things, they are involved with C-NCAP, C-ECAP, and proving ground testing.

The International Organization for Standardization (“ISO”) develops and publishes international standards for various technologies, including automobiles. ISO 26262 defines a risk classification system, also known as an automotive safety integrity level (“ASIL”), for the functional safety of road vehicles. ISO 26262 defines four levels: A is the lowest level of risk, and D is the highest. Systems including airbags and anti-lock brakes get the highest level since their proper function is critical to safety, whereas less critical systems such as brake lights rate an A level. Most customers we serve are developing systems that are either ASIL C or ASIL D. Because the ASIL system is subject to some interpretation, in 2015, SAE International wrote J2980, Considerations for ISO 26262 ASIL Hazard Classification. This standard was revised in 2018. SAE J2980 provides better guidance for assessing the risks defined in ISO 26262.

We follow ISO 26262 (functional safety) and ISO 21488 (safety of the intended functionality) as automotive standards applicable to our software with regards to functional safety in the automotive industry. We also follow the Agile V-Model process and methodologies that focus on iterative software development.

We have collaboration between teams and we keep making progress implementing the automotive industry-standard guidelines based on the Automotive Software Process Improvement Capability Determination (“ASPICE”).

To effectively develop software that adheres to automotive standards, LeddarTech developed a hybrid approach that incorporates the best practices of the methodologies. This approach includes a development process that involves continuous integration and testing, and regular communication and collaboration between the development team, product owners, and other stakeholders. In addition, using automated testing tools, code reviews, and risk assessments ensures that software is developed according to the standards and is of high quality. Regular monitoring and tracking of progress can also help identify potential issues early on, allowing for quick and efficient resolution.

Overall, an effective software development process following ISO 26262 and Agile ASPICE methodologies requires a balance between safety and agility, focusing on continuous improvement and collaboration. LeddarTech has implemented a unified process for managing functional safety, Safety of the Intended Functionality (or ISO 21448:2021) and cybersecurity to comply with applicable standards.

In terms of security, we also apply the following standards, which are relevant to our activities and may be required by our customers: ISO 27001/TiSAX (organizational security), ISO21434 (road vehicles cybersecurity), ISO 24089 (road vehicles software) and AITF 16949 (automotive quality management).

Another area of applicable regulations is data privacy. We collect data on public roads and environments, with sensors such as cameras, that capture a lot of information. Data privacy regulations vary in each jurisdiction where data collection is being conducted. For our current activities, the relevant regions are Israel, Europe and the province of Québec (Canada). In Québec, An Act to modernize legislative provisions as regards the protection of personal information applies, Israel is subject to the Protection of Privacy Law, 5741-1981 and the Protection of Privacy Regulations (data security) 5777-2017, and Europe is subject to the GDPR. We will need to assess and comply with applicable regulations in all regions we choose to collect data in the future.

Employees

As of September 30, 2024, we had approximately 130 permanent employees across nine countries, excluding employees dedicated to hardware modules activities, contractors, temporary employees and interns. At such date, we had approximately four employees who are dedicated to the hardware modules activities we are currently in the process of winding down. None of our employees are represented by a labor union, and we consider our employee relations to be good. To date, we have not experienced any work stoppages.

The Company is led by a seasoned management team, who have cumulated significant automotive ADAS and AD market experience and broader experience in high-tech and software-centric businesses. The Company now includes over 115 specialized engineers, scientists, and specialists in all facets of ADAS software development, ASPICE, and ISO 26262, including, but not limited to, the following:

•        a global algorithms group with machine learning and computer vision expertise dedicated to low-level fusion core platforms;

•        an expertise in software embedded in various target processors, optimization of digital signal processing, and hardware accelerators for deep neural network efficiency;

•        a dedicated team for DATA Engineering and DevOps with full CI/CD software integration and release;

•        global dedicated Test and Automation team for verification and validation; and

•        teams dedicated to data collection in Israel and Canada.

We believe that the significant investments in our technology and the expertise and experience of this team provides a significant incentive for our customers to select the Company for their systems.

We may have to engage in a significant headcount reduction if our liquidity position requires us to implement our cost management plan. See “Risk Factors — Risks Related to Our Business — Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on the Company’s operations and future prospects.”

Facilities

The Company does not own any real property. Our corporate headquarters are in Québec City, Canada, where we lease about 12,936 square feet of office space pursuant to leases that expire between 2024 and 2028. Additionally, we have an office of about 6,400 square feet in Montréal, Canada which contains R&D and G&A functions, for which the lease expires in 2026. Furthermore, we lease a garage facility of 2,295 square feet in Quebec City, Canada, pursuant to a lease that expires in 2025. We lease approximately 17,000 square feet of office in Or Yehuda, Israel, which contains R&D, operations, and G&A functions to a lease expiring in 2027. Finally, we rent a temporary office space on a month-to-month basis in Shenzhen, China, for our local sales team. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. However, we do not consider any such claims, lawsuits, or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following management’s discussion and analysis (“MD&A”) provides information concerning the financial condition and results of operations of the Company at and for the fiscal years ended September 30, 2024, 2023 and 2022 (“FY2024,” “FY2023” and “FY2022,” respectively). This MD&A should be read in conjunction with the audited annual consolidated financial statements of the Company for FY2024, FY2023 and FY2022 (restated).

The financial information reported herein have been prepared in accordance with International Financial Reporting Standard (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and is presented in Canadian dollars unless otherwise stated.

All per share amounts reflect amounts per common share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

In addition to historical financial information, this MD&A contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors.” For more information about forward-looking statements, refer to section entitled “Forward-Looking Statements.”

The Company presents non-IFRS financial measures to assess operating performance. The Company presents net earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA (loss)”) and Adjusted EBITDA (loss). These non-IFRS measures do not have standardized meanings under IFRS and are not likely to be comparable to similarly designated measures reported by other corporations. The reader is cautioned that these measures are being reported in order to complement, and not replace, the analysis of financial results in accordance with IFRS. Management uses both measures that comply with IFRS and non-IFRS measures, in planning, overseeing and assessing the Company’s performance.

The terms and definitions associated with non-IFRS financial measures as well as a reconciliation to the most comparable IFRS measures are included in the Section entitled “Non-IFRS Financial Measures” in this MD&A.

Amendment and Restatement of the audited annual consolidated financial statements

Subsequent to the issuance of the audited annual consolidated financial statements for FY2022, errors with respect to the recognition of a government grant liability from an Israel-United States Binational Industrial Research and Development Foundation, the measurement and recognition of research and development costs and other item were identified. Accordingly, the consolidated financial statements for FY2022 were restated to reflect adjustments made as a result of this correction of errors. Refer to Note 2 of the audited annual consolidated financial statements of the Company for FY2023 for more details.

Company Overview

LeddarTech was formed in 2007 under the Canada Business Corporations Act (the “CBCA”) and is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance AI automotive software that enables the market to deploy ADAS features reducing the number of road accidents and making transportation more enjoyable and efficient. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of the next generation of automotive advanced driver assistance systems (“ADAS”) and autonomous driving (“AD”) systems.

On June 12, 2023, LeddarTech Holdings Inc., a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to the following section entitled “— Business Combination and Public Company Costs” and to Note 4 of the audited annual consolidated financial statements of the Company for FY2024 for more details.

Discontinued Activities

In connection with the transition to a “pure play” automotive software business model, in FY2022 we made the strategic decision to discontinue our LiDAR components and our modules businesses. In September 2024, the Company ceased its Modules operations and presented these operations as discontinued operations. The results of operations and cash flows related to these businesses are reclassified as discontinued operations in the consolidated statements of loss and comprehensive loss and cash flows. Refer to Note 7 to the audited annual consolidated financial statements of the Company for FY2024 for more details.

Business Combination and Public Company Costs

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and Newco completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and Newco amalgamated (the “Prospector Amalgamation” and Prospector Canada and Newco as so amalgamated, “Amalco”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco having a negotiated aggregate equity value of $200 million (valued at $10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional Amalco “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and Amalco amalgamated (the “Company Amalgamation” and LeddarTech and Amalco as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of Amalco converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination”.

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately $10.93 per share, or a total of approximately $9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination. Such distribution was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes (A) 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination (the “Prospector Private Warrants”) and (B) Prospector Warrants that were listed on The Nasdaq Stock Market LLC (the “Prospector Public Warrants”), was assumed by the Company and became a warrant of the Company (“Legacy SPAC Warrant”). At such time, the Prospector Private Warrants became the “Private Warrants” and the Prospector Public Warrants became the “Public Warrants.”

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

On December 22, 2023, the Common Shares and Public Warrants became listed on Nasdaq under the symbols “LDTC” and “LDTCW”, respectively. As a consequence of the Business Combination, the Company has become an SEC-registered company listed on Nasdaq, which has required the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional significant annual expenses as a public company.

Accounting Treatment

The Business Combination was accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3. Consequently, the Business Combination was accounted for under IFRS 2 as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector was treated as the “acquiree” for accounting purposes, the net assets of Prospector are recognized at their fair value, and no goodwill or other intangible assets are recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., Company Common Shares and Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector was represented a service for the listing of the Company and was recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector.

•        LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Company with an approximately 69.5% voting interest;

•        The largest individual minority shareholder of the Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

•        Senior management of the Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

•        Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Company;

•        LeddarTech is the larger entity based on historical total assets and revenues; and

•        LeddarTech’s operations comprise the ongoing operations of the Company.

Basis of presentation

The Company’s fiscal year is the twelve-month period ending September 30 of each year. LeddarTech’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). All amounts are in Canadian dollars except as otherwise indicated. See “Exchange Rate Information.” The Company operates under one operating and reportable segment.

All per share amounts reflect amounts per Common Share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

LeddarTech acquired a 60% interest in VayaVision in July 2020. VayaVision’s assets, liabilities and results of operations are reflected in LeddarTech’s consolidated financial statements, with the non-controlling interests’ share of net assets and results of operations reflected on LeddarTech’s consolidated statement of financial position and consolidated statement of loss and comprehensive loss. In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech was $57,724, consisted of 66,550 Common Shares, after payment of the applicable withholding tax, which will entitle the shareholders to receive 5,548 Common Shares. The founding shareholders from whom LeddarTech purchased the majority of the remaining shares in VayaVision demanded that LeddarTech provide a tax indemnity as a condition to the purchase. LeddarTech believes the demand for a tax indemnity is without merit based on the terms and conditions of the option agreement, and at LeddarTech’s request the share transfer was recorded in VayaVision’s share registry and the Israeli Registrar of Companies. LeddarTech believes that, if the founding shareholders were to pursue a claim, it would not have a material adverse effect on the Company’s business, financial condition or results of operation. Following acquisition of the remaining 40% interest in VayaVision, none of VayaVision’s assets or results of operations from the date of acquisition will be allocated to non-controlling interest.

Recent Developments

Strategic Collaboration Agreement and Software License Agreement

On December 9, 2024, we announced that LeddarTech and Texas Instruments have entered into a strategic collaboration agreement and a software license agreement to enable a comprehensive, integrated platform solution for ADAS and AD markets. Under the license agreement, the Company will receive a total payment of approximately US$10.0 million in advance royalties, with the potential for additional royalties over time. Initial payments of US$5.0 million and US$3.0 million have been received by the Company and the final US$1.9 million will be contingent upon the execution of a client contract with an OEM.

Issuance of Common Shares Under the SEPA Agreement

From December 9, 2024 through January 16, 2025, we had issued a total of 7,195,222 SEPA Advance Shares under the SEPA, generating net proceeds of US$11.3 million. For more details, refer to “— Financing Transactions — Standby Equity Purchase Agreement” below.

Bridge Financing

On August 16, 2024, the Company also entered into an agreement in principle with several of its principal shareholders and its principal lender pursuant to which such parties agreed to fund the Company with an aggregate of US$9.0 million in bridge debt financing in order to meet the Company’s near-term obligations (the “Bridge Financing”) while the Company continued to progress its discussions, including with certain potential strategic investors, to secure US$35.0 million or more in additional equity capital (the “Equity Financing”). On December 6, 2024, a second amendment was made to the Bridge Financing modifying among other things, the maturity of the bridge loan from November 15, 2024 to December 13, 2024, which date was automatically extended upon the disbursement by Texas Instruments to LeddarTech of the full first installment of the TI Pre-paid Royalty Fee, to the earlier of (a) January 31, 2025 and (b) the business day following the Short-Term Outside Date.

In connection with the Bridge Financing, one of our existing investors converted US$1.5 million of its existing convertible notes into common shares in the capital of the Company at an above-market conversion price of US$2.00 per share, reducing the convertible note balance by US$1.5 million. The Company also received additional Bridge Loans in an aggregate amount of approximately US$0.3 million from certain members of management and the board of directors (collectively, the “Additional Bridge Lenders” and, together with the Initial Bridge Lenders, the “Bridge Lenders”) in accordance with the terms of the Bridge Financing.

For more details, refer to caption “Bridge Financing” of the section entitled “Financing Transactions” of this MD&A.

Desjardins Credit Facility

In order to allow sufficient time to finalize the definitive documents in connection with the Bridge Financing described above, the Company also has entered into a series of amendments with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to the Amended and Restated Financing Offer dated as of April 5, 2023 (as amended, the “Desjardins Credit Facility”). Pursuant to previous amendments to the Desjardins Credit Facility, the Company and Desjardins had temporarily reduced the Company’s obligation to maintain an unencumbered cash balance (the “Minimum Cash Covenant”) from $5.0 million to the current requirement of $250,000 through August 14, 2024. Pursuant to the Fourteenth Amendment, Desjardins had temporary suspended the minimum cash covenant until the earlier of (a) December 13, 2024, and (b) the date of disbursement to LeddarTech of the full first instalment of the TI Pre-paid Royalty Fee. After this date, the Company will be required to maintain a minimum cash balance of $1.0 million until the earlier of (a) the Short-Term Outside Date, and (b) January 31, 2025, and a minimum cash balance of $5 million at all times after such date. For more details, see “— Financing Transactions — Desjardins Credit Facility.”

Financial Highlights

	FY2024	FY2023	FY2022
Continuing operations
Revenues	477,812	197,556	633,850
Gross profit	477,812	197,556	554,225
Loss from operations	(164,329,669)	(44,948,815)	(85,922,905)
Finance costs, net	3,063,252	(729,958)	(10,067,497)
Loss before income taxes	(167,302,856)	(43,841,777)	(75,419,960)
Net loss and comprehensive loss	(167,318,738)	(43,841,777)	(75,419,960)
Net loss and comprehensive loss attributable to Shareholders of the Company	(167,016,426)	(40,409,465)	(71,320,063)
Loss per share
Net loss per share (basic and diluted) (in dollars)	(7.33)	(241.09)	(528.64)
Weighted average shares outstanding (basic and diluted) (in thousands of shares)	22,774,782	167,610	134,913
EBITDA (loss)(1)	(157,229,931)	(42,738,031)	(73,962,491)
Adjusted EBITDA (loss)(1)	(30,395,262)	(34,815,026)	(41,361,058)
Discontinued operations
Net income (loss) and comprehensive income (loss) and net income (loss) and comprehensive income (loss) attributable to Shareholders of the Company	1,123,039	(7,582,632)	2,001,215
Net loss per share (basic and diluted) (in dollars)	0.05	(45.24)	14.83

____________

(1)      EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

Key Factors Affecting LeddarTech’s Performance

Following our transition to the pure-play automotive software business model (“Pure-Play business”), including the divestment of our modules and components businesses (“legacy businesses”), our revenues will no longer include revenues for the sale of LiDAR hardware and sensor components, and related servicing revenue. The revenues related to the legacy businesses represented $7.5 million for FY 2024 compared to $7.2 million for FY2023. The Company ceased its Modules operations in September 2024 and the Company does not expect to have any additional activities in this legacy business in the future.

Going forward, the Company’s financial position and results of operations will depend to a significant extent on our ability to (i) develop and expand commercial relationships with OEMs and Tier-1 suppliers, (ii) expand our ADAS market presence and benefit from regulatory mandates, (iii) leverage offroad vehicles and industrial markets and (iv) monetize potential for significant value in data collection. See “Business — Growth Strategies” and “Business — Business Model.” Key factor affecting our performance are expected to include the number and nature of commercial agreements we enter into with Tier 1 and Tier 2 suppliers and OEMs, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions.

To the extent we are able to develop and expand our commercial relationships with Tier 1 and Tier 2 suppliers and OEMs, we anticipate that our future revenues will be primarily comprised of Non-Recurring Engineering services (“NRE”) revenues from completed Proof of Concept (“POC”) and Proof of Technology (“POT”) assessments, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions.

The Company is subject to a covenant to maintain a minimum unencumbered cash balance of at least $5.0 million, temporarily reduced to $1.0 million, under the terms of the Desjardins Credit Facility, as more fully described below. While it is expected that receipt of the proceeds from the Bridge Facility and other sources of capital, including the SEPA and the TI Pre-paid Royalty Fee, may enable LeddarTech to comply with the Minimum Cash Covenant, LeddarTech may again in the future be unable to maintain the minimum cash balance. In order for the Company’s anticipated financial resources to be sufficient to meet its capital requirements for the 12 months following the date hereof, the Company will need to raise additional capital, and if it raises an insufficient amount of capital, the Company will need to seek relief from its lenders and reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses. See “Risk Factors — Risks Related to Our Business — LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.”

Restructuring Activities

Potential Implementation of Cost Management Plan.    As of September 30, 2024 the Company had a cash balance of approximately $5.3 million, of which approximately $5.3 million was unrestricted. As described above, pursuant to the Fourteenth Amendment of the Desjardins Credit Facility, Desjardins had temporarily suspended the Minimum Cash Covenant until the earlier of (a) December 13, 2024, and (b) the date of disbursement to LeddarTech of the full first instalment of the TI Pre-paid Royalty Fee. After this date, the Company will be required to maintain a minimum cash balance of $1.0 million until the earlier of (a) the Short-Term Outside Date and (b) January 31, 2025, and a minimum cash balance of $5 million at all times after such date. For more details, refer to “— Financing Transactions — Desjardins Credit Facility” below. Continued compliance with the terms of the Desjardins Credit Facility may require reaching an agreement with Desjardins to obtain further relief from the current Minimum Cash Covenant.

The Company will need to raise substantial amounts of additional capital beyond the Bridge Financing, pursuant to the Equity Financing or otherwise. If we are unable to raise additional capital, we will not be able to remain in compliance with the covenants in our debt instruments or meet our debt service obligations. If we are successful in raising additional capital but in amounts insufficient to support normal business operations, we expect that the Company would need to implement a cost management plan as deemed necessary and appropriate so that it can manage compliance with the terms of any waiver or modified minimum cash balance requirement that it is able to negotiate with Desjardins. The Company would then have to maintain operating costs at targeted levels to ensure operating costs will not exceed anticipated available liquidity. Such cost management actions may include a reduction in product development activities (a key driver of our cash expenditures), as well as potentially significant reductions in staffing and bonuses. If the cost management plan is fully implemented, we expect to incur cash charges of up to approximately $3.3 million in connection with the implementation of the cost management plan, primarily related to severance expense related to headcount reduction. If the Company is not successful in raising additional capital and/or is unable to satisfy the Minimum Cash Covenant or to agree with Desjardins to a reduction in the Minimum Cash Covenant, the cash available may not be sufficient to fully implement the cost management plan.

If implemented, the cost management plan would be expected to focus most of the Company’s resources (financial and human) on customer acquisition and design wins based on our existing software platform and the features we have released to date and less resources on continuous product improvement or new product development. Successfully executing on our operating and cost management plans and maintaining an adequate level of liquidity, however, will be subject to various risks and uncertainties, including how successful we are at achieving design wins and production contracts, our ability to manage expenses and the availability of additional sources of funding and/or ability to refinance existing funding. Our internal forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. We expect to continue to generate significant operating losses in the foreseeable future. See “— Subsequent Events” and “Risk Factors — Risks Related to Our Business — LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.”

Components of Results of Operations

Revenues.    Historically, our revenue has been generated from the sale of products LiDAR hardware and sensor components, and related servicing revenue. Following our transition to the Pure-Play automotive software business model, our revenues will no longer include revenues from these businesses (legacy businesses), and we expect our revenues to be primarily comprised of non-recurring engineering revenues, software sales based on unit sales, licensing fees and maintenance fees.

Gross Profit.    Gross profit represents our total revenues, less cost of sales, which historically have consisted of materials, equipment and salaries and related expenses. Following our transition to the Pure-Play automotive software business model, we expect our cost of goods sold to be primarily comprised of salaries and related expenses, data acquisition and storage fees.

Operating expenses.    Operating expenses have historically been comprised of selling, general and administrative, stock-based compensation and research and development costs. Following our transition to the Pure-Play automotive software business model, we expect our operating expenses to be comprised of the same items.

Other (income) costs.    Other (income) costs historically have been comprised of grant revenue and costs. Following our transition to the Pure-Play automotive software business model, we expect our Other (income) costs to be primarily comprised of the same items.

Results of Continuing Operations

Comparison of Years Ended September 30, 2024 and 2023

Revenues

			Change
	FY2024	FY2023	$	%
Products	—	—	—	—
Services and other	477,812	197,556	280,256	141.9
Total	477,812	197,556	280,256	141.9

For FY2024, total revenues were $0.5 million for FY2024, an increase of $0.3 million or 141.9% compared to FY2023, mainly due to the increase of revenues from services, primarily explained by higher engineering services rendered to strategic external collaborators during the process of developing our ADAS software for FY2024. The revenues from products were nil in FY2024 and FY2023 considering the reclassification of the legacy businesses as discontinued operations in the consolidated statement of loss.

Gross profit

			Change
	FY2024	FY2023	$	%
Gross profit	477,812	197,556	280,256	141.9
As a percentage of total revenues	100.0%	100.0%	—	—

For FY2024, the gross profit was $0.5 million compared to a gross profit of $0.2 million for FY2023. This increase of gross profit of $0.3 million or 141.9% as compared to FY2023 is primarily attributable to the increase in revenue.

Operating expenses

			Change
	FY2024	FY2023	$	%
Marketing and product management	4,012,238	4,097,931	(85,693)	(2.1)
Selling	2,795,060	3,126,324	(331,264)	(10.6)
General and administrative	17,927,408	18,990,598	(1,063,190)	(5.6)
Research and development costs	7,448,080	11,253,670	(3,805,590)	(33.8)
Stock-based compensation	1,715,512	2,436,974	(721,462)	(29.6)
Listing expenses	59,139,572	—	59,139,572	100.00
Transaction costs	2,407,977	3,506,630	(1,098,653)	(31.3)
Restructuring costs	46,387	1,734,244	(1,687,857)	(97.3)
Impairment losses related to intangible assets	69,315,247	—	69,315,247	100.0
Total	164,807,481	45,146,371	119,661,110	265.1

Marketing and product management

For FY2024, marketing and product management expenses were $4.0 million compared to $4.1 million for FY2023. The decrease of $0.1 million or 2.1% as compared to FY2023 is primarily attributable to a decrease in salaries and related costs of $0.4 million and a decrease in advertising expenses of $0.1 million that partially offset with an increase in professional services costs.

Selling

For FY2024, selling expenses were $2.8 million compared to $3.1 million for FY2023. The decrease of $0.3 million or 10.6% as compared to FY2023 is primarily attributable to a decrease in salaries and related costs.

General and administrative

For FY2024, general and administrative expenses were $17.9 compared to $19.0 million for FY2023. The decrease of $1.1 million or 5.6% as compared to FY2023 is primarily attributable to a decrease in professional services costs of $1.8 million and salaries and related costs of $0.3 million, partially offset by an increase in insurance costs of $1.1 million.

Research and development costs

Research and development costs were $7.4 million for FY2024 compared to $11.3 million in FY2023. This decrease of $3.8 million or 33.8% is primarily attributable to the decrease in salaries and related costs and consulting fees, partially offset by an increase in subcontracting services expenses.

Stock-based compensation

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed 5,000,000 shares at any time. The Plan provides for the grant of unvested Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions. Following the adoption of the new equity incentive and the grants of the first awards of this plan, the Company closed off the reserve stock option balance related to the previous equity incentive plan, in the deficit.

For FY2024, the stock-based compensation expense was $1.7 million compared to $2.4 million for FY2023. This decrease of $0.7 million or 29.6% in FY2024 as compared to FY2023 is primarily due to a gain on modification of stock options realized in Q1-2024 of $6.0 million, in relation to the acquisition of Prospector and to the Plan of Arrangement. The gain partially offsets the stock-based compensation expense of $8.0 million recognized following the adoption of the Plan and initial grant in Q2-2024.

For additional information of stock-based compensation, refer to Notes 19 and 26 of the audited annual consolidated financial statements of the Company for FY2024.

Listing expenses

The listing expenses of $59.1 million for FY2024, as compared to nil for FY2023, represents the difference between the fair value of the Common Shares and Class A Non-Voting Special Shares issued to the shareholder of Prospector, net of the fair value of the assets acquired and liability assumes, which includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. For additional information, refer to Note 4 of the FY2024 consolidated financial statements.

Transaction costs

For FY2024, the transaction costs were $2.4 million compared to $3.5 million for FY2023. This decrease of $1.1 million or 31.3% was due to fees related to the Business Combination. See “— Business Combination and Public Company Costs” for more details.

Restructuring costs

In connection with the initiatives related to LeddarTech’s transition into a Pure-Play automotive software business model, restructuring costs of $46,000 were incurred in FY2024 and $1.7 million for FY2023 (excluding restructuring costs related to discontinued legacy businesses activities).

Impairment losses related to goodwill and intangible assets

During FY2024, impairment losses related to goodwill and intangible assets of $69.3 million was recognized. As a result of the annual strategic plan review, the Company concluded that certain intangible assets were no longer expected to be used when the test was performed at the asset level. The Company also performed a formal annual impairment test for its goodwill and intangible assets not yet available through the assessment of the recoverable amount of the CGU to which they belong. Due to a shift in the expected timing of future revenues and a substantial increase in the discount rate used to calculate the present value of future cash flows, the discounted cash flow test led to an expected recoverable amount that was below the carrying value of the assets. Accordingly, a goodwill impairment charge of $7.3 million and an impairment charge on development costs of $58.3 million and of other intangible assets of $3.7 million were recognized in FY2024.

Refer to Note 6 to LeddarTech’s annual audited consolidated financial statements for FY2024 for more details.

Other (income) costs

Other (income) costs, composed of grant revenues and finance costs, net, were $3.0 million for FY2024 compared to an income of $1.1 million for FY2023, an increase of costs of $4.1 million or 368.6%.

Grant revenue

Grant revenue is mainly composed of the Scientific Research & Experimental Development (SR&ED) tax credit related to projects and eligible expenses incurred by the Company. For FY2024, the grant revenues were $0.1 million and the decrease of $0.3 million as compared to $0.4 million for FY2023 is mainly due to the decrease in research and development tax credits due to a lower level of eligible projects. Refer to Note 23 to LeddarTech’s annual audited consolidated financial statements for FY2024 for more details.

Finance costs, net

For FY2024, the finance costs, net, were $3.1 million compared to a finance income of $0.7 million in FY2023.

			Change
	FY2024	FY2023	$	%
Interest expenses (income)	8,516,353	(1,039,281)	9,555,634	919.4
Loss (gain) on revaluation of financial instruments carried at fair value	(5,553,010)	21,100	(5,574,110)	(26,418)
Other	99,909	288,223	(188,314)	(65.3)
Total	3,063,252	(729,958)	3,793,210	(519.6)

The increase of $3.8 million or 519.6% is primarily due to the following items.

•        Interest expenses:    The increase of $9.6 million or 919.4% in FY2024 as compared to FY2023 was mainly due to an increase of interest expense on term loan of $1.0 million and on convertible notes of $6.7 million, an increase in SEPA commitment fees of $0.5 million, a decrease in gain on term loan modification of $4.1 million and a decrease in gain on other loan settlement of $1.6 million, partially offset by an increase of $4.3 million in capitalized borrowing costs.

•        Loss (gain) on revaluation of instruments carried at fair value:    The gain on revaluation of financial instruments carried at fair value of $5.6 million for FY2024 was mainly attributable to the remeasurement of warrant liability of $1.1 million and of conversion option of $5.7 million, partially offset by a decrease in fair value of the bridge loan of $1.2 million.

•        Other:    The decrease in other costs of $0.2 million or 65.3% for FY2024 was mainly due to a loss on conversion of conversion option of $0.4 million and an increase of $0.3 million of non-capitalizable financing costs, partially offset by the increase in foreign exchange gain of $0.6 million and a gain on lease modification of $0.2 million.

Refer to Note 24 of the Company’s FY2024 annual audited consolidated financial statements for more details.

Net Loss and comprehensive loss from continuing operations

Net Loss and comprehensive loss

			Change
	FY2024	FY2023	$	%
Net loss and comprehensive loss	(167,318,738)	(43,841,777)	(123,476,961)	281.6

For FY2024, the net loss was $167.3 million compared to a net loss of $43.8 million for FY2023. This increase of net loss of $123.5 million or 281.6 % as compared to FY2023 is primarily attributable to the following elements:

•        the impairment losses related to goodwill and intangible assets of $69.3 million recognized in FY2024;

•        the listing expense of $59.1 million relating to the business combination which occurred in Q1-2024; and

•        the increase in finance cost, net, of $3.8 million, as explained previously;

partially offset by,

•        the increase in gross profit of $0.3 million, primarily attributable to the increase in revenue from continuing operations in FY2024;

•        the decrease in research and development costs of $3.8 million, due mainly to the decrease in salaries and related costs;

•        the decrease in general and administrative expenses of $1.1 million, due primarily to a decrease in professional services and salaries and related costs of $2.1 million, partially offset by an increase in insurance costs of $1.1 million; and

•        the decrease in transaction costs and restructuring costs of $1.1 million and $1.7 million, respectively

Refer to sections entitled “— Operating expenses” and “— Other (income) costs” above for more details.

EBITDA (loss)(1) and Adjusted EBITDA (loss)(1)

			Change
	FY2024	FY2023	$	%
EBITDA (loss)	(157,229,931)	(42,738,031)	(114,491,900)	267.9
Adjusted EBITDA (loss)	(30,395,262)	(34,815,026)	4,419,764	(12.7)

____________

(1)      EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

For FY2024, the EBITDA (loss) was $157.2 million compared to an EBITDA (loss) of $42.7 million for FY2023. This increase in EBITDA (loss) of $114.5 million or 267.9% as compared to FY2023 is primarily attributable to the increase in net loss of $123.5 million as compared to FY2023, primarily due to the impairment losses related to goodwill and intangible assets of $69.3 million and the listing expense of $59.1 million related to the business combination which occurred in FY2024.

For FY2024, the Adjusted EBITDA (loss) was $30.4 million compared to an Adjusted EBITDA (loss) of $34.8 million for FY2023. This decrease in Adjusted EBITDA (loss) of $4.4 million or 12.7% in FY2024 as compared to FY2023 is primarily attributable to the increase in gross profit of $0.3 million and the decrease in research and development costs of $3.8 million.

Net loss from discontinued operations

			Change
	FY2024	FY2023	$	%
Net profit (loss) and comprehensive profit (loss)	1,123,039	(7,582,632)	8,705,671	(114.8)

For FY2024, net profit from discontinued operations was $1.1 million compared to a net loss of $7.6 million for FY2023. This increase in net profit of $8.7 million or 114.8% is mainly attributable to the impairment loss related to intangible assets of $5.8 million recognized in FY2023 and the increase in gross profit of $2.2 million in FY2024 as compared to FY2023. Refer to Note 7 to the Company’s annual audited consolidated financial statements for FY2024 for more details.

Comparison of Years Ended September 30, 2023 and 2022 excluding discontinued activities

Revenues

			Change
	FY2023	FY2022	$	%
Products	—	52,144	(52,144)	(100.0)
Services and other	197,556	581,706	(384,150)	(66.0)
Total	197,556	633,850	(436,294)	(68.8)

For FY2023, total revenues were $0.2 million, a decrease of $0.4 million or 68.8% as compared to FY2022. This decrease is mainly due to the decrease in revenues from services and other of $0.4 million or 66.0%, is primarily a result of lower engineering services rendered in FY2023 to strategic external collaborators during the process of developing our ADAS software.

Gross profit

			Change
	FY2023	FY2022	$	%
Gross profit	197,556	554,225	(356,669)	64.4
As a percentage of total revenues	100.0%	87.4%		12.6

For FY2023, the gross profit was $0.2 million compared to a gross profit of $0.6 million for FY2022. This decrease of $0.4 million or 64.4% in FY2023 as compared to FY2022 is primarily attributable to the decrease of revenues of $0.4 million in FY2023 as compared to FY2022, as explained previously.

Operating expenses

			Change
	FY2023	FY2022	$	%
Marketing and product management	4,097,931	3,280,864	817,067	24.9
Selling	3,126,324	3,976,733	(850,409)	(21.4)
General and administrative	18,990,598	15,548,293	3,442,305	22.1
Research and development costs	11,253,670	21,191,064	(9,937,394)	(46.9)
Stock-based compensation	2,436,974	4,272,673	(1,835,699)	(43.0)
Listing expenses	—	—	—	0.00
Transaction costs	3,506,630	—	3,506,630	100.0
Restructuring costs	1,734,244	—	1,734,244	100.0
Impairment loss related to intangible assets	—	38,207,503	(38,207,503)	(100.0)
Total	45,146,371	86,477,130	(41,330,759)	(47.8)

Marketing and product management

For FY2023, marketing and product management expenses were $4.1 million compared to $3.3 million for FY2022. The increase of $0.8 million or 24.9% as compared to FY2022 is primarily attributable to higher salaries and related expenses in relation with product management and marketing activities in support of our pure-play automotive software business model.

Selling

For FY2023, selling expenses were $3.1 million compared to $4.0 million, a decrease of $0.9 million or 21.4% as compared to FY2022, primarily attributable to the decrease in headcount in connection with LeddarTech’s transition into a pure-play automotive software business model.

General and administrative

For FY2023, general and administrative expenses were $19.0 million compared to $15.5 million for FY2022. The increase of $3.4 million or 22.1% as compared to FY2022 is primarily due to professional fees incurred for consulting and financing during FY2023.

Research and development costs

Research and development costs were $11.3 million for FY2023 compared to $21.2 million in FY2022. This decrease of $9.9 million or 46.9% is primarily due to management’s decision to discontinue the LiDAR components business and in connection with LeddarTech’s transition into a pure-play automotive software business model in late FY2022.

Stock-based compensation

For FY2023, stock-based compensation expenses were $2.4 million compared to $4.3 million for FY2022. This decrease of $1.8 million or 43.0% is primarily due to the decrease in stock-based compensation expense recorded for the ESOP of $0.7 million and VayaVision call option of $1.1 million, the decrease of $0.3 million on M-Options economy and the decrease of $0.3 million of capitalization as development costs, during FY2023.

For additional information of stock-based compensation, refer to Note 19 to the Company’s annual audited consolidated financial statements for FY2024 for more details.

Transaction costs

During FY2023, transaction costs were $3.5 million compared to nil for FY2022. These transaction costs were related to the proposed Business Combination and LeddarTech will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

Restructuring costs

The Company expects to complete the initiatives related to LeddarTech’s transition into a pure-play automotive software business model over FY2023.

Restructuring costs of $1.8 million were incurred in FY2023. Furthermore, after the review of revenues forecasts on certain remaining programs divested following the transition to the pure-play automotive software business model, a write-down on inventories of $2.3 million and an onerous contract net loss of $1.4 million were recognized in net income (loss) from discontinued operations in FY2023.

Impairment loss related to intangible assets

During FY2023, an impairment loss related to intangible assets of $38.2 million was recognized due to the decrease in the expected recoverable amount of certain intangible assets, explained by the Company’s inability to reach a satisfactory financial agreement with one of the main partners of the Component business, after the discontinuation of the Lidar components business in late FY2022. Refer to Note 6 to the Company’s annual audited consolidated financial statements for FY2024 for more details.

Other (income) costs

Other income, composed of grant revenue and finance costs, net, were $1.1 million for FY2023 compared to $10.5 million for FY2022, a decrease of $9.4 million or 89.5%.

Grant revenue

For FY2023, grant revenue was $0.4 million, which is comparable to those recognized in FY2022. The grant revenue is mainly composed of the Scientific Research & Experimental Development (SR&ED) tax credit related to projects and eligible expenses incurred by the Company.

Finance costs, net

			Change
	FY2023	FY2022	$	%
Interest expenses (income)	(1,039,281)	(859,403)	(179,878)	(20.9)
Loss (gain) on revaluation of financial instruments carried at fair value	21,100	(7,129,238)	7,150,338	(100)
Other	288,223	(2,078,856)	2,367,079	(113.9)
Total	(729,958)	(10,067,497)	9,337,539	(92.7)

The net finance income was $0.7 million for FY2023 compared to $10.1 million for FY2022. This decrease of $9.3 million or 92.7% was primarily due to the following items:

•        Interest expenses (income):    The increase of $0.2 million or 20.9% in FY2023 as compared to FY2022 was mainly due to gain on Term loan modification of $4.3 million in FY2023 and the gain on other loan settlement of $1.6 million in FY2023, partly offset by the increase of interest expense, due to higher interest expenses on credit facility and on convertible loan and lower capitalized borrowing costs. Refer to “Liquidity and Capital Resources” section for more details.

•        Loss (gain) on revaluation of financial instruments carried at fair value:    The decrease of $7.2 million or 100.3% of change in FVTPL of financial instruments in FY2023 was mainly attributable to gains on revaluation of convertible loans in FY2022 of $6.1 million and of a contingent consideration payable of $1.3 million.

•        Other:    The increase of other expenses of $2.4 million or 113.9% in FY2023 was mainly due to a foreign exchange loss of $0.2 million in FY2023 as compared to a foreign exchange gain of $2.7 million for FY2022, mainly on the higher cash balance denominated in U.S. dollar during FY2022.

Refer to Note 24 to the Company’s annual audited consolidated financial statements for FY2024 more details.

Net Loss and comprehensive loss

			Change
	FY2023	FY2022	$	%
Net loss and comprehensive loss	(43,841,777)	(75,419,960)	31,578,183	(41.9)

For FY2023, the net loss was $43.8 million compared to a net loss of $75.4 million for FY2022. This decrease of net loss of $31.6 million or 41.9% as compared to FY2022 is primarily attributable to the decrease of operating expenses of $41.3 million for FY2023, partly offset by the negative impact on gross profit (loss) of the decrease of revenues in FY2023 compared to FY2022. As previously mentioned, the decrease of operating expenses of $41.3 million for FY2023 compared to FY2022 is mainly due the impairment losses related to intangible assets of $38.2 million recognized in FY2022, the decrease in FY2023 as compared to FY2022 of research and development expenses of $9.9 million and of stock-based compensation expenses of $1.8 million, partly offset by the increase of general and administrative expenses of $3.4 million, transaction costs of $3.5 million in FY2023 and the restructuring costs of $1.7 million in FY2023.

Refer to sections entitled “— Operating expenses” and “— Other (income) costs” above for more details.

EBITDA(1) and Adjusted EBITDA(1)

			Change
	FY2023	FY2022	$	%
EBITDA (loss)	(42,738,031)	(73,962,491)	31,224,460	(42.2)
Adjusted EBITDA (loss)	(34,815,026)	(41,361,058)	6,546,032	(15.8)

____________

(1)      EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

For FY2023, the EBITDA (loss) was $42.7 million compared to an EBITDA (loss) of $74.0 million for FY2022. This decrease of EBITDA (loss) of $31.2 million or 42.2% as compared to FY2022 is primarily attributable to the impairment losses related to intangible assets of $38.2 million recognized in FY2022, the decrease in FY2023 as compared to FY2022 of research and development expenses of $9.9 million and of stock-based compensation expenses of $1.8 million, partly offset by the increase of general and administrative expenses of $3.4 million, the transaction costs of $3.5 million in FY2023 and the restructuring costs of $1.7 million in FY2023.

For FY2023, the Adjusted EBITDA (loss) was $34.8 million compared to an Adjusted EBITDA (loss) of $41.4 million for FY2022. This decrease of Adjusted EBITDA (loss) of $6.5 million or 15.8% in FY2023 as compared to FY2022 is primarily attributable to the decrease of research and development expenses of $9.9 million in FY2023 as compared to FY2022, partly offset by the increase of general and administrative expenses of $3.4 million in FY2023 as compared to FY2022.

Net profit (loss) from discontinued operations

			Change
	FY2023	FY2022	$	%
Net profit (loss) and comprehensive profit (loss)	(7,582,632)	2,001,215	(9,583,847)	(478.9)

For FY2023, net loss from discontinued operations was $7.6 million compared to a net profit of $2.0 million for FY2022. This increase of net loss of $9.6 million or 478.9% is mainly attributable to the impairment loss related to intangible assets of $5.8 million recognized in FY2023 and the decrease of gross profit of $3.2 million in FY2023 as compared to FY2022. Refer to Note 7 to the Company’s annual audited consolidated financial statements for FY2024 for more details.

Quarterly Results

The following table presents a summary of our quarterly consolidated financial results for FY2024 and FY2023.

Three month periods ended	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Revenues	50,561	253,150	122,101	52,001
Net loss and comprehensive loss attributable to Shareholders of the Company
Continuing operations	(81,154,693)	(7,065,204)	(17,608,415)	(61,188,114)
Discontinued operations	276,926	(389,437)	188,881	1,046,668
Total	(80,877,767)	(7,454,641)	(17,419,534)	(60,141,446)

Per share (basic and diluted) (in dollars)
Continuing operations	(2.72)	(0.24)	(0.61)	(17.06)
Discontinued operations	0.01	(0.01)	0.01	0.29
Total	(2.71)	(0.26)	(0.61)	(16.76)
Weighted average common shares outstanding, basic and diluted	29,865,648	29,153,504	28,770,930	3,587,572

Three month periods ended	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Revenues	52,001	12,082	—	133,474
Net loss and comprehensive loss attributable to Shareholders of the Company
Continuing operations	(8,172,189)	(2,072,581)	(11,265,503)	(18,899,191)
Discontinued operations	(3,257,651)	(1,802,803)	(1,313,385)	(1,208,794)
Total	(11,429,840)	(3,875,384)	(12,578,888)	(20,107,985)

Per share (basic and diluted) (in dollars)
Continuing operations	(48.76)	(12.37)	(67.21)	(112.76)
Discontinued operations	(19.44)	(10.76)	(7.84)	(7.21)
Total	(68.19)	(23.12)	(75.05)	(119.97)
Weighted average common shares outstanding, basic and diluted	167,610	167,610	167,610	167,610

Comparison of Q4-2024 and Q4-2023

For Q4-2024, total revenues from continuing operations remained flat at $51,000 compared to $52,000 for Q4-2023. The revenues from products were nil in FY2024 and FY2023 due to the reclassification of the legacy businesses as discontinued operations in the consolidated statement of loss. The decrease of revenues is primarily a result of lower engineering services rendered to strategic external collaborators.

For Q4-2024, net loss and comprehensive loss attributable to Shareholders of the Company related to continuing operations was $81.2 million, an increase of $73.0 million or 893.1% as compared to Q4-2023. This increase was mainly attributable to the increase in impairment losses related to intangible assets and goodwill of $69.3 million, the increase in finance costs, net, of $2.6 million and the increase in restructuring costs of $0.4 million, partly offset by the decrease in transaction costs of $1.9 million, general and administrative expenses of $2.2 million and research and development costs of $1 million.

For Q4-2024, net profit and comprehensive profit attributable to Shareholders of the Company related to discontinued operations was $0.3 million compared to net loss and comprehensive loss attributable to Shareholders of the Company related to discontinued operations of $3.3 million for Q4-2023. This increase of $3.5 million or 108.4% as compared to Q4-2023 was mainly attributable to the decrease in impairment losses related to intangible assets and goodwill of $4.4 million, partially offset by the decrease of gross profit of $0.9 million.

For Q4-2024, the variations of the net profit (loss) and comprehensive profit (loss) attributable to Shareholders of the Company, related to continuing operations and to discontinued operations, per share (basic and diluted), are explained by the variation of the net profit (loss) and comprehensive profit (loss) attributable to Shareholders of the Company, as explained above, and the increase of the weighted average common shares outstanding, basic and diluted, due to the financing activities of FY2023 and FY2024, as described under “— Liquidity and Capital Resources.”

Comparison of other quarters of FY2024 and FY2023

Prior to Q3-2024, the variations of quarterly revenues of FY2024 and FY2023 were mainly attributable to the variation in the level of engineering services rendered by the Company to strategic external collaborators in the different projects of the Company and the impacts of the management’s decision to discontinue the LiDAR components business and in connection with LeddarTech’s transition into a pure-play automotive software business model in late FY2022.

Prior to Q3-2024, the quarterly variations of the net losses and net losses and comprehensive losses attributable to the shareholders of the Company were partly due to the variations of the operating expenses, mainly explained by the variations of selling expenses and research and development costs, a result of the management’s decision to discontinue the LiDAR components business and LeddarTech’s transition into a Pure-Play automotive software business model. These variations of the net losses and net losses and comprehensive losses attributable to the shareholders of the Company were also impacted by the variation of the finance costs, mainly explained by the financing activities realized over the quarters of FY2024 and FY2023, and by the stock-based compensation expenses. The net loss and net loss and comprehensive loss attributable to the shareholders of the Company of Q1-2024 were also negatively impacted by the listing expenses of $59.1 million and by the transaction costs of $1.8 million of Q1-2024, partly offset by the impairment of intangible assets of $5.8 million recognized in Q1-2023.

Selected Financial Position Information

The following table presents selected financial information from the consolidated Statements of Financial Position as of September, 2024 and 2023.

As of	September 30, 2024	September 30, 2023
Total assets	18,927,222	72,170,407
Non-current financial liabilities
Long-term debt	79,306,811	47,725,583
Redeemable stock options	—	6,102,496
Government grant liabilities	789,127	899,489
Total	80,095,938	54,727,568

The decrease of total assets of $53.2 million from September 30, 2023 to September 30, 2024 is mainly attributable to the decrease in intangible assets of $40.3 million and in goodwill of $7.3 million, mainly due to the impairment losses related to goodwill and intangible assets of $69.3 million recognized in FY2024, the reduction of accounts receivable of $2.2 million, the decrease of government assistance and R&D tax credits receivable of $0.9 million, the decrease of inventory of $0.8 million and the decrease of right-of-use assets of $1.3 million. Refer to the “— Liquidity and Capital Resources” section for more details on cash variations.

The increase of non-current financial liabilities of $25.4 million from September 30, 2023 to September 30, 2024 is attributable to the increase in convertible loans of $30.0 million and to the increase of the bridge loan of $9.9 million, partially offset by the decrease of the redeemable stock options of $6.1 million and the gain on revaluation of financial instruments carried at fair value of $5.6 million recognized in FY2024. See “— Liquidity and Capital Resources” section for more details.

Liquidity and Capital Resources

Summary of the Consolidated Statements of cash Flows

			Change
	FY2024	FY2023	$	%
Net cash flows related to operating activities	(40,890,120)	(36,651,124)	(4,238,996)	11.6
Net cash flows related to investing activities	(11,528,753)	(11,172,500)	(356,253)	3.2
Net cash flows related to financing activities	52,471,946	21,248,280	31,223,666	146.9
Effect of foreign exchange on cash	159,971	(394,515)	554,486	(140.5)
Net increase (decrease) in cash	213,044	(26,969,859)	27,182,903	(100.8)
Cash, beginning of year	5,056,040	32,025,899	(26,969,859)	(84.2)
Cash, end of period	5,269,084	5,056,040	213,044	4.2

Operating Activities

For FY2024, net cash outflows related to operating activities were $40.9 million, compared to $36.7 million for FY2023. The increase of $4.2 million or 11.6% in net cash outflows related to operating activities was primarily due to the unfavourable net change in non-cash working capital of $13.4 million during the FY2024 as compared to FY2023, partially offset by the decrease in FY2024 in research and development costs and general and administrative expenses and by the increase in FY2024 in gross profit from discontinued operations of $2.2 million.

Investing Activities

For FY2024, net cash outflows related to investing activities were $11.5 million compared to $11.2 million for FY2023. The increase in net cash outflows related to investing activities of $0.4 million or 3.2% is primarily explained by the increases in FY2024 as compared to FY2023 in additions to property and equipment of $0.3 million, additions to intangible assets of $0.6 million in FY2024 as compared to FY2023 and the decrease of grants received related to intangible assets and property and equipment of $0.3 million in FY2024 as compared to FY2023, partially offset by the increase of $0.7 million of R&D tax credit received in FY2024 as compared to FY2023.

Financing Activities

For FY2024, net cash flows related to financing activities were $52.5 million compared to $21.2 million for FY2023. This increase of $31.2 million is primarily due to the issuance of convertible notes, net of debt issuance costs, of $29.5 million in Q1-2024, the issuance of Tranche 1 of the Bridge Loan, net of debt issuance costs, of $8.0 million in Q4-2024 and the cash acquired from a reverse asset acquisition of $19.8 million during Q1-2024, partly offset by the net proceeds from a debt issuance of $27.0 million during Q3-2023. Refer to the next section and to Note 15 of the audited annual consolidated financial statements of the Company for FY2024 for more details.

Liquidity and Capital Management

Since inception, LeddarTech has incurred cumulative losses from operations and negative cash flows from operating and investing activities and had an accumulated deficit of $644.2 million as of September 30, 2024, primarily driven by our investments in research and development activities, including fusion perception technologies, and our operating costs supporting our discontinued modules and components business. LeddarTech realized net losses from continuing operations of $167.3 million for FY2024 and of $43.8 million for FY2023.

For FY2024, LeddarTech had net cash outflows related to operating and investing activities amounting to $40.9 million and $11.5 million respectively, compared to $36.7 million and $11.2 million in FY2023, respectively. LeddarTech expects to continue to realize net losses and net negative cash flows from operations in the near term. LeddarTech’s principal sources of liquidity have been the issuance of equity, convertible notes and loans from third parties.

As of September 30, 2024, LeddarTech had total liabilities of $107.6 million, including $13.9 million in accounts payable, $28.2 million outstanding on the Desjardins Term Loan (credit facility), $40.3 million outstanding on the convertible notes issued as part of the PIPE Financing, $10.8 million outstanding under the IQ Loan Agreement (Term loan), $9.9 million of bridge loans (convertible and non-convertible), $2.2 million of lease liabilities, $1.6 million of government grant liabilities and total shareholders’ deficiency (total assets less total liabilities) of $88.6 million. For more details, see “— Financing Transactions — Desjardins Credit Facility” and to Notes 11, 15, 16, 17 and 18 of the audited annual consolidated financial statements of the Company for FY2024.

Results of Business Combination and PIPE Financing

On January 5, 2023, Prospector held an extraordinary general meeting at which Prospector’s shareholders approved amendments to Prospectors Amended and Restated Memorandum and Articles of Association to extend the date by which Prospector must complete a business combination from January 12, 2023 to December 31, 2023. In connection with this meeting, shareholders holding an aggregate of 30,305,944 Prospector’s Class A Shares, representing approximately 93.2% of the Prospector Class A Shares then outstanding, exercised their right to redeem their shares for $10.15 per share, for a total of approximately $307.6 million paid from Prospector’s Trust Account, leaving approximately $22.3 million in the Trust Account after such redemption.

On December 21, 2023, holders of an aggregate of 855,440 Prospector Class A Shares, representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, for a total of approximately US$9.3 million paid from Prospector’s Trust Account, leaving approximately US$14.6 million in the Trust Account after such redemption.

As a result of consummation of the Business Combination and accounting for the foregoing redemption payments and receipt of funds from Trust Account, we received approximately $0.9 million in net proceeds from the Business Combination after accounting for our payment of approximately $5.3 million of transaction costs. We also received aggregate proceeds of approximately US$44.0 million from the PIPE Financing between June 12, 2023, when the Business Combination Agreement was entered into, and December 21, 2023, when the Business Combination was completed. See “ — PIPE Financing” below.

Need for Additional Capital

The Company has limited sources of liquidity. As of September 30, 2024, the Company had a cash balance of $5.3 million, which increased to $19.7 million as of January 16, 2025 as a result of the receipt of the first two instalments of the TI Pre-paid Royalty Fee and transactions settled under the SEPA. See “— Recent Developments — Pre-paid Royalty, Collaboration Agreement and Software License Agreement with Texas” above and “— Financing Transactions — Standby Equity Purchase Agreement” below.

In order to address its near-term liquidity needs, in August 2024, the Company entered into an agreement in principle with several of its principal shareholders and its principal lender pursuant to which such parties agreed to fund the Company with an aggregate of US$9.0 million in bridge debt financing (the “Bridge Financing”). The Bridge Financing is intended to support the Company’s ability to satisfy its near-term liquidity needs while the Company continued to progress its discussions, including with certain potential strategic investors, to secure US$35.0 million or more in an additional equity capital (the “Equity Financing”). For more details, refer to “— Financing Transactions —Desjardins Credit Facility” of the section entitled “Financing Transactions.”

The Company will need to raise substantial amounts of additional capital in addition to the Bridge Facility, the TI Pre-paid Royalty Fee, pursuant to the Equity Financing or otherwise. If the Company is unable to raise additional capital, it will not be able to remain in compliance with the covenants in its debt instruments or meet its debt service obligations. If we are successful in raising additional capital but in amounts insufficient to support its normal operations, the Company will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity. The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the Minimum Cash Covenant applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all.

It is expected that LeddarTech will need to implement the cost management plan to some degree if it is not successful in its efforts to raise sufficient amounts of additional capital, and depending on the level of relief from the Minimum Cash Covenant LeddarTech is able to negotiate with its lender. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

•        delaying our ability to timely deliver operational software solutions to our target customers;

•        impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1 or OEM customer;

•        restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1 and OEM customers;

•        delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

•        further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses.

Pursuant to the terms of the Minimum Cash Covenant in the Desjardins Credit Facility, LeddarTech has been required to maintain a minimum unencumbered cash balance of $5.0 million. Pursuant to amendments to the Desjardins Credit Facility, to give the Company sufficient time to finalize the definitive documentation for the Bridge Financing, the Minimum Cash Covenant had been suspended until the earlier of (a) December 13, 2024, and (b) the date of disbursement to LeddarTech of the full first installment of the TI Pre-paid Royalty Fee (received December 12, 2024) and after this date, LeddarTech will be required to maintain a minimum cash balance of $1.0 million until the earlier of (a) the Short-Term Outside Date, and (b) January 31, 2025, and a minimum cash balance of $5 million at all times after such date.

For more details, refer to “— Financing Transactions — Desjardins Credit Facility.”

LeddarTech may in the future be unable to comply with the Minimum Cash Covenant, absent an agreement by the lender to further amend, waive or otherwise provide relief from the Minimum Cash Covenant, unless it raises additional capital and/or is able to successfully implement its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such Minimum Cash Covenant, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $131.5 million aggregate principal amount of indebtedness of LeddarTech (including the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Loan) plus payment in kind (PIK) interest accrued on the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Loan would be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

Financing Transactions

Set forth below is a summary description of recent financing transactions. Refer to Notes 4, 15, 16 and 18 of the Company’s audited annual consolidated financial statements for FY2024 for more details.

Bridge Financing

In order to meet its near-term liquidity needs, on August 16, 2024, the Company, as borrower, and VayaVision, as guarantor, entered into the Bridge Facility (as amended by a First Amending Agreement, dated October 11, 2024, and Second Amending Agreement, dated December 6, 2024) with Desjardins, FS LT Holdings II LP, an affiliate of one of our principal shareholders (“FS”), and Investissement Québec (“IQ,” and collectively with Desjardins and FS, the “Bridge Lenders”) pursuant to which the Bridge Lenders agreed to lend to the Company the aggregate of up to US$9.0 million Bridge Loans in order to meet the Company’s near-term obligations while the Company continues to seek to close the Equity Financing.

In connection with the Bridge Facility, an affiliate of FS converted US$1.5 million aggregate principal amount of its PIPE Convertible Notes into Common Shares of the Company at a conversion price of US$2.00 per share. In addition, pursuant to the terms of the Bridge Facility, each of FS and IQ will have the right, but not the obligation, to convert its Bridge Loan into Common Shares at a conversion price of US$5.00 per share.

The Bridge Facility is comprised of two tranches, with the first tranche in the amount of US$6.0 million funded in equal amounts by the Bridge Lenders on August 19, 2024, and the second tranche in the amount of US$3.0 million funded in equal amounts by the Bridge Lenders on October 15, 2024. The second tranche of the Bridge Facility was conditioned on the absence of a default under the Bridge Loans and the receipt by the Company of a commitment, in form and substance satisfactory to the Bridge Lenders, from a strategic investor to invest a minimum amount of US$5.0 million in the Equity Financing. The second tranche included Bridge Loans in an aggregate amount of approximately US$334,000 from certain members of management and the board of directors.

Amounts outstanding under the Bridge Loans bear interest at the US base rate (currently 9.0%), plus 4.00%. Interest under the Bridge Loans is to be capitalized monthly (instead of being payable in cash) and added to the outstanding principal amount of the Bridge Loans. The Bridge Loans had a maturity date of November 15, 2024, since extended by a Second Amending Agreement to December 13, 2024, and further extended (upon receipt of the First Royalty Installment) to the earlier of January 31, 2025 and the business day following completion of the Equity Financing, and will be due and payable earlier upon the occurrence of certain other events, such as a change in control.

The approximately US$6.0 million of Bridge Loans funded by IQ and FS were issued at a 25% original issue discount (meaning that US$8.0 million of Bridge Facility debt issued by the Company in exchange for US$6.0 million in gross proceeds), provided, however, that no interest would accrue or be payable in respect of the amount of original issue discount.

Upon completion of one or more Equity Financing transactions generating gross proceeds of not less than US$35.0 million (including Common Shares sold pursuant to the SEPA, the TI Pre-paid Royalty Fee and the conversion described below of approximately US$6.0 million of Bridge Loans into equity):

•        FS and IQ would be obligated to convert their Bridge Loans (including the amount of the original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing.

•        The Company would be obligated to repay (i) first, to Desjardins, in respect of its Bridge Loan, the outstanding principal amounts under the Desjardins Bridge Loan and pay all other amounts owing to Desjardins under the Bridge Facility and (ii) second, to Desjardins, as lender under the Desjardins Credit Facility, any amount then payable under the existing Desjardins Credit Facility, including amendment fees, deferred interest and monthly fees, with the aggregate cash payment to Desjardins under the Bridge Facility and the Desjardins Credit Facility estimated to be approximately $7.1 million, assuming completion of the Equity Financing on January 31, 2025. An additional $875,000 would be capitalized and added to the principal balance of the existing $30 million term loan under the Desjardins Credit Facility (the “Desjardins Term Loan”).

In the event the Company raises less than US$35.0 million in one or more Equity Financing transactions, FS and IQ would each have the right, but not the obligation, to convert their Bridge Loans (including the amount of original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting aa approximately 11% discount to the offer price in the Equity Financing.

The Bridge Facility contains certain affirmative and negative covenants, including without limitation, those set forth below:

•        Provision to the Bridge Lenders of certain information, including updates on the status of the Equity Financing.

•        Limitations on debt incurrence, investments, dividends, repayments on the PIPE Convertible Notes or on the IQ Loan Agreement, amendments to the License Agreement and the Collaboration Agreement with Texas Instruments, any other agreements with Texas Instruments, certain license grants, liens, asset dispositions and capital expenditures.

The Company has agreed to grant to the Bridge Lenders a first ranking hypothec and, if applicable, security interest on the universality of each of the Company’s and VayaVision’s movable (personal) and immovable (real) property, tangible and intangible, present and future, including their respective intellectual property, computer equipment, office supplies, furniture and equipment applicable, in each case to secure the obligations of the Company and VayaVision under the Bridge Facility.

IQ Credit Facilities

On January 23, 2020, the Company entered into a non-interest bearing loan agreement with IQ (the “PRSI”) providing for a loan of up to $19.8 million. The PRSI was then amended by (i) an amendment agreement executed as of March 30, 2021 and (ii) an amendment agreement dated June 12, 2023 (the “PRSI Amendment” and together with the PRSI, the “IQ Loan Agreement”) pursuant to which, inter alia, the loan was transformed into an interest-bearing loan (pay-in-kind interest at 12.0% per annum) and the amount available was reduced to approximately $19.3 million. In connection with this amendment, IQ’s hypothec on the universality of the Company’s assets was subordinated to that of Desjardins and the PIPE Investors. The loan is repayable in 42 equal monthly payments (including capitalized interest) starting after the moratory period ending on September 30, 2026. Interest accrues on the IQ Loan Agreement from the date of the PRSI Amendment at a rate of 12% per year which will be capitalized until the end of the aforementioned moratory period. As at June 30, 2024, there was $9.9 million outstanding under the loan.

In conjunction with the IQ Loan Agreement the Company issued 13,890 warrants in FY2021 to IQ with a strike price of $138.68, based on the total amount drawn as at September 30, 2021. The warrants may be exercised, in whole or in part, for a period of five years following the issue of the warrants. These warrants met the definition of a derivative liability and were therefore recorded at fair value. Once the warrants were issued to IQ, they met the fixed-for-fixed criteria for classifying financial instruments as equity since the warrants were settleable in a fixed number of Class C preferred shares at a fixed price per share. Upon each warrant issuance that was fully vested during the year ended September 30, 2021, the respective derivative warrant liability amount was reclassified to equity for an amount of $670,703. Refer to note 15, Warrants, of LeddarTech’s annual audited consolidated financial statements (restated) for FY2022 for more details.

The IQ Loan Agreement contains certain affirmative and negative covenants and default provisions, including, without limitation, those set forth below:

•        Provision of annual audited consolidated financial statements, one-year projected financial statements annually, quarterly unaudited financial statements and an annual report from the independent auditors regarding certain expenses and related financing activities.

•        Limitations on debt incurrence, liens, asset dispositions and asset locations.

•        Obligation to maintain its core operations and intellectual property related to the project financed with the IQ Loan Agreement (LiDAR development) in the Province of Québec.

•        Cross default in respect of obligations in excess of $100,000.

The Company granted to IQ, as lender under the IQ Loan Agreement, a hypothec of $23.76 million over the universality the Company’s movable assets, present and future, ranking after the security of Desjardins (as defined below) and of the PIPE Investors.

On May 1, 2023, the Company entered into a secured temporary bridge loan with IQ (the “IQ Bridge Loan”) pursuant to which IQ extended to the Company a temporary term loan in an aggregate principal amount of $5.0 million disbursable in multiple tranches. As of June 12, 2023, an amount of $3.75 million had been disbursed. An amount equal to approximately $3.8 million representing the capital, interest, fees and other amounts owing by the Company to IQ under the IQ Bridge Loan was repaid in full on June 12, 2023 with PIPE Financing proceeds received at the completion of Tranche A and the IQ Bridge Loan and all security therefore were terminated.

Desjardins Credit Facility

On April 5, 2023, the Company, as borrower, and VayaVision, as guarantor, entered into the Desjardins Credit Facility with Desjardins. The Desjardins Credit Facility amended and restated an existing financing offer originally entered into in January 2020, as subsequently amended and restated and further amended, and under which the Company had borrowed $30.0 million in the form of the Desjardins Term Loan. The Company had also borrowed $2.5 million in the form of a bridge loan under the Desjardins Credit Facility (the “Desjardins Bridge Loan”). The Desjardins Bridge Loan was repaid in full with PIPE Financing proceeds received at the completion of Tranche A.

As at January 16, 2025, the aggregate principal amount outstanding under the Desjardins Term Loan was $30.0 million, and bore interest based on the Canadian prime rate of 6.45%, plus 4.00%. The Desjardins Term Loan matures on January 31, 2026, but is subject to earlier mandatory prepayment following: (i) the receipt of net cash proceeds from the sale of equity securities by the Company or a guarantor in excess of US$44.0 million (including from the PIPE Financing, but excluding amounts from the Trust Account), but only in the amount of 10.0% of such excess; (ii) the receipt of net cash proceeds from the sale of assets of the Company’s modules and components business units, to the extent of such net cash proceeds; and (iii) completion of the Business Combination, to the extent of any net cash proceeds from the Trust Account in excess of US$17.0 million. The Company may prepay, without penalty, amounts under the Desjardins Term Loan at any time. The Company has further agreed with Desjardins, no later than August 5, 2025, to have either (x) launched a formal merger and acquisition process with an investment bank selected by the board of directors of the Company and received expressions of interest in connection with such process, or (y) entered into a non-binding term sheet in respect of an equity or debt financing which would allow for the repayment in full of all amounts owing under the Desjardins Credit Facility.

A series of amendments were made to the Credit Facility on October 13, 2023 (Fourth Amendment), October 20, 2023 (Fifth Amendment), October 31, 2023 (Sixth Amendment) and December 8, 2023 (Seventh Amendment). These amendments modified the existing terms of the Desjardins Credit Facility to facilitate completion of the Business Combination by, among other things, (i) extending the latest date on which the Tranche B of the PIP Financing must be funded to December 22, 2023, (ii) extending the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reducing the Minimum Cash Covenant for the period from the date of the disbursement of the Tranche A of the PIPE Financing until October 31, 2023 from $2.5 million to $1.5 million, to $0 until the Closing Date of the Business Combination and from $10.0 million to $5.0 million at all times after the Closing Date of the Business Combination and (iv) increasing the aggregate principal amount of the PIPE Financing to a minimum of $44.0 million.

In conjunction with the October 2023 Amendments to the Desjardins Credit Facility, LeddarTech issued to Desjardins warrants to purchase Common Shares at $0.01 per share, which warrants were assumed by the Company and were exercised by Desjardins on May 16, 2024 for 250,000 Common Shares at $0.01 per share.

The warrants were recorded as a reduction of the Desjardins Credit Facility, with a corresponding increase in Reserve — Warrants in Equity of $1.6 million.

The Desjardins Credit Facility was further amended on July 5, 2024 (Ninth Amendment), July 26, 2024 (Tenth Amendment), August 5, 2024 (Eleventh Amendment), August 14, 2024 (Twelfth Amendment), August 16, 2024 (Thirteenth Amendment) and December 6, 2024 (Fourteenth Amendment) to reduce the Minimum Cash Covenant to (i) $3.5 million from July 5, 2024 to July 6, 2024, (ii) $1.8 million from July 7, 2024 to July 26, 2024, (iii) $1.3 million from July 27, 2024 to August 5, 2024, (iv) $250,000 from August 6, 2024 to August 19, 2024, (v) $1.0 million from August 20, 2024 to December 6, 2024, (vi) $1.0 million from the earlier of (w) December 13, 2024 and (x) the date of the full disbursement of the First Royalty Installment to the earlier of (y) the date of completion of one or more Equity Financing transactions (the “Short-Term Outside Date”) and (z) January 31, 2025, and (vii) $5.0 million at all times after the earlier of the Short-Term Outside Date and January 31, 2025. Desjardins also agreed, pursuant to the terms of the Eleventh Amendment, to temporarily postpone payment of interest for the months of July, August, September and October 2024 until the earlier of (x) the date on which a default under the Desjardins Credit Facility has occurred and is continuing, (y) the Short-Term Outside Date and (z) December 13, 2024 (which was extended to January 31, 2025, upon full disbursement to the Company of the First Royalty Installment).

Additionally, the Desjardins Credit Facility was amended on August 16, 2024 (Thirteenth Amendment) and December 6, 2024 (Fourteenth Amendment) to align the Desjardins Credit Facility with the Bridge Facility and the License Agreement by, among other amendments, (i) excepting from the required repayment of the Desjardins Credit Facility of 10% from the net proceeds of the TI Pre-paid Royalty Fee and the Equity Financing, (ii) on the Short-Term Outside Date, requiring repayment, in an amount of (x) the outstanding principal amounts under the Desjardins Bridge Loan, (y) all other amounts owed to Desjardins under the Bridge Facility, and (z) any amount payable under the Desjardins Credit Facility, including amendment fees, with such cash payment to Desjardins estimated to be approximately $7.1 million, assuming completion of the Equity Financing on January 31, 2025. An additional $875,000 would be capitalized and added to the principal balance of the Desjardins Term Loan. The Fourteenth Amendment also provided that a failure to receive the First Royalty Installment by December 13, 2024, and a failure to complete the Equity Financing by January 31, 2025, would constitute liquidity events triggering repayment of the Desjardins Term Loan. The First Royalty Installment was received on December 12, 2024. See “Risk Factors — Risks Related to Our Business — Upon the occurrence of a “liquidity event” under the Desjardins Credit Facility, including the failure to complete the Equity Financing by January 31, 2025, the Company would be obligated to repay all amounts under the Desjardins Credit Facility, and investors could lose all or a substantial part of their investment.”

While it is expected that receipt of the proceeds from the Bridge Facility and other sources of capital, including the SEPA, may enable LeddarTech to comply with the Minimum Cash Covenant, LeddarTech may in the future be unable to comply with the minimum cash balance requirement, absent an agreement by the lender to further amend, waive or otherwise provide relief from this Minimum Cash Covenant, unless it raises additional capital and/or implements its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such minimum cash balance requirements, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $131.5 million aggregate principal amount of indebtedness of LeddarTech (including the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Loan) as of January 16, 2025 plus payment in kind (PIK) interest accrued on the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Loan would be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

The Desjardins Credit Facility contains certain affirmative and negative covenants, including financial covenants, including, without limitation, those set forth below:

•        Maintenance of an unencumbered cash balance equal to or greater than $5.0 million following completion of the Business Combination.

•        Provision of audited annual financial statements, unaudited monthly and quarterly financial statements, cash flow projections, debt repayment plans and certifications regarding the foregoing.

•        Limitations on debt incurrence, investments, dividends, repayments on convertible notes issued in the PIPE Financing or on the IQ Loan Agreement, liens, asset dispositions and capital expenditures.

As discussed under “— Liquidity and Capital Management,” in the event we are unable to raise additional capital, we would likely need to enter into a forbearance agreement, waiver or amendment with respect to, or obtain a waiver or other relief from, the unencumbered cash balance covenant.

As of September 30, 2024, the Company was in compliance with all financial covenants under the Desjardins Credit Facility.

The Desjardins Credit Facility was amended to add a conversion feature at the option of the lender upon a liquidity event in February 2021, and to be then removed under the second amendment concluded in November 2021. The first and second amendments were considered fundamental changes to the terms of the Desjardins Credit Facility, and they were accounted for as extinguishments of the existing term loan and recognition of new loans, resulting in loss on extinguishment, calculated as the difference between the amount derecognized and the initial measurement of the modified loan recognized at fair value for a total loss of $0.6 million and $0.4 million, respectively. For more details, refer to note 24 to the Company’s annual audited consolidated financial statements for FY2023.

The Company granted to Desjardins a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future. LeddarTech Holdings Inc. has guaranteed the obligations of the Company under the Desjardins Credit Facility and has granted to Desjardins a hypothec of $60.0 million over the universality LeddarTech Holdings Inc.’s movable assets, present and future. The Company also granted Desjardins a first ranking fixed charge and pledge over all of its shares in VayaVision. The Desjardins Term Loan also is guaranteed by VayaVision, and the payment obligations of VayaVision under said guarantee are limited to amounts that VayaVision may distribute as dividend to its shareholders under Israeli Companies Law. VayaVision also granted Desjardins a first ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. Certain intellectual property assets of VayaVision are subject to a master depositor escrow agreement entered into on June 12, 2023 by and between VayaVision and ESOP Management and Trust Services Ltd., as escrow agent, pursuant to which Desjardins is the primary beneficiary and the Hypothecary Representative (as defined below) is the secondary beneficiary (the “Israeli Escrow Agreement”) and certain intellectual property assets of the Company are subject to an amended and restated software escrow agreement entered into on June 12, 2023 by and among, the Company, Praxis Technology Escrow, as escrow agent, Desjardins, as primary beneficiary, and the Hypothecary Representative (as defined below), as secondary beneficiary (the “Canadian Escrow Agreement”).

Other loans

Under a license agreement for the worldwide exclusive use by the Company of an intellectual property in the development of its technology projects, the Company was required to make specified payments at specified dates or upon the occurrence or achievement of certain events. The Company was also required to make annual royalty payments through 2030 based on a variable royalty amount per unit of product sold that includes the underlying technology, subject to a minimum annual royalty payment of US$250,000. The intellectual property patent expires in 2030, which corresponds to the duration of the licensing agreement.

The license agreement was amended in November 2020 to postpone the minimum royalty payment for calendar year 2021 of US$250,000 to 2030 and to defer the payment on some milestone obligations past due amounting to US$550,000, such amount bearing interest at 6% with full payment due on January 1, 2022. The changes were considered a fundamental change to the terms of the loan. Thus, the change was accounted for as an extinguishment of the existing term loan and recognition of a new loan resulting in the recognition of a gain of

$0.2 million recorded in the consolidated statement of loss during the year ended September 30, 2021. Refer to note 24, Finance costs, net, of LeddarTech’s annual audited consolidated financial statements for FY2023 for more details. On June 6, 2023, the Company reached an agreement with the licensor pursuant to which the license was terminated and all of the Company’s payment obligations were deemed satisfied in exchange for the payment of US$100,000, of which US$50,000 was paid on June 15, 2023 and US$50,000 was paid on September 15, 2023.

PIPE Financing

On June 12, 2023, concurrently with the execution of the BCA described in “Business Combination and Public Company Costs” section, LeddarTech entered into the Subscription Agreement with certain investors, including the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase the PIPE Convertible Notes in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”), payable in two tranches.

The issuance of the first tranche (“Tranche A”) of the PIPE Financing was contingent upon, among other things, the execution of the Business Combination Agreement. The Subscription Agreement provides that each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into Common Shares after the Closing, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase LeddarTech Inc. Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each $100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement.

The issuance of the second tranche of PIPE Convertible Notes (the “Tranche B Notes”) was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provided that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement.

On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to accelerate the timing of a portion of their purchase of Tranche B of the PIPE Financing (“Tranche B-1”), with the remaining portion to be purchased upon consummation of the Business Combination (“Tranche B-2”). The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 would receive a secured convertible note issued by the Company in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or if the Closing does not occur, or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or before the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA. All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive 8,553,434 Common Shares upon the closing of the Business Combination.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and hypothecary representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023 (the “Hypothecary Representative”), a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. LeddarTech Holdings Inc. granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of LeddarTech Holdings Inc.’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Warrant liabilities

Upon close of the Business Combination, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Warrants”) in connection with the BCA and plan of arrangement. There was no transaction and no change in fair value of all warrants during the period.

Refer to Notes 4 and 16 of the Company’s audited consolidated financial statements for FY2024 for more details.

Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were (i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

Class A non-voting special shares issued through the Transactions to Sponsor in connection with the BCA and plan of arrangement will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

Classes B to F Non-Voting Special Shares issued through the Transactions were valued at the time of issuance at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that consider the vesting terms of the instruments issued.

During FY2024, 682,685 Common Shares were issued following the exercise of warrants, the exercise of RSUs, in connection with the BCA and in connection with the SEPA. Refer to Notes 15 and 19 of the Company’s audited annual consolidated financial statements for FY2024 for more details.

As of September 30, 2024, the Company held no Common Shares as treasury shares.

Refer to Notes 4, 18 and 19 of the Company’s audited annual consolidated financial statements for FY2024 for more details.

Redeemable stock options

The redeemable stock options, representing a non-current liability of $6.1 million as at September 30, 2023, were exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or Liquidation event occurs. As a part of the transaction, the redeemable stock options were converted into new non-redeemable stock options, representing a gain on modification of stock options of $6.0 million for FY2024.

Standby Equity Purchase Agreement

In furtherance of addressing our liquidity needs, on April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, has the right from time to time, but not the obligation, to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. The Company has the right to terminate the SEPA upon five trading days’ prior written notice to Yorkville, subject to certain conditions.

In accordance with our obligations under the SEPA, we filed the SEPA Registration Statement with the SEC to register under the Securities Act the resale by Yorkville of the SEPA Shares. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of the Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville. Each Advance, if any, by the Company to Yorkville under the SEPA is subject to a maximum amount equal to (1) the greater of an amount equal to 100% of the daily trading volume of the Common Shares stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance Notice or (2) 500,000 Common Shares. Because shares issued under the SEPA are sold at a discount to the then-current market price, in light of the current market price the amount that could be raised pursuant to the SEPA may be significantly lower than US$50.0 million. For more information, see “Risk Factors — Risks Related to Our Business — It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales.”

During any trading day within a Pricing Period (as defined in the SEPA), two conditions will trigger an automatic reduction to the amount of the Advance: either (i) with respect to an Option 1 Advance Notice, if the total number of Common shares traded on the applicable stock market or exchange during such Pricing Period is less than the volume threshold (as described in the SEPA), by the greater of (a) 30% of the trading volume of the Common Shares on the applicable stock market or exchange during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice or (ii) with respect to an Option 2 Advance Notice, if (A) VWAP of the Common Shares is below the minimum acceptable price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), by 33% (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day will be excluded from the Option 2 Pricing Period for purposes of determining the market price. Additionally, the total Common Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) will be increased by such number of Common Shares (the “Additional Shares”) equal to greater of (a) the number of Common Shares sold by Yorkville on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by Yorkville, and the subscription price per share for each Additional Share will be equal to the minimum acceptable price in effect with respect to such Advance Notice multiplied by 97% (without any further discount), provided that this increase will not cause the total Advance Common Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in the SEPA. Each Advance, if any, is subject to certain limitations, including that Yorkville cannot purchase any Common Shares that would result in it beneficially owning more than 9.99% of the Company’s outstanding voting power or number of Common Shares at the time of an Advance.

From December 9, 2024 through January 16, 2025, we had issued a total of 7,195,222 SEPA Advance Shares under the SEPA for net proceeds of approximately US$11.3 million. See “— Subsequent Events — Issuance of Common Shares under the SEPA” below.

Maturity analysis of contractual obligations

As at September 30, 2024, minimum commitments remaining under these agreements over the following years are as follows:

	Total	2025	2026 – 2027	2028 – 2029	2030 and up
License	176,977	166,313	10,664	—	—
Telecommunications	298,251	155,600	142,651	—	—
Cloud Services	946,558	723,571	222,987	—	—
Subcontracting Services	698,470	698,470	—	—	—
Accounts payable and accrued liabilities	13,412,889	13,412,889	—	—	—
Lease liabilities	4,255,037	855,207	1,768,875	682,896	948,059
Credit facility	30,000,000	—	30,000,000	—	—
Convertible loan	64,018,174	—	—	64,018,174	—
Term loan	22,508,417	—	8,749,427	11,007,192	2,751,798
Bridge loan	8,443,834	8,443,834	—	—	—
Government grant liability	2,192,483	896,491	1,295,992
Total	146,951,090	25,352,375	42,190,596	75,708,262	3,699,857

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to various risks in relation to financial instruments. The main types of risks are foreign exchange risk, interest rate risk and liquidity risk. The Company currently does not use financial derivative instruments to manage these risks. While LeddarTech could enter into hedging contracts from time to time, any change in the cash flow and the fair value of the contracts may be offset by changes in the underlying value of the transactions being hedged. For more details refer to Note 28 of the Company’s audited annual consolidated financial statements for FY2024.

Foreign exchange risk

Since the Company operates internationally, it is exposed to foreign exchange risk as a result of potential exchange rate fluctuations related to non-intragroup transactions and the financing of the development activities of its subsidiary VayaVision who operates in Israeli using mainly USD and NIS currencies. The Company is also exposed to foreign exchange risk on its PIPE Convertible Notes and its Bridge Loans denominated in USD. Fluctuations in the Canadian dollar and the exchange rates could have potentially significant impact on the Company’s results of operations.

Interest rates

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates as described in the Notes 15 and 28 of the Company’s audited annual consolidated financial statements FY2024. The Company is also exposed to change in fair value of financial instruments with fixed interest rates.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due or can only do so at excessive cost. The Company manages this risk by maintaining detailed cash forecasts and long-term operating and strategic plans. The adequacy of liquidity is assessed in view of operational needs, sales forecasts and maturity of indebtedness. The Company is confident that the future cash flows from operations and cash will allow for the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company also continually monitors any financing opportunities to optimize its capital structure.

Accounting and disclosure matters

Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the amounts of revenue, expenses, assets and liabilities and the accompanying disclosures. Actual results could differ significantly from these estimates.

The key judgments, estimates and assumptions that have a risk of causing a material adjustment to the carrying value of certain assets and liabilities are related to:

•        Development costs;

•        Discontinued operations;

•        Government grant liability;

•        Stock-based payments;

•        Recoverable amount of a group of assets of a CGU; and

•        Estimates for debt, including bifurcation.

For a more detailed discussion on these areas requiring the use of management estimates, judgments, and assumptions, please refer to Note 3 to the Company’s audited annual consolidated financial statements for FY2024.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, LeddarTech is an emerging growth company. As such, LeddarTech is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

LeddarTech will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

Non-IFRS financial measures

EBITDA and Adjusted EBITDA are non-IFRS financial measures. A non-IFRS financial measure is a financial measure used to depict our historical or expected future financial performance, financial position or cash flow and, with respect to its composition, either excludes an amount that is included in, or includes an amount that is excluded from, the composition of the most directly comparable financial measure disclosed in Company’s consolidated primary financial statements.

In Q2-2024, the Company started to use these two new non-IFRS financial measures because we believe these non-IFRS financial measures are reflective of our ongoing operating results and provide readers with an understanding of management’s perspective on and analysis of our performance.

Below are descriptions of the non-IFRS financial measures that we use to explain our results as well as reconciliations to the most directly comparable IFRS financial measures.

EBITDA (loss) is calculated as net earnings (loss) before interest expenses (income), deferred income taxes, depreciation of property and equipment, depreciation of right-of-use assets and amortization of intangible assets. The Company believes that EBITDA (loss) is a meaningful measurement since it is a key measure used to evaluate performance at a consolidated level. EBITDA (loss) is commonly reported and widely used by investors and lending institutions as an indicator of a company’s operating performance. EBITDA (loss) should not be considered as an alternative to net loss in measuring performance, nor should it be used as a measure of cash flow.

Adjusted EBITDA (loss) is calculated as EBITDA (loss), adjusted for foreign exchange gain (loss), loss (gain) on revaluation of financial instruments carried at fair value, gain or loss on lease modification, share-based compensation, listing expense, transaction costs, restructuring costs and impairment loss on intangible assets.

The Company believes that Adjusted EBITDA (loss) is a meaningful measure since it allows to assess the Company’s operating performance and financial position between periods without the variances created by the impact of the above-noted items. The Company believes that these measures are important supplemental measures because they eliminate items that are less indicative of our core business performance and could potentially distort the analysis of trends in our operating performance and financial position. The Company considers that these non-IFRS financial measures, in addition to the financial measures prepared in accordance with IFRS, enable investors to evaluate the Company’s operating results, underlying performance, and future prospects in a manner similar to management.

The following tables set forth a reconciliation of Adjusted EBITDA and EBITDA to net loss reported in accordance with IFRS for FY2024, FY2023 and FY2022.

	FY2024	FY2023	FY2022
Net loss from continued operations	(167,318,738)	(43,841,777)	(75,419,960)
Deferred income taxes	15,882	—	—
Depreciation of property and equipment	783,081	1,274,597	1,448,867
Depreciation of right-of-use assets	515,558	581,936	610,941
Amortization of intangible assets	257,932	286,494	257,064
Interest expenses (income)	8,516,354	(1,039,281)	(859,403)
EBITDA (loss) from continuing operations	(157,229,931)	(42,738,031)	(73,962,491)
Foreign exchange loss (gain)	(399,827)	224,057	(2,749,505)
Loss (gain) on revaluation of financial instruments carried at fair value	(5,553,010)	21,100	(7,129,238)
Gain on lease modification (Note 15)	(204,146)	—	—
Loss on exercise of conversion option	366,957	—	—
Stock-based compensation	1,715,512	2,436,974	4,272,673
Listing expense	59,139,572	—	—
Transaction costs	2,407,977	3,506,630	—
Restructuring costs	46,387	1,734,244	—
Impairment loss related to property and equipment	—	—	—
Impairment loss related to intangible assets	69,315,247	—	38,207,503
Adjusted EBITDA (loss) from continuing operations	(30,395,262)	(34,815,026)	(41,361,058)

Internal Control over Financial Reporting

Prior to completion of the Business Combination, the Company was a private company and we addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources.

In the course of preparing for the Business Combination, the Company identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim condensed consolidated financial statements may not be prevented or detected on a timely basis.

The following material weaknesses were identified by the Company:

i.       Insufficient accounting personnel to execute the routine and non-routine accounting processes and apply segregation of duties over the execution and approval of journal entries.

ii.      The Company has not adequately assessed the effectiveness of its information technology controls to select and develop general control activities over technology to support its financial reporting activities. As a result, the Company places extensive reliance on spreadsheets for various financial processes, including data entries, calculations and analysis, which lack the robust controls and validation mechanisms present in an integrated financial software environment. In addition, the Company has inadequate documentation and a lack of effective review controls to validate the inputs and assumptions used in the data entries, calculations, and analysis in the spreadsheets.

iii.     Review controls regarding both routine accounting processes and accounting treatments for complex transactions that were not designed effectively to ensure that accounting transactions are properly recognized and measured in the consolidated financial statements.

We have taken steps to address these pervasive material weaknesses and have implemented our remediation plan which addressed the underlying causes of the previous years’ material weaknesses. We have assessed the resource needs and have employed appropriately qualified staff to perform routine accounting transactions. We have also engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing complex and highly subjective accounting transactions. Further, we have engaged an external resource to assist with the assessment of our control environment including, performance of a risk assessment; documentation of process flows; design and remediation of internal controls; and evaluation of the design and operational effectiveness of our internal controls. We engaged an external advisor to provide an assessment of our general IT Controls (GTIC) environment and are implementing the recommendations from the assessment. We have chartered a Security Steering Committee comprised of several members of the executive team. We continue to evaluate the longer-term resource needs of our various financial functions.

While we have made some upgrades to our enterprise resource planning (“ERP”) system to address internal control concerns, we are evaluating alternative ERP systems that may better fit our longer-term needs.

We have made enhancements to our control environment and have implemented control activities to prevent or detect material misstatements. As such, we conclude that our material weaknesses have been remediated as of September 30, 2024. Moreover, significant operating cost reductions may materially adversely impact our accounting and finance function and make it more difficult to remediate existing significant deficiencies and may give rise to additional material weaknesses. See “Risk Factors — We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.”

Foreign Private Issuer Status

LeddarTech qualifies as a “foreign private issuer” as defined under SEC rules. Even after LeddarTech no longer qualifies as an emerging growth company, as long as LeddarTech continues to qualify as a foreign private issuer under SEC rules, LeddarTech is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

Notwithstanding these exemptions, LeddarTech will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, LeddarTech will furnish with the SEC on Form 6-K periodic reports and other documents filed with the Canadian Securities Administrators.

LeddarTech may take advantage of these exemptions until such time as LeddarTech is no longer a foreign private issuer. LeddarTech would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if LeddarTech no longer qualifies as an emerging growth company, but remains a foreign private issuer, LeddarTech will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because LeddarTech qualifies as a foreign private issuer under SEC rules, LeddarTech is permitted to follow the corporate governance practices of Canada (the jurisdiction in which LeddarTech is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to LeddarTech.

If at any time LeddarTech ceases to be a foreign private issuer, LeddarTech will take all action necessary to comply with the SEC and Nasdaq Listing Rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Subsequent Events

Strategic Collaboration Agreement and a Software License Agreement

On December 9, 2024, the Company announced that LeddarTech and Texas Instruments have entered into a strategic collaboration agreement and a software license agreement to enable a comprehensive, integrated platform solution for ADAS an AD markets. Under the license agreement, Texas Instruments has agreed to make advanced royalty payments to catalyze joint commercialization.

The agreement outlines a total payment of approximately US$10 million in advance royalties, with the potential for additional royalties over time. Initial payments of US$5.0 million and US$3.0 million were received by the Company and the final US$1.9 million will be contingent upon the execution of a client contract with an OEM.

The consideration received in advance from Texas Instruments will be recorded as deferred revenue until the Company fulfills its related obligations.

For more details, refer to Notes 30 of the audited annual consolidated financial statements of the Company for FY2024.

Credit Facility and Bridge Financing

On December 6, 2024, in connection with the collaboration and license agreements with Texas Instruments and the advanced royalty payments provided thereunder (the “TI Pre-paid Royalty Fee”), LeddarTech entered into:

•        a fourteenth amendment of its Credit facility with Desjardins pursuant to which Desjardins has agreed to, among other things: (i) temporarily postpone payment of interest for a certain period of time, and (ii) temporarily suspend the Minimum Cash Covenant until the earlier of (a) December 13, 2024, and (b) the date of disbursement to LeddarTech of the full first instalment of the TI Pre-paid Royalty Fee.

•        a second amendment of the Bridge Financing modifying among other things, the maturity of the bridge loan to December 13, 2024, which date will automatically be extended upon the disbursement by Texas Instruments to LeddarTech of the full first instalment of the TI Pre-paid Royalty Fee, to the earlier of (a) January 31, 2025 and (b) the business day following the Short-Term Outside Date.

Also, on October 15, 2024, the Tranche 2 of the Bridge Financing was issued for an aggregate amount of US$2.8 million composed of US$0.9 million in Non-Convertible Bridge Loan and US$1.9 million in Convertible Bridge Loan.

Refer to caption “— Financing Transactions — Desjardins Credit Facility” for more details.

Issuance of Common Shares under the SEPA

From December 9, 2024 through January 16, 2025, the Company issued 7,195,222 SEPA Advance Shares under the SEPA, generating net proceeds of US$11.3 million. Refer to “— Financing Transactions — Capital stock — Standby Equity Purchase Agreement” for more details, “Risk Factors — Risks Related to Our Business — It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales” and “Risk Factors — Risks Related to Ownership of Our Securities — We need to raise substantial amounts of additional capital to address our liquidity needs and to realize our operational goals. The issuance of additional shares of the Common Shares would result in dilution of our shareholders and could have a negative impact on the market price of Common Shares.”

Management

The following table sets forth our current directors and executive officers:

Directors and Executive Officers	Age	Position/Title
Frantz Saintellemy	51	Director, Chief Executive Officer
Charles Boulanger	67	Director
Derek Kenneth Aberle	54	Chairman
Nick Stone	47	Director
Michelle Sterling	57	Director
Yann Delabrière	74	Director
Sylvie Veilleux	59	Director
Lizabeth Ardisana	73	Director
David Torralbo	54	Chief Legal Officer
Christopher Stewart	56	Chief Financial Officer

The business address for each of the Company’s directors and executive officers is 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada.

Biographical information concerning our directors and executive officers listed above is set forth below.

Frantz Saintellemy

Frantz Saintellemy, C.M., has served as President and Chief Executive Officer and a Director of the Company since the consummation of the Business Combination on December 21, 2023, having previously served as President and Chief Operating Officer of LeddarTech Inc. since October 2017. Mr. Saintellemy is an internationally recognized expert in deep technologies in automotive, IoT, sensing, semiconductors, and artificial intelligence. He is the 14th Chancellor and Chair of the Board of the University of Montreal.

Mr. Saintellemy is also the co-founder and chair of the board at Groupe 3737, a non-profit organization and entrepreneurial innovation hub across Canada. Groupe 3737 helps entrepreneurs and tech founders start, grow, accelerate, and succeed, with the strategic objective of developing more entrepreneurs, creating more successful companies, more jobs and sustainable financial independence across Canada.

Prior to joining LeddarTech, Mr. Saintellemy founded and co-founded several start-ups with multiple exits and has several published patents and papers to his credit. Mr. Saintellemy is also a founder member of the Quebec Innovation Council and served as vice-president of the board for the past four years.

Mr. Saintellemy is a member of the Order of Canada, awarded Québec Innovation Prize (2024), received the Medals of the National Assembly of Quebec and the Canadian Senate, named as Top 6 Canadian Innovators by the Canadian Senate, Top 15 Real Influencers (2023 — La Presse), Global Top 50 Exec. MBAs (2020 — Poets & Quants), MBA of the Year (2021 — AMBAQ), Canadians to Watch (Automotive News 2021), Top Performing Executive (2020 — World Executive Forum), Boston Consulting Group’s (BCG) Top 10 Young Tech Leaders to Watch and various other awards and distinctions.

Charles Boulanger

Charles Boulanger has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Boulanger previously served as the Chief Executive Officer of LeddarTech from 2012 through the consummation of the Business Combination. Mr. Boulanger is a seasoned board member with over 25 years of CEO experience who has served on over 15 boards with public and private companies having international operations in various industries such as deep tech (AI, software, microelectronics), automotive, software, life sciences, energy and environmental industries. Since 2008, he has served as President of Moody Management Inc., a private investment firm. Before LeddarTech, Mr. Boulanger was the Founder, President and Chief Executive Officer of Groupe Unipex SAS as of 2008. He was President of the Active Ingredients and Specialty Chemicals Division of Atrium Innovations (TSE: ATB) from 2004 to 2008. Before joining Atrium, Mr. Boulanger was the Founder and President of Quebec International following a partnership with Phénix Capital. Mr. Boulanger is a long time active investor, with a direct investment portfolio of about 15 companies and his participation as a sponsor/limited investor in five separate investment funds. He is currently on the boards of Pieridae Energy (TSE: PEA), Averna Technologies, LeddarTech and Fonds Innovexport Limited Partners committee. Mr. Boulanger is a graduate of Université Laval in mechanical engineering and holds a degree from the International Centre for Research and Studies in Management (CIREM).

Derek Aberle

Derek Aberle has served as Chairman of the board of directors of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since November 2021. Mr. Aberle is Chief Executive Officer of Prospector. Since March 2022, Mr. Aberle has served on the board of directors of the Company. Mr. Aberle’s experience includes senior executive roles in large, global technology companies, early-stage technology companies as well as the investment community. Mr. Aberle spent 17 years at Qualcomm Incorporated, a global leader in mobile and related technologies and products, in a variety of senior executive roles. From 2014 to 2018, he served as President of Qualcomm with responsibility for all business units, including its licensing and semiconductor businesses, as well as its marketing organization and regional offices worldwide. Prior to that, Mr. Aberle served as EVP and Group President and as EVP and President of Qualcomm Technology Licensing. He was a member of Qualcomm’s executive committee for over a decade, helping to drive the company’s overall strategy. He led many of Qualcomm’s global growth initiatives, including in markets beyond smartphones as well as its expansion in China. During is tenure at Qualcomm, he also led Qualcomm’s technology and IP licensing business, established its 4G and 5G licensing programs, and structured and negotiated Qualcomm’s major license and other strategic agreements. Since leaving Qualcomm, Mr. Aberle co-founded Virewirx, Inc. (formerly XCOM Labs), a company focused on developing and commercializing advanced wireless technologies, where he presently serves as Executive Vice Chairperson. Mr. Aberle holds a B.A. in business economics from the University of California, Santa Barbara and a J.D. from the University of San Diego School of Law. In addition to LeddarTech, he is a board member for InterDigital, Inc. (IDCC), Virewirx, Inc. and EvoNexus (a Southern California incubator).

Nick Stone

Nick Stone has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since November 2021. Mr. Stone was Chief Financial Officer and a director of Prospector and is currently a Partner at FS Investors, where he has worked since 2013. Prior to joining FS Investors in June 2011, Mr. Stone served as Vice President at TPG Capital, one of the world’s largest private equity funds from August 2007 to March 2011. Prior to joining TPG, Mr. Stone was an investment professional at Kohlberg Kravis Roberts & Co. focusing on investments in the healthcare space from 2003 to 2005. Prior to that, he was an analyst at Morgan Stanley, focusing on the technology sector. Mr. Stone graduated cum laude from Harvard University and was an Arjay Miller Scholar at the Stanford Graduate School of Business.

Michelle M. Sterling

Michelle Sterling has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023. Ms. Sterling spent 25 years at Qualcomm Incorporated, a leading wireless communications technology company, including serving as Executive Vice President, Human Resources, from May 2015 until May 2020, and as Senior Vice President, Human Resources from October 2007 to May 2015. In addition to her deep knowledge of executive compensation, CEO and executive leadership succession, Ms. Sterling is well-experienced in the dynamic global technology market and its human capital implications. Prior to joining Qualcomm, Ms. Sterling served in various human resources roles at ABB Traction and Manpower, both in the New York area.

Ms. Sterling currently serves on the Board of Directors, Compensation and Human Capital Committee for Coherent Corp., one of the largest photonics and compound semiconductor companies in the world (NYSE: COHR) and on the Board of Directors, Governance and Compensation and Human Capital Committees for Digital Turbine, an application and delivery content delivery platform (Nasdaq: APPS). Ms. Sterling formerly served on the Board of Directors, Security Committee and Chair of the Compensation and Human Capital Committee for TuSimple, an AD technology for the trucking industry (Nasdaq: TSP).

Ms. Sterling holds a bachelor’s degree in business management from the University of Redlands and holds a National Association Corporate Directors (NACD) Directorship certification.

Yann Delabrière

Yann Delabrière has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since February 2021. Mr. Delabrière possesses over 30 years of experience in senior executive positions in the aerospace, identity, security and automotive industries. He was a Non-Executive Director of ST Microelectronics until May 2024. He was Chairman of the Board of IDEMIA until April 2023, a global leader in augmented reality, where he previously served as President and CEO. Until June 2024, Mr. Delabrière also served as Lead Independent Director of Alstom S.A., which develops and markets integrated systems that provide sustainable foundations for the future of transportation.

Mr. Delabrière served as Chairman and CEO of Faurecia (now FORVIA), a worldwide leader in automotive equipment, from February 2007 to June 2016, and as Chairman through May 2017, where his leadership led to the growth of the organization, particularly in North America and Asia, and helped restore its profitability and cash generation capabilities. Prior to Faurecia, Mr. Delabrière held the Chief Finance Officer position at PSA Peugeot Citroën (now Stellantis), beginning in 1990. In parallel to his position as CFO, Mr. Delabrière later became Chairman and Chief Executive Officer of PSA’s consumer finance unit. Mr. Delabrière served as non-executive director and chairman of the audit committee for Capgemini SE, a leading IT services company.

Between 2017 and 2020, Mr. Delabrière also lent his executive experience to the aerospace, identity and security industries. From 2017 to 2018, he was advisor to the board then CEO of Zodiac Aerospace, and oversaw the company’s sale to Safran Group in 2018. From 2018 to 2020 he was president and CEO of IDEMIA. Mr. Delabrière also previously occupied the roles of Non-Executive Director at Société Générale, Group CFO for the high-end retail group Printemps (now known as Kering) and CFO for the French export credit agency Coface after a term with the French Court of Auditors and three years within the French Foreign Trade Ministry beginning in 1983.

Mr. Delabrière holds a PhD in Mathematics, having graduated from the École Normale Supérieure and the École Nationale d’Administration. He is also a Chevalier de la Légion d’Honneur (Knight of the Legion of Honor) and Officier de l’Ordre National du Mérite (Officer of the National Order of Merit).

Sylvie Veilleux

Sylvie Veilleux was appointed as a Director of the Company effective as of January 29, 2024. She is a strategic global technology leader and former CIO with over three decades of experience, holding top management positions at several global technology firms. She served as the first Chief Information Officer at Dropbox (Nasdaq: DBX), where she developed the organization’s first global strategic IT function, enabling it to expand and scale before and after its IPO. Ms. Veilleux served in several critical technology roles at multinational firms such as Apple (Nasdaq: AAPL), Salesforce (NYSE : CRM), Mozilla Corporation and Franklin Templeton Investments (NYSE: BEN) where her expertise includes driving various digital transformation efforts at different points of maturity in both public and private companies, scaling for growth at inflection points such as IPO, M&A, and robust operations and cyber security leadership.

Ms. Veilleux serves on the Leddartech (NASDAQ : LDTC) board as an independent director and member of the audit committee, and as an independent director and member of the audit committee for Softchoice (TSE : SFTC). Ms. Veilleux serves on several private companies as non-executive Board Chair and Compensation and Nomination Committee chair for Cinchy, an independent director for Prezi, and an independent director and member of the audit committee for QScale. Previous board service includes Europcar Mobility Group when it was a publicly traded company as an independent director and member of the Strategy Committee, the Nomination and Compensation and Human Capital Committee and Chair of the Tech and Cyber Committee, and as an independent director on the board of H1.

Ms. Veilleux was recognized by Forbes CIO NEXT 2021 Top 50, by Technology Magazine Top 100 Women in Technology 2021 and by the California Diversity Council in 2017 as a Distinguished Chief Information Officer. Ms. Veilleux studied Computer Science at the College de Limoilou in Quebec City, Canada.

Lizabeth Ardisana

Lizabeth Ardisana was appointed as a Director of the Company effective January 29, 2024. Ms. Ardisana is the CEO and the principal owner of the firm ASG Renaissance, LLC, which she founded in 1987. ASG Renaissance is a technical and communication services firm with experience providing services to clients in the automotive, environmental, defense, construction, healthcare, banking, and education sectors. As CEO of ASG Renaissance, she has worked on numerous alternative fuel, electric vehicle and advanced technology projects. Ms. Ardisana is also CEO of Performance Driven Workforce, LLC, a scheduling and staffing firm founded in 2015 and has since expanded into five states. Prior to starting ASG Renaissance, Ardisana worked at Ford Motor Company as an engineer.

Ms. Ardisana, a Hispanic and female business owner, is an active business and civic leader in Michigan. Ms. Ardisana has been a member of the board of directors of Huntington Bancshares Inc. from 2016 to 2023, a member of the board of directors of Clean Energy Fuels Corp. since December 2019 and a member of the board of directors of FirstMerit Corporation from 2013 to 2016. Ms. Ardisana has also held numerous leadership positions in various non-profit organizations, including the United Way for Southeastern Michigan, Skillman Foundation, CS Mott Foundation, Kettering University, Metropolitan Affairs Coalition and Focus: Hope. The governor of Michigan appointed her to the Executive Committee of the Michigan Economic Development Corporation, where she serves on its finance subcommittee. Ms. Ardisana is vice chair of the Wayne Health board of directors, serving on the audit committee.

Ms. Ardisana holds a bachelor’s degree in Mathematics and Computer Science from the University of Texas, a master’s degree in Mechanical Engineering from the University of Michigan and a master’s degree in Business Administration from the University of Detroit.

David Torralbo

David Torralbo has served as Chief Legal Officer of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Torralbo joined LeddarTech as Chief Legal Officer in June 2022. Mr. Torralbo has over 20 years of experience specializing in corporate and securities law, public and private M&A, litigation, risk management and corporate governance. Prior to joining LeddarTech, Mr. Torralbo served as Chief Legal Officer at Nouveau Monde Graphite from January 2021. Prior to that, Mr. Torralbo served as Vice-President, CLO and member of the executive committee of Atrium Innovations Inc. for eight years, was a partner in the corporate group at Davies, Ward, Phillips & Vineberg, and earlier in his career, an associate in the London office of Clifford Chance. Mr. Torralbo earned his Bachelor of Civil Law (LL.L.) and common law (LL.B.) at the University of Ottawa and holds a Bachelor of Commerce (B.Com) from McGill University.

Christopher Stewart

Christopher Stewart has served as Chief Financial Officer of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Stewart joined LeddarTech as Chief Financial Officer in September 2023. Mr. Stewart has over 20 years of financial management experience at companies ranging from startups to large public companies. Mr. Stewart has previously served as the Chief Financial Officer of Bionano Genomics, Inc. from September 2020 until joining LeddarTech in September 2023. Prior to that, Mr. Stewart served as the Head of Maxwell Ultracapacitors at Tesla, Inc., a public electric vehicle and clean energy company, from May 2019 to July 2020, and as Vice President, Finance and Information Technology at Maxwell Technologies Inc., a public energy storage company, from July 2015 to May 2019 (at which point the company was acquired by Tesla, Inc.). In addition, Mr. Stewart held multiple leadership roles, including as Vice President, Finance at Entropic Communications and as Chief Financial Officer of V-ENABLE Inc. (currently GroundTruth), a leader in targeted mobile advertising. Mr. Stewart received his B.S. in Business Administration from the University of Southern California and his M.S. in Industrial Administration from Carnegie Mellon University.

Corporate Governance

We are a “foreign private issuer” under applicable U.S. federal securities laws and our Common Shares are listed on the Nasdaq Global Market. Our Common Shares are not listed on any other securities exchange. Rule 5615(a)(3) of Nasdaq Stock Market Rules permits foreign private issuers to follow home country practices in lieu of certain provisions of the Rule 5600 Series, Rule 5250(b)(3), and Rule 5250(d). A foreign private issuer that follows home country practices in lieu of certain provisions of Nasdaq Stock Market Rules must disclose ways in which its corporate governance practices differ from those followed by domestic companies either on its website or in the annual report that it distributes to shareholders in the United States. A description of the ways in which the Company’s governance practices differ from those followed by domestic companies pursuant to Nasdaq standards are set forth below.

The Canadian Securities Administrators have issued corporate governance guidelines pursuant to Policy Statement 58-201 to Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to Regulation 58-101 respecting Disclosure of Corporate Governance Practices (“Regulation 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. The Company recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, it has adopted certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines.

The Company’s corporate governance practices differ from those followed by U.S. domestic companies pursuant to the Nasdaq Marketplace Rules in the following manner:

Executive Sessions:    Nasdaq Stock Market Rule 5605(b)(2) requires that the independent board members of a company have executive sessions which are regularly scheduled and at which only independent directors are present. Although the Company has previously followed this Nasdaq Stock Market Rule it may not do so in the future or on a consistent or regularly scheduled basis. Under applicable Canadian rules, customs and practice, the Company’s independent directors are not required to hold executive sessions. However, the Company is subject to certain disclosure requirements prescribed in Regulation 58-101. In particular, the Company must disclose whether the independent directors hold executive sessions and, if such executive sessions are held, how many of these meetings have been held since the beginning of the Company’s most recently completed financial year. If the Company does not hold executive sessions, the Company must describe what its board of directors does to facilitate open and candid discussion among its independent directors.

Proxy Delivery Requirements:    Nasdaq Stock Market Rule 5620(b) requires that a listed company that is not a limited partnership shall solicit proxies and provide proxy statements for all meetings of shareholders, and also provide copies of such proxy solicitation materials to Nasdaq. The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, and the equity securities of the Company are accordingly exempt from the proxy rules set forth in Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act pursuant to rule 3a12-3 thereunder. The Company solicits proxies in accordance with applicable rules and regulations in Canada.

Shareholder Approval Requirements:    The Company does not follow Nasdaq Stock Market Rules 5635(a) and (b), which require shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company). Additionally, the Company does not follow Nasdaq Stock Market Rule 5635(c), which requires shareholder approval of most equity compensation or purchase plans or arrangements and material amendments thereto (with a few limited exceptions), and this applies whether the securities issuable pursuant to such plan or arrangement are newly issued or bought over the open market. In lieu of following Nasdaq Stock Market Rules 5635(a), (b), and (c) the Company follows applicable Canadian corporate law, which requires shareholder approval for certain extraordinary fundamental changes or other corporate events.

Election of Directors

At any general meeting of our shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the CBCA, any casual vacancy occurring on our board of directors may be filled by a quorum of the remaining directors, subject to certain exceptions.

Director Term Limits and Other Mechanisms of Board Renewal

We have not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee, in preparation for the proxy circular in connection with the annual general meeting of the Company’s shareholders, annually will complete a skills and competencies matrix for the board as a whole and for individual directors. The nominating and corporate governance committee will also conduct a process for the assessment of the board, each committee and each director regarding his, her or its effectiveness and contribution, and will report evaluation results to our board of directors on a regular basis.

Director Independence

Under general Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors; however, as a foreign private issuer, the Company is permitted to follow its home country practices in lieu of this requirement. For purposes of Nasdaq rules, an independent director generally means a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”).

Our board has determined that each of the directors on the board other than Messrs. Boulanger and Saintellemy qualify as independent directors, and therefore our board consists of a majority of “independent directors,” as defined under the rules of the NI 58-101 and Nasdaq relating to director independence requirements. In addition, our board is subject to the rules of the NI 52-110 and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below. Mr. Boulanger is not independent by reason of the fact that he was LeddarTech’s Chief Executive Officer prior to the consummation of the Business Combination and Mr. Saintellemy is not independent by reason of the fact that he is currently President and Chief Executive Officer of the Company.

Mandate of the Board of Directors

Our board is responsible for supervising the management of the Company’s business and affairs, including providing guidance and strategic oversight to management. Our board has adopted a formal mandate that includes the following:

•        appointing the Company’s Chief Executive Officer;

•        developing the corporate goals and objectives that our Chief Executive Officer is responsible for meeting and reviewing the performance of our Chief Executive Officer against such corporate goals and objectives;

•        taking steps to satisfy itself as to the integrity of our Chief Executive Officer and other executive officers and that our Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

•        reviewing and approving our Code of Conduct (as defined below) and reviewing and monitoring compliance with the Code of Conduct and our enterprise risk management processes;

•        reviewing and approving management’s strategic and business plans and our financial objectives, plans and actions, including significant capital allocations and expenditures; and

•        reviewing and approving material transactions not in the ordinary course of business.

Meetings of Independent Directors

Our board will hold regularly-scheduled quarterly meetings as well as ad hoc meetings from time to time. The independent members of our board of directors will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting.

A director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our board of directors or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the CBCA regarding conflicts of interest.

Position Descriptions

Derek Aberle is the chairman of our board of directors (the “Chairman”). Our board has adopted a written position description for the Chairman which sets out his key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting board of directors meeting agendas, chairing board of directors and shareholder meetings and carrying out any other or special assignments or any functions as may be requested by our board or management, as appropriate.

Our board has adopted a written position description for each of the committee chairs which will set out each of the committee chair’s key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting committee meeting agendas, chairing committee meetings, reporting to our board and carrying out any other special assignments or any functions as may be requested by our board.

In addition, our board, in conjunction with the Chief Executive Officer, has developed and will implement a written position description for the role of our Chief Executive Officer.

Orientation and Continuing Education

Following the consummation of the Business Combination, we implemented an orientation program for new directors under which they will meet separately with the Chairman and members of the senior executive team and receive a briefing on various aspects of the Company, including product development, corporate strategy, human resources, business development and intellectual property strategy.

The chair of each committee is responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate. The nominating and corporate governance committee is responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of our directors and to ensure that their knowledge and understanding of our business remains current.

Code of Business Conduct and Ethics

In connection with the consummation of the Business Combination, we adopted a code of business conduct and ethics (the “Code of Conduct”) applicable to all of our directors, officers and employees, including our President and Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC and which is a “code” under NI 58-101. The Code of Conduct sets out our fundamental values and standards of behavior that are expected of directors, officers and employees with respect to all aspects of the Company’s business. The objective of the Code of Conduct is to provide guidelines for maintaining our integrity, reputation and honesty with a goal of honoring others’ trust in us at all times.

The full text of the Code of Conduct is posted on our website at www.LeddarTech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC and the Canadian Securities Administrators. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Conduct applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we will disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Monitoring Compliance with the Code of Conduct

Our nominating and corporate governance committee is responsible for reviewing and evaluating the Code of Conduct at least annually and will recommend any necessary or appropriate changes to our board for consideration. The nominating and corporate governance committee assists our board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to members of the nominating and corporate governance committee, which shall be considered by the audit committee, or waivers applicable to our directors or executive officers, which shall be subject to review by our board as a whole).

Complaint Reporting

In order to foster a climate of openness and honesty in which any concern or complaint pertaining to a suspected violation of the law, the Code of Conduct or any of our policies, or any unethical or questionable act or behavior, the Code of Conduct requires that our employees promptly report the violation or suspected violation. In order to ensure that violations or suspected violations can be reported without fear of retaliation, harassment or an adverse employment consequence, the Code of Conduct contains procedures that are aimed to facilitate confidential, anonymous submissions by our employees.

Diversity

We recognize the importance and benefit of fostering and promoting diversity among board members and senior management, and believe that boards of directors should have diverse backgrounds and possess a variety of skills, qualifications, experience and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board’s oversight role. While we do not have formal policies regarding board diversity requirements or for the representation of women on the board of directors or senior management, the nominating and corporate governance committee and our senior executives will be expected to take gender and other diversity representation into consideration as part of their overall recruitment and selection process.

It is expected that the composition of our board will in the future be shaped by the selection criteria to be established by the nominating and corporate governance committee, which is expected to consider a variety of factors in addition to gender, race and ethnicity diversity considerations, including a potential director’s judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics, diversity considerations, as well as his or her ability and willingness to devote sufficient time to serve on the our board. It is expected that diversity considerations also are taken into account with respect to senior management positions, including seeking to broaden recruiting efforts to attract and interview qualified female candidates, and committing to retention and training to ensure that our most talented employees are promoted from within the organization.

In accordance with Nasdaq’s listing requirements with respect to diversity of boards of directors, foreign private issuers listing on Nasdaq must have two diverse directors, or provide an explanation for not meeting such requirement, within two years for the date of listing or December 31, 2026, whichever is later. Foreign private issuers can meet the diversity requirement with either two female directors or one female director and one director who is an underrepresented individual based on national, racial, ethnic, indigenous, cultural, religious or linguistic identity in its home country or LGBTQ+.

Committees of the Board of Directors

Upon Closing of the Business Combination, the Company established an audit committee, a compensation and human capital committee, and a nominating and corporate governance committee. Each committee has a written charter that is posted on the investor relations section of the Company’s website. The initial members of the Company’s committees were determined prior to the closing of the Business Combination.

Audit Committee

The Company currently has an audit committee of the board of directors consisting of Yann Delabrière (chair) and Sylvie Veilleux, and it is expected that Derek Aberle will be appointed to the audit committee prior to its next meeting. Applicable SEC, Nasdaq rules and NI 52-110 require that all members of the audit committee be independent, subject to applicable phase-in periods for newly listed companies. Each member of the audit committee is an independent director. All members of the audit committee must be “financially literate,” as such term is defined in NI 52-110 (except as may be permitted by NI 52-110). The audit committee is, among other things, directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor, oversee management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), oversee the integrity of the Company’s financial statements, oversee the performance of the internal audit functions, prepare certain reports required by the rules and regulations of the SEC and applicable Canadian securities laws, the review of the results and scope of the audit and other accounting related services, review and monitor management’s practices and policies with respect to the Company’s major security risks, including physical, information, and cybersecurity risks and maintain and monitor procedures for the receipt and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our board of directors has established a written charter setting forth the purpose, composition, authority and responsibility of the audit committee consistent with the rules of Nasdaq, the SEC and the applicable Canadian securities laws.

Compensation and Human Capital Committee

The Company currently has a compensation and human capital committee of the board of directors consisting of Michelle Sterling (chair), Derek Aberle and Charles Boulanger. The compensation and human capital committee, among other things, reviews and approves, or recommends to the Company’s board of directors for approval, compensation of the Chief Executive Officer and other executive officers, oversees the administration of the Company’s incentive compensation plans, and prepares any report on executive compensation required by the rules and regulations of the SEC. The Company’s board of directors has established a written charter setting forth the purpose, composition, authority and responsibility of the compensation and human capital committee consistent with the rules of Nasdaq and the SEC, where applicable, and the guidance of the Canadian Securities Administrators. The compensation and human capital committee’s purpose is to assist the Company’s board of directors in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure.

Nominating and Corporate Governance Committee

The Company currently has a nominating and corporate governance committee of the board of directors consisting of Derek Aberle (chair), Michelle Sterling and Lizabeth Ardisana. The nominating and corporate governance committee is, among other things, responsible for overseeing the selection of persons to be nominated to serve on the Company’s board of directors and oversee our corporate governance practices. The Company’s board of directors established a written charter setting forth the purpose, composition, authority and responsibility of the nominating and corporate governance committee.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Independence of Directors

As a foreign private issuer, the Company is not required to have a majority of independent directors. However, the board has determined that six out of eight members of our board of directors, Derek Aberle, Nick Stone, Michelle Sterling, Yann Delabrière, Sylvie Veilleux and Lizabeth Ardisana, are “independent” directors as determined under NI 58-101.

Board Leadership Structure and Role in Risk Oversight

No policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This allows the board the flexibility to establish the most appropriate structure for the Company at any given time.

The board is actively involved in overseeing our risk management processes. The board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the board include consideration of the challenges and risks of our businesses, and the board and management actively engage in discussion on these topics. In addition, each of the board’s committees considers risk within its area of responsibility.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview of Compensation of Executive Officers

The Company operates in a dynamic and rapidly evolving industry. To succeed in this environment and to achieve its business and financial objectives, the Company must be able to attract, retain and motivate a highly talented team of executive officers. The Company’s compensation philosophy is designed to align the compensation provided to its executives, including the Named Executive Officers as described below, with the achievement of business objectives, while also enabling the Company to attract, motivate and retain individuals who contribute to the Company’s long-term success. The Company continues to evaluate its philosophy and compensation program as circumstances require and plans to continue to review compensation on an annual basis. As part of this review process, the Company expects to be guided by the philosophy and objectives outlined above, as well as other factors, such as market competitiveness of its executive compensation relative to our publicly traded peers.

Currently, our executive officers and senior management receive fixed and variable compensation, as well as benefits that we believe are in line with Canadian-based, technology-focused companies in our market and with whom we compete for talent. The fixed component of their compensation consists primarily of base salary and is reviewed at least annually. The variable component typically consists of annual cash and equity incentives. During fiscal year 2024, equity incentives were granted in the form of options to purchase our Common Shares and restricted stock units (“Company RSUs”), which vest based on the passage of time or the achievement of specified performance goals. The Company expects to continue to award equity-based long-term incentives, which may be in the form of stock options, restricted stock units and other time-vesting or performance-based equity incentives under its omnibus equity-based incentive plan, as further described below.

Summary Compensation Table

The following table shows the total compensation awarded to, earned by, or paid during each of the years ended September 30, 2024 and September 30, 2023 to LeddarTech’s Chief Executive Officer and LeddarTech’s two most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers on the last day of the fiscal year ended September 30, 2024. Those individuals are referred to collectively in this prospectus as “Named Executive Officers.” All amounts set forth in the Summary Compensation Table are denominated in US dollars rather than Canadian dollars.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frantz Saintellemy	2024	351,880	—	1,566,125	1,805,352	123,158	—	—	3,846,515
President and Chief Executive Officer	2023	284,746	—	—	—	78,305	—	—	363,051
Charles Boulanger(6)	2024	114,935	—	134,998	—	—	—	—	249,933
Former Chief Executive Officer	2023	344,246	—	—	—	212,297	—	—	556,543
David Torralbo	2024	259,280	—	481,730	240,755	64,042	—	—	1,045,807
Chief Legal Officer	2023	244,068	—	—	—	99,665	—		343,733
Christopher Stewart	2024	305,210	—	626,450	300,997	70,579	—	—	1,303,236
Chief Financial Officer	2023	8,183	—	—	—	—	—	—	8,183

____________

(1)      Titles reflect principal positions with LeddarTech as of September 30, 2024. Mr. Boulanger’s service as Chief Executive Officer and an employee of the Company ended upon the consummation of the Business Combination. Mr. Stewart commenced his position with LeddarTech on September 20, 2023. During fiscal year 2023, Mr. Saintellemy served as President and Chief Operating Officer.

(2)      Represents base salary amounts earned for the applicable fiscal year. Base salary values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 27, 2024 of 0.7408, with respect to 2024 base salary values, and for September 29, 2023 of 0.7396 to 2023 base salary values.

(3)      The 2024 amounts in this column represent the aggregate grant date fair values of restricted stock units granted during the 2024 fiscal year estimated using the Black-Scholes model. Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 27, 2024 of 0.7408.

(4)      The 2024 amounts in this column represent the aggregate grant date fair values of options granted during the 2024 fiscal year estimated using the Monte Carlo option pricing model assuming an expected life of 10 years, exercise price of C$4.19, a risk-free interest rate of 4.02%, dividend yield of 0%, and an expected volatility of 68,73% based on historical or implied volatility of similar listed entities over a period similar to the life of the options. For 2024, the Monte Carlo weighted average value assigned is C$2.84 per option, or US$2.12 using the daily average exchange rate published by the Bank of Canada of 0.7472 for the January 8, 2024 grants. Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 27, 2024 of 0.7408.

(5)      Amounts represent cash awards earned for fiscal year 2024 and 2023 under the Company’s bonus incentive plan. Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada on September 27, 2024 of 0.7408 for 2024 awards and September 29, 2023 of 0.7396 for 2023 awards.

(6)      Amounts reported for Mr. Boulanger for 2024 exclude amounts received as a non-employee director following the Closing of the Business Combination which are reported under “Compensation of Members of the Board of Directors” below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information regarding the outstanding equity awards granted to the Named Executive Officers that were outstanding as of September 30, 2024. In connection with the Business Combination, all outstanding LeddarTech option grants (other than options to purchase LeddarTech’s Class M shares) were cancelled for no compensation or consideration, LeddarTech’s existing equity plans were terminated, and the options to purchase LeddarTech’s Class M shares became options to purchase Common Shares. All dollar amounts set forth in the following table are denominated in US dollars rather than Canadian dollars.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Frantz Saintellemy	—	863,100	4.19	01/08/2034
					215,760	(2)	63,649
					143,840	(2)	42,433
					107,900	(3)	31,831
Charles Boulanger	—	—	—	—	59,210	(3)	17,467
David Torralbo	—	115,100	4.19	01/08/2034
					28,750	(2)	8,481
					28,750	(2)	8,481
					28,800	(2)	8,496
					57,500	(3)	16,963
Christopher Stewart	—	143,900	4.19	01/08/2034
					28,750	(2)	8,481
					28,750	(2)	8,481
					72,000	(2)	21,240
					57,500	(3)	16,963

____________

(1)      Based on the closing price of the Common Shares on September 30, 2024 of $0.2950 per share.

(2)      Reflects time vesting RSUs with performance-based conditions. See “Principal Elements of Compensation — Equity Awards” for a discussion of the terms of the RSUs.

(3)      Reflects time vesting RSUs. See “Principal Elements of Compensation — Equity Awards” for a discussion of the terms of the RSUs.

Principal Elements of Executive Compensation

Base Salaries

Annual base salaries provide a fixed element of compensation to the Company’s Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for the Company’s executive officers have generally been set at levels deemed advisable to attract and retain individuals within the market in which the Company competes for talent. Adjustments to base salaries are generally determined annually and may be adjusted based on factors such as performance, merit, experience, achievement of objectives and market competitiveness. Additionally, the Company also may adjust base salaries throughout the year to reflect promotions or other changes in the scope or breadth of a Named Executive Officer’s role or responsibilities.

Annual Incentive Bonuses

The Company’s Named Executive Officers and other executive officers also are eligible to earn annual bonuses based on the achievement of corporate and departmental performance objectives that are determined and established by the Company’s board of directors at the beginning of each fiscal year. For fiscal year 2024, Messrs. Saintellemy, Stewart and Torralbo were eligible to receive a cash bonus of up to 100%, 50% and 50% of base salary, respectively. For fiscal year 2024, the corporate objectives under the incentive bonus plan applicable to Messrs. Saintellemy, Stewart and Torralbo were (i) business development goals, including entering into contracts with at least one major Tier 1 or OEM customer, (ii) software product development goals, (iii) financing objectives related to completing additional financing for the Company; and (iv) execution of cash management strategies.

Following a review of the level of achievement of the various performance measures, the Company’s board of directors determined that the aggregate level of achievement for Messrs. Saintellemy, Stewart and Torralbo was 35%, 46.25% and 49.40%, respectively, of target, with the corresponding payouts reflected above in the Summary Compensation Table.

Equity Awards

The Company’s Named Executive Officers and other executive officers are eligible for grants of equity awards under the Company’s Omnibus Incentive Plan, which for fiscal year 2024 consisted of stock options and RSUs. RSUs awarded to Named Executive Officers in fiscal 2024, which consisted of time-based and performance-based RSUs, represent the right to receive Common Shares upon vesting. Fully time-based RSUs vest over a three or four-year service period in equal annual installments, subject to continued service as of the applicable vesting date. RSUs that also contain performance criteria, or “PSUs,” vest in equal annual installments over a four-year service period and are subject to the attainment of specified performance goals. RSUs are used to encourage retention while aligning management with stockholders’ interests through stock ownership, and with respect to the PSUs, incentivize senior management to achieve important Company goals and milestones. Stock options are used to incentivize longer term performance as they provide opportunities to profit from an increase in the equity value of the Company, while also serving as an additional retention measure.

With respect to the PSUs granted in fiscal 2024, the board of directors chose the following performance criteria: (A) for Mr. Saintellemy, (i) 60% of his PSUs are subject to the Company achieving, within two years after grant, its first customer win with an OEM or Tier-1 supplier that will create production of a specified number of units for the Company’s fusion and perception products, and (ii) 40% of his PSUs are subject to the Company achieving, within four years after grant, certain production levels and revenues under a contract with an OEM or Tier-1; and (B) for each of Messrs. Stewart and Torralbo, (i) one grant of PSUs is subject to the same performance objectives as Mr. Saintellemy above, except at a weighting of 50% for each component, and (ii) a second grant of PSUs is subject to the Company achieving new financing at certain levels by January 31, 2025. Following any achievement of the PSU performance measures, the award will remain subject to the time-vesting conditions noted above.

The compensation and human capital committee has the discretion to grant equity awards at such times as it determines appropriate. Executive officers generally will be awarded an initial equity grant in connection with their commencement of employment, and all executive officers are entitled to receive annual equity grants in the form and amount as determined by the compensation and human capital committee in order to incentivize executive officers with respect to achieving certain corporate goals or to reward them for exceptional performance.

Other Benefits

The Named Executive Officers are eligible to participate in benefits available generally to salaried employees, including benefits under the Company’s health and welfare plans and arrangements, and vacation pay or other benefits under the Company’s medical insurance plan.

Equity Plans

Effective upon the consummation of the Business Combination, LeddarTech’s existing equity plans were terminated. The principal features of the Company’s current equity incentive plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the plan, which is filed as an exhibit to this registration statement.

Omnibus Incentive Plan

The purpose of the Company’s Omnibus Incentive Plan (the “Incentive Plan”) is to increase the interest in our welfare of qualified directors, executive officers, employees and consultants, who share responsibility for the management, growth and protection of our business, and to provide an incentive to such eligible participants to continue their services for the Company and to encourage such eligible participants whose skills, performance and loyalty to the objectives and interests of the Company are necessary or essential to its business. Through the Incentive Plan, the Company seeks to reward participants for their performance while working for the Company and provide a means through which the Company may attract and retain able employees to enter its employment or service.

Eligibility and Administration.    The Company’s directors, executive officers, employees and consultants, and directors, executive officers, employees and consultants of the Company’s subsidiaries are eligible to receive awards under the Incentive Plan. The Incentive Plan is administered by the Company’s board of directors with respect to awards to non-employee directors and by the compensation committee or plan administrator with respect to other participants (referred to collectively as the “plan administrator” below).

The plan administrator has the authority to make such determinations and such interpretations, and take such steps and actions in connection with, the proper administration and operations of the Incentive Plan as it may deem necessary or advisable. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Shares Available under the Incentive Plan.    The securities that may be acquired by participants under the Incentive Plan consist of authorized but unissued shares. The maximum number of shares available for issuance under the Incentive Plan shall not exceed at any time five million Common Shares issued and outstanding from time to time (the “Share Reserve”). The Share Reserve will increase as the number of issued and outstanding Common Shares will increase from time to time, as cancelled awards will be returned to the Share Reserve for reissuance if a participant ceases to be an eligible participant and surrenders any vested and/or unvested awards or otherwise fails to exercise their awards before the expiration date.

Under the Incentive Plan, if an outstanding award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised or settled in full, or if the Common Shares acquired pursuant to an award subject to forfeiture are forfeited, the Common Shares covered by such award, if any, will again be available for issuance under the Incentive Plan. Common Shares will not be deemed to have been issued pursuant to the Incentive Plan with respect to any portion of an award that will be settled in cash.

Awards.    The Incentive Plan allows for the grant of unvested Common Shares (“Company Unvested Shares”), share options (“Company Options”), Company RSUs, deferred share units (“Company DSUs”) and share appreciation rights (“Company SARs”). No determination has been made in the Incentive Plan as to the types or amounts of awards that will be granted to certain individuals pursuant to the Incentive Plan. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will generally be settled in Common Shares but the plan administrator may provide for cash settlement (or a combination thereof) of any award (other than Company Options). A brief description of each award type follows.

•        Company Unvested Shares.    The Company Unvested Shares will consist of Common Shares with such restrictions and vesting and other conditions placed upon such Common Shares as the plan administrator may determine at the time of grant (including a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the plan administrator may determine, the whole subject to the terms and conditions of the Incentive Plan.

•        Company Options.    Company Options will provide for the purchase of Common Shares in the future at an exercise price set on the grant date. The number and exercise price of the Company Options to be issued to eligible participants under the Incentive Plan will be set by the plan administrator. The term of a Company Option may not be longer than ten years from the date that such Company Option is granted and unless otherwise determined by the plan administrator, all unexercised Company Options will be cancelled at the expiry of their respective term.

•        Company RSUs.    Company RSUs will entitle, upon settlement, the participant to receive Common Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the plan administrator. The plan administrator may also elect to grant dividend equivalents in respect of unvested Company RSUs on the same basis as cash dividends declared and paid on Common Shares as if the participant was a shareholder of records of Common Shares on the relevant record date.

•        Company DSUs.    Company DSUs will entitle, upon settlement, the participant to receive Common Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the plan administrator. Subject to the Company’s director compensation policy determined by the Company’s board of directors from time to time and the terms and conditions of the Incentive Plan, each eligible director (i) shall receive 100% of his or her equity retainer in the form of Company DSUs, and (ii) may elect to receive any percentage, up to 100%, of his or her cash retainer in the form of Company DSUs. The plan administrator may also elect to grant dividend equivalents in respect of unvested Company DSUs on the same basis as cash dividends declared and paid on Common Shares as if the participant was a shareholder of records of Common Shares on the relevant record date.

•        Company SARs.    Each Company SAR will entitle the participant to receive Common Shares having a value equal to the excess of the market value (as determined in accordance with the terms of the Incentive Plan) of a Common Share on the date of exercise over the price per Common Share to be payable upon vesting of each Company SAR, as determined by the plan administrator (which price shall not be less than 100% of the market value of the Common Share on the date of grant) multiplied by the number of Common Shares with respect to which the Company SAR shall have been exercised. No dividend equivalents shall be granted in connection with a Company SAR. The term of a Company SAR may not be longer than ten years from the date that such Company SAR is granted and unless otherwise determined by the plan administrator, all unexercised Company SARs will be cancelled at the expiry of their respective term.

Vesting.    Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions. The plan administrator will also have the right to accelerate the date upon which any award becomes exercisable notwithstanding the vesting schedule set forth for such award, regardless of any adverse or potentially adverse tax consequence resulting from such acceleration.

Trigger Events.    Except as otherwise provided in a grant agreement, employment agreement or other written agreement between the Company (including any affiliates) and the participant, or otherwise determined by the plan administrator, each award granted under the Incentive Plan will be subject to the following conditions:

•        Company Options and SARs.    The Incentive Plan provides that upon the termination for cause of a participant, any Company Options or Company SARs granted to such participant, whether vested or unvested, will automatically terminate. The Incentive Plan further provides that upon a participant’s termination of employment without cause, (i) any unvested Company Option or Company SAR granted to such participant shall terminate and (ii) any vested Company Option or Company SAR granted to such participant may be exercised by such participant within the earlier of 90 days after the termination date and the expiry date of the award set forth in the grant agreement. If a participant ceases to be an eligible participant under the Incentive Plan as a result of participant’s resignation, the Incentive Plan will provide that (i) each unvested Company Option or Company SAR granted to such participant shall terminate and become void immediately upon resignation and (ii) each vested Company Option or Company SAR granted to such participant will cease to be exercisable on the earlier of 90 days following the termination date and the expiry date of the award set forth in the grant agreement.

•        Company RSUs and DSUs.    The Incentive Plan provides that upon termination for cause or upon the resignation of a participant, such participant’s Company RSUs and Company DSUs that have not vested shall be forfeited and cancelled on the termination date. The Incentive Plan further provides that upon a participant ceasing to be an eligible participant as a result of death, retirement or his or her employment or service relationship being terminated without cause, (i) if, on the applicable vesting date, the plan administrator determines that the vesting conditions were not met, then all unvested Company RSUs and Company DSUs granted to such participant shall be forfeited and cancelled, and (ii) if, on the applicable vesting date, the plan administrator determines that the vesting conditions were met, provided that all unvested Company RSUs and Company DSUs granted to such participant as of such date relating to a restriction period in progress shall remain outstanding and in effect until the applicable vesting date, the participant shall be entitled to receive that number of Common Shares or cash equivalent (or a combination thereof) as calculated based on the number of completed months of service of such participant in accordance with the Incentive Plan.

•        Company Unvested Shares.    The Incentive Plan provides that upon a participant ceasing to be an eligible participant for any reason, any Company Unvested Shares that have not vested at such time will automatically and without any requirement of notice to such participant, or other action by or on behalf of the Company, be deemed to have been reacquired by the Company from such participant, and thereafter shall cease to represent any ownership in the Company by the participant or rights of the participant as a shareholder of the Company.

Adjustments.    The Incentive Plan provides that the plan administrator shall, subject to the required approval of any stock exchange, determine the appropriate adjustments or substitutions to be made in the following circumstances: (i) subdivision of Common Shares, (ii) consolidation of Common Shares, (iii) reclassification, reorganization or other change affecting the Common Shares, (iv) merger, amalgamation or consolidation of the Company with another corporation, or (v) transactions such as the distribution to all holders of securities in the capital of the Company or other assets of the Company. Such adjustments include adjustments to the exercise price of the awards, the number of shares to which a participant is entitled upon exercise of such awards, the immediate exercise of outstanding awards that are not otherwise exercisable or the number or kind of Common Shares reserved for issuance in order to maintain the economic rights of such participant.

Change of Control.    In the event of a potential change of control, the plan administrator will have the power to modify the terms of the Incentive Plan and/or the awards (including causing the vesting of all unvested awards) to assist the participants to tender into a takeover bid or participate in any other transaction leading to a change of control, including to (i) terminate any or all awards provided that outstanding awards that have vested remain exercisable until the consummation of the change of control, and (ii) permit participants to conditionally exercise their Company Options or Company SARs, such conditional exercise to be conditional upon the take-up by the offeror of the Common Shares and other securities tendered to the takeover bid in accordance with the terms of the takeover bid (or the effectiveness of such other transaction leading to a change of control). If, however, the change of control is not completed within the timeframe specified therein, then (i) any conditional exercise of vested Company Options and/or Company SARs will be deemed to be null, void and of no effect, and such conditionally exercised awards will be deemed not to have been exercised, (ii) Common Shares which were issued pursuant to exercise of Company Options and/or Company SARs which vested in connection with the change of control will be returned by the participant to the Company and reinstated as authorized but unissued Common Shares, and (iii) the original terms applicable to awards which vested in connection with the change of control shall be reinstated.

Termination.    The Incentive Plan will provide that the plan administrator may suspend, terminate, amend, or revise the Incentive Plan at any time without the consent of the participants, provided that such suspension, termination, amendment or revision will (i) not adversely alter or impair the rights of the participant without the consent of such participant (except as permitted by the provisions of the Incentive Plan), (ii) be in compliance with the applicable law and with the prior approval, if required, of the shareholders of the Company, the Nasdaq or any other regulatory body having authority over the Company, and (iii) be subject to shareholder approval, where required by law or the other requirements of the Nasdaq (subject to certain exceptions).

Employment Arrangements, Termination and Change in Control Benefits

The Company has entered into employment agreements with each of its Named Executive Officers who continue to serve as an executive officer as of the date of this prospectus, as summarized below.

Frantz Saintellemy.    Mr. Saintellemy and the Company are currently party to an employment agreement dated as of October 1, 2023, pursuant to which Mr. Saintellemy has served as President and Chief Executive Officer of the Company since the Closing Date of the Business Combination. The agreement further provides that Mr. Saintellemy will be nominated for election as a director at each meeting of shareholders in which directors are to be elected for so long as he serves as President and Chief Executive Officer.

Under his employment agreement, Mr. Saintellemy is entitled to receive an annual base salary, which was initially set at C$475,000, and other benefits as may be adjusted annually in accordance with the terms of the employment agreement. In addition, and subject to approval of the Company’s board of directors, Mr. Saintellemy is entitled to receive an annual performance-based cash bonus at target level of achievement equal to 100% of base salary and is eligible for equity grants as may be determined by the board of directors. In connection with his appointment as President and Chief Executive Officer, Mr. Saintellemy received (i) a one-time option grant under the Incentive Plan equal to 3.0% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, which options time-vest over a four-year period, and (ii) a one-time restricted share unit grant equal to 1.625% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, of which approximately a quarter will time-vest over a three-year period and the remaining amount are subject to time-based and performance-based vesting as provided for in the agreement.

Under his employment agreement, Mr. Saintellemy is subject to certain non-competition and non-solicitation obligations during and for 12 months following termination of his employment, including restrictions on engaging in business in the Company’s industry sector and soliciting the Company’s clients and employees within certain territories. Mr. Saintellemy is also subject to confidentiality and intellectual property assignment covenants under his employment agreement. In the event that Mr. Saintellemy’s employment is unilaterally terminated without a serious reason, Mr. Saintellemy will be entitled to receive prior notice of 12 months or, at the Company’s discretion, pay in lieu of such notice. In the event Mr. Saintellemy’s employment is terminated without serious reason or by Mr. Saintellemy for good reason (as defined in the agreement), in either case 90 days before or 12 months after a change in control (as defined in the agreement), any unvested equity awards granted under the Incentive Plan shall vest and become immediately exercisable in accordance with and subject to the Incentive Plan and the applicable award agreement.

The foregoing description of Mr. Saintellemy’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

David Torralbo.    Mr. Torralbo and the Company are currently party to an employment agreement dated as of June 20, 2022, pursuant to which Mr. Torralbo is employed as Chief Legal Officer and Corporate Secretary of the Company. Mr. Torralbo is entitled to receive an annual base salary as well as equity grants and other benefits as may be adjusted annually in accordance with the terms of the employment agreement and as determined by the Company’s board of directors. Subject to approval of the Company’s board of directors, Mr. Torralbo is entitled to receive an annual performance-based cash bonus at target level of achievement equal to 50% of base salary. In connection with the Business Combination, Mr. Torralbo received (i) a one-time option grant under the Incentive Plan equal to 0.40% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, which options time-vest over a four-year period, and (ii) a one-time restricted share unit grant equal to 0.50% of the aggregate number of shares of the Company immediately following the Closing of the Business Combination, of which approximately one-third time-vest over a four-year period and the remaining amount is subject to performance-based and time-based vesting as provided for in the agreement.

In the event the Company terminates Mr. Torralbo’s employment without just and sufficient cause or in the event of a dismissal, Mr. Torralbo is entitled to receive a notice of twelve (12) months. The Company may, at its sole discretion, pay to Mr. Torralbo in lieu of such notice, in whole or in part, a salary indemnity equivalent to the portion not covered by such notice. Under his employment agreement, Mr. Torralbo is subject to certain non-competition obligations for twelve (12) months during and following the termination of his employment, and subject to certain non-solicitation obligations for eighteen (18) months during and following the termination of his employment, including restrictions on engaging in business in the Company’s industry sector and soliciting the Company’s clients and employees within certain territories. Mr. Torralbo is also subject to confidentiality and intellectual property assignment covenants under his employment agreement. This description of Mr. Torralbo’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Chris Stewart.    Mr. Stewart and the Company are currently party to an employment agreement effective as of September 20, 2023, pursuant to which Mr. Stewart serves as Chief Financial Officer of the Company. Under his employment agreement, Mr. Stewart is entitled to an annual base salary, which was initially set at US$300,000, and other benefits as may be adjusted annually in accordance with the terms of the employment agreement. In addition, and subject to approval of the Company’s board of directors, Mr. Stewart is entitled to receive an annual performance-based cash bonus at target level of achievement equal to 50% of base salary and is eligible for equity grants as may be determined by the board of directors. In connection with his hiring, Mr. Stewart received (i) a one-time option grant under the Incentive Plan equal to 0.5% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, which options time-vest over a four-year period, and (ii) a one-time restricted share unit grant equal to 0.65% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, of which approximately one-third will time-vest over a four-year period and the remaining amount is subject to performance-based and time-based vesting as provided for in the agreement.

Under his employment agreement, Mr. Stewart is subject to confidentiality and intellectual property assignment covenants. In the event that Mr. Stewart’s employment is terminated without cause (as defined in the agreement) or by Mr. Stewart for good reason (as defined in the agreement), Mr. Stewart will be entitled to receive continued payments of his base salary for 12 months following his termination along with other benefits. In the event Mr. Stewart’s employment is terminated without cause or by Mr. Stewart for good reason, in either case 90 days before or 12 months after a change in control (as defined in the agreement), any unvested equity awards granted under the Incentive Plan shall vest and become immediately exercisable in accordance with and subject to the Incentive Plan and the applicable award agreement.

The foregoing description of Mr. Stewart’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Charles Boulanger.    Prior to the consummation of the Business Combination, LeddarTech was party to an employment agreement with Charles Boulanger, in connection with his service as Chief Executive Officer, that terminated effective as of the Closing of the Business Combination, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Compensation of Members of the Board of Directors

During fiscal year 2024, non-employee members of the Company’s board of directors received a fixed annual cash retainer of C$45,000 and an annual grant of RSUs with a grant date value of C$135,000 in connection with their service as directors. In addition, the chair of the board of directors received a retainer of C$45,000, the chair of each committee respectively received a retainer of C$10,000 (Audit Committee), C$7,500 (Compensation and Human Capital Committee) and C$5,000 (Nominating and Corporate Governance Committee) and the chair and non-chair members of board committees each received a retainer of C$10,000 (Audit Committee), C$7,500 (Compensation and Human Capital Committee) and C$5,000 (Nominating and Corporate Governance Committee). Management members of the Company’s board of directors received no additional compensation for their service as director or for attendance at meetings of the board of directors.

The table below summarizes the compensation paid by the Company to each non-employee director for service on the Company’s board of directors during the fiscal year ended September 30, 2024. All amounts set forth in the table below are denominated in US dollars rather than Canadian dollars.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Derek Aberle	97,293	179,248	276,541
Lizabeth Ardisana	33,516	168,185	201,701
Charles Boulanger(3)	35,192	168,185	203,377
Yann Delabriere	66,344	179,248	245,592
Nick Stone	41,250	179,248	220,498
Michelle Sterling	48,750	179,248	227,998
Sylvie Veilleux	36,868	168,185	205,053

____________

(1)      Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 27, 2024 of 0.7408.

(2)      Values represent the aggregate grant date fair value estimated using the Black-Scholes model.

(3)      Amounts for Mr. Boulanger exclude compensation received as Chief Executive Officer, which is reported in the Summary Compensation Table, as well as warrants to purchase 350,000 Common Shares at an exercise price of C$0.01 per share that were granted in connection with and in recognition of his service with LeddarTech Inc. (predecessor company) with an aggregate grant date fair value of US$1,169,000.

(4)      Amounts for Mr. Delabriere exclude warrants to purchase 22,503 Common Shares at an exercise price of C$0.01 per share granted in connection with and in recognition of his service with LeddarTech Inc. (predecessor company) with an aggregate grant date fair value of US$75,160.

Description of Securities

General

The following description of the material terms of our share capital includes a summary of specified provisions of our articles that became effective upon the closing of the Business Combination (the “Articles”). This description is qualified in its entirety by reference to our Articles which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

Our authorized share capital consists of an unlimited number of common shares, without par value (the “Company Common Shares” or the “Common Shares”), an unlimited number of Class A Non-Voting Special Shares (the “Company Sponsor Special Shares”), Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares (collectively, the “Company Earnout Non-Voting Special Shares” and together with the Company Common Shares and the Company Sponsor Special Shares, the “Common Shares”) and an unlimited number of preferred shares issuable in series (“Company Preferred Shares”). Immediately following the closing of the Business Combination on December 21, 2023 (the “Closing Date”), there were (i) 28,770,930 Company Common Shares issued and outstanding and no preferred shares outstanding, (ii) 2,031,250 Company Sponsor Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding and (viii) no preferred shares issued and outstanding.

Common Shares

Voting Rights.    Under the Articles, holders of Common Shares will be entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each Company Common Share entitles its holder to one vote.

Dividend Rights.    The holders of outstanding Company Common Shares will be entitled to receive dividends at such times and in such amounts and form as the Company’s board of directors may from time to time determine, but subject to the rights of the holders of any preferred shares and any other class ranking senior to Common Shares.

Repurchase of Common Shares.    Under the CBCA, the Company will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation.    Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Company Earnout Non-Voting Special Shares, the holders of the Company Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Company Common Shares, the holders of the Company Common Shares shall be entitled to receive all remaining property and assets of the Company.

Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares

Voting Rights.    The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any voting rights except as otherwise required under the CBCA.

Dividend Rights.    The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any dividends or other distributions other than a liquidation distribution.

Liquidation.    Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Company Common Shares, and any shares ranking junior to the Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares, an amount per Company Sponsor Special Share or Company Earnout Non-Voting Special Share equal to $0.00000000001 (the “Redemption Price”). After payment to the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares of such amount, the holders of the Company Earnout Non-Voting Special Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

Redemption.    Subject to the provisions of the CBCA, the Company shall (i) at any time after the seven year anniversary of the Closing Date, or (ii) at any time after a Change of Control Transaction of the Company (as defined in the Company Articles), without notice, redeem at any time the whole of the then outstanding Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares on payment of the Redemption Price thereon (provided that the ability to redeem Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares shall not apply in respect of any Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares which are automatically converted into Company Common Shares in accordance with the provisions of the Company Articles, including upon a Change of Control Transaction).

Automatic Conversions.    The Company Sponsor Special Shares and Company Sponsor Special Shares and the Company Earnout Non-Voting Special Shares will be subject to a seven-year vesting pursuant to which they will automatically vest and convert into Company Common Shares as follows:

(i)     2,031,250 Company Class A Non-Voting Special Shares, all of which shall automatically convert into Company Common Shares in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 Trading Days within any consecutive 30 Trading Day period commencing at least 150 days following the Closing Date (each, a “Company Class A Non-Voting Special Share Conversion Event”); provided that each Company Class A Non-Voting Special Share Conversion Event shall be deemed to have occurred and the Company Class A Non-Voting Special Shares shall be converted automatically into Company Common Shares in accordance with the provisions set forth in the Company Articles if there occurs a Change of Control Transaction with a valuation of the Company Common Shares that is equal to or greater than the applicable thresholds set forth in such Company Class A Non-Voting Special Share Conversion Event;

(ii)    999,963 Company Class B Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$12.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$12.00 per Company Common Share;

(iii)   999,963 Company Class C Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on 20 Trading Days within any 30 consecutive Trading Day period commencing at 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$14.00 per Company Common Share;

(iv)   999,963 Company Class D Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$16.00 per Company Common Share;

(v)    999,963 Company Class E Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share; and

(vi)   999,963 Company Class F Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share.

Company Preferred Shares

Issuable in series.    The Company Preferred Shares may be issued in one or more series. Subject to the provisions of the CBCA and the Company Articles, the Company’s board of directors may, by resolution, from time to time before the issue thereof determine the maximum number of Company Preferred Shares of each series, create an identifying name for each series, attach special rights, privileges, restrictions or conditions to the Company Preferred Shares of each series including, without limitation, voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights on liquidation, dissolution or winding-up and any sinking fund or other provisions, the whole to be subject to filing articles of amendment in accordance with the CBCA to create the series and to include the special rights, privileges, conditions and restrictions attached to the Company Preferred Shares of the series.

Voting Rights.    Except as required by law and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of Company Preferred Shares issued from time to time, the holders of Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders.

Dividend Rights.    Company Preferred Shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Company Preferred Shares of every other series and be entitled to preference over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to payment of dividends.

Liquidation Rights.    In the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Company Preferred Shares will be entitled to preference with respect to distribution of property or assets over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Company Preferred Shares.

Legacy SPAC Warrants

Company Assumption of Prospector Warrants

In connection with the Business Combination, the Company assumed the obligations under that certain Warrant Agreement, dated as of January 7, 2021 (the “Initial Warrant Agreement”) between Prospector Capital Corp. and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”) pursuant to that certain Warrant Assignment, Assumption and Amendment Agreement dated as of December 21, 2023 (the “Warrant Assumption Agreement,” and the Initial Warrant Agreement as amended and assumed pursuant to the Warrant Assumption Agreement, the “Warrant Agreement”) among Prospector, the Company and the Warrant Agent. The warrants issued by Prospector pursuant to the Initial Warrant Agreement entitled the registered holder to purchase Prospector Class A Shares at a price of $11.50 per share, subject to adjustment on the terms and subject to the conditions set forth in the Initial Warrant Agreement.

Adjustment to Warrant Exercise Price Following Consummation of Business Combination

Prior to the consummation of the Business Combination, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares (the “SPAC Redemption Election”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption Election, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination (the “Prospector Share Dividend”). The Prospector Share Dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

Following the consummation of the Business Combination, the Company determined that, as a result of the Prospector Share Dividend, the holders of Prospector Warrants may have been diluted in a manner to which certain specified anti-dilution provisions in the Warrant Agreement were not strictly applicable. In accordance with the terms of the Warrant Agreement, the Company retained an investment banking firm of recognized national standing (the “Investment Banking Firm”) to opine as to whether an adjustment to the warrant terms was necessary in order to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement and, if so, the terms of such adjustment.

Having expressed its opinion that such an adjustment was necessary in order to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement, the Investment Banking Firm performed a quantitative analysis of the value of the Legacy SPAC Warrants with and without giving effect to the Prospector Share Dividend. The Investment Banking Firm employed an option pricing model (“OPM”), which utilized the Black-Scholes Option Pricing Model, to allocate value to LeddarTech’s capital structure to determine the value of the Legacy SPAC Warrants. The OPM treats a company’s security classes as call options on total equity value, with exercise prices based on the relative seniority of payments between such security classes. It calibrated the exercise price of the Legacy SPAC Warrants to determine what exercise price would allow the warrant holders to receive equivalent value pre-and post-dilution from the Prospector Share Dividend. The Investment Banking Firm delivered its report to the Company on February 8, 2024, reflecting its opinion that an adjusted exercise price of US$11.17, without any adjustment to the number of Company Common Shares issuable upon exercise, would be necessary to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement. Upon receipt of the report of the Investment Banking Firm, the Company provided written notice to the Warrant Agent and to the registered holders of the Legacy SPAC Warrants that the warrant exercise price has been adjusted to US$11.17 per share, effective as of February 9, 2024, together with corresponding adjustments to redemption provisions as more fully described below under “— Redemption of warrants when the price per Company Common Share equals or exceeds US$17.48” (collectively, the “Warrant Exercise Price Adjustment”).

Public Warrants

As of the closing of the Business Combination, there were approximately 17,465,746 Prospector Warrants outstanding under the Warrant Agreements. Under the Warrant Agreement, references to Prospector Class A Shares include a security other than Prospector Class A Shares into which the Prospector Class A Shares have been converted or exchanged for in the event Prospector is not the Company in its initial business combination. Thus, where the Warrant Agreement discussed Prospector Class A Shares, throughout this section “— Legacy SPAC Warrants” such provisions will be applied to the Company Common Shares.

Each whole Legacy SPAC Warrant entitles the registered holder to purchase Company Common Shares at a price of US$11.17 per share, subject to adjustment on the terms and subject to the conditions set forth in the Warrant Agreement, and, as applicable, the Sponsor Letter Agreement and as further discussed below, at any time after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of common shares. This means only a whole Legacy SPAC Warrant may be exercised at a given time by a warrant holder. The Legacy SPAC Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption (other than Legacy SPAC Warrants converted from Private Warrants) or liquidation.

The Company will not be obligated to deliver any Company Common Shares pursuant to the exercise of a Legacy SPAC Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Company Common Shares underlying the Legacy SPAC Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its registration obligations. No Legacy SPAC Warrant will be exercisable and the Company will not be obligated to issue a Company Common Share upon exercise of a Legacy SPAC Warrant unless the Company Common Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Legacy SPAC Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Legacy SPAC Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Legacy SPAC Warrant.

If Company Common Shares are at the time of any exercise of a Legacy SPAC Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of Company Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number Company Common Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” less the exercise of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Company Common Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants when the price per Company Common Share equals or exceeds US$17.48

Once the Legacy SPAC Warrants become exercisable, the Company may redeem the outstanding Legacy SPAC Warrants (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at a price of US$0.01 per Legacy SPAC Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company Common Shares equals or exceeds US$17.48 per share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (referred to as the “Reference Value”).

The Company will not redeem the Legacy SPAC Warrants as described above unless a registration statement under the Securities Act covering the Company Common Shares issuable upon exercise of the Legacy SPAC Warrants is then effective and a current prospectus relating to those Company Common Shares is available throughout the 30 day redemption period. If and when the Legacy SPAC Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Legacy SPAC Warrants, each warrant holder will be entitled to exercise his, her or its Legacy SPAC Warrant prior to the scheduled redemption date. However, the price of the Company Common Shares may fall below the US$17.48 redemption trigger price (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant described under the heading “— Anti-dilution Adjustments”) as well as the US$11.17 warrant exercise price after the redemption notice is issued.

Redemption of Legacy SPAC Warrants when the price per Company Common Share equals or exceeds US$9.71

Once the Legacy SPAC Warrants become exercisable, the Company may redeem the outstanding Legacy SPAC Warrants:

•        in whole and not in part;

•        at a price of US$0.10 per Legacy SPAC Warrant;

•        upon not less than 30 days’ prior written notice of redemption provided that holders will be able to exercise their Legacy SPAC Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Company Common Shares except as otherwise described below;

•        if, and only if, the Reference Value equals or exceeds US$9.71 per public share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than US$17.48 per share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Legacy SPAC Warrants are redeemed or exercised, holders may elect to exercise their Legacy SPAC Warrants on a cashless basis. The numbers in the table below represent the number of Company Common Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Company Common Shares on the corresponding redemption date (assuming holders elect to exercise their Legacy SPAC Warrants and such Legacy SPAC Warrants are not redeemed for $0.10 per Legacy SPAC Warrant), determined for these purposes based on the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The Company will provide its warrant holders with the final “fair market value” no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below have been adjusted pursuant to the Warrant Exercise Price Adjustment, and may be further adjusted as of any date on which the number of shares issuable upon exercise of a Legacy SPAC Warrant or the exercise price of a Legacy SPAC Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of Company Common Shares issuable upon exercise of a Legacy SPAC Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Legacy SPAC Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Legacy SPAC Warrant as so adjusted. The number of Company Common Shares in the table below shall be adjusted in the same manner and at the same time as the number of Company Common Shares issuable upon exercise of a Legacy SPAC Warrant. If the exercise price of a Legacy SPAC Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is US$9.71 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Legacy SPAC Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Legacy SPAC Warrants)	Fair Market Value of Company Common Shares
	≤9.71	10.68	11.66	12.63	13.60	14.57	15.54	16.51	≥17.48
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Company Common Shares to be issued for each Legacy SPAC Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Legacy SPAC Warrants, holders may choose to, in connection with this redemption feature, exercise their Legacy SPAC Warrants for 0.277 Company Common Shares for each whole Legacy SPAC Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Legacy SPAC Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Legacy SPAC Warrants for 0.298 Company Common Shares for each whole Legacy SPAC Warrant. In no event will the Legacy SPAC Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Company Common Shares per Legacy SPAC Warrant (subject to adjustment). Finally, as reflected in the table above, if the Legacy SPAC Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Company Common Shares.

This redemption feature is structured to allow for all of the outstanding Legacy SPAC Warrants to be redeemed when the Company Common Shares are trading at or above US$9.71 per share, which may be at a time when the trading price of the Company Common Shares is below the exercise price of the Legacy SPAC Warrants.

This redemption feature was established to provide the Company with the flexibility to redeem the Legacy SPAC Warrants without the Legacy SPAC Warrants having to reach the US$17.48 per share threshold set forth above under “— Redemption of Warrants when the price per Company Common Share equals or exceeds US$17.48.”

As stated above, the Company can redeem the Legacy SPAC Warrants when the Company Common Shares are trading at a price starting at US$9.71, which is below the exercise price of US$11.17, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their Legacy SPAC Warrants on a cashless basis for the applicable number of Company Common Shares. If the Company chooses to redeem the Legacy SPAC Warrants when the Company Common Shares are trading at a price below the exercise price of the Legacy SPAC Warrants, this could result in the warrant holders receiving fewer Company Common Shares than they would have received if they had chosen to wait to exercise their Legacy SPAC Warrants for Company Common Shares if and when such Company Common Shares were trading at a price higher than the exercise price of US$11.17.

Redemption Procedures

A holder of a Legacy SPAC Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Legacy SPAC Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Company Common Shares is increased by a share capitalization payable in Company Common Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant will be increased in proportion to such increase in the outstanding Company Common Shares. A rights offering made to all or substantially all holders of Company Common Shares entitling holders to purchase Company Common Shares at a price less than the fair market value will be deemed a share capitalization of a number of Company Common Shares equal to the product of (i) the number of Company Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Company Common Shares) and (ii) the quotient of (x) the price of Company Common Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Company Common Shares, in determining the price payable for Company Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Company Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Company Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Legacy SPAC Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Company Common Shares on account of such Company Common Shares (or other securities into which the Legacy SPAC Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Company Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Company Common Share in respect of such event.

If the number of outstanding Company Common Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Company Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant will be decreased in proportion to such decrease in outstanding Company Common Shares.

Whenever the number of Company Common Shares purchasable upon the exercise of the Legacy SPAC Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Company Common Shares purchasable upon the exercise of the Legacy SPAC Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Company Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Company Common Shares (other than those described above or that solely affects the par value of such Company Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Company Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Legacy SPAC Warrants will thereafter have certain rights with respect to purchasing and receiving the Company Common Shares. Upon the basis and upon the terms and conditions specified in the Legacy SPAC Warrants and in lieu of the Company Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such holders will have the right to purchase and receive the kind and amount of Company Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Legacy SPAC Warrants would have received if such holder had exercised their Legacy SPAC Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Legacy SPAC Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election.

If a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Company Common Shares, then the holder of a Legacy SPAC Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Legacy SPAC Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Company Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Company Common Shares in such a transaction is payable in the form of Company Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Legacy SPAC Warrant properly exercises the Legacy SPAC Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Legacy SPAC Warrant.

The Legacy SPAC Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Legacy SPAC Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Legacy SPAC Warrants and the Warrant Agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Legacy SPAC Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Legacy SPAC Warrants is required to make any change that adversely affects the interests of the registered holders.

The Legacy SPAC Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Legacy SPAC Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Company Common Shares and any voting rights until they exercise their Legacy SPAC Warrants and receive Company Common Shares. After the issuance of Company Common Shares upon exercise of the Legacy SPAC Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Legacy SPAC Warrants. If, upon exercise of the Legacy SPAC Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Company Common Shares to be issued to the warrant holder.

The Company will agree that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

The Private Warrants will not be transferable, assignable or salable (except to affiliates of the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees (except as set forth under “— Legacy SPAC Warrants — Legacy SPAC Warrants to be Issued in Exchange for Public Warrants — Redemption of Warrants when the price per Company Common Share equals or exceeds US$9.71”). The Sponsor or its permitted affiliated transferees have the option to exercise the Private Warrants on a cashless basis.

Except as described above under “— Legacy SPAC Warrants — Public Warrants — Redemption of Warrants when the price per Company Common Share equals or exceeds US$9.71,” if holders of these Legacy SPAC Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Company Common Shares equal to the quotient obtained by dividing (x) the product of the number of Company Common Shares underlying the Legacy SPAC Warrants, multiplied by the excess of the “fair market value” of the Company Common Shares (defined below) over the exercise price of the Legacy SPAC Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Company Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Lender Warrants

As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions”, the Company has issued warrants to IQ and Desjardins in connection with entry into the IQ Loan Agreement and the Desjardins Credit Facility, respectively.

In conjunction with the IQ Loan Agreement, LeddarTech issued 13,890 warrants in FY2021 to IQ with an exercise price of $138.68, based on the total amount then drawn on the IQ Loan Agreement as at September 30, 2021, which warrants were assumed by the Company and are exercisable for 13,890 Company Common Shares at $138.68 per share, subject to adjustment. The warrants may be exercised, in whole or in part, for a period of five years following the issue of the warrants.

In conjunction with the sixth amending agreement to the Desjardins Credit Facility dated as of October 31, 2023, which amendment, among other things, reduced the minimum cash maintenance required and interest rate, LeddarTech agreed to issue to Desjardins warrants to purchase Company Common Shares at $0.01 per share prior to completion of the Business Combination, which warrants were assumed by the Company and were exercisable for 250,000 Common Shares at $0.01 per share. The warrants were exercised on May 16, 2024 and the Common Shares were issued on May 28, 2024.

Legacy Director Warrants

In recognition of the efforts and contributions of certain former directors of LeddarTech in connection with the development of LeddarTech and consummation of the Business Combination, the Company Board of Directors approved grants of warrants to such individuals to purchase up to an aggregate of 449,013 Company Common Shares, subject to shareholder approval. At the April 30, 2024 annual general and special meeting of shareholders of the Company, the shareholders approved grants of the Legacy Director Warrants, which warrants were issued to the applicable individuals thereafter.

The Legacy Director Warrants have a per share exercise price of $0.01 per warrant share, subject to customary anti-dilution adjustments made in accordance with the provisions of the respective warrant certificate. No adjustment in the exercise price will be made unless such adjustment would result in a change of at least 2.5% in the exercise price and no adjustment will be made in the number of Company Common Shares purchasable upon exercise of a warrant unless it would result in a change of at least one one-hundredth of a Company Common Share. Any adjustments which would otherwise have been made will be carried forward and taken into account in any subsequent adjustment. The Legacy Director Warrants will expire five years from the date of issuance and may be exercised in whole or in part at the exercise price on or prior to such expiration time. Of the individuals who received Legacy Director Warrants, two are current Company Directors (Charles Boulanger and Yann Delabrière).

Dissent Rights

Under the CBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of a CBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class; (b) effect an exchange, reclassification or cancellation of the shares of such class; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class; (d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class; (e) create a new class of shares equal or superior to the shares of such class, except in certain circumstances; (f) make a class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class; (g) effect an exchange or create a right of exchange of the shares of another class into the shares of such class; or (h) constrain the issue, transfer or ownership of the shares of such class or change or remove such constraint.

Securities Act Restrictions on Resale

Rule 144

Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Company Common Shares or Legacy SPAC Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Company Common Shares or Legacy SPAC Warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Company Common Shares then outstanding; or

•        the average weekly reported trading volume of the Company during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

•        Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although the Company will be a new registrant, Company Common Shares and Legacy SPAC Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year has elapsed from the time that the Company files current Form 10 type information with the SEC as described above.

Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Listing

Our Common Shares and Public Warrants are listed on Nasdaq under the symbols “LDTC” and “LDTCW,” respectively. Holders of our Common Shares and Public Warrants should obtain current market quotations for their securities. There can be no assurance that our Common Shares and/or Public Warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Common Shares and/or Public Warrants could be delisted from Nasdaq. A delisting of our Common Shares will affect the liquidity of our Common Shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company in Canada, who serves as registrar and transfer agent for our equity securities.

Description of Company Organizational Documents

Annual Meetings

Under the CBCA, the Company must hold its first annual meeting of shareholders within 18 months after the date on which it was incorporated, and after that must hold an annual meeting not later than 15 months after the last annual meeting at such time and place in or outside the Province of Québec as may be determined by the directors of the Company or, in the absence of such a determination, at the place where the registered office of the Company is located.

Board and Shareholder Ability to Call Shareholder Meetings

The by-laws of the Company provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the CBCA; the directors of the Company have called a meeting of shareholder and have given notice of the meeting in accordance with the CBCA; or the business of the meeting as stated in the requisition includes certain matters, including, but not limited to, a proposal the primary purpose of which is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. The corporation must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

The by-laws of the Company provide that a quorum of shareholders is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

Voting Rights

Under the CBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the CBCA, the Company Articles or by-laws, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The by-laws of the Company provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a ballot on the question is required or demanded. Votes by a show of hands or functional equivalent result in each person having one vote regardless of the number of shares such person is entitled to vote. If voting is conducted by ballot, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of non-resident or foreign owners to hold or vote Company securities imposed by Canadian law or by the charter or other constituent document of the Company.

Shareholder Action by Written Consent

Under the CBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the CBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

The Company must keep at its registered office, or at such other place as the CBCA may permit, the documents, copies, registers, minutes and other records which Company is required by the CBCA to keep at such places. The Company must prepare and maintain, among other specified documents, adequate accounting records. Under the CBCA, any director, shareholder or creditor of the Company may, free of charge, examine certain of the Company’s records during the usual business hours of the Company.

Election and Appointment of Directors

The articles do not provide for the board of directors to be divided into classes.

At any general meeting of the Company’s shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the CBCA, any casual vacancy occurring on the Company’s board of directors may be filled by a quorum of the remaining directors, subject to certain exceptions. If the Company does not have a quorum of directors, or if there has been a failure to elect the number of directors required by the Company Articles or the CBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder of the Company. Pursuant to the CBCA, where empowered by a special resolution, the Company directors may, between meetings of shareholders, appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders.

At least 25% of the Company’s directors must be resident Canadians. The minimum number of directors the Company may have is one and the maximum number of directors the Company may have is eleven, as set out in the Company Articles. The CBCA provides that any amendment to the Company Articles to increase or decrease the minimum or maximum number of the Company’s directors requires the approval of the Company’s shareholders by a special resolution.

Removal of Directors

Pursuant to the CBCA, the shareholders of the Company may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares of the Company have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy.

Proceedings of Board of Directors

At all meetings of the board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the by-laws and subject only to the CBCA, the articles of the Company and applicable securities laws, shareholders of record entitled to vote will nominate persons for election to the Company’s board of directors only by providing proper notice to the Company’s corporate secretary. In the case of annual meetings, proper notice must be given not less than 30 days prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of shareholders, the notice must be given not later than the close of business on the 15th day following the date that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the Board, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of the Company and any other information the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the CBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of the Company’s shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability and Indemnification of Directors and Officers

Under the CBCA, no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the CBCA and its related regulations or relieves him or her from liability for a breach of the CBCA or its regulations.

A director is not liable under the CBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation; or (ii) a report of a person whose profession lends credibility to a statement made by that professional person.

Under the CBCA, the Company may indemnify its current or former directors or officers or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity.

The CBCA also provides that the Company may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

The CBCA permits indemnification only if such individual (i) acted honestly and in good faith with a view to the Company’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under the by-laws, the Company indemnifies to the fullest extent permitted by the CBCA (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity; and (iv) their respective heirs and legal representatives.

Derivative Suits and Oppression Remedy

Under the CBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of the Company may apply to the Superior Court of Québec for leave to bring an action in the name and on behalf of the Company or any of its subsidiaries, or to intervene in an existing action to which the Company or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the Company or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of the Company or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of the Company or its subsidiaries will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the Company or its subsidiaries for the action to be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Under the CBCA, a complainant may apply to the Superior Court of Québec for any interim or final order the court thinks fit, including, but not limited to, an order restraining the conduct complained of, where the court is satisfied that, in respect of the Company or any of its affiliates, any act or omission of the Company or any of its affiliates effects or threatens to effect a result, the business or affairs of the Company or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of the Company or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the Company.

Exclusive Forum

The by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Québec, Canada and the appellate courts therefrom will, to the fullest extent permitted by law be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action or proceeding asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company, any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the articles or by-laws, or any action or proceeding asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates). The by-laws provide that, notwithstanding the foregoing, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in the Company’s by-laws does not apply to actions arising under the Securities Act or the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Amendment of the Articles, By-laws and Alteration of Share Capital

Under the CBCA, the Company may amend the Company Articles by special resolution. For purposes of the CBCA, a special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the corporation, including, but not limited to, changes to the corporation’s authorized capital structure, changes to the rights, privileges, restrictions and conditions in respect of any of the corporation’s shares, a change in the corporation’s name, the winding-up, dissolution or liquidation of the corporation, and a plan of arrangement with shareholders.

Under the CBCA, the Company Board may, by resolution, make, amend or repeal any by-laws that regulate the business of affairs of the Company. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to the Company’s shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

Certain Relationships and Related Person Transactions

Certain Related Person Transactions Related to the Business Combination

On December 21, 2023, the Company, Prospector and LeddarTech, consummated the Business Combination pursuant to the terms of the BCA, pursuant to which, among other things, (i) Prospector Canada and AmalCo amalgamated, and, in connection therewith, the outstanding Class A common shares and warrants to purchase Class A common shares of Prospector Canada converted into an equivalent number of Common Shares and Legacy SPAC Warrants to purchase an equivalent number of Common Shares, respectively, (ii) the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in the Plan of Arrangement, AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having an aggregate equity value of US$200 million (at a negotiated value of US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation plus additional AmalCo “earnout” shares (with the terms set forth in the BCA); (iii) LeddarTech and AmalCo amalgamated; and (iv) in connection with the foregoing, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company, each of LeddarTech’s equity awards that was not canceled pursuant to the BCA and the Plan of Arrangement was exchanged for an equity award with respect to shares of the Company, LeddarTech’s equity plans were terminated (other than the Incentive Plan) and the options to purchase LeddarTech’s class M shares became options to purchase Common Shares.

Registration Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor and the PIPE Investors entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to undertake certain shelf registration obligations in accordance with the Securities Act, and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company bears the expenses incurred in connection with the filing of any such registration statements.

With respect to the PIPE Investors, the Registration Rights Agreement provides that the Company Common Shares (other than any shares issuable upon conversion of any securities obtained through the PIPE Financing) will be subject to a lock-up for a period of six months following the Closing.

With respect to the holders other than the PIPE Investors, the Company Common Shares will be subject to a lock-up for a period of four years following the Closing. Company Common Shares held by certain investors are subject to such lock-up through the delivery by the investors of letters of transmittal.

With respect to the Sponsor, the Company Common Shares issued upon conversion of the Prospector Class B ordinary shares (par value US$0.0001 par value) held by the Sponsor are subject to certain transfer restrictions until six months following the Closing.

Investor Rights Agreement

Upon the Closing, the Company and IQ entered into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, IQ was granted certain rights with respect to the nomination of board members of the Company. IQ is a participant in the PIPE Financing and invested US$15.0 million in the PIPE Financing. The Investor Rights Agreement provides that so long as IQ holds more than 60% of the equity interests in the Company that it owns at closing of the PIPE Financing, IQ shall have the right to designate one individual for nomination for election of the Company Board subject to certain restrictions; provided, however, that IQ shall nonetheless maintain its nomination right in respect of the next shareholders meeting relating to the election of directors of the Company that is called after the date upon which IQ’s equity interest falls below the foregoing threshold.

Certain Financing Transactions

The Company is party to a loan agreement with IQ, a greater than 5% beneficial holder of the Company. See “Financing Transactions — IQ Credit Facilities.”

The Company is party to a credit facility with Desjardins, whose affiliates are collectively a greater than 5% beneficial holder of the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions — Desjardins Credit Facility.”

The Company is party to a financing offer letter with Desjardins, FS, and IQ, each of which together with its affiliates is collectively a greater than 5% beneficial holder of the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Liquidity and Capital Management — Financing Transactions — Bridge Financing.”

Certain Relationships and Related Person Transactions prior to the Business Combination

Subscription Agreement

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into common shares after the closing of the Business Combination, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each US$100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement. Altogether, such PIPE Investors received warrants to acquire 605,003 Class D-1 Preferred Shares of LeddarTech, which entitled the PIPE Investors to receive 8,176,940 Common Shares upon the closing of the Business Combination.

The issuance of Tranche B Notes was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provides that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement. On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to concurrently purchase approximately US$4.1 million aggregate principal amount of Tranche B-1 Notes, with approximately US$17.9 million aggregate principal amount of Tranche B-2 Notes purchased upon consummation of the Business Combination. The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 receive a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or prior to the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Common Shares in connection with the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million common shares outstanding immediately prior to the Closing, which entitled the PIPE Investors to receive approximately 42.8% of each class of the Company Earnout Non-Voting Special Shares being distributed to existing shareholders of LeddarTech.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and hypothecary representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023 (the “Hypothecary Representative”), a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

Certain Prospector Relationships and Related Person Transactions prior to the Business Combination

Prospector Ownership Interests in LeddarTech

Messrs. Aberle and Stone currently serve on the board of directors of the Company and previously served on the board of directors of LeddarTech. Messrs. Aberle and Stone also are managers of the Sponsor, which beneficially holds approximately 38.7% of the Company, and Mr. Stone is a manager of FS Investors, which beneficially holds approximately 59.4%. of the Company.

Series D Financing

In November of 2021, LeddarTech decided to pursue a private Series D financing that was ultimately led by FS Investors, an affiliate of the Sponsor and of which Nick Stone, Prospector’s Chief Financial Officer and director, is a manager. FS Investors invested an aggregate of US$22,199,963.52 in the Series D financing. Of this amount, Mr. Stone, Steve Altman, a director of Prospector, and Jon Levy, a director of Prospector, invested US$750,000, US$4,000,000 and US$250,000, respectively, in the Series D financing through an investment vehicle created by FS Investors. Mr. Levy’s investment in the Series D financing is through a group that invested US$2,075,000 in the aggregate. Messrs. Stone, Altman and Levy are indirect limited partners of FS Investors. Derek Aberle, Prospector’s Chief Executive Officer and director, also participated in the investment round and invested US$499,941.67 in his individual capacity. Such Series D financing transaction closed in November 2021 and both Messrs. Aberle and Stone subsequently joined LeddarTech’s board of directors in November 2021.

PIPE Financing

Prior to the execution of the BCA, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase convertible notes of the Company in an aggregate principal amount of approximately US$44.0 million, payable in two tranches. The issuance of the first tranche of the PIPE Financing in the aggregate principal amount of approximately US$22.0 million occurred upon execution of the BCA. FS Investors, an affiliate of the Sponsor, was a participant in the PIPE Financing and invested US$9,200,000 in the PIPE Financing. Mr. Stone is an indirect limited partner of FS Investors and invested US$222,183 through FS Investors. The Sponsor was a participant in the PIPE Financing invested US$7,825,000 in the PIPE Financing. Mr. Stone is a direct or indirect member of the Sponsor, and invested US$574,171 through the Sponsor. Mr. Aberle is also a member of the Sponsor and invested US$210,000 in his individual capacity in the PIPE Financing.

Other Related Person Transactions

Indemnification Agreements

Following the closing of the Business Combination, the Company entered into indemnification agreements with each of the directors and executive officers of the Company to provide contractual indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at the Company’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.

Pursuant to the indemnification agreements, the Company also maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (ii) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Articles of Arrangement and By-laws of the Company, or otherwise as a matter of law.

Employment Agreements

In accordance with the BCA, upon the consummation of the Business Combination, we entered into employment agreements with certain of our executive officers. See the section titled “Executive and Director Compensation — Employment Arrangements, Termination and Change in Control Benefits.”

Principal Securityholders

The following table sets forth information regarding beneficial ownership of the Company’s Common Shares based on 37,591,562 Common Shares issued and outstanding as of January 16, 2025 with respect to beneficial ownership of our shares by:

•        each person known by us to be the beneficial owner of more than 5% of our issued and outstanding Common Shares;

•        each of our executive officers and directors; and

•        all our executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over Common Shares they own or have the right to acquire within 60 days, as well as Common Shares for which they have the right to vote or dispose of such Common Shares. In accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Common Shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of Common Shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all Common Shares that they beneficially own. The Common Shares owned by the persons named below have the same voting rights as the Common Shares owned by other holders. We believe that, as of January 16, 2025, approximately 44% of our Common Shares are owned by record holders in the United States of America.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below (other than Messrs. Aberle and Stone) is c/o LeddarTech Holdings Inc., 4535, Boulevard Wilfrid-Hamel, Suite 240, Québec G1P 2J7, Canada.

Beneficial Owner	Number of Common Shares	Percentage of All Common Shares
Executive Officers, Directors and Director Nominees
Charles Boulanger(1)(2)	395,262	1.0%
Derek Aberle(1)	149,678	*
Nick Stone	10,740	*
Frantz Saintellemy(1)(2)	102,842	*
Michelle Sterling	10,740	*
Yann Delabrière(1)(2)(3)	53,860	*
Lizabeth Ardisana	8,055	*
Sylvie Veilleux	8,055	*
David Torralbo(1)	25,386	*
Christopher Stewart	58,484	*
All directors and executive officers as a group (10 individuals)	823,102	2.2%

Five Percent or More Holders and Certain Other Holders
Prospector Sponsor, LLC(4)	13,371,827	30.8%
FS LT Holdings LP(5)	7,533,325	19.2%
Investissement Québec(6)	6,662,915	16.7%
YA II PN, Ltd.(7)	3,175,087	7.8%
BDC Capital Inc.(8)	2,243,361	5.9%
FIL Limited(9)	2,551,871	6.7%

____________

*        Indicates beneficial ownership of less than 1% of total outstanding Common Shares.

(1)      Holdings reported include Common Shares issuable upon conversion of convertible notes before giving effect to any payment-in-kind (PIK) accrual.

(2)      Holdings reported include (i) for Messrs. Boulanger, Saintellemy and Delabrière, shares underlying exercisable options as of January 16, 2025 and (ii) for Messrs. Boulanger and Delabrière, shares underlying Legacy Director Warrants.

(3)      Includes securities held by MM Consulting SAS over which Mr. Delabrière has voting and dispositive power.

(4)      Holdings reported include 782,500 shares issuable upon conversion of convertible notes (before giving effect to any PIK accrual) and 4,974,312 shares issuable upon exercise of exercisable warrants. Derek Aberle, Nick Stone, Steve Altman and Mike Stone are among the members of Prospector Sponsor, LLC and are its managers. Each manager has one vote, and the approval of a majority of the managers is required for approval of an action of the Sponsor. No individual manager exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly owns a pecuniary interest. Accordingly, none of the individuals will be deemed to have or share beneficial ownership of such securities. The business address of Prospector Sponsor LLC and its managers is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)      Holdings reported include 770,000 shares issuable upon conversion of convertible notes, before giving effect to any PIK accrual, and 800,000 shares issuable upon an optional conversion of outstanding bridge loans. The shares reported above are held in the names of FS LT Holdings LP and, with respect to the shares issuable upon conversion of outstanding bridge loans, FS LT Holdings II LP. FS Investment Management, L.P. is the general partner of FS LT Holdings LP and FS LT Holdings II LP and exercises sole voting and dispositive control of the securities held by such entities. Nick Stone Management II, LLC, is the general partner of FS Investment Management, L.P. Nick Stone is the manager of Nick Stone Management II, LLC. The business address of each of FS LT Holdings LP, FS LT Holdings II LP, FS Investment Management, L.P., Nick Stone Management II, LLC and Nick Stone is 1250 Prospect Street, Suite 200, La Jolla, CA 92037.

(6)      Based on a Schedule 13D/A filed with the SEC on August, 26, 2024, holdings reported include 1,500,000 shares issuable upon conversion of convertible notes (before giving effect to any PIK accrual), and 13,890 shares issuable upon exercise of exercisable warrants and 800,000 shares issuable upon an optional conversion of outstanding bridge loans. Investissement Québec (“IQ”) is a mandatary of the Government of the Province of Québec, Canada. Decisions to vote or dispose of LeddarTech’s securities are made (i) by the Government of Québec, through the adoption of a decree of the Cabinet or by the Minister of the Economy, Innovation and Energy, in both cases under recommendations of the personnel at the ministry and of IQ or (ii) with respect to securities acquired by IQ acting for its own account (and not as mandatary of the Government of Québec), by IQ’s Credit Committee (which is typically comprised of six (6) persons) upon recommendations of IQ’s personnel. Accordingly, no person individually can exercise voting or investment power over the shares held by IQ and none are deemed to have or share beneficial ownership of such securities. The business address for Investissement Quebec is 1001, boulevard Robert Bourassa, Suite 1000, Montréal, Québec H3B 0A7.

(7)      Based solely on a Schedule 13D filed with the SEC on April 18, 2024 by YA II PN, Ltd and other members of a group with respect to holdings as of April 15, 2024. As of such date, YA II PN, Ltd. disclosed it had direct ownership of 163,363 shares and deemed ownership of 3,011,724 additional shares which it reported it had the right to acquire within 60 days of the date of the Schedule 13D. YA II PN, Ltd. shares voting and dispositive over all such shares.

(8)      Based solely on a Schedule 13G filed with the SEC on December 20, 2024 by BDC Capital Inc. Holdings reported include (i) 1,757,804 Common Shares owned directly by BDC Capital Inc., (ii) 249,500 shares issuable upon conversion of convertible notes, before giving effect to any PIK accrual, (iii) 223,731 common shares are held by Go Capital S.E.C. whose General Partner is the Business Development Bank of Canada which is an affiliate of BDC Capital Inc. and BDC Capital Inc. is also the manager of Go Capital S.E.C.; and (iv) 12,326 common shares are held by AlterInvest II Fund L.P. whose General Partner is the Business Development Bank of Canada which is an affiliate of BDC Capital Inc. BDC Capital Inc. is a wholly owned subsidiary of the Business Development Bank of Canada, which is a federal Crown corporation wholly owned by the government of Canada. BDC Capital Inc.’s investment decisions are ultimately made by its board of directors, which currently consists of 11 members. BDC Capital’s board of directors has delegated certain investment decision-making authority to subcommittees of the board and to certain members of its senior management, including the Executive Vice-President for BDC Capital Inc., currently Jérôme Nycz. As Executive Vice-President, Mr. Nycz holds authority to approve voting and disposition of the LeddarTech shares held by BDC Capital Inc. The business address of BDC Capital Inc. is 5 Place Ville Marie, Suite 100, Montréal, Québec H3B 2G2.

(9)      Holdings reported based on a Schedule 13G filed with the SEC on February 9, 2024 by FIL Limited, Pandanus Partners, L.P. and Pandanus Associates, Inc. (“Fidelity”) and include 500,000 shares issuable upon conversion of convertible notes (before giving effect to any PIK accrual). The filing also reported that Fidelity True North Fund had an interest in all shares reported as beneficially owned by the Fidelity reporting persons. The business address of Fil Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, HM19.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

Selling Securityholders

This prospectus relates in part to the possible resale by the selling securityholders of up to 40,582,599 Common Shares, which includes (i) 22,663,638 outstanding Common Shares beneficially owned by the selling securityholders, (ii) up to 6,632,416 Common Shares issuable upon the exercise of the Private Warrants; (iii) up to 2,031,250 Common Shares issuable upon conversion of Class A Non-Voting Special Shares held by Sponsor; (iv) up to 4,378,500 Common Shares issuable upon the conversion of our secured convertible notes held by selling securityholders; (v) up to 263,890 Common Shares issuable upon the exercise of the Lender Warrants; (vi) up to 449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants; (vii) up to 71,267 Common Shares issuable upon vesting or vesting and exercise, as applicable, of Director Awards; and (viii) up to 4,092,725 Common Shares issuable upon the conversion of Company Earnout Non-Voting Special Shares.

The selling securityholders may from time to time offer and sell any or all of the Common Shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering Common Shares for resale to the public, and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same shares.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Common Shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all Common Shares that they beneficially own. The shares owned by the persons named below do not have voting rights different from the shares owned by other holders.

The selling securityholders acquired beneficial ownership of the Common Shares offered for resale in connection with the Business Combination and the PIPE Financing, other than with respect to certain Director Awards. Common Shares received in the Business Combination were received as a result of investments in LeddarTech in financing rounds prior to the PIPE Financing and, in the case of Sponsor, as a result of investments in Prospector prior to completion of the Business Combination. The securities issued in these prior financing transactions were issued in transactions exempt from the registration requirements under the Securities Act pursuant to private placement transactions under Section 4(a)(2) under the Securities Act or pursuant to Regulation S under the Securities Act. For additional information related to the Common Shares offered for resale by the selling securityholders, see “Summary — Information Related to Securities Registered for Resale by Selling Securityholders.”

Unless otherwise indicated, the address of each beneficial owner listed in the tables below is (other than Messrs. Aberle and Stone) LeddarTech Holdings Inc., 4535, Boulevard Wilfrid-Hamel, Suite 240, Québec G1P 2J7, Canada.

	Securities Beneficially Owned Prior to This Offering(1)		Securities To Be Offered in This Offering(1)	Securities Beneficially Owned after this Offering(2)
Name of Selling Securityholder	Common Shares	Percentage(3)	Common Shares	Common Shares	Percentage(1)
Charles Boulanger(4)	42,018	*	401,878	—	—
Derek Aberle	149,679	*	179,159	—	—
Nick Stone	10,740	*	10,740
Frantz Saintellemy(4)	85,166	*	101,091	—	—
Michelle Sterling	10,740	*	10,740
Yann Delabrière(4)(5)	31,345	*	57,260	—	—
David Torralbo(4)	18,675	*	21,590	—	—
Lizabeth Ardisana	8,055	*	8,055	—	—
Sylvie Veilleux	8,055	*	8,055	—	—
Michel Brulé	19,350	*	60,190	—	—
Prospector Sponsor, LLC(6)	13,371,827	38.7%	17,441,496	—	—
FS LT Holdings LP(7)	6,133,326	20.7%	7,436,656	—	—
Investissement Québec(8)	5,878,728	19.4%	6,969,933	—	—
BDC Capital Inc.(9)	2,007,304	6.9%	2,446,754	—	—
Fidelity True North Fund(10)	2,551,871	8.7%	3,064,836	—	—
Entities associated with Desjardins Capital(11)	1,571,722	5.4%	1,874,897	—	—
Interest Solutions, LLC(12)	198,864	*	198,864	—	—
Fédération des Caisses Desjardins du Québec(13)	250,000	*	250,000	—	—
Additional Selling Holders(14)	—	*	40,505	—	—

____________

*        Less than 1%

(1)      The column “Securities Beneficially Owned Prior To This Offering” reflect securities beneficially owned as of March 18, 2024. The column “Securities To Be Offered In This Offering” includes common shares underlying non-voting special shares, certain warrants, options and rights to receive shares, as applicable, which are not included for purposes of each selling securityholder’s beneficial ownership as of March 18, 2024.

(2)      Assumes the sale of all shares offered under this prospectus.

(3)      Based upon a total of 28,770,982 common shares outstanding as of March 18, 2024.

(4)      Holdings reported include Common Shares issuable upon conversion of convertible notes.

(5)      Includes securities held by MM Consulting SAS over which Mr. Delabrière has voting and dispositive power.

(6)      Holdings reported include 782,500 shares issuable upon conversion of convertible notes (acquired in the PIPE Financing) and 4,974,312 shares issuable upon exercise of exercisable warrants (acquired in the Business Combination in exchange for Prospector Warrants). Derek Aberle, Nick Stone, Steve Altman and Mike Stone are among the members of Prospector Sponsor, LLC and are its managers. Each manager has one vote, and the unanimous approval of the managers is required for approval of an action of the Sponsor. No individual manager exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly owns a pecuniary interest. Accordingly, none of the individuals will be deemed to have or share beneficial ownership of such securities. The business address of Prospector Sponsor LLC and its managers is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(7)      Holdings reported include 920,000 shares issuable upon conversion of convertible notes. The shares reported above are held in the name of FS LT Holdings LP, a Delaware limited partnership. FS Investment Management, L.P., a Delaware limited partnership, is the general partner of FS LT Holdings LP and exercises sole voting and dispositive control of the securities held by FS LT Holdings LP. Nick Stone Management II, LLC, a Texas limited liability company, is the general partner of FS Investment Management, L.P. Nick Stone is the manager of Nick Stone Management II, LLC. The business address of each of FS LT Holdings LP, FS Investment Management, L.P., Nick Stone Management II, LLC and Nick Stone is 1250 Prospect Street, Suite 200, La Jolla, CA 92037.

(8)      Holdings reported include 1,500,000 shares issuable upon conversion of convertible notes and 13,890 shares issuable upon exercise of exercisable warrants. Investissement Québec (“IQ”) is a mandatary of the Government of the Province of Québec, Canada. Decisions to vote or dispose of Leddartech’s securities are made (i) by the Government of Québec, through the adoption of a decree of the Cabinet or by the Minister of the Economy, Innovation and Energy, in both cases under recommendations of the personnel at the ministry and of IQ or (ii) with respect to securities acquired by IQ acting for its own account (and not as mandatary of the Government of Québec), by IQ’s Credit Committee (which is typically comprised of six (6) persons) upon recommendations of IQ’s personnel. Accordingly, no person individually can exercise voting or investment power over the shares held by IQ and none are deemed to have or share beneficial ownership of such securities. The business address for Investissement Quebec is 1001, boulevard Robert Bourassa, Suite 1000, Montréal, Québec H3B 0A7.

(9)      Holdings reported include 249,500 shares issuable upon conversion of convertible notes. BDC Capital Inc. is a wholly owned subsidiary of the Business Development Bank of Canada, which is a federal Crown corporation wholly owned by the government of Canada. BDC Capital Inc.’s investment decisions are ultimately made by its board of directors, which currently consists of 11 members. BDC Capital’s board of directors has delegated certain investment decision-making authority to subcommittees of the board and to certain members of its senior management, including the Executive Vice-President for BDC Capital Inc., currently Jérôme Nycz. As Executive Vice-President, Mr. Nycz holds authority to approve voting and disposition of the LeddarTech shares held by BDC Capital Inc. The business address of BDC Capital Inc. is 5 Place Ville Marie, Suite 100, Montréal, Québec H3B 2G2.

(10)    Holdings reported include 500,000 shares issuable upon conversion of convertible notes. Fidelity Investments Canada ULC (“Fidelity”) is the manager of Fidelity True North Fund. As at this date, the only shareholder known to Fidelity to own, of record or beneficially, more than 10% of the issued and outstanding shares of Fidelity was BlueJay Lux 1 S.a.r.l. which owns directly 1,000 common shares, representing 100% of the issued and outstanding common shares of Fidelity. As at this date, 483A Bay Street Holdings LP owns indirectly 100% of the issued and outstanding shares of BlueJay Lux 1 S.a.r.l. and 483A Bay Street Holdings LP in turn is owned indirectly 49% by Fidelity Canada Investors LLC (“FCI”) and 51% owned indirectly by FIL Limited (“FIL”). As at this date, members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common units of FCI, representing 49% of the voting power of FCI. The Johnson family group and all other Series B unitholders have entered into a voting agreement under which all Series B units will be voted in accordance with the majority vote of Series B units. Accordingly, through their ownership of voting common units and the execution of the voting agreement, members of the Johnson family group may be deemed to form a controlling group with respect to FCI. As at this date, members of the Johnson family group are the predominant owners, directly or through trusts or other legal structures, of FIL. While the Johnson family group’s ownership of FIL voting stock may fluctuate from time to time as a result of changes in the total number of shares of FIL voting stock outstanding, it normally represents more than 25%, but under FIL’s by-laws can represent no more than 48.5%, of the total votes which may be cast by all holders of FIL voting stock. Accordingly, through their ownership, members of the Johnson family group may be deemed to form a controlling group with respect to FIL. The business address of Fidelity True North Fund is 483 Bay Street, Suite 300, Toronto, Ontario, M5G 2N7.

(11)    Reflects holdings beneficially owned by Capital régional et coopératif Desjardins (“CRCD”) and Desjardins-Innovatech S.E.C. (“Desjardins-Innovatech”) and include 179,500 shares issuable upon conversion of convertible notes held by CRCD and 179,500 shares issuable upon conversion of convertible notes held by Desjardins-Innovatech. CRCD was constituted under and is governed by the Act constituting Capital régional et coopératif Desjardins, a law in the province of Québec, Canada. CRCD is a public joint stock investment company with more than 109,000 shareholders, none of whom hold more than 10% of the shares of CRCD or directly or indirectly exercise control over CRCD. CRCD generally has entrusted the management of its investments to Gestion Desjardins Capital Inc. (“Desjardins Capital Management”), as investment manager. Desjardins-Innovatech is a limited partnership constituted under.

(12)    Shares issued to Interest Solutions, LLC as consideration for investor and public relations consulting services provided to the Company by ICR, LLC, the managing entity of Interest Solutions, LLC, pursuant to a consulting agreement which obligated the Company to issue a number of Common Shares to the Selling Securityholder valued at US$700,000 based the closing share price of US$3.52 on March 20, 2024. The Selling Securityholder is an affiliate of ICR Capital LLC, a registered broker-dealer, but has represented to us that its shares were acquired in the ordinary course of business and that at the time of its acquisition it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of the Selling Securityholder is 761 Main Ave., Norwalk, CT 06851.

(13)    Reflects warrants to purchase Common Shares. The Selling Securityholder has disclosed that it is an affiliate of Desjardins Capital Markets, a Canadian broker-dealer, but has represented to us that its shares were acquired in the ordinary course of business and that at the time of its acquisition it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of the Selling Securityholder is 100 avenue des Commandeurs Lévis (Québec) G6V 7N5.

(14)    The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding Common Shares.

Material U.S. Federal Income Tax Considerations TO U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of Common Shares (other than Sponsor or any of its affiliates), as a consequence of the ownership and disposition of Common Shares. This discussion addresses only those U.S. Holders that will hold Common Shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        pension funds;

•        mutual funds;

•        regulated investment companies;

•        real estate investment trusts;

•        persons that acquired Common Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        “specified foreign corporations” (including controlled foreign corporations), passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•        tax-exempt organizations (including private foundations);

•        persons that hold Common Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale” or other integrated or similar transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        persons owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of the Common Shares;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Common Shares, the tax treatment of a partner or other member in such partnership or other pass-through entity will generally depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding Common Shares, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Common Shares by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The Company has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF COMMON SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of Ownership and Disposition of Common Shares

Dividends and Other Distributions on Common Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on Common Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares.” The Company does not expect that it will maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is expected that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. The amount of any distribution will include any amounts withheld by the Company (or another applicable withholding agent), which would include amounts expected to be payable in respect of Canadian income taxes, if any. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that the Company pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the common shares are readily tradable on an established securities market in the United States (which should include Nasdaq) or the Company is eligible for benefits of the Convention between the United States of America and Canada with Respect to Taxes on Income and on Capital, and the Company is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, non-refundable Canadian income taxes withheld from dividends on the Common Shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Canadian income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Common Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Common Share (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

If Common Shares are sold, exchanged or otherwise disposed of in a taxable transaction for Canadian dollars, the amount realized generally will be the U.S. dollar value of the Canadian dollars received based on the spot rate in effect on the date of sale, exchange, or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the Common Shares are traded on an established securities market, Canadian dollars received will be translated into U.S. dollars at the spot rate on the settlement date of the taxable disposition. An accrual method taxpayer may elect the same treatment with respect to the taxable disposition of Common Shares traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Canadian dollars received on the taxable disposition of a Common Share generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, exchange or other taxable disposition of the Canadian dollars will be ordinary income or loss and generally will be U.S.-source gain or loss.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Common Shares could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes. If the Company is a PFIC for any taxable year, U.S. Holders of Common Shares may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to, public shares and may be subject to additional reporting requirements.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

No assurance can be given as to whether or not the Company will be treated as a PFIC for its current taxable year. In addition, no assurance can be given as to whether or not the Company will be a PFIC in future taxable years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the taxable year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that the Company will or will not be determined to be a PFIC for the current taxable year or any future taxable year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding our PFIC status.

Although PFIC status is generally determined annually, if the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Common Shares and the U.S. Holder did not make either a qualifying electing fund (“QEF”) election or a mark-to-market election (collectively, the “PFIC Elections”) for the first taxable year of the Company in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Common Shares (which may include gain realized by reason of transfers of such shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for such shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Common Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if the Company is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above with respect to Common Shares by making (or having made) a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Common Shares in a year after the Company’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Common Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Common Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Common Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Common Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from the Company. The Company has not determined whether it will provide U.S. Holders with this information to make or maintain a QEF election if it determines it is a PFIC. In addition, there is no assurance that the Company will have timely knowledge of its status as a PFIC in the future or of such information in order for U.S. Holders to make or maintain a QEF election.

If a U.S. Holder has made a QEF election with respect to the Common Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Common Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if the Company is a PFIC for any taxable year, a U.S. Holder of Common Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Common Shares for such a taxable year. As noted above, however, the Company has not determined whether it will provide U.S. Holders with information to make and maintain a QEF election if the Company determines it is a PFIC.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Common Shares and for which the Company is determined to be a PFIC, such U.S. Holder generally will not be subject to the excess distribution rules described above with respect to its Common Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its Common Shares at the end of its taxable year over its adjusted basis in its Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Common Shares over the fair market value of its Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Common Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Common Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Common Shares under their particular circumstances.

If the Company is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or dispose of all or part of the Company’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. The Company has not determined whether it will cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. Moreover, there can be no assurance that the Company will have timely knowledge of the status of any such lower-tier PFIC. In addition, the Company may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that the Company will be able to cause the lower-tier PFIC to provide such information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Common Shares should consult their own tax advisors concerning the application of the PFIC rules to Common Shares under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Common Shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Common Shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to Common Shares and the receipt of Canadian dollars in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Dividend payments with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder in force as of the date hereof (the “Tax Act”), generally applicable, as of the date hereof, to an investor who acquires as beneficial owner the Common Shares or Warrants from the selling securityholders pursuant to this prospectus and who, at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention (i) deals at arm’s length with the Company, the selling securityholders and each of the underwriters, and is not affiliated with the Company, the selling securityholders or any of the underwriters; (ii) is not and is not deemed to be a resident in Canada; and (iii) does not use or hold, and is not deemed to use or hold, the Common Shares or Warrants, or any Common Shares acquired on the exercise of the Warrants (collectively, referred to as the “Securities”), in connection with, or in the course of carrying on, a business in Canada (a “Non-Canadian Holder”). For the purposes of the following summary, the term “Common Shares” will include any Common Shares acquired upon the exercise of Warrants acquired by a Holder.

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current administrative policies published in writing by the Canada Revenue Agency (“CRA”) prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder. Accordingly, Non-Canadian Holders should consult their own tax advisors with respect to their particular circumstances.

Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Warrants must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada on the date such amounts first arose, or such other rate of exchange as is acceptable to the CRA.

Adjusted Cost Base of Securities

When Common Shares or Warrants are acquired by a Non-Canadian Holder who already owns Common Shares or Warrants, the cost of newly acquired Common Shares or Warrants will generally be averaged with the adjusted cost base of all Common Shares or Warrants, respectively, held by the Non-Canadian Holder as capital property immediately prior to the acquisition for the purpose of determining the Non-Canadian Holder’s adjusted cost base of a Common Share or a Warrant, as the case may be, held by such Non-Canadian Holder.

Exercise of Warrants

No gain or loss will be realized by a Non-Canadian Holder of a Warrant upon the exercise of a Warrant to acquire a Common Share. When a Warrant is exercised, the Non-Canadian Holder’s cost of the Common Share acquired pursuant to the exercise thereof will be equal to the adjusted cost base of the Warrant to such Non-Canadian Holder, plus the amount paid on the exercise of the Warrant. For the purpose of computing the adjusted cost base to a Non-Canadian Holder of each Common Share acquired on the exercise of a Warrant, the cost of such Common Share must be averaged with the adjusted cost base to such Non-Canadian Holder of all other Common Shares

(if any) held by the Non-Canadian Holder as capital property immediately prior to the exercise of the Warrant. A “cashless exercise” of a Warrant pursuant to its terms likely results in a disposition of the Warrant, which will be subject to the tax treatment described below under “— Disposition of Securities.” Non-Canadian Holders should consult their own tax advisors with respect to the tax consequences to them of a “cashless exercise” of Warrants.

Dividends

Dividends paid or credited, or deemed to be paid or credited, on Common Shares to a Non-Canadian Holder generally will be subject to Canadian withholding tax. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable income tax treaty. A Non-Canadian Holder who is resident in the United States for the purposes of the Canada United States Tax Convention, fully entitled to the benefits of such convention and the beneficial owner of the dividends, will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends.

Disposition of Securities

A Non-Canadian Holder who disposes or is deemed to dispose of a Security in a taxation year will not be subject to tax in Canada, unless the Security is, or is deemed to be, “taxable Canadian property” to the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the Non-Canadian Holder is resident.

Provided the Common Shares are listed on a “designated stock exchange,” as defined in the Tax Act (which currently includes Nasdaq), at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Canadian Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) an option in respect of, an interest in, or for civil law rights in, property described in any of (a) through (c), whether or not such property exists.

In the case of the Warrants, Warrants would generally be “taxable Canadian property” to a Non-Canadian Holder at a particular time if, at any time in the previous 60 months: (a) the Non-Canadian Holder held Warrants that provided such Non-Canadian Holder with the right to acquire 25% or more of the outstanding Common Shares or the Non-Canadian Holder held shares of the Company at that time that satisfy the requirement in paragraph (i) above; and (b) the requirement in paragraph (ii) above is satisfied at that time. Notwithstanding the foregoing, a Common Share or Warrant may otherwise be deemed to be taxable Canadian property to a Non-Canadian Holder for purposes of the Tax Act in certain limited circumstances.

Non-Resident Holders who dispose of Securities that are taxable Canadian property should consult their own tax advisors with respect to the requirement to file a Canadian income tax return in respect of the disposition in their particular circumstances.

Plan of Distribution

We are registering the issuance by us of up to 10,833,333 Common Shares issuable upon the exercise of the Public Warrants, each entitling its holder to purchase one Common Share at an exercise price of US$11.17 per share.

We are also registering the issuance by us of up to 40,582,699 Common Shares in connection with resales by the selling securityholders, which includes (i) 22,663,638 outstanding Common Shares beneficially owned by the selling securityholders, (ii) up to 6,632,416 Common Shares issuable upon the exercise of the Private Warrants; (iii) up to 2,031,250 Common Shares issuable upon conversion of Class A Non-Voting Special Shares held by Sponsor; (iv) up to 4,378,500 Common Shares issuable upon the conversion of our secured convertible notes held by selling securityholders; (v) up to 263,890 Common Shares issuable upon the exercise of the Lender Warrants; (vi) up to 449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants; (vii) up to 71,267 Common Shares issuable upon vesting or vesting and exercise, as applicable, of Director Awards and (viii) up to 4,092,725 Common Shares issuable upon the automatic conversion of our Company Earnout Non-Voting Special Shares.

We will not receive any of the proceeds from the sale of any securities by the selling securityholders. We will receive proceeds from exercises of Public Warrants to the extent that such warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        settlement of short sales entered into after the date of this prospectus;

•        agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•        at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through loans or pledges of the securities, including to a broker-dealer or an affiliate thereof;

•        by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our securities;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the selling securityholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents, broker-dealers or underwriters; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Common Shares and Public Warrants are listed on the Nasdaq Global Market under the symbols “LDTC” and “LDTCW,” respectively.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, may have banking, lending or other relationships with us or the selling securityholders or may perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Exercise of Warrants

The Legacy SPAC became exercisable upon completion of the Business Combination; provided that we maintain an effective registration statement under the Securities Act covering the Common Shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement). The Public Warrants will expire on December 21, 2028, at 5:00 p.m., New York City time, or earlier upon redemption.

The Public Warrants can be exercised by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the Public Warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase Common Shares pursuant to the exercise of a Public Warrant, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full Common Share as to which the Public Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Public Warrant, the exchange of the Public Warrant for the Common Shares and the issuance of such Common Shares.

If a registration statement covering the Common Shares issuable upon exercise of the Public Warrants is not effective within 60 business days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis. In addition, if we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.”

No fractional shares will be issued upon the exercise of the Public Warrants. If, upon the exercise of such Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of Common Shares to be issued to such holder.

Shares Eligible for Future Sale

The Company has an unlimited number of Common Shares authorized and, as of January 16, 2025, 37,591,562 Common Shares issued and outstanding. The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of our securities pursuant to the Registration Rights Agreement and the Subscription Agreement entered into with certain of our shareholders. We cannot make any prediction as to the effect, if any, that sales of our Common Shares or the availability of our Common Shares for sale will have on the market price of our Common Shares. Sales of substantial amounts of our Common Shares in the public market could adversely affect prevailing market prices of the Common Shares.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Company Common Shares for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of Prospector’s securities will be able to sell their Common Shares and Warrants that may be issued on conversion of loans by the Sponsor, members of Prospector’s management team or any of their respective affiliates or other third parties (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after the Business Combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•        1% of the total number of shares then outstanding, which was 375,000 shares on the record date; or

•        the average weekly reported trading volume of the Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our Company other than by virtue of his or her status as an officer or director of our Company.

Registration Rights

Registration Rights Agreement

On December 21, 2023, the Company, the Sponsor, the PIPE Investors and certain existing shareholders of LeddarTech prior to the completion of the Business Combination (together, with the PIPE Investors, for the purposes of this subsection referred to as the “Holders”) entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company is obligated to file a shelf registration statement to register the resale of certain Common Shares held by the Holders. The Registration Rights Agreement also provides the Sponsor and, with respect to certain Company Common Shares, the Holders with demand and “piggy-back” registration rights, subject to certain minimum requirements and customary conditions.

With respect to the PIPE Investors, the Registration Rights Agreement provides that the Company Common Shares (other than any shares issuable upon conversion of any securities obtained through the PIPE Financing) will be subject to a lock-up for a period of six months following the Closing.

With respect to the Holders other than the PIPE Investors, the Company Common Shares will be subject to a lock-up for a period of four years following the Closing. Company Common Shares held by certain investors are subject to such lock-up through the delivery by the investors of letters of transmittal.

With respect to the Sponsor, the Company Common Shares issued upon conversion of the Prospector Class B ordinary shares (par value US$0.0001 par value) held by Sponsor are subject to certain transfer restrictions until six months following the Closing.

Warrant Agreement

See “Warrant Agreement” below for information regarding registration rights under the Warrant Agreement.

Standby Equity Purchase Agreement

In accordance with our obligations under the SEPA, we filed the SEPA Registration Statement with the SEC to register under the Securities Act the resale by Yorkville of up to 20,000,000 Common Shares consisting of (i) 163,363 SEPA Commitment Shares and (ii) up to 19,836,637 SEPA Advance Shares that we may elect, in our sole discretion, to issue to Yorkville, from time to time under the SEPA. As of the date of this prospectus, 163,363 SEPA Commitment Shares and 7,195,222 SEPA Advance Shares have been issued to Yorkville pursuant to the SEPA. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.”

Subscription Agreement

Prior to the execution of the BCA, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase convertible notes of LeddarTech in an aggregate principal amount of approximately US$43.0 million, payable in two tranches. The issuance of the initial portion of the first tranche of the PIPE Financing in the aggregate principal amount of US$21.66 million (“Tranche A-1”) occurred on June 13, 2023 (with one PIPE Investor funding on June 14, 2023). FS LT Holdings LP, an affiliate of the Sponsor, and the Sponsor are participants in the PIPE Financing and are investing an aggregate amount of US$17.025 million in the PIPE Financing. Derek Aberle, the Chief Executive Officer of Prospector, and a member of the board of directors of LeddarTech, was an existing investor in LeddarTech and invested an aggregate amount of US$210,000 in the PIPE Financing. Subsequent to June 30, 2023, the Company issued additional first tranche PIPE Convertible Notes (“Tranche A-2” and, together with Tranche A, “Tranche A”) in the aggregate principal amount of US$0.34 million.

Each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into Common Shares after the closing of the Business Combination, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each $100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement. Altogether, such PIPE Investors received warrants to acquire 605,003 Class D-1 Preferred Shares of LeddarTech, which entitled the PIPE Investors to receive 8,176,940 Common Shares upon the closing of the Business Combination.

The issuance of Tranche B Notes was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provides that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement. On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to concurrently purchase approximately US$4.1 million aggregate principal amount of Tranche B-1 Notes, with approximately US$17.9 million aggregate principal amount of Tranche B-2 Notes to be purchased upon consummation of the Business Combination. The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 receive a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or prior to the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Common Shares in connection with the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million common shares outstanding immediately prior to the Closing, which entitled the PIPE Investors to receive approximately 42.8% of each class of the Company Earnout Non-Voting Special Shares being distributed to existing shareholders of LeddarTech.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and Hypothecary Representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023, a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. LeddarTech Holdings Inc. granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of LeddarTech Holdings Inc.’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 20 business days after the Closing, we would use our commercially reasonable efforts to file a registration statement with the SEC covering the Common Shares issuable upon exercise of the Legacy SPAC Warrants. The Company also agreed to use our best efforts to cause the registration statement to become effective within 60 business days following the Closing and to maintain a current prospectus relating to such Common Shares until the Public Warrants expire or are redeemed. The Warrants expire on December 21, 2028, at 5:00 p.m., New York City time, or earlier upon redemption.

If a registration statement covering the Common Shares issuable upon exercise of the Public Warrants is not effective within 60 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis.

Expenses Related to The Offering

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our Common Shares by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

USD
SEC registration fee	$31,338.34
FINRA filing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$31,338.34

____________

*        The fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Enforcement of Civil Liabilities

Certain of our operations and assets are located outside the United States, and certain of our officers, directors and shareholders reside outside of the United States, and some of the experts named in this registration statement may be residents of a foreign country. As a result, it may be difficult for investors in the U.S. to effect service of process within the U.S. upon such directors, officers and representatives of experts who are not residents of the U.S. or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the U.S.

We have been advised by our legal counsel, Stikeman Elliot LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Stikeman Elliot LLP, however, that there is substantial doubt as to whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

We have appointed an agent for service of process in the United States. It may be difficult for investors who reside in the United States to effect service of process in the United States upon us, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or its directors and officers. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

Legal Matters

The validity of the Common Shares offered by this prospectus and certain legal matters as to Canadian law will be passed upon by Stikeman Elliot LLP. The validity of the Warrants offered by this prospectus has been passed upon for us by Vedder Price P.C. We have been advised on U.S. securities matters by Vedder Price P.C.

Experts

The financial statements of LeddarTech Inc. for the years ended September 30, 2024 and September 30, 2023, and the adjustments to retrospectively apply the reporting of discontinued operations to the consolidated financial statements of the Company at and for the year ended September 30, 2022, appearing in this prospectus have been audited by Richter LLP. The consolidated statement of loss and comprehensive loss and cash flows of LeddarTech Holdings Inc. (formerly known as LeddarTech Inc.) for the year ended September 30, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Richter LLP has complied with the independence standards the Code of Ethics of the Ordre des comptables professionnels agréés du Québec, the U.S. Securities Act of 1933, as amended, and the PCAOB for the year ended September 30, 2024 and September 30, 2023. Ernst & Young LLP has complied with the independence standards of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec, the U.S. Securities Act of 1933, as amended, and the PCAOB for the year ended September 30, 2022.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to this registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term “Registration Statement” means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information, we refer you to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. If a document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling securityholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.LeddarTech.com. The information posted on or accessible through our website is not incorporated into this prospectus. We have included our website address in this prospectus solely for informational purposes and the references to our websites are intended to be inactive textual references only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
LeddarTech Holdings Inc.

Opinion on the financial statements

We have audited the accompanying consolidated statements of financial position of LeddarTech Holdings Inc. (the “Company”) as of September 30, 2024 and 2023, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ deficiency and cash flows for each of the two years in the period ended September 30, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023 and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We also have audited the adjustments to the consolidated financial statements for the year ended September 30, 2022 to retrospectively apply the reporting of discontinued operations as described in Note 7 a). In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the consolidated financial statements for the year ended September 30, 2022 of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the consolidated financial statements for the year ended September 30, 2022 taken as a whole.

Going concern uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company does not have sufficient existing cash to support operations for at least the next year following the issuance of these financial statements which raises doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

/s/ Richter LLP

We have served as the Company’s auditors since 2023.

December 24, 2024
Montreal, Québec

MONTRÉAL	TORONTO	CHICAGO
1981 McGill College Montréal QC H3A 0G6 514.934.3400	181 Bay St., #3510 Bay Wellington Tower Toronto ON M5J 2T3 416.488.2345	200 South Wacker Dr., #3100 Chicago, IL 60606 312.828.0800	RICHTER.CA

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
LeddarTech Holdings Inc. (formerly LeddarTech Inc.)

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the reporting of discontinued operations described in Note 7 a), the accompanying consolidated statement of loss and comprehensive loss and cash flows of LeddarTech Holdings Inc. (the “Company”) for the year ended September 30, 2022 (the 2022 consolidated financial statements before the effects of the adjustments discussed in Note 7 a) are not presented herein), including the related notes (collectively referred to as the “2022 consolidated financial statements”).

In our opinion, the 2022 consolidated financial statements, before the effects of the adjustments to retrospectively apply the reporting of discontinued operations described in Note 7 a), present fairly, in all material respects, the results of the Company’s financial performance and its cash flows for the year ended September 30, 2022, in conformity with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the reporting of discontinued operations described in Note 7 a) and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Richter LLP.

Basis for Opinion

These 2022 consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s 2022 consolidated financial statements, before the effects of the adjustments to retrospectively apply the reporting of discontinued operations described in Note 7 a), based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
Chartered Professional Accountants

We served as the Company’s auditor from 2016 to 2023.

Montréal, Canada
July 26, 2023

LeddarTech Holdings Inc.
Consolidated statement of financial position
(in Canadian dollars)
[going concern uncertainty — note 1]

		As at September 30
	Notes	2024 $	2023 $
Assets
Current assets
Cash		5,269,084	5,056,040
Trade receivable and other receivables	8	1,489,402	3,689,475
Government assistance and R&D tax credit receivable		1,287,468	2,179,423
Inventories	9	467,344	1,246,946
Prepaid expenses		1,545,267	1,325,991
Total current assets		10,058,565	13,497,875
Property and equipment	10	1,336,604	2,071,457
Right-of-use assets	11	1,907,356	3,180,318
Intangible assets	12	5,569,683	45,838,108
Prepaid financing fees		55,014	264,523
Goodwill		—	7,318,126
Total non-current assets		8,868,657	58,672,532
Total assets		18,927,222	72,170,407

Liabilities and shareholders’ deficiency
Current liabilities
Accounts payable and accrued liabilities	13	13,887,269	13,570,905
Provisions	14	—	878,144
Conversion option	15	6,008	737,974
Warrant liability	16	629,506	—
Bridge loans	15	9,913,619	—
Current portion of lease liabilities	11	663,920	722,675
Current portion of government grant liabilities	17	829,216	568,807
Total current liabilities		25,929,538	16,478,505
Long-term debt	15	79,306,811	47,725,583
Redeemable stock options	19	—	6,102,496
Lease liabilities	11	1,536,440	3,058,558
Government grant liabilities	17	789,127	899,489
Total non-current liabilities		81,632,378	57,786,126
Total liabilities		107,561,916	74,264,631

Shareholders’ deficiency
Capital stock	18	546,149,389	452,246,204
Reserve – warrants	16	2,682,111	670,703
Reserve – stock options	19	5,747,571	31,659,392
Other component of equity		955,863	2,869,188
Deficit		(644,169,628)	(480,333,695)
Equity (deficiency) attributable to owners of the capital stock of the parent		(88,634,694)	7,111,792
Non-controlling interests		—	(9,206,016)
Total shareholders’ deficiency		(88,634,694)	(2,094,224)
Total liabilities and shareholders’ deficiency		18,927,222	72,170,407
Commitments (Note 29); Subsequent events (Note 30)
See accompanying notes
On behalf of the Board:

Director	Director

LeddarTech Holdings Inc.
Consolidated statement of changes in shareholders’ deficiency
(in Canadian dollars)
[going concern uncertainty — note 1]

		For the year ended September 30, 2024
	Notes	Capital stock $	Reserve – warrants $	Reserve – stock options $	Other component of equity $	Deficit $	Equity (deficiency) attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ deficiency $
Balance as at September 30, 2023		452,246,204	670,703	31,659,392	2,869,188	(480,333,695)	7,111,792	(9,206,016)	(2,094,224)
Shares issuance	18	523,211	—	—	(2,087)		—	521,124	521,124
Shares issued upon exercise of PIPE warrants	15	2,059,081	—	—	—	—	2,059,081	—	2,059,081
Shares issued upon exercise of PIPE convertible options	15	458,696	—	—	957,950	—	1,416,646	—	1,416,646
Dividend in share	18	22,960,000	—	—	—	(22,960,000)	—	—	—
Business combination	4	65,372,812	—	117,246	—	—	65,490,058	—	65,490,058
Stock-based compensation	19	—	2,011,408	6,008,105	506,774	—	8,526,287	—	8,526,287
Financing fees – credit facilities modification	15	—	1,643,714	—	—	—	1,643,714	—	1,643,714
Warrants exercised	15	1,646,214	(1,643,714)	—	—	—	2,500	—	2,500
Options exercised	19	825,447	—	(377,780)	(944,274)	492,426	(4,181)	—	(4,181)
Closing of previous equity incentive plan	19	—	—	(31,659,392)	—	31,659,392	—	—	—
Net loss and comprehensive loss		—	—	—	—	(165,893,387)	(165,893,387)	(302,312)	(166,195,699)
Exercise of call option	18	57,724	—	—	(2,431,688)	(7,134,364)	(9,508,328)	9,508,328	—
Balance as at September 30, 2024		546,149,389	2,682,111	5,747,571	955,863	(644,169,628)	(88,634,694)	—	(88,634,694)

See accompanying notes

LeddarTech Holdings Inc.
Consolidated statement of changes in shareholders’ deficiency — (Continued)
(in Canadian dollars)
[going concern uncertainty — note 1]

		For the year ended September 30, 2023
	Notes	Capital stock $	Reserve – warrants $	Reserve – stock options $	Other component of equity $	Deficit $	Equity attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ equity (deficiency) $
Balance as at September 30, 2022		433,689,768	670,703	28,708,766	2,431,688	(432,341,598)	33,159,327	(5,901,084)	27,258,243
Shares issuance	18	18,556,436	—	—	—	—	18,556,436	—	18,556,436
Stock-based compensation	19	—	—	3,078,006	437,500	—	3,515,506	—	3,515,506
Vesting of Vayavision’s shares	19	—	—	(127,380)	—	—	(127,380)	127,380	—
Net loss and comprehensive loss for the period		—	—	—	—	(47,992,097)	(47,992,097)	(3,432,312)	(51,424,409)
Balance as at September 30, 2023		452,246,204	670,703	31,659,392	2,869,188	(480,333,695)	7,111,792	(9,206,016)	(2,094,224)

See accompanying notes

LeddarTech Holdings Inc.
Consolidated statements of loss and comprehensive loss
[going concern uncertainty — note 1]

		For the years ended September 30,
	Notes	2024 $	2023 $	2022 $
			(Recasted- Note 7)	(Recasted- Note 7)
Continuing operations
Revenue
Products		—	—	52,144
Services		477,812	186,655	504,600
Other		—	10,901	77,106
		477,812	197,556	633,850
Cost of sales	10,11	—	—	79,625
Gross profit		477,812	197,556	554,225

Operating expenses	20
Marketing and product management	10,11	4,012,238	4,097,931	3,280,864
Selling	11	2,795,060	3,126,324	3,976,733
General and administrative	10,11,12,26	17,927,408	18,990,598	15,548,293
Stock based compensation	19,26	1,715,512	2,436,974	4,272,673
Research and development costs (net of R&D tax credits of $176,857 in 2024, $225,609 in 2023 and $70,191 in 2022)	9,10,11,23	7,448,080	11,253,670	21,191,064
Listing expense	4	59,139,572	—	—
Restructuring costs	5	46,387	1,734,244	—
Transactions costs	4	2,407,977	3,506,630	—
Impairment loss related to goodwill and intangible assets	6	69,315,247	—	38,207,503
		164,807,481	45,146,371	86,477,130
Loss from operations		(164,329,669)	(44,948,815)	(85,922,905)

Other (income) costs
Grant revenue	23	(90,065)	(377,080)	(435,448)
Finance costs (income), net	24	3,063,252	(729,958)	(10,067,497)
Loss before income taxes from continuing operations		(167,302,856)	(43,841,777)	(75,419,960)
Income taxes	25	15,882	—	—
Net loss and comprehensive loss from continuing operations		(167,318,738)	(43,841,777)	(75,419,960)

Discontinued operations
Net income (loss) and comprehensive income (loss) from discontinued operations	7	1,123,039	(7,582,632)	2,001,215
Net loss and comprehensive loss		(166,195,699)	(51,424,409)	(73,418,745)

Attributable to:
Non-controlling interests		(302,312)	(3,432,312)	(4,099,897)
Equity holders of the parent		(165,893,387)	(47,992,097)	(69,318,848)

LeddarTech Holdings Inc.
Consolidated statements of loss and comprehensive loss — (Continued)
[going concern uncertainty — note 1]

		For the years ended September 30,
	Notes	2024 $	2023 $	2022 $
			(Recasted- Note 7)	(Recasted- Note 7)
Earnings per share
Net loss per common share, basic and diluted	21	(7.28)	(286.33)	(513.80)
Weighted average common shares outstanding, basic and diluted	21	22,774,782	167,610	134,913

Earnings per shares for continuing operations
Net loss from continued operations per common share, basic and diluted	21	(7.33)	(241.09)	(528.64)
Weighted average common shares outstanding, basic and diluted	21	22,774,782	167,610	134,913

See accompanying notes

LeddarTech Holdings Inc.
Consolidated statements of cash flows
[going concern uncertainty — note 1]

		For the years ended September 30,
	Notes	2024 $	2023 $	2022 $
			(Recasted- Note)	(Recasted- Note)
Operating activities
Net loss from continuing operations		(167,318,738)	(43,841,777)	(75,419,960)
Net income (loss) from discontinued operations	7	1,123,039	(7,582,632)	2,001,215
Net loss		(166,195,699)	(51,424,409)	(73,418,745)
Adjustments to reconcile net loss to net cash flows:
Write-down of inventories	9	1,078,324	2,299,866	19,859
Write-down of intangibles assets	12	3,720,042	—	—
Loss (gain) on disposal of property and equipment	10	(81,326)	—	—
Depreciation of property and equipment	10	783,081	1,274,597	1,448,867
Depreciation of right-of-use assets	11	515,558	581,936	610,941
Amortization of intangible assets	12	257,932	286,494	257,064
Impairment loss related to goodwill and intangible assets	6	65,542,621	5,791,439	38,207,503
Finance costs, net		1,929,100	(986,824)	(7,376,716)
Listing expense	4	59,139,572	—	—
Transaction costs	4	431,458	437,500	—
Stock-based compensation	19	1,715,512	2,436,974	4,590,336
Redeemable stock options		—	—	(317,663)
Gain on lease liability cancellation	11	(204,146)	(78,607)	—
Loss on bridge loan	15	1,201,380	—	—
Loss on conversion option	15	366,957	—	—
Gain on government grant liability	17	(86,305)	—	—
Foreign exchange loss (gain)		(14,934)	308,854	(1,756,535)
		(29,900,873)	(39,072,180)	(37,735,089)
Net change in non-cash working capital items	22	(10,989,247)	2,421,056	(391,808)
Net cash flows related to operating activities		(40,890,120)	(36,651,124)	(38,126,897)

Investing activities
Additions to property and equipment	10	(504,320)	(188,775)	(2,173,529)
Disposal of property and equipment	10	81,326	45,000	—
Additions to intangible assets	12	(12,976,529)	(12,356,950)	(10,853,759)
Grants received related to intangible assets and property and equipment	10,12	13,713	268,460	986,295
R&D tax credit received		1,522,306	836,171	—
Finance income received	24	334,751	223,594	40,251
Net cash flows related to investing activities		(11,528,753)	(11,172,500)	(12,000,742)

LeddarTech Holdings Inc.
Consolidated statements of cash flows — (Continued)
[going concern uncertainty — note 1]

		For the years ended September 30,
	Notes	2024 $	2023 $	2022 $
			(Recasted- Note)	(Recasted- Note)
Financing activities
Debt issuance	15	29,463,494	29,406,425	—
Cash acquired from a reverse asset acquisition	4	19,750,572	—	—
Other loan settlement/reimbursed	15	—	(134,189)	(768,850)
Interest paid on credit facility and other loan		(3,477,751)	(4,773,512)	(3,620,539)
Exercise of warrants	15	337	7,992	—
Debt issuance costs		(233,737)	(2,119,392)	—
Bridge loans issuance proceed	15	8,234,464	6,250,000	—
Bridge loans settlement	15	—	(6,250,000)	—
Issuance and modification costs of convertible loans	15	—	—	(124,717)
Exercise of stock options	19	(4,181)	—	9,221
Share issuance proceed	18	10,849	—	85,236,002
Share issuance cost	18	—	—	(6,094,621)
Government grant liability issuance	17	—	—	178,857
Repayment principal amount of lease liabilities	11	(971,677)	(687,150)	(316,472)
Interest paid on lease liability	11	(300,424)	(451,894)	(551,291)
Net cash flows related to financing activities		52,471,946	21,248,280	73,947,590

Effect of foreign exchange on cash		159,971	(394,515)	2,005,632

Net increase (decrease) in cash		213,044	(26,969,859)	25,825,583
Cash, beginning of year		5,056,040	32,025,899	6,200,316
Cash, end of year		5,269,084	5,056,040	32,025,899

See accompanying notes

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

1.      Reporting entity, nature of operations and going concern uncertainty

Reporting entity

On June 12, 2023, LeddarTech Holdings Inc., a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to Note 4, Acquisition of Prospector Capital Corp., for additional information on the amalgamation of the Company on December 21, 2023.

These consolidated financial statements are comprised of the accounts of LeddarTech and its wholly owned subsidiaries and the prior period amounts are those of LeddarTech, which continued as the operating entity under the same name following the amalgamation.

The Company’s subsidiaries are as follows:
Name of subsidiary	Place of incorporation and operation	Proportion of ownership interest held by the Company
		September 30, 2024	September 30, 2023
LeddarTech USA Inc	U.S.	100%	100%
LeddarTech (Shenzhen) Sensing Technology Co., Ltd	China	100%	100%
Vayavision Sensing, Ltd. (“Vayavision”)(1)	Israel	100%	60%
LeddarTech Germany GmbH	Germany	100%	100%

____________

(1)      As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in Vayavision (Note 18).

The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec, G1P 2J7, Canada.

Nature of operations

The Company deliver high-performance AI automotive software that enables the market to deploy ADAS features. The Company operates under one operating segment.

Going concern uncertainty

These consolidated financial statements were prepared on a going concern basis, which presumes the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In its assessment to determine if the going concern assumption is appropriate, management considers all data available regarding the future for at least, without limiting to, the next twelve months from the date of the consolidated financial statements.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

1.      Reporting entity, nature of operations and going concern uncertainty (cont.)

The Company has an accumulated deficit of $644,169,628 as at September 30 2024, and, for the year ended September 30, 2024, incurred a net loss of $166,195,699 and net cash outflows related to operating and investing activities amounting to $40,890,120 and $11,528,753 respectively. As at September 30, 2024, the Company had a cash balance of $5,269,084 and an outstanding credit facility of $30,000,000 with a maturity date of January 31, 2026.

Based on cash flow projections, the Company does not expect to have sufficient cash resources in the coming twelve months from the date of these consolidated financial statements, to develop its technology, to fund its operations and to comply with its credit facility covenants as renewed.

The ability of the Company to fulfill its obligations and finance its future activities depends on its ability to raise capital and the continuous support of its creditors. The Company has historically been successful in raising capital through issuances of equity and debt and refinancing its credit facilities (refer to Notes 15 and 18). Consequently, the Company believes its effort to raise sufficient funds to support its activities will be successful. However, there can be no certainty as to the ability of the Company to achieve successful outcomes to these matters. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern.

The accompanying consolidated financial statements do not purport to give effect to adjustments, if any, to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and be required to realize its assets and liquidate its liabilities in other than normal course of business.

These consolidated financial statements were approved for issuance by the Board of Directors of the Company on December 17th, 2024.

2.      Summary of accounting policies

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

Basis of presentation

The consolidated financial statements are prepared on a historical cost basis, except for some financial instruments and Stock-based payment transactions, which are measured at fair value.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and those of its subsidiaries (refer to note 1).

The Company consolidates investees when, based on the evaluation of the substance of the relationship with the Company, it concludes that it controls the investees. The Company controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee, has power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee), and has the ability to affect those returns through its power over the investee.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Company’s accounting policies. All intercompany balances and transactions are eliminated upon consolidation.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

When a subsidiary is not wholly owned, the Company recognizes the non-controlling interests’ (“NCI”) share of the net assets and results of operations in the subsidiary. A change in ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

Segments

The Company operates as one operating and reportable segment. The Company’s Chief Operating Decision Maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. Revenue by location is disclosed in Note 7.

Foreign currency translation

a) Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency. The Company determines the functional currency of each foreign operation and items included in the financial statements of each foreign operation are measured using that functional currency. The Canadian dollar is the functional currency of all foreign operations.

b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the transaction date. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at the year-end exchange rates of monetary assets and liabilities denominated in currencies other than the functional currency are reflected in the consolidated statement of loss.

Financial instruments

a) Recognition and derecognition

Financial instruments are recognized in the consolidated statement of financial position when the Company becomes a party to the contractual obligations of the instrument. On initial recognition, financial instruments are recognized at their fair value, and in the case of financial liabilities not at fair value through profit or loss (“FVTPL”), net of transaction costs that are directly attributable to the issue of such financial liabilities.

Financial assets are subsequently derecognized when payment is received in cash or other financial assets or if the debtor is discharged of its liability. A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When the terms of the liability are substantially modified, such modification is treated as a debt extinguishment and results in the derecognition of the original liability and the recognition of a new liability at fair value. The difference in the respective carrying amounts is recognized in the consolidated statement of loss. If an exchange of debt instruments or modification of terms is accounted for as an extinguishment, any costs or fees incurred are recognized as part of the gain or loss on the extinguishment. If the exchange or modification is not accounted for as an extinguishment, any costs or fees incurred adjust the carrying amount of the liability and are amortised over the remaining term of the modified liability.

b) Classification

Subsequent to initial recognition, financial instruments are measured according to the category to which they are classified. Financial instruments are classified and measured at amortized cost, or classified at FVTPL or designated at FVTPL, in which case they are subsequently measured at fair value.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

The classification of financial assets and liabilities is driven by the Company’s business model for managing the assets or liabilities and their contractual cash flow characteristics. Financial assets that are held to collect contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Financial liabilities are measured at amortized cost, unless the Company has opted to measure them at FVTPL.

The Company classifies cash and trade receivable, and other receivables (excluding commodity taxes receivable) as financial assets measured at amortized cost and accounts payable and accrued liabilities (excluding deferred revenue), term loan, credit facility (after modification as disclosed in note 24 (3)), convertible loan, non-convertible bridge loan, convertible bridge loan, other loan and the government grant liabilities as financial liabilities measured at amortized cost.

The Company has designated its credit facility (until modification) and its convertible loans, which contain embedded derivatives, as financial liabilities at FVTPL except that fair value changes due to credit risk are recorded in other comprehensive income (loss). The Company has elected to not disaggregate the interest accrued on the convertible loans from the change in fair value that is presented in the consolidated statement of loss as an unrealized loss (gain) on the revaluation of the convertible loans included in finance costs, net (Note 24).

c) Hybrid financial instruments and derivatives

Hybrid financial instruments issued by the Company comprise PIPE Convertible loan and Convertible Bridge Loan that can be converted into a variable number of shares. A hybrid instrument contains both an embedded derivative and a host contract. If the embedded derivative is not closely related to the host it must be separated from the host contract and recorded at fair value, with any changes in fair value recognized in profit or loss.

The entire hybrid instrument may also be designated as FVTPL on initial recognition and measured at fair value through profit or loss.

Warrants and conversion options disclosed in Note 16 meet the definition of a derivative. Warrants and conversion options accounted for separately from the underlying convertible notes that are liability classified are initially and subsequently measured at fair value, and changes therein are accounted for through profit or loss.

The Company elected to designate the Convertible Bridge Loan at fair value.

d) Impairment of financial instruments

The expected credit losses associated with debt instruments carried at amortized cost is assessed on a forward-looking basis. For trade accounts receivable, the Company applies a simplified approach in calculating expected credit losses and does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime expected credit losses at each reporting date.

Contingent consideration

Contingent consideration payable, resulting from business combinations, is valued at fair value at the acquisition date as part of the business combination. When the contingent consideration payable meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date. The contingent consideration payable resulting from a business combination is classified as a non-derivative financial liability when the Company is or may be obliged to deliver a variable number of the Company’s common shares. As such, it is subsequently remeasured to fair value at each reporting date and the change in fair value (including the change to the Company’s own credit risk) is presented in the consolidated statement of loss and comprehensive loss as an unrealized loss (gain) on revaluation of instruments carried at fair value included in finance costs, net (Note 24).

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

Inventories

Raw materials and finished goods are recorded at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method. The cost of finished goods includes the cost of direct materials and labour, and a proportion of manufacturing overhead costs based on normal operating capacity. The net realizable value is defined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage or declining selling prices. If a decline in the price of raw materials indicates that the cost of the finished goods exceeds net realizable value, the raw materials are written down to the replacement cost of the materials, which is the best available measure of the net realizable value. When circumstances that previously caused inventories to be written down below cost no longer exist or when there is clear evidence of an increase in selling prices, the amount of the previously recorded write-down is reversed, without exceeding original cost.

Property and equipment

Property and equipment are initially recorded at cost and subsequently measured at cost, less accumulated depreciation and impairment. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives as follows:

Computer equipment	3 years
Office furniture and equipment	5 years
R&D equipment and tools	5 years
Stands and moulds	4 and 10 years
Leasehold improvements	Term of lease
Vehicles	5 years

Estimated useful life and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis. The depreciation of property and equipment is recognized in the consolidated statement of loss in the expense category that is consistent with the function of the property and equipment or capitalized as development costs.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease; that is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Company recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized and any initial direct costs. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term, including renewal options the Company is reasonably certain to exercise, and the estimated useful lives of the assets as follows:

Office premises	3 to 15 years
Other equipment	3 to 5 years

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

The depreciation of right-of-use assets is recognized in the consolidated statement of loss in the expense category that is consistent with the function of the right-of-use asset or capitalized as development costs.

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term, which includes the net present value of fixed payments and the value of any options to extend a lease where the Company is reasonably certain to do so. In calculating the present value of lease payments, the Company uses the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

Lease payments on short-term leases with lease terms of less than 12 months or low-value leases are accounted for as expenses on a straight-line basis in the consolidated statement of loss. Variable lease payments that do not depend on an index or a rate are recognized as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. Acquisition-related costs are expensed as incurred.

The Company determines that it has acquired a business when the acquired set of activities and assets include at least an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests (“NCI”) over the fair value of net identifiable assets acquired and liabilities assumed). Subsequently, goodwill is measured at cost less any accumulated impairment losses.

Intangible assets

Intangible assets consist of patents, licenses, software, others and development costs with finite useful lives. Intangible assets are initially recorded at cost and subsequently measured at cost, less accumulated amortization and impairment. In regard to patents, costs are capitalized during the application period and are being amortized from the grant date over the residual life of the patent, which does not exceed 20 years from the application date.

Amortization is calculated using the straight-line method over the assets’ estimated useful lives as follows:
Patents	Life of the patent
Licenses	10 and 18 years
Software	3 years
Others	10 years
Development costs	Period of expected future sales from the related project(1)

____________

(1)      Amortization of the asset begins when development is completed, and the asset is available for use.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

Estimated useful life and the amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis. The amortization expense on intangible assets with finite useful lives is recognized in the consolidated statement of loss in the expense category that is consistent with the function of the intangible assets or capitalized as development costs.

Borrowing costs directly attributable to the acquisition, construction or production of an asset that take a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. Developments costs related to the Company’s projects to develop and enhance the technology and capabilities of autonomous driving applications and advanced driver assistance systems (“ADAS”) are considered to be qualified assets eligible for borrowing costs capitalization. Borrowing costs consist of interest expense calculated using the effective interest method (this includes the effective interest on term loans and other debts including an implicit interest on convertible loans and credit facilities at FVTPL), interest on lease liabilities and other issuance costs that are incurred in connection with the borrowing of funds. Borrowing costs do not include gain or loss on revaluation of instruments carried at fair value. When the Company borrows funds specifically to obtain a particular qualifying asset, the borrowing costs that are directly related to that qualifying asset during the period are capitalized. When the Company borrows funds generally and uses them for the purpose of obtaining a qualifying asset, the Company determines the amount of borrowing costs eligible for capitalization by applying a capitalization rate to the expenditures on that asset. Expenditure on qualifying assets includes only the expenditure resulting in the payment of cash, the transfer of other assets or the assumption of interest-bearing liabilities. The capitalization rate is the weighted average of the borrowing costs applicable to all borrowings of the entity that are outstanding during the period.

However, the Company excludes from this calculation borrowing costs applicable to borrowings made specifically for the purpose of obtaining a qualifying asset until substantially all the activities necessary to prepare that asset for its intended use or sale are complete. The amount of borrowing costs capitalized during a year shall not exceed the amount of borrowing costs incurred during that year.

Research and development costs

Research costs are expensed as incurred. Development costs on an individual project are recognized as an intangible asset when the Company can demonstrate:

•        The technical feasibility of completing the intangible asset so that the asset will be available for use or sale;

•        Its intention to complete the asset and its ability and intention to use or sell the asset;

•        How the asset will generate future economic benefits;

•        The availability of resources to complete the project; and

•        The ability to measure the expenditure reliably during development.

Impairment of non-financial assets

For the purposes of assessing impairment, assets are grouped in cash-generating units (“CGUs”), which represent the lowest levels for which there are separately identifiable cash inflows generated by those assets. Property and equipment, intangible assets, goodwill and right-of-use assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, development costs that are not yet available for use and goodwill are tested for impairment annually, regardless of the presence of indicators of impairment. In the case of indicators of impairment, or when a required annual test is performed, the asset’s recoverable amount is calculated to establish the amount of impairment loss, if any. If it is not possible

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

to determine the recoverable amount for an individual asset, the recoverable amount of the asset’s CGU is then determined. The recoverable amount is the higher of an asset or CGU’s fair value less cost of disposal and value in use. Fair value less costs of disposal represent the amount an entity could obtain at the valuation date from the asset’s disposal in an arm’s length transaction between knowledgeable, willing parties, after deducting the costs of disposal. Value in use is the present value of estimated future cash flows discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset for which estimated future cash flows were not adjusted. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired.

An impairment loss is recognized in the amount by which the carrying amount of an asset or CGU exceeds its recoverable amount. When the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is first impaired. Any excess amount of impairment is recognized and attributed to assets in the CGU, prorated to the carrying amount of each asset in the CGU. In allocating an impairment loss, the Company shall not reduce the carrying amount of an asset below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero.

The Company evaluates impairment losses for potential reversals when events or circumstances require such considerations, except for goodwill.

Government grants and Research and development (“R&D”) tax credits

Government grants and Research and development (“R&D”) tax credits are recognized when there is reasonable assurance that the grant will be received, and all attached conditions will be complied and will continue to comply with all the conditions related to such assistance. The Company recognizes the grants as other income or as a reduction of capital expenditures in the period that the related expenses or expenditures are incurred.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) 1) as a result of a past event; 2) when it is more probable than not that an outflow of resources embodying economic benefits will be required to settle the obligation; and 3) when a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is accounted for in the consolidated statements of loss.

If the known expected settlement date exceeds twelve months from the date of recognition, provisions are discounted using a current pre-tax interest rate that reflects the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a financial expense. Provisions are reviewed periodically and adjusted as appropriate.

The provisions are related to onerous contracts. These represent firm customer purchase orders in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The unavoidable costs are the cost of fulfilling the contracts.

Government grant liabilities

Government grants that include a reimbursement clause based on the Company sales of a specific program are accounted for as a financial liability. At initial recognition, the government grant is estimated at the present value of all future cash disbursements. After the initial recognition, the government grant is measured at amortized cost using the effective interest method. Assumptions underlying expected sales are reviewed annually and are used to derive expected repayment schedules. When the expected repayment schedule changes, the Company recalculates the carrying value of the government grant liability using the original effective interest rate, with the corresponding gain or loss accounted for in financial expenses.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

Capital stock

The Company classifies a financial instrument, or its component part, as a financial liability, a financial asset or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument. In order to determine whether a financial instrument is an equity instrument rather than a financial liability, the instrument is an equity instrument if, and only if: a) the instrument includes no contractual obligation to deliver cash or another financial asset to another entity or to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavourable to the Company and b) if the instrument will or may be settled in the Company’s own equity instruments, it is i) a non-derivative that includes no contractual obligation for the Company to deliver a variable number of its own equity instruments, or ii) a derivative that will be settled only by the Company exchanging a fixed amount of cash or another financial asset for a fixed number of its own equity instruments.

The Company determined that its preferred shares containing conversion features as a whole are a non-derivative instrument.

Stock-based compensation

For equity-settled Stock-based payment transactions with parties other than employees, the Company measures the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably. For transaction with parties other than employees, there is a rebuttable presumption that the fair value of the goods or services received can be estimated reliably. If the Company cannot estimate reliably the fair value of the goods or services received, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted. Any transactions costs incurred are expensed in the consolidated statements of loss.

The Company also offers equity-settled and cash-settled Stock-based compensation plans to its employees and directors, under which the Company receives services as consideration for equity instruments of the Company. The Company accounts for all forms of stock-based compensation using the fair value-based method.

a) Equity-settled compensation

The fair value of stock options is determined at the date of the grant using the Black-Scholes option pricing model. Where granted stock options vest in instalments over the vesting period (defined as graded vesting), the Company treats each instalment as a separate stock option grant.

The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The expense in the consolidated statement of loss for a period represents the movement in cumulative expense recognized at the beginning and end of that period and is credited to “Reserve — stock options.” No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Any consideration received by the Company in connection with the exercise of stock options is credited to “Capital stock.” Upon issuance of the shares, amounts recognized in “Reserve — stock options” are transferred to “Capital stock.”

b) Cash-settled compensation

A liability is recognized for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognized in the consolidated statement of loss to the extent the employees have rendered service to date.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

Defined contribution pension plans

The Company offers a defined contribution pension plan to its Canadian employees. The Company pays an annual contribution amounting to 3% of employee eligible salary on a civil year basis and has no legal or constructive obligation to pay further amounts. As a result, no related liability appears on the consolidated statement of financial position, except for the expense recognized for contributions due but not yet paid at the end of the reporting period. Contributions paid and payable to the defined contribution plan are expensed as incurred. The Company’s contribution related to the defined contribution plan for the year ended September 30, 2024, amounted to $212,630 ($283,545 in 2023, $400,658 in 2022), a portion of which was capitalized as intangible assets.

Additionally, the Company offers a defined contribution pension plan to employees of its Israeli subsidiary, which complies with the local laws in that country. The Company pays an annual contribution amounting to 8.33% of the employee eligible salary towards the severance pay component. The Company pays an annual contribution amounting to 6.5% of the employee eligible salary towards the pension component. The Company’s contribution related to the Israeli subsidiary defined contribution plan for the year ended September 30, 2024, amounted to $1,007,696 ($1,057,881 in 2023, $1,101,890 in 2022), a portion of which was capitalized as intangible assets.

Revenue recognition

Revenue from contracts with customers is recognized for each performance obligation, either over a period of time or at a point of time, depending on which method reflects the transfer of controls of the services underlying the particular performance obligation to the customer.

Revenue from sales of products in the consolidated statement of loss is recognized at the point in time when the Company has transferred control of the products to the buyer, which is generally on delivery of the product. The Company generally has a right to payment at the time of delivery, which is the same time that the Company has satisfied its performance obligation under the arrangement, as such a receivable is recognized as the consideration is unconditional and only the passage of time is required before the payment is due.

The Company recognizes revenue from sales of services over time because the customer simultaneously receives and consumes the benefits provided to them. The Company uses an input method in measuring progress of the services because there is a direct relationship between the Company’s effort (i.e., based on the labour hours incurred) and the transfer of service to the customer. The Company recognizes revenue on the basis of the labour hours expended relative to the total expected labour hours to complete the service.

Consideration received from customers for which the Company has an obligation to transfer products or services is recorded as a deferred revenue.

Income taxes

a) Current income taxes

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Company operates and generates taxable income. Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statement of loss and comprehensive loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

b) Deferred income taxes

The Company accounts for deferred income taxes using the liability method. Under this method, deferred income tax assets and liabilities are determined based on deductible or taxable temporary differences between the carrying amounts and tax bases of the assets and liabilities, using enacted or substantively enacted income tax rates expected to be in effect for the year in which differences are expected to reverse.

Deferred income tax assets are recorded only to the extent that it is probable that they will be recovered.

Fair value measurement

The fair value of a financial instrument is equal to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as at the measurement date. Fair value is based on the presumption that the transaction takes place in the principal market for the asset or liability. The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair value requires the use of valuation techniques and assumptions. Fair value amounts disclosed in these consolidated financial statements represent the Company’s estimate of the price at which a financial instrument could be sold or transferred between market participants. They are point-in-time estimates that may change in subsequent reporting periods due to market conditions.

All assets and liabilities for which fair value is measured in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 —	Valuation based on quoted prices in active markets (unadjusted) for identical assets or liabilities.
Level 2 —

Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3 —	Valuation techniques for which a significant input for the asset or liability is not based on observable market data (unobservable inputs).

Discontinued operations

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the statement of profit or loss.

Cash flows from discontinued operations are included in the consolidated statement of cash flows and are disclosed separately in Note 7. The Group includes proceeds from disposal in cash flows from discontinued operations.

Additional disclosures are provided in Note 7. All other notes to the financial statements include amounts for continuing operations, unless indicated otherwise.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

2.      Summary of accounting policies (cont.)

New and amended standards and interpretations

The company is currently assessing the potential impact of new standards and amendments on its financial statements, which are effective for annual periods beginning on or after 1 January 2024 (unless otherwise stated). The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

Amendments to IFRS 16 — Lease Liability in a Sale and Leaseback

The amendments in IFRS 16 specify the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction, to ensure the seller-lessee does not recognize any amount of the gain or loss that relates to the right of use it retains.

Amendments to IAS 1 — Classification of Liabilities as Current or Non-current

The amendments to IAS 1 specify the requirements for classifying liabilities as current or non-current. The amendments clarify:

•        What is meant by a right to defer settlement

•        That a right to defer must exist at the end of the reporting period

•        That classification is unaffected by the likelihood that an entity will exercise its deferral right

•        That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

In addition, an entity is required to disclose when a liability arising from a loan agreement is classified as non-current and the entity’s right to defer settlement is contingent on compliance with future covenants within twelve months.

Supplier Finance Arrangements — Amendments to IAS 7 and IFRS 7

The amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments: Disclosures clarify the characteristics of supplier finance arrangements and require additional disclosure of such arrangements. The disclosure requirements in the amendments are intended to assist users of financial statements in understanding the effects of supplier finance arrangements on an entity’s liabilities, cash flows and exposure to liquidity risk.

3.      Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements requires management to make judgments, estimates and assumptions that affect the amounts of revenue, expenses, assets and liabilities and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. These estimates and assumptions also affect the disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the year.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

3.      Significant accounting judgments, estimates and assumptions (cont.)

Judgments

Development costs

The Company capitalizes costs for product development projects. Initial capitalization of costs is based on management’s judgment that the Company can demonstrate the existence of a market for the product developed and that it will have the technical and financial capacity to complete the project until commercialization.

Discontinued operations

In September 2024, Company ceased its Modules operations. The timing at which the criteria of IFRS 5, Non-current assets held for sale and discontinued operations, were met is based on management’s judgment.

Estimates and assumptions

Government grant liabilities

The Company has government grants that include reimbursement clauses based on the sales of a specific program. In order to account for the present value under the effective interest method, or upon initial recognition, management must estimate the future sales over the expected duration of reimbursement. These forecasts are used to determine the expected repayment schedule. Refer to Note 17.

Stock-based payments

The Company initially measures at fair value the cost of equity-settled transactions using the Black-Scholes model. Transactions of the year include equity-settled transactions with employees and management under the equity incentive plan (Note 19) and the issuance of Non-Voting Special Shares and Earnout Non-Voting Special Shares as part of the BCA (Note 4 and 18). Estimating fair value requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and the fair value of the shares of the Company at the grant date.

Recoverable amount of a group of assets or a CGU

When an impairment test is performed on an asset or a CGU, management estimates the recoverable amount of the asset or CGU based on its fair value less costs of disposal or its value in use. These estimates are based on valuation models requiring the use of a number of assumptions such as forecasts of future cash flows, pre-tax discount rate (WACC). These assumptions have a significant impact on the results of impairment tests and on the impairment charge, as the case may be, recorded in the consolidated statement of loss. Refer to Note 6.

Significant estimates for debt, including bifurcation

The Company holds certain financial instruments, including the convertible loan and the credit facility, which requires management to make significant estimates and assumptions that affect the reported amounts in the consolidated financial statements. The following provides information about the key estimates associated with the valuation of debt instruments, specifically those that involve bifurcation.

i. Bifurcation of debt instruments:

The Company has debt instruments with embedded features that may require bifurcation for accounting purposes. Bifurcation separates the host contract and the embedded features to be accounted for separately. The valuation of the embedded features, such as conversion options or detachable warrants, is a significant estimate that involves subjective judgment and market-based assumptions.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

3.      Significant accounting judgments, estimates and assumptions (cont.)

ii. Valuation methodology:

The fair value of the bifurcated embedded features is determined using a combination of valuation techniques, including option pricing models and market-based observable inputs. Significant inputs to the valuation model include, but are not limited to, the expected term of the embedded feature, volatility, risk-free interest rates, and credit spreads.

iii. Assumptions and uncertainties:

Company’s estimates of fair value involve inherent uncertainties due to the subjective nature of certain inputs. Changes in assumptions related to volatility, credit spreads, or other market conditions could materially impact the fair value measurement. Additionally, the Company considers the possibility of changes in the terms of the debt instrument that may trigger reassessment of the bifurcation.

The Company measured its convertible loans and the credit facility, including embedded derivatives, up to November 1, 2021, at fair value with any changes in fair value recognized in the consolidated statement of loss (except that fair value changes due to credit risk are recorded in other comprehensive income (loss), if any). The fair value determination was estimated using the expected value method, which is the sum of probability weighted amounts discounted in a range of possible outcome. Refer to Note 15 for disclosures relating to the convertible notes and credit facility.

Term loan

The Company initially measured its term loan at fair value using a discounted cash flow model including the estimate of the market rate of interest specific to the borrowing.

Contingent consideration payable

The Company measured the contingent consideration payable at fair value with any changes in fair value recognized in the consolidated statement of loss (including the fair value changes due to credit risk, if any) up until the settlement of the contingent consideration payable on issuance of the common shares. The fair value was determined based on the number of common shares that the Company expected to issue based on specific conditions multiplied by the fair value of the Company’s common shares. Refer to 24 for gain on revaluation of contingent consideration for year ended September 30, 2022.

4.      Acquisition of Prospector Capital Corp.

On December 21, 2023, the Company completed a plan of arrangement pursuant to a BCA with Prospector and LeddarTech Holdings Inc. Pursuant to the plan of arrangement and BCA, Prospector amalgamated with LeddarTech Holdings Inc., a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination, to form “Amalco”. Also pursuant to the plan of arrangement, after the preferred shares of LeddarTech converted into common shares of LeddarTech, Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco, and LeddarTech and Amalco amalgamated. The Transactions are accounted for as a reverse asset acquisition in accordance with IFRS 2, Stock-based Payment (“IFRS 2”) since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”).

On closing, the Company accounted for the fair value of the common shares issued to Prospector shareholders at the market price of Prospector’s publicly traded common shares on December 21, 2023. The fair value of the Class A Non-Voting Special Shares was determined using an option pricing model that considers the vesting terms of the instruments issued, which are subject to a seven-year vesting pursuant to which such Class A Non-Voting Special Shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

4.      Acquisition of Prospector Capital Corp. (cont.)

the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. As part of the amalgamation, the Company acquired cash, accounts payable and accrued liabilities and warrant liabilities. The difference between the fair value of the consideration paid over the fair value of the identifiable net assets of Prospector represents a service for the listing of the Company and is recognized as a listing expense in the consolidated statement of loss and comprehensive loss.

The following table reconciles the fair value of elements of the Transactions:
$
Fair value of consideration transferred
8,770,930 common shares	55,257,187
2,031,250 Class A Non-Voting Special Shares	10,115,625
65,372,812
Fair value of assets acquired, and liabilities assumed
Cash	19,477,645
Accounts payable and accrued liabilities	(11,497,830)
Warrant liability(1)	(1,746,575)
Net asset acquired	6,233,240
Listing expense	59,139,572

____________

(1)      Warrant liability includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. See Note 16 for additional information.

As at September 30, 2024, total transaction costs of $2,407,977 in connection with the Transaction were expensed as incurred in the consolidated statements of loss and comprehensive loss.

5.      Restructuring costs

In 2023, LeddarTech announced restructuring initiatives driven by a change in the focus of the Company’s operations, now focused on services and products targeted at the ADAS and AD markets. These initiatives, consisting of the reduction of the workforce, have mostly been completed over the fiscal year ending September 30, 2023. In 2024, restructuring costs of $46,387 were incurred and paid.

6.      Impairment of goodwill and intangible assets

In the fourth quarter of 2024, the Company conducted two impairment tests: one on certain specific assets and one on its CGU.

These tests considered the assumptions of the strategic plan that was reviewed during the fourth quarter of 2024. This plan incorporated a significant shift out in the expected timing of future revenue for certain developed or acquired technologies, as well as an increase in the companies cost of capital as a result of the variability in the companies share price and other factors.

Specific assets level:

Through the review of its strategic plan, certain development costs and licenses were no longer expected to be used, and a test was performed at these assets level. These assets had a carrying amount of $3.7 million and were completely written-off, resulting in an impairment expense of the same amount.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

6.      Impairment of goodwill and intangible assets (cont.)

CGU level:

The Company also performed a formal annual impairment test for its goodwill and intangible assets not yet available through the assessment of the recoverable amount of the CGU to which they belong.

The recoverable amount of the CGU has been determined based on its value-in-use. The value-in-use is calculated using cash flow projections from financial forecasts approved by senior management covering a five-year period. The projected cash flows have been updated to reflect a delay in the expected timing for implementation of LeddarTechs software. The pre-tax discount rate applied to cash flow projections is 40.75% and cash flows beyond the five-year period are extrapolated using a 2.5% growth rate. It was concluded that the fair value less costs of disposal did not exceed the value-in-use. As of September 30, 2024, as a result of this analysis, management has recognized a goodwill impairment charge of $7.3 million and an impairment charge on development costs of $58.3 million.

Key assumptions used in value in use calculations and sensitivity to changes in assumptions:

The calculation of value-in-use is most sensitive to the following assumptions:

•        Discount rate

•        Market share during the forecast period

•        Gross margin

•        Growth rate used to extrapolate cash flows beyond the forecast period

Discount rate — Discount rates represent the current market assessment of the risks specific to the CGU, taking into consideration the time value of money and individual risks of the underlying assets that have not been incorporated in the cash flow estimates. The discount rate calculation is based on the specific circumstances of the Company and its operating segment and is derived from its weighted average cost of capital (WACC). The WACC takes into account both debt and equity. The cost of equity is derived from the expected return on investment by the Company’s investors. The cost of debt is based on the interest-bearing borrowings the Company is obliged to service. Adjustments to the discount rate are made to factor in the specific amount and timing of the future tax flows in order to reflect a pre-tax discount rate.

Any rise or decrease in the pre-tax discount rate from the current level of 40.75% would result in a significant variation of the recognized impairment expense.

Market share assumption — When using industry data for growth rates (as noted below), these assumptions are important because management assesses how the Company’s position, relative to its competitors, might change over the forecast period. Management expects the Company’s share of the market to increase over the forecast period.

Although management expects the Company’s market share to increase over the forecast period, any increase or decline in the expected market share would result in a significant variance of the recognized impairment expense.

Gross margin — Gross margins are based on the expected values to be achieved at the beginning of the budget period. These are increased over the budget period for anticipated efficiency improvements.

Decreased demand can lead to a decline in the gross margin. Any increase or decrease in the gross margin would result in a significant variance of the recognized impairment expense.

Growth rate estimate — Rates are based on published industry research.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

6.      Impairment of goodwill and intangible assets (cont.)

Management recognizes that the speed of technological change and the possibility of new entrants can have a significant impact on growth rate assumptions. The effect of new entrants is not expected to have an adverse impact on the forecasts but could yield a reasonably possible alternative to the estimated long-term growth rate of 2.5%. Any rise or reduction in the long-term growth rate would result in a significant variance of the recognized impairment expense.

7.      Discontinued operations

In September 2024, the Company ceased its Modules operations. The results of operations and cash flows related to this business are reclassified as discontinued operations in the consolidated statements of loss and comprehensive loss and cash flows as follows:

Consolidated statements of loss and comprehensive loss

	Years ended September 30,
	2024 $	2023 $	2022 $
Revenue
Products	7,419,695	7,151,449	8,093,462
Services	62,210	64,810	38,809
Other	59,831	33,363	—
	7,541,285	7,249,622	8,132,271
Cost of sales	5,608,917	7,521,846	5,231,093
Gross profit	1,932,368	(272,224)	2,901,178

Operating expenses
Research and development costs, net	855,293	1,465,423	866,847
Restructuring costs	—	22,189	—
Impairment loss related to property and equipment	38,612	—	—
Impairment loss related to intangible assets	—	5,791,439	—
	893,905	7,279,051	866,847
Income (loss) from operations	1,038,463	(7,551,275)	2,034,331

Other (income) costs
Gain on fixed assets disposal	(84,576)	—	—
Finance costs, net	—	31,357	33,116
Income (loss) before income taxes	1,123,039	(7,582,632)	2,001,215
Income taxes	—	—	—
Net income (loss) and comprehensive loss from discontinued operations	1,123,039	(7,582,632)	2,001,215

Earnings (loss) per share
Net income (loss) per common share, basic and diluted	0.05	(45.24)	14.83
Weighted average common shares outstanding, basic and diluted	22,774,782	167,610	134,913

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

7.      Discontinued operations (cont.)

Consolidated statements of cash flows

	Years ended September 30,
	2024 $	2023 $	2022 $
Cash flows related to operating activities	1,169,278	(5,420,025)	(2,978,135)
Cash flows related to investing activities	—	10,000	(81,227)
Cash flows related to financing activities	—	—	—
Cash flows (used in) provided by discontinued operations	1,169,278	(5,410,025)	(3,059,362)

a)      Recasted financial statements

For the years ended September 30, 2023 and 2022, the Company recast its audited and previously issued consolidated statement of loss and comprehensive loss, consolidated statements of cash flows and certain footnotes to reflect the discontinued operations.

Further, the Company also reclassified certain operating expenses between the operating expense categories below to align the year ended 2023 with the presentation in the year ended September 30, 2024.

The following tables show the adjustments made to the previously reported Consolidated statements of loss and comprehensive loss, consolidated statements of cash flows and operating expenses for the year ended September 30, 2022.

Consolidated statements of loss and comprehensive loss
	Year ended September 30, 2022
	As previously reported $	Adjustments $	As recast $
Revenue
Products	8,145,606	(8,093,462)	52,144
Services	543,409	(38,809)	504,600
Other	77,106	—	77,106
	8,766,121	(8,132,271)	633,850
Cost of sales	5,310,718	(5,231,093)	79,625
Gross profit	3,455,403	(2,901,178)	554,225

Operating expenses
Marketing and product management	3,280,864	—	3,280,864
Selling	3,976,733	—	3,976,733
General and administrative	15,548,293	—	15,548,293
Research and development costs, net	22,057,911	(866,847)	21,191,064
Stock based compensation	4,272,673		4,272,673
Impairment loss related to intangible assets	38,207,503	—	38,207,503
	87,343,977	(866,847)	86,477,130
Loss from operations	(83,888,574)	(2,034,331)	(85,922,905)

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

7.      Discontinued operations (cont.)

	Year ended September 30, 2022
	As previously reported $	Adjustments $	As recast $
Other (income) costs
Grant revenue	(435,448)	—	(435,448)
Finance costs, net	(10,034,381)	(33,116)	(10,067,497)
Loss before income taxes from continuing operations	(73,418,745)	(2,001,215)	(75,419,960)
Income taxes	—	—	—
Net loss and comprehensive loss from continuing operations	(73,418,745)	(2,001,215)	(75,419,960)

Discontinued operations
Net income (loss) and comprehensive income (loss) from discontinued operations	—	2,001,215	2,001,215
Net loss and comprehensive loss	(73,418,745)	—	(73,418,745)

Net loss and comprehensive loss attributable to:
Non-controlling interests	(4,099,897)	—	(4,099,897)
Equity holders of the parent	(69,318,848)	—	(69,318,848)

Earnings (loss) per share
Net income (loss) per common share, basic and diluted	(513.80)	14.83	(528.64)
Weighted average common shares outstanding, basic and diluted	134,913	134,913	134,913

Consolidated statements of cash flows
	Year ended September 30, 2022
	As previously reported $	Adjustments $	As recast $
Net loss	(73,418,745)	(2,001,215)	(75,419,960)
Net income from discontinued operations	—	2,001,215	2,001,215

Operating expenses
	Year ended September 30, 2022
	As previously reported $	Adjustments $	As recast $
Employee benefit expenses	30,802,594	(713,917)	30,088,677
Stock-based compensation	4,272,673	—	4,272,673
Research costs	2,074,830	(89,788)	1,985,042
Impairment loss related to intangible assets	38,207,503	—	38,207,503
Marketing expenses	917,223	—	917,223
Selling expenses	299,382	—	299,382
Depreciation of property and equipment	1,291,048	—	1,291,048
Product line management expenses	47,965	—	47,965
Recruitment fees	791,788	(11,662)	780,126

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

7.      Discontinued operations (cont.)

	Year ended September 30, 2022
	As previously reported $	Adjustments $	As recast $
Professional fees	3,852,140	—	3,852,140
Other expenses	1,176,515	—	1,176,515
Subcontractor services	2,006,904	(26,404)	1,980,500
Travel expenses	482,358	(11,864)	470,494
Amortization of intangible assets	257,064	—	257,064
Insurance	373,311	—	373,311
Research and development tax credits	(70,191)	—	(70,191)
Depreciation expense on right of use assets	560,870	(13,212)	547,658
Total operating expenses	87,343,977	(966,847)	86,477,130

Revenue by location

For years ended September 30, 2024, 2023 and 2022, the revenue by location, which is determined based on the primary billing address of the customer, is as follows:
	Year ended September 30,
	2024 $	2023 $	2022 $
France	2,594,091	2,433,571	775,891
Canada	1,506,247	131,675	709,172
United States	1,481,493	2,863,154	4,609,147
Japan	1,068,814	124,384	263,752
Turkey	493,407	—	156,420
South Korea	478,024	744,466	502,461
Czech Republic	176,809	—
United Kingdom	125,529	—	300,211
Poland	77,809	116,810
Hong Kong	50,306	646,696	296,838
Columbia	31,807	54,767	—
Germany	—	182,351	266,662
Italy	—	—	171.237
New Zealand	—	—	71,015
China	—	—	125,441
Other	(65,239)	149,304	517,874
Total revenue	8,019,097	7,447,178	8,766,121
Revenue from continuing operations	(477,812)	(197,556)	(633,850)
Revenue from discontinued operations	7,541,285	7,249,622	8,132,271

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

8.      Trade receivable and other receivables

	As at September 30,
	2024 $	2023 $
Trade accounts receivable	670,960	1,663,495
Commodity taxes receivable	338,456	1,407,560
Others	479,986	618,420
	1,489,402	3,689,475

Trade accounts receivable are non-interest bearing and normally due within 30 days from the date an invoice is issued. Bad debt expense amounted to Nil as at September 30, 2024 (Nil as at September 30, 2023).

9.      Inventories

	As at September 30,
	2024 $	2023 $
Raw materials	164,159	942,860
Finished goods	303,185	304,086
	467,344	1,246,946

Inventories recognized as cost of sales expense in the net loss from discontinued operations for the years ended September 30, 2024, 2023 and 2022 was $2,571,054, $7,521,845 and $5,241,718, respectively. The Company recognized $1,078,324, $2,299,866 and $19,859 of inventory write-downs during the 12 months ended September 30, 2024, 2023 and 2022, respectively. The write-downs related to inventory obsolescence were recorded in the net loss from discontinued operations.

10.    Property and equipment

	Computer equipment $	Office furniture and equipment $	R&D equipment and tools $	Stands and moulds $	Leasehold improvements $	Vehicles $	Total $
Cost
October 1, 2023	5,015,523	1,073,834	1,206,115	898,697	1,125,039	192,205	9,511,413
Additions	236,352	5,005	166,485	—	—	96,478	504,320
Disposals	—	(12,100)	—	—	—	—	(12,100)
Write-offs	(19,935)	(295,287)	(87,418)	(726,723)	—	—	(1,129,363)
September 30, 2024	5,231,940	771,452	1,285,182	171,974	1,125,039	288,683	8,874,270

Accumulated depreciation
October 1, 2023	4,292,037	960,597	994,114	629,731	416,400	147,077	7,439,956
Depreciation(1)	640,962	25,892	97,808	265,897	134,871	35,132	1,200,562
Write-offs	(19,935)	(268,776)	(87,418)	(726,723)	—	—	(1,102,852)
September 30, 2024	4,913,064	717,713	1,004,504	168,905	551,271	182,209	7,537,666
Net book value
September 30, 2024	318,876	53,739	280,678	3,069	573,768	106,474	1,336,604

____________

(1)      Depreciation of $340,545 related to property and equipment is capitalized in development costs as they are used in development projects that are eligible for capitalization.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

10.    Property and equipment (cont.)

	Computer equipment $	Office furniture and equipment $	R&D equipment and tools $	Stands and moulds $	Leasehold improvements $	Vehicles $	Total $
Cost
October 1, 2022	4,867,724	1,108,834	1,166,561	898,697	1,133,617	192,205	9,367,638
Additions	147,799	—	49,554	—	(8,578)	—	188,775
Disposals	—	(35,000)	(10,000)	—	—	—	(45,000)
September 30, 2023	5,015,523	1,073,834	1,206,115	898,697	1,125,039	192,205	9,511,413

Accumulated depreciation
October 1, 2022	3,376,015	856,301	657,734	497,133	259,710	97,736	5,744,629
Depreciation(1)	916,022	104,296	336,380	132,598	156,690	49,341	1,695,327
September 30, 2023	4,292,037	960,597	994,114	629,731	416,400	147,077	7,439,956
Net book value
September 30, 2023	723,486	113,237	212,001	268,966	708,639	45,128	2,071,457

____________

(1)      Depreciation of $420,730 related to property and equipment is capitalized in development costs as they are used in development projects that are eligible for capitalization.

Depreciation is included in the consolidated statement of loss as follows:
	Years ended September 30,
	2024 $	2023 $	2022 $
Cost of sales(1)	270,806	214,828	157,819
Marketing and product management	7	1,686	624
General and administrative expenses	415,083	794,273	1,108,835
Research and development costs	97,185	263,810	181,589
	783,081	1,274,597	1,448,867

____________

(1)      Depreciation recognized as an expense in cost of sales is included in Net income (loss) and comprehensive income (loss) from discontinued operations

11.    Leases

The Company has lease contracts for office premises and other equipment. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

11.    Leases (cont.)

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the year:
	Office premises $	Other equipment $	Total $
September 30, 2022	5,881,811	10,563	5,892,374
Lease modification	(879,689)	—	(879,689)
Reassessment of the right-of-use assets	(888,426)	—	(888,426)
Depreciation(1)	(938,071)	(5,870)	(943,941)
September 30, 2023	3,175,625	4,693	3,180,318
Lease modification	3,968	—	3,968
Reassessment of the right-of-use assets	(462,032)	(4,398)	(466,430)
Depreciation(1)	(810,500)	—	(810,500)
September 30, 2024	1,907,061	295	1,907,356

____________

(1)      Depreciation of $294,942 ($362,005 in 2023 and $120,236 in 2022) related to right-of-use assets is capitalized in development costs as they are used in development projects that are eligible for capitalization.

Set out below are the carrying amounts of lease liabilities and the movements during the years ended September 30:
	2024 $	2023 $
Balance, beginning of year	3,781,233	6,579,103
Additions	—	—
Lease modification	(214,057)	(958,296)
Reassessment of the lease liability	(462,032)	(888,426)
Accretion of interest	300,424	401,229
Gain on foreign exchange	66,894	(213,333)
Lease payments	(1,272,102)	(1,139,044)
Balance, end of year	2,200,360	3,781,233

Current	663,920	722,675
Non-current	1,536,440	3,058,558

Depreciation of right-of-use assets is included in the consolidated statement of loss as follows:
	Year ended September 30,
	2024 $	2023 $	2022 $
Cost of sales(1)	37,098	48,542	50,071
Marketing and product management	66,686	5,778	11,303
Selling expenses	—	5,526	11,247
General and administrative expenses	408,752	455,932	237,596
Research and development costs	3,022	66,158	300,724
	515,558	581,936	610,941

____________

(1)      Depreciation of right-of-use assets recognized as an expense in cost of sales is included in Net income (loss) and comprehensive income (loss) from discontinued operations

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

11.    Leases (cont.)

The maturity analysis of lease liabilities based on contractual undiscounted payments is as follows:
$
Less than 1 year	855,207
1 to 5 years	2,451,771
More than 5 years	948,059
4,255,037

The following are the amounts recognized in net loss:
	Years ended September 30,
	2024 $	2023 $	2022 $
Depreciation expense of right-of-use assets(1)	515,558	581,936	610,941
Interest expense on lease liabilities(2)	300,424	401,229	551,291
Expense relating to short-term leases	—	—	16,649
Expense relating to leases of low-value assets	—	—	37,477
Variable lease payments	—	—	2,805
Gain on foreign exchange	66,894	(213,333)	(55,852)
	882,876	769,832	1,163,311

____________

(1)      Depreciation of right-of-use assets of $37,098, $48,542 and $50,071 is included in Net income (loss) and comprehensive income (loss) from discontinued operations for the years ended September 30, 2024, 2023 and 2022 respectively.

(2)      Interest expense on lease liabilities includes for the year ended September 31, 2022, includes $33,116 of interest expense which is presented in the Net income (loss) and comprehensive income (loss) from discontinued operations.

During the year, the Company entered into lease modifications for its Toronto, Montreal and Québec city locations, in order to cancel a renewal option, decrease of a lease term and reduce the rented square footage. As per the amendments, a gain on lease modification of $204,146 was recorded.

12.    Intangible assets

	Patents $	Licenses $	Software $	Development costs(2) (not amortized) $	Development costs (amortized) $	Others $	Total $
Cost
September 30, 2023	3,450,455	1,186,337	575,719	43,267,013	1,808,860	94,810	50,383,194
Additions	583,915	—	—	13,701,764	—	—	14,285,679
Borrowing costs(1)	—	—	—	8,243,628	—	—	8,243,628
Write-off component (Note 7)	—	—	—	(3,720,042)	—	—	(3,720,042)
R&D tax credit (Note 25)	—	—	—	(346,580)	—	—	(346,580)
Grants (Note 23)	—	—	—	(13,713)	—	—	(13,713)
September 30, 2024	4,034,370	1,186,337	575,719	61,132,070	1,808,860	94,810	68,832,166

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

12.    Intangible assets (cont.)

	Patents $	Licenses $	Software $	Development costs(2) (not amortized) $	Development costs (amortized) $	Others $	Total $
Accumulated amortization and impairment
September 30, 2023	1,059,007	1,183,761	520,998	—	1,708,264	73,056	4,545,086
Amortization(3)	391,012	2,576	32,110	—	100,596	5,222	531,516
Impairment (Note 6)	—	—	—	58,185,884	—	—	58,185,884
September 30, 2024	1,450,019	1,186,337	553,108	58,185,884	1,808,860	78,278	63,262,486
Net book value
September 30, 2024	2,584,351	—	22,611	2,946,186	—	16,532	5,569,680

____________

(1)      The capitalization rates used to determine the amount of general borrowing costs eligible for capitalization during year ended September 30, 2024 was 22.8%.

(2)      The unamortized development costs are not yet available for use and amortization will begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

(3)      Depreciation of $273,584 ($117,535 in 2023 and $227,873 in 2022) related to intangible assets is capitalized in development costs as they are used in development projects that are eligible for capitalization.

	Patents $	Licenses $	Software $	Development costs(2) (not amortized) $	Development costs (amortized) $	Others $	Total $
Cost
October 1, 2022	2,321,660	2,610,533	575,719	68,117,368	1,808,860	94,810	75,528,950
Additions	1,128,795	—	—	12,769,457	—	—	13,898,252
Borrowing costs(1)	—	—	—	3,898,829	—	—	3,898,829
Write-offs(3)	—	(1,424,196)	—	(40,993,947)	—	—	(42,418,143)
R&D tax credits (Note 24)	—	—	—	(256,234)	—	—	(256,234)
Grants (Note 22)	—	—	—	(268,460)	—	—	(268,460)
September 30, 2023	3,450,455	1,186,337	575,719	43,267,013	1,808,860	94,810	50,383,194

Accumulated amortization and impairment
October 1, 2022	798,878	1,147,272	476,003	36,602,380	1,675,906	67,322	40,767,761
Amortization	260,129	36,489	44,995	24,324	32,358	5,734	404,029
Impairment(3)	—	1,424,196	—	4,367,243	—	—	5,791,439
Write-offs	—	(1,424,196)	—	(40,993,947)	—	—	(42,418,143)
September 30, 2023	1,059,007	1,183,761	520,998	—	1,708,264	73,056	4,545,086
Net book value
September 30, 2023	2,391,448	2,576	54,721	43,267,013	100,596	21,754	45,838,108

____________

(1)      The capitalization rate used to determine the amount of general borrowing costs eligible for capitalization during the year ended September 30, 2023 was 17%.

(2)      Including $43,267,013 not yet available for use for which amortization begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

12.    Intangible assets (cont.)

(3)      During the fiscal year 2023, an impairment expense amounting to $5,791,439 was recognized:

i.        During the first quarter of 2023, the Company reviewed its September 30,2022 transition plan resulting in certain development costs and licenses no longer expected to be used. Consequently, certain intangible assets were no longer expected to be used and the test was performed at the asset level. These assets had a carrying amount of $5,791,439 and were completely written-off, resulting in an impairment expense of the same amount, including the license related to the development of Components technology projects for $1,424,196;

ii.       The Company performs an annual impairment test for its goodwill and intangible assets not yet available through the assessment of the recoverable amount of the CGU to which they belong. The CGU selected for impairment testing was identified based on the level at which goodwill is monitored for internal management purposes, and to which the intangible assets not yet available for use pertain; and

The recoverable amount of the CGU is determined based on the higher of its value-in-use and fair value less costs to sell. The value-in-use is calculated using discounted cash flow projections, taking into consideration management’s best estimates of future cash flows, growth rates, and appropriate discount rates. The discount rate of 33.65% is based on an estimated weighted average cost of capital (“WACC”) for the Company, adjusted to reflect the risks related to the projected cash flows of the CGU.

The recoverable amount of the CGU, including goodwill and intangible assets not yet available for use, exceeds its carrying amount. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

Amortization is included in the consolidated statement of loss as follows:
	Years ended September 30,
	2024 $	2023 $	2022 $
General and administrative expenses	—	52,160	127,764
Research and development costs	257,932	234,334	129,300
	257,932	286,494	257,064

During the year ended September 30, 2022, the Company recorded an impairment loss of $38,207,503. The impairment loss was recorded as a result of the Company’s transition into an automotive software business model. Certain intangible assets were no longer expected to be used, and the test was performed at the asset level. The assets had a carrying value of $7,975,234 and were completely written off resulting in an impairment expense of the same amount. Certain intangible assets within the CGU were still expected to be used but their recoverable amount ($2,233,781) was determined to be less than their related carrying value ($32,466,050). Consequently, an impairment loss of $30,232,269 was recognized. The value in use of these assets were determined to be higher than the fair value less cost of disposal, hence corresponding to the recoverable amount. The value in use is based on the net present value of the future cash flows expected to arise from a potential license agreement, discounted at a rate of 27.5%. The discount rate is based on an estimated weighted average cost of capital (“WACC”) for the Company, adjusted to reflect the risks related to the projected cash flows of these assets. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

13.    Accounts payable and accrued liabilities

	As at September 30,
	2024 $	2023 $
Trade payables and accrued liabilities	7,494,326	6,466,196
Salaries and fringe benefits	4,706,033	5,757,652
Interest payable on credit facility	903,901	221,247
Deferred revenue (Note 7)	474,380	1,104,229
Others	308,629	21,581
	13,887,269	13,570,905

14.    Provisions

The following table details the changes in provisions between September 30, 2024 and 2023:
Onerous contracts $
Balance, as at September 30, 2022	—
New provisions	1,652,216
Revision of estimations	(287,021)
Provisions utilized	(487,051)
Balance, as at September 30, 2023	878,144
Revision of estimations	(8,736)
Provisions utilized	(869,408)
Balance, as at September 30, 2024	—

15.    Bridge loans and long-term debt

The following table details the maturities and weighted average interest rates related to long-term debt as at September 30, 2024 and 2023:
	Final maturity	Weighted average effective interest rate %	September 30, 2024 $	September 30, 2023 $
Convertible loan (a)	2028	23.36	40,309,902	11,258,950
Credit facility (b)	2026	14.12	28,229,902	28,747,705
Term loan	2030	33.65	10,767,007	7,718,928
Non-convertible bridge loan (c)	2024	155.04	3,059,996	—
Convertible bridge loan (c)	2024	—	6,853,623	—
Total debt		27.45	89,220,430	47,725,583
Bridge loans			9,913,619	—
Long-term debt			79,306,811	47,725,583

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

15.    Bridge loans and long-term debt (cont.)

a)      Convertible loan

On June 12, 2023, concurrently with the execution of the BCA described in Note 4, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”).

The PIPE Convertible Notes are denominated in US Dollars with a term of 60 months after issuance of Tranche B. They bear interest at a rate of 12% compounded annually and added to the principal amount of the notes. The PIPE Convertible Notes include a conversion option allowing the holders of the PIPE Convertible Notes, at any time before maturity, to convert the outstanding principal amount into Common Shares using a conversion price of US$10.00 per Common Share.

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”) exercisable at the cost of US$0.01 per share.

The PIPE Convertible Notes are secured by a hypothec in the amount of US$60,000,000 over the universality of the Company’s movable assets, present and future, ranking after the security of Credit Facility (Note 15b)). The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes and reporting requirements.

The PIPE Convertible Notes represent a hybrid financial instrument with a conversion option requiring separation. The debt host portion (the “Host”) of the instrument is classified at amortized cost, whereas the conversion option embedded derivative is classified at fair value through profit and loss (“FVTPL”).
	Host Amortized cost $	Conversion option FVTPL $	PIPE Warrants FVTPL $	Total $
Balance, October 1, 2022	—	—	—	—
Issuance of Tranche A-1 and 595,650 warrants	9,982,830	704,677	18,269,759	28,957,266
Issuance of Tranche A-2 and 9,354 warrants	158,277	12,197	278,685	449,159
Exercise of warrants	—	—	(18,548,444)	(18,548,444)
Interest accretion	1,067,932	—	—	1,067,932
Fair value adjustment	—	21,100	—	21,100
Foreign exchange	49,911	—	—	49,911
Balance, September 30, 2023	11,258,950	737,974	—	11,996,924
Issuance of Tranche B-1 and 24,322 warrants	2,539,580	962,726	2,059,081	5,561,387
Issuance of Tranche B-2	19,605,580	3,985,230	—	23,590,810
Exercise of warrants	—	—	(2,059,081)	(2,059,081)
Interest accretion	7,814,332	—	—	7,814,332
Exercise of conversion option	(1,049,482)	(207)	—	(1,049,689)
Fair value adjustment	—	(5,679,715)	—	(5,679,715)
Foreign exchange	141,077	—	—	141,077
Balance, September 30, 2024	40,310,037	6,008	—	40,316,045

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

15.    Bridge loans and long-term debt (cont.)

The PIPE Convertible Notes and Warrants were issued in tranches. Upon issuance of each tranche, the proceeds were initially allocated to the warrants, when applicable, and conversion option. The carrying amount of the debt is then initially determined by deducting the transaction fees and the fair value of the conversion option and warrants from the proceeds received. Transaction fees of $529,047 were incurred in relation to the PIPE Convertible Notes and Warrants. The fees were allocated in proportion of the amount of each tranche, then further allocated based on the relative value of each component. For the year ended September 30, 2024, $345,394 was recognized as a reduction of the PIPE Convertible Notes (2023 – $92,583) and $125,462 was recognized in net loss under Transaction costs (2023 – $171,940).

The fair value of the conversion option embedded derivative and the warrants were determined using the Black-Scholes option pricing model and the following assumptions that are Level 3 inputs:
					2024
	Conversion option		Tranche B-1		Tranche B-2
			Warrants		Conversion option
Fair value of the underlying share	US$	4.74	US$	61.09	US$	4.74
Exercise price	US$	10.00	US$	0.01	US$	10.00
Risk-free interest rate		4.05%		4.89%		3.23%
Expected volatility		60%		60%		60%
Expected life		5.00 years		0.04 years		5.00 years
Dividend yield		0%		0%		0%
Fair value		$2.37		$84.65		$2.22
							2023
			Tranche A-1				Tranche A-2
	Conversion option		Warrants		Conversion option		Warrants
Fair value of the underlying share	US$	1.67	US$	22.92	US$	1.75	US$	22.60
Exercise price	US$	10.00	US$	0.01	US$	10.00	US$	0.01
Risk-free interest rate		3.64%		4.66%		3.92%		4.81%
Expected volatility		60%		60%		60%		60%
Expected life		5.00 years		0.04 years		5.00 years		0.04 years
Dividend yield		0%		0%		0%		0%
Fair value		$0.33		$30.56		$0.36		$29.79

The fair value of the conversion option embedded derivative at year end were determined using the Black-Scholes option pricing model and the following assumptions:
	2024		2023
Fair value of the underlying share	US$	0.30	US$	1.75
Exercise price	US$	10.00	US$	10.00
Risk-free interest rate		2.73%		4.25%
Expected volatility		60%		60%
Expected life		3.71 years		4.71 years
Dividend yield		0%		0%
Fair value		$0.001		$0.33

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

15.    Bridge loans and long-term debt (cont.)

b)      Amendments to the Credit Facility

A series of amendments were made to the Credit Facility on October 13, 2023, October 20, 2023, October 31, 2023, December 8, 2023, July 5, 2024, July 26, 2024, August 5, 2024 and August 16, 2024. These amendments modify the existing terms in order to (i) extend the latest date on which the Tranche B of the SPAC Offering must be funded to December 22, 2023, (ii) extend the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reduce the gradually the Available Cash requirement from $5.0 million at all times after the DE-SPAC date to $250,000 until August 14, 2024. and (iv) to increase the aggregate principal amount of the PIPE financing to a minimum of $44,000,000.

In conjunction with the Credit Facility October 2023 Amendments, the Company issued warrants to purchase Company Common Shares at $0.01 per share, which warrants will be assumed by the Company and exercisable for 250,000 Company Common Shares at $0.01 per share.

The warrants may be exercised, in whole or in part, for a period of five years following completion of the Business Combination and will be subject to a lock-up with one third being released four months after closing, another third being released eight months after closing and the final third being released 12 months after closing.

The warrants were recorded as a reduction of the Credit Facility, with a corresponding increase in Reserve — Warrants in Equity of $1,643,714.

During the year ended September 30, 2024, 250,000 common shares were issued following the exercise of those warrants on May 28, 2024. The corresponding balance in Reserve — Warrants in Equity of $1,643,714 was reclassified to Capital Stock.

Following the latest amendments to the Credit Facility, the payments of interest for the month of July 2024 to October 2024 are postponed to the earlier of the Short-Term Outside date and November 15, 2024.

The Company must pay a monthly fee of $125,000 per month starting July 5th, 2024 until the Short-Term Outside Date. The payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024 will be due at the earlier date of (i) the Short-Term Outside Date and (ii) November 15, 2024. Following the Short-Term Outside Date and until the Borrower provides Desjardins with a recapitalization plan in form and substance satisfactory to Desjardins, a monthly fee in the amount of $75,000 will be earned and payable on the first day of each month.

c)      Bridge loans

In August 2024, LeddarTech closed a bridge financing in an aggregate principal amount of US$9.0 million (the “Bridge Loans”) issuable in two tranches. Tranche 1 of the Bridge Loan was issued in August 2024 at a discount of 25% for an aggregate amount of US$6,222,667, of which US$4,222,667 is convertible (the “Convertible Bridge Loan”) and US$2,000,000 is not convertible (the “Non-Convertible Bridge Loan”).

The Company also received in August 2024, additional Bridge Loans in an aggregate amount of approximately US$334,000 from certain members of management and the board of directors (collectively).

The Bridge Loans are denominated in US Dollars and repayable at maturity on November 15, 2024. The Bridge Loans bear interest at US base rate +4% calculated on the discounted balance, compounded monthly and added to the principal amount.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

15.    Bridge loans and long-term debt (cont.)

The Convertible Bridge Loan includes the following material conversion and settlement options available to the holder:

•        Maturity conversion option:    The holder of the Convertible Bridge Loan can convert at maturity the outstanding principal amount into Common Shares using a conversion price of $5.00 per Common Share.

•        Automatic conversion:    Upon an offering on the Nasdaq Global Market for aggregate gross proceeds of US$35,000,000 or more, the outstanding principal amount will automatically be converted into securities of such offering with a value equivalent to 112.5% of the outstanding principal amount.

•        Optional conversion:    Upon an offering on the Nasdaq Global Market for aggregate gross proceeds of less than US$35,000,000, the holder of the Convertible Bridge Loan can convert the outstanding principal amount into securities of such offering with a value equivalent to 112.5% of the outstanding principal amount.

•        The Convertible Bridge Loan also includes redemption mechanisms in the event of a change of control or an event of default.

Upon any offering on the Nasdaq Global Market, the Company is required to repay immediately the Non-Convertible Bridge Loan. The Non-Convertible Bridge Loan is classified at amortized cost.

The Convertible Bridge Loan represent a hybrid financial instrument with embedded derivatives requiring separation. The Company has elected to classify the entire instrument at fair value through profit and loss (“FVTPL”).

Transaction fees of $115,355 were incurred in relation to the Bridge Loan. The fees were allocated in proportion of the amount of the Convertible Bridge Loan and the Non-Convertible Bridge Loan. For the year ended September 30, 2024, $37,076 was recognized as a reduction of the Non-Convertible Bridge Loan and $78,279 was recognized in net loss under Transaction costs.
	Non- Convertible Bridge Loan Amortized cost $	Convertible Bridge Loan FVTPL $	Total $
Balance, October 1, 2023	—	—	—
Issuance of Tranche 1	2,613,300	5,714,630	8,327,930
Interest accretion	477,776	—	477,776
Fair value adjustment	—	1,201,172	1,201,172
Foreign exchange	(31,080)	(62,179)	(93,259)
Balance, September 30, 2024	3,059,996	6,853,623	9,913,619

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

16.    Warrant liability

	As at September 30, 2024
	Number	$
Public and Private Warrants	16,049,080	578,446
Vesting Sponsor Warrants	1,416,670	51,060
	17,465,750	629,506

Upon close of the acquisition of Prospector, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Prospector Warrants”) in connection with the BCA and plan of arrangement (Note 4).

The Warrants each entitle their holders to purchase one common share at an exercise price of US$11.17 per common share, which is variable in $CDN. Accordingly, they are classified as a liability rather than equity as the Warrants do not meet the ‘fixed for fixed’ requirement. The Public and Private Warrants are exercisable and will expire on December 21, 2030. The Vesting Sponsor Warrants are identical to the Public and Private Warrants, except that the Vesting Sponsor Warrants will be deemed vested in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. None of the Vesting Sponsor Warrants are redeemable by the Company.

The Warrants were initially recorded at their fair value (Note 28). The fair value of the Warrants is reassessed at the end of each reporting period with subsequent changes in fair value recognized through profit or loss. The Public Warrants are considered a level 1 financial instrument as the valuations at the end of each reporting period are based on the trading price of the Public Warrants on the Nasdaq, which are quoted and observable market prices. The Private Warrants are a level 2 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants. The Vesting Sponsor Warrants are a level 3 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants but also unobservable data.

The following table details the changes in warrant liability between December 21, 2023 and September 30, 2024:
Warrant liability $
Balance, as at December 21, 2023 (issuance date)	1,746,575
Revaluation of warrant liability	(1,117,069)
Balance, as at September 30, 2024	629,506

17.    Government grant liabilities

As at the acquisition date of Vayavision, a government grant liability of $420,000 was recognized at its fair value. Prior to the acquisition, Vayavision obtained an innovation grant from the Israeli Innovation Authority (“IIA”) in the amount of $1.5 million (NIS4 million) to support the development of the technology. The liability is repaid in the form of a royalty payment calculated annually at 3% of sales of Vayavision products developed using the funds provided by the IIA. The government grant liability bears an annual interest rate based on SOFR as published by the Bank of Israel.

After initial recognition, the liabilities are measured at amortized cost using the effective interest method. The effective interest rate is 30.3%.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

17.    Government grant liabilities (cont.)

Assumptions underlying grant repayments are reviewed at least annually. As at September 30, 2024, the Company revised the estimated repayment schedule, taking into account updated assumptions and data. This resulted in an accretion gain of $252,874 (2022 — accretion gain of $74,335), which was included in Financial costs, net (Note 24).

As at September 30, 2024, the Company also has a government grant liability of $567,922 (US$420,715) related to the repayment of a grant received by Vayavision from Israel-United States Binational Industrial Research and Development (“BIRD”) Foundation to support the development of the technology with a partner ($568,807 or US$420,715 as at September 30, 2023). The total amount received by Vayavision is repayable through royalties of 5% of sales of Vayavision products developed through the funds provided by BIRD, adjusted for certain index, and it is non-interest bearing. Obligations under the grant agreement with BIRD are jointly and severally assumed by Vayavision and its partner in the development project.

As a result of a default event occurred during the first quarter of 2023, the Company reclassified, as of December 31, 2022, the BIRD government grant liability as a short-term liability since the Company is now considering the amounts received as refundable grant are due within the next twelve months.
$
Balance, as at September 30, 2023	1,468,296
Accretion interest expense	271,088
Gain on remeasurement due to change in forecast	(86,305)
Foreign exchange gain	(34,736)
Balance, as at September 30, 2024	1,618,343

Current	829,216
Non-current	789,127

18.    Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately (i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

Common shares
	Number of Shares	Amount $
Balance, as at September 30, 2023	167,610	9,894,326
Issuance of common shares upon exercise of the call option	66,550	57,724
Class A, B, C, D-1 and D-2 preferred shares exchange for common shares	239,766,119	444,410,959
Common shares converted per business combination	(240,000,279)	(454,361,009)
Issuance of new common shares per business combination	20,000,000	454,361,009
Issuance to Prospector shareholders (Note 4)	8,770,930	55,257,187
Issuance of common shares	1,432,746	3,453,569
Balance, as at September 30, 2024	30,203,676	513,073,765

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

18.    Capital stock (cont.)

Issuance of common shares

During the year ended September 30,2024, 682,685 Common Shares were issued following the exercise of warrants (Note 15), the exercise of RSU (Note 19), in connection with the BCA (Note 19) and in connection with the Standby Equity Purchase Agreement.

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”) for a period of 3 years, or on the date on which the Investor shall have made payment pursuant to the Commitment Amount. Pursuant to the SEPA, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, the Company will have the right from time to time, but not the obligation, to issue and sell to Yorkville up to $50.0M (the “Commitment Amount”) of its common shares. The Company may also require Yorkville to purchase Common share under the SEPA up to 500,000 Shares of Common Stock. The Company also agreed to pay Yorkville a commitment fee equal to 0.75% of the Commitment Amount.

During the three months ended June 30, 2024,166,696 common shares were issued to cover the commitment fee.

Exercise of call option

As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in Vayavision. Per the original Share Purchase Agreement (“SPA”) conditions, the purchase of the Vayavision of Common shares was paid in exchange of Common Shares of the Company, based on a determined ratio and already detailed in the SPA.

This transaction resulted in an increase in the Company’s interest in Vayavision from 60.0% to 100.0% and was accounted for as an equity transaction. The purchase price of $57,724 was equity-settled. As a result, the carrying value of (i) non-controlling interests of $9,508,328 and (ii) the related other component of equity of $2,431,688 were reversed leading to a reduction of deficit of $7,134,364.

Special Shares

Upon close of the acquisition of Prospector, the Company issued through the Transactions, 2,031,250 Class A Non-Voting Special Shares having a value of $10,115,625 to Prospector Sponsor in connection with the BCA and plan of arrangement (Note 4).

The Class A Non-Voting Special Shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued 4,999,815 Earnout Non-Voting Special Shares of an aggregate fair value of $22,960,000 consisting of the following:

•        999,963 Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $12.00; or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $12.00 per Common Share;

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

18.    Capital stock (cont.)

•        999,963 Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $14.00 per Common Share;

•        999,963 Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $16.00 per Common Share;

•        999,963 Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share; and

•        999,963 Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share.

The Earnout Non-Voting Special Shares are valued at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that considers the vesting terms of the instruments issued and the following weighted average assumptions:

Fair value of the underlying share	US$	4.74
Exercise price		—
Risk-free interest rate		3.23%
Expected volatility		60%
Expected life		7.00 years
Dividend yield		0%

As at September 30, 2024, the following shares were issued and outstanding:
	Number of Shares	Amount $
Common shares	30,203,676	513,073,764
Class A Non-Voting Special Shares	2,031,250	10,115,625
Class B Non-Voting Special Shares	999,963	5,220,000
Class C Non-Voting Special Shares	999,963	4,970,000
Class D Non-Voting Special Shares	999,963	4,740,000
Class E Non-Voting Special Shares	999,963	4,250,000
Class F Non-Voting Special Shares	999,963	3,780,000
	37,234,741	546,149,389

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

19.    Stock-based compensation

M-option

Preceding closing of the acquisition of Prospector (Note 4), pursuant to the Plan of Arrangement, each of 12,577 M-Options have been exchanged for an option to purchase one common shares of the Company.

The replacement options have an exercise price of $0.01. The M-option redemption feature was not carried to the replacement option and as a result, the replacement options are classified as equity.

Upon replacement of the award, the fair value of the option of $117,246 was recognized in reserve — stock option and the redeemable stock option liability of $6,102,496 was reversed, resulting in a gain on modification of stock options of $5,985,250 in the consolidated statement of loss.

Stock-based compensation related to the BCA

On May 1st, 2023, the Company entered into an agreement with a service provider regarding the BCA described in note 4. The agreement implies, upon the completion of the BCA, a transaction fee payable in exchange of a number of common shares of the Company equivalent to US$700,000. During the first quarter of 2024, a portion ($506,774) of the transaction fee was recognized as transaction costs in the Consolidated statement of loss, with a counterparty in Other components of equity.

During the year ended September 30, 2024, 198,684 common shares were issued in conjunction with this agreement to settle a transaction fee payable. As a result, an amount of $615,057 was reclassified from Other components of equity to Capital Stock and an amount of $329,217 was reclassified from Other components of equity to contributed surplus.

Equity Incentive Plan

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed at any time 5,000,000 shares.

The Plan provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Following the adoption of the new equity incentive and the grants of the first awards of this Plan, the Company closed off the reserve stock option balance related to the previous equity incentive plan, in the deficit.

(i) Options

The Company has a stock option plan as part of the incentive plan in which options to purchase common shares are issued to officers and key employees. Under this plan the options will vest between the grant date and March 2028.

Options are expensed over the vesting period. The related compensation expense is included in the stock-based compensation expense.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

19.    Stock-based compensation (cont.)

For the year ended September 30, 2024, movements in outstanding options were as follow:
	Number of stock options	Exercise price(1) $
Balance, as at September 30, 2023	—	—
Granted	1,438,600	2,84
Balance, as at September 30, 2024	1,438,600	2,84

____________

(1)      Weighted average exercise price

The compensation expense with respect to the Options plan amount to $1,723,475.

(ii) RSUs

The Company has an RSU as part of the incentive plan for management and key employees. Under this plan, RSUs will vest between the grant date and March 2028 to employees who are still employed by the Company on the exercise date.

RSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the year ended September 30, 2024, movements in outstanding RSUs were as follow:
Year ended September 30, 2024
Number of units
Balance, as at September 30, 2023	—
Granted	1,820,892
Forfeited	(147,598)
Exercised	(67,125)
Balance, as at September 30, 2024	1,606,169

The compensation expense with respect to the RSU plan amounts to $2,993,869

During the year ended September 30, 2024, 67,125 RSU were exercised and converted into a corresponding number of common shares.

(iii) PSUs

The Company has a PSU plan as part of the incentive plan for management and key employees. Under this plan, PSUs generally vest over a period of four years to employee who are still employed by the Company on the exercise date.

PSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

19.    Stock-based compensation (cont.)

For the year ended September 30, 2024, movements in outstanding PSUs were as follow:
Year ended September 30, 2024
Number of units
Balance, as at September 30, 2023	—
Granted	733,080
Balance, as at September 30, 2024	733,080

The compensation expense with respect to the PSU plan amounts to $1,290,763

(iv) Warrants

The Company has a Warrants plan as part of the incentive plan for management and key employees. Under this plan, Warrant generally vests immediately to the directors who are still employed by the Company on the exercise date.

Warrants are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the year ended September 30, 2024, movements in outstanding Warrants were as follow:
Year ended September 30, 2024
Number of units
Balance, as at September 30, 2023	—
Granted	449,013
Balance, as at September 30, 2024	443,013

The compensation expense with respect to the Warrants plan amounts to $2,011,408

(v) Total stock-based compensation expense

The total stock-based compensation expense has been included in the consolidated statement of loss as indicated in the following table:
	2024	2023	2022
Stock options	1,723,475	—	—
Restricted share units (RSUs)	2,993,869	—	—
Performance share units (PSUs)	1,290,763	—	—
Warrants	2,011,408	—	—
Gain on modification of stock options	(5,985,250)	—	—
ESOP, equity-settled	—	2,474,955	3,223,540
Vayavision call option, equity-settled	—	603,051	1,693,517
Reserve stock options movement	2,034,265	3,078,006	4,917,057
M-Options, cash settled	—	—	(317,663)
Capitalized as development costs	(318,753)	(641,032)	(326,721)
Total stock-based compensation expenses	1,715,512	2,436,974	4,272,673

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

20.    Operating expenses

Operating expenses by nature include the following:
	Years ended September 30,
	2024 $	2023 $	2022 $
		(Recasted- Note 7)	(Recasted- Note 7)
Employee benefit expenses	16,222,815	21,663,997	30,088,677
Stock-based compensation	1,715,512	2,436,974	4,272,673
Research costs	2,201,697	3,313,386	1,985,042
Impairment loss related to intangible assets	69,315,247	—	38,207,503
Marketing expenses	684,547	917,970	917,223
Selling expenses	32,740	62,965	299,382
Depreciation of property and equipment	512,275	1,059,769	1,291,048
Product line management expenses	11,418	3,919	47,965
Recruitment fees	152,489	377,679	780,126
Professional fees	5,415,402	6,763,019	3,852,140
Other expenses	2,267,706	2,010,929	1,176,515
Subcontractor services	2,220,592	1,331,573	1,980,500
Travel expenses	494,763	754,869	470,494
Amortization of intangible assets	257,932	286,494	257,064
Insurance	1,453,193	373,251	373,311
Research and development tax credits	(176,856)	(225,609)	(70,191)
Depreciation expense on right of use assets	478,460	508,556	547,658
Business acquisition costs	2,407,977	3,506,630	—
Listing expense	59,139,572	—	—
	164,807,481	45,146,371	86,477,130

21.    Loss per share

Basic loss per share is calculated by dividing the loss attributable to equity holders of the parent by the weighted average number of common shares outstanding.

The following table reflects the calculation of net loss attributable to equity holders of the parent and the computation of basic and diluted loss per share for the periods indicated:
	Years ended September 30,
	2024 $	2023 $	2022 $
		(Recasted- Note 7)	(Recasted- Note 7)
Loss from continuing operations attributable to equity holders of the parent	(167,016,426)	(40,409,465)	(71,320,063)
Gain (Loss) from discontinuing operations attributable to equity holders of the parent	1,123,039	(7,582,632)	2,001,215
Loss attributable to equity holders of the parent	(165,893,387)	(47,992,097)	(69,318,848)
Weighted average number of common shares basic and diluted	22,774,782	167,610	134,913
Basic and diluted loss from continuing operations, per common share	(7.33)	(241.09)	(528.64)
Basic and diluted loss from discontinuing operations, per common share	0.05	(45.24)	14.83
Basic and diluted loss per common share	(7.28)	(286.33)	(513.80)

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

21.    Loss per share (cont.)

The effect of dilution from outstanding stock options, convertible preferred stocks, credit facility, convertible loans, warrants, put and call options and contingent consideration payable were excluded from the calculation of the weighted average number of common shares for diluted loss per common share for the years ended September 30, 2024, 2023 and 2022 as they are antidilutive.
	Years ended September 30,
	2024	2023	2022
Outstanding employee stock option	1,438,000	441,662	1,710,022
Convertible preferred stock	7,031,065	6,581,392	5,976,388
Warrants	13,890	13,890	13,890
Put and call options recognized as other component of equity	—	94,931	94,931
Conversion options	4,400,106	2,200,053	—

Basic loss per share is calculated by dividing the loss attributable to equity holders of the parent by the weighted average number of common shares outstanding.

The potential effect of dilution from outstanding stock options, convertible preferred stocks, warrants, and put and call options were excluded from the calculation of the diluted loss per common share since the Company incurred losses and the inclusion of these instruments would have an antidilutive effect.

22.    Additional information included in the consolidated statement of cash flows

Changes in non-cash working capital items:
	As at September 30,
	2024 $	2023 $	2022 $
Trade receivable and other receivables	2,200,073	96,806	(2,219,607)
Government assistance and R&D tax credits receivable	(283,771)	(205,042)	553,097
Inventories	(298,722)	(609,663)	(541,093)
Prepaid expenses	(219,276)	(273,497)	95,795
Prepaid financing fees	(55,014)	—	—
Accounts payable and accrued liabilities	(11,454,393)	2,534,308	1,720,000
Provisions	(878,144)	878,144	—
	(10,989,247)	2,421,056	(391,808)

23.    Government grants

	Year ended September 30, 2024
	Grant recognized in statement of loss $	Grant recorded against carrying amount of intangible assets (Note 12) $	Total grant $
Other grants	90,065	13,713	103,778
Total grants	90,065	13,713	103,778
R&D tax credit	—	346,580	346,580
Total grants and R&D tax credits	90,065	360,293	450,358

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

23.    Government grants (cont.)

	Year ended September 30, 2023
	Grant recognized in statement of loss $	Grant recorded against carrying amount of intangible assets (Note 12) $	Total grant $
Other grants	377,080	268,460	645,540
Total grants	377,080	268,460	645,540
R&D tax credit	225,609	256,234	481,843
Total grants and credits	602,689	524,694	13
	Year ended September 30, 2022
	Grant recognized in statement of loss $	Grant recorded against carrying amount of intangible assets (Note 12) $	Total grant $
Canada Emergency Wage Subsidy	83,735	33,684	117,419
Other grants	351,713	917,104	1,268,817
Total grants	435,448	950,788	1,386,236
R&D tax credit	70,191	776,050	846,241
Total grants and R&D tax credits	505,639	1,726,838	2,232,477

The R&D tax credit is recognized as a reduction of research and development costs in the consolidated statements of loss and comprehensive loss.

The amounts recorded in reduction of property and equipment and intangible assets were $Nil and $13,713 respectively ($Nil and $524,694 in 2023, respectively).

Within Canada, the Company participated in the Canada Emergency Wage Subsidy (“CEWS”), a grant measure of the Canadian government as a response to the COVID-19 pandemic. CEWS provides qualifying companies with a monthly financial support grant based on payroll, subject to certain caps. Eligibility is triggered by and scaled according to the reduction in year-over-year Canadian revenue on a month-by-month basis.

Within Canada, the Company participated in the Industrial Research Assistance Program (“IRAP”) with the National Research Council of Canada. IRAP provides fundings for eligible projects to companies, to increase their innovation capacity and take ideas to market.

Within Israel, the Company participated in the Israeli National Authority for Technological Innovation (“IIA”). IIA provides fundings for eligible projects to companies, to effectively address the dynamic and changing needs of the local and international innovation ecosystems.

There are no unfulfilled conditions or contingencies attached to the above grants.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

24.    Finance costs, net

	Years ended September 30,
	2024 $	2023 $	2022 $
Interest expenses (income)
Interest income	(334,751)	(223,594)	(40,251)
Gain on government grant liability modification	(252,874)	(4,332,173)	—
Gain on other loan settlement	—	(1,605,561)	—
Interest expense on term loan (Note 15)	3,048,079	2,016,587	1,830,360
Interest expense on lease liabilities	300,424	369,872	518,175
Interest expense on credit facility (Note 15)	4,827,753	4,843,390	3,630,814
Interest expense on convertible notes (Note 15)	7,814,330	1,067,932	—
Interest expense on bridge loans	477,776	138,347	—
Interest expense on short term liability	95,381	—	—
Interest expense on other loan (Note 15)	—	160,413	274,263
Accretion and remeasurement of government grant liability (Note 17)	271,088	74,335	(78,567)
Bridge loans issuance cost	—	350,000	—
SEPA commitment fee (Note 18)	512,775	—	—
Capitalized borrowing costs (Note 12)(1)	(8,243,627)	(3,898,829)	(6,994,197)
	8,516,354	(1,039,281)	(859,403)
Loss (gain) on revaluation of instruments carried at fair value
Warrant liability (Note 16)	(1,117,069)	—	—
Bridge loan	1,201,379	—	—
Convertible loans(2)	—	—	(6,089,300)
Contingent consideration payable(4)	—	—	(1,265,043)
Credit facility	—	—	225,105
Conversion option (Note 15)	(5,637,321)	21,100	—
	(5,553,011)	21,100	(7,129,238)
Other
Loss (gain) on lease modification (Note 11)	(204,146)	—	—
Non-capitalizable financing costs	255,281	—	—
Modification of convertible loans (Note 15)(2)	9,645	—	124,717
Net loss on debt extinguishments(3)	—	—	454,092
Loss on exercise of conversion option	366,957	—	—
Bank charges	71,999	64,166	91,840
Foreign exchange loss (gain)	(399,827)	224,057	(2,749,505)
	99,909	288,223	(2,078,856)

Finance costs, net	3,063,252	(729,958)	(10,067,497)

____________

(1)      The capitalization rate used to determine the amount of general borrowing costs eligible for capitalization during the years ended September 30, 2024, 2023 and 2022 was 22.8%, 17% and 16%, respectively.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

24.    Finance costs, net (cont.)

(2)      On November 1, 2021, the Company amended the convertible loans to increase the discount of the conversion feature to 28% of the Class D-1 preferred shares to be issued. The change in fair value between September 30, 2021, and November 1, 2021, of $6,089,300 was recognized as a gain on revaluation in the consolidated statements of loss. The Company incurred costs for this modification of $124,717.

(3)      During the year ended September 30, 2022, the Company recorded a net loss on debt extinguishment of $454,092. The terms of the term loan were modified to remove the substantive equity conversion feature. The change was considered a fundamental change to the terms of the credit facility and was accounted for as an extinguishment of the existing term loan and recognition of a new loan. The carrying value of the term loan on November 1, 2021, amounting to $30,000,000 was derecognized and a loss on extinguishment, calculated as the difference between the amount derecognized and the initial measurement of the modified loan recognized at fair value amounting to $30,000,000, including transaction costs of $454,092. The new term loan is designated at amortized cost (Note 15).

(4)      On July 6, 2022, all remaining contingent shares were issued (42,594 common shares) to the selling shareholders, for a fair value of $2,215,739, resulting in a gain on revaluation of $1,265,043 recorded in Finance Costs, net in the consolidated statements of loss and comprehensive loss.

25.    Income taxes

The reconciliation of the income tax provision (recovery) calculated using the combined Canadian federal and provincial statutory income tax rate with the income tax provision (recovery) in the consolidated financial statements is as follows:
	Years ended September 30,
	2024 $	2023 $	2022 $
Loss before income taxes	(166,179,817)	(51,424,409)	(73,418,745)
Income taxes at the Canadian statutory tax rate of 26.50% (26.50% in 2023 and 26,50% in 2022)	(44,037,651)	(13,760,987)	(19,455,967)
Tax effect from:
Effect of differences in tax rates in other jurisdictions	4,823,250	903,064	659,121
Non-deductible items	621,053	574,922	8,131,886
Listing expense	15,671,987	—	—
Foreign exchange effect of translation of foreign subsidiaries in the functional currency	143,568	—	—
Items recorded in shareholders’ equity	(597,512)	—	—
Tax losses and deductible temporary differences for which no deferred income tax assets is recognized	19,505,818	11,436,187	10,696,915
Utilization of previously unrecognized deferred income tax assets	(14,490)	—	—
Adjustment in respect of prior years	3,910,028	846,814	(31,955)
Other	(26,051)	—	—
Income tax expense (recovery)	—	—	—

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

25.    Income taxes (cont.)

Deferred income tax assets and liabilities on temporary differences and unused tax losses are as follows:
	Balance as at October 1, 2023 $	Credited (charged) to the statement of loss $	Credited (charged) to the shareholders’ equity $	Balance as at September 30, 2024 $
Financing fees	2,124,929	(44,734)	—	2,080,195
Provision and accruals	519,097	202,227	—	721,324
Research and development cost	5,361,039	2,319,700	—	7,680,739
Losses carried forward	55,679,194	9,974,804	—	65,653,998
Convertible loan	12,175	3,117	—	—
Property and equipment	—	1,138,543	—	1,138,543
Lease liabilities	924,944	(384,600)	—	540,344
Government grant liability	152,074	(117,287)	—	34,787
Deferred income grants	120,573	1	—	120,574
Total deferred tax assets	64,894,025	13,091,773	—	77,970,506

Property and equipment	(52,996)	52,996	—	—
Intangible assets	(4,207,715)	4,054,968	—	(152,747)
Right-of-use assets	(745,340)	298,368	—	(446,972)
Convertible loan	—	—	—	—
Debt discount-Grant/warrants	(2,995,821)	2,176,742	435,585	(383,494)
Grant receivable	(23,189)	(837)	—	(24,026)
Conversion option liability	5,592	(182,682)	(1,311,209)	(1,488,299)
Total deferred tax liabilities	(8,019,469)	6,399,555	(875,624)	(2,495,538)
Net deferred tax assets (liabilities)	56,874,556	19,491,328	(597,512)	75,768,373
Unrecognized net deferred tax assets	(56,874,556)	(19,491,328)	597,512	(75,768,373)
Recognized net deferred tax (liabilities)	—	—	—	—
	Balance as at October 1, 2022 $	Credited (charged) to the statement of loss $	Credited (charged) to the shareholders’ equity $	Balance as at September 30, 2023 $
Financing fees	1,970,593	154,336	—	2,124,929
Provision and accruals	519,550	(453)	—	519,097
Research and development cost	4,700,695	660,343	—	5,361,039
Losses carried forward	43,648,546	12,030,648	—	55,679,194
Convertible loan	—	12,175	—	12,175
Lease liabilities	1,520,988	(596,044)	—	924,944
Government grant liability	140,547	11,527	—	152,074
Deferred income grants	120,573	—	—	120,573
Other debt discount	420,004	(420,004)	—	—
Total deferred tax assets	53,041,496	11,852,528	—	64,894,025

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

25.    Income taxes (cont.)

	Balance as at October 1, 2022 $	Credited (charged) to the statement of loss $	Credited (charged) to the shareholders’ equity $	Balance as at September 30, 2023 $
Property and equipment	(326,154)	273,159	—	(52,996)
Intangible assets	(5,036,692)	828,977	—	(4,207,715)
Right-of-use assets	(1,347,385)	602,045	—	(745,340)
Debt discount-Grant/warrants	(2,309,719)	(686,102)	—	(2,995,821)
Grant receivable	(38,156)	14,967	—	(23,189)
Conversion option liability	—	5,592	—	5,592
Total deferred tax liabilities	(9,058,106)	1,038,637	—	(8,019,469)
Net deferred tax assets (liabilities)	43,983,390	12,891,166	—	56,874,556
Unrecognized net deferred tax assets	(43,983,390)	(12,891,166)	—	(56,874,556)
Recognized net deferred tax (liabilities)	—	—	—	—
	Balance as at October 1, 2021 $	Credited (charged) to the statement of loss $	Credited (charged) to the shareholders’ equity $	Balance as at September 30, 2022 $
Financing fees	358,581	(154,408)	1,766,420	1,970,593
Provision and accruals	381,341	138,209	—	519,550
Research and development cost	5,361,422	(660,727)	—	4,700,695
Losses carried forward	31,951,781	11,696,765	—	43,648,546
Convertible loan	7,152,109	(7,152,109)	—	—
Lease liabilities	1,128,610	392,378	—	1,520,988
Government grant liability	96,044	44,503	—	140,547
Deferred income grants	120,573	—	—	120,573
Other debt discount	514,938	(94,934)	—	420,004
Total deferred tax assets	47,065,399	4,209,677	1,766,420	53,041,496

Property and equipment	(251,862)	(74,292)	—	(326,154)
Intangible assets	(11,535,305)	6,498,613	—	(5,036,692)
Right-of-use assets	(1,041,824)	(305,561)	—	(1,347,385)
Debt discount-Grant/warrants	(2,716,353)	406,634	—	(2,309,719)
Grant receivable	—	(38,156)	—	(38,156)
Total deferred tax liabilities	(15,545,344)	6,487,238	—	(9,058,106)
Net deferred tax assets (liabilities)	31,520,055	10,696,915	1,766,420	43,983,390
Unrecognized net deferred tax assets	(31,520,055)	(10,696,915)	(1,766,420)	(43,983,390)
Recognized net deferred tax (liabilities)	—	—	—	—

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

25.    Income taxes (cont.)

As at September 30, 2024, the year of expiry of operating losses in the consolidated statement of financial position are as follows, presented by tax jurisdiction:
Canada
Year of expiry	Federal $	Quebec $	USA $	Israel $
2027	1,586,446	1,504,740	—	—
2028	1,365,399	1,311,824	—	—
2029	2,303,130	2,280,459	—	—
2030	1,375,780	1,306,718	—	—
2031	3,482,936	3,482,936	—	—
2032	3,266,503	3,275,941	—	—
2033	3,408,474	3,444,648	—	—
2034	885,475	885,963	—	—
2035	—	—	—	—
2036	15,542,450	15,638,499	—	—
2037	22,974,686	22,727,051	—	—
2038	28,727,803	28,444,120	—	—
2039	33,860,655	33,548,568	—	—
2040	29,975,342	29,600,226	—	—
2041	37,595,360	38,085,889	—	—
2042	8,365,418	8,454,445	—	—
2043	14,845	15,617	—	—
2044	26,579,369	26,968,102	—	—
Indefinite	—	—	588,790	43,999,987
	227,831,171	227,458,086	588,790	43,999,987

As at September 30, 2024, deferred income tax assets of $Nil (2023 — $4,644,561) is recognized in the consolidated statement of financial position in respect of these operating losses.

As at September 30, 2024, the R&D tax credits accumulated, for which no tax credits receivable were recognized, that will be deductible against income taxes payable in the consolidated statement of financial position as well as their respective year of expiry, are as follows:
Years of investment tax credits	Federal $	Year of expiry
2009	1,562	2025
2009	1,257	2026
2010	18,655	2027
2011	9,843	2028
2012	7,069	2029
2016	9,718	2033
2017	51,182	2035
2017	25,029	2036
2018	480,243	2037

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

25.    Income taxes (cont.)

Years of investment tax credits	Federal $	Year of expiry
2019	1,134,507	2038
2020	1,389,834	2039
2021	1,243,043	2040
2022	1,359,218	2041
2023	932,549	2042
2023	183,559	2043
2024	747,159	2044
	7,594,427

In addition, the difference between the carrying value and tax basis of research and development costs amounts to $26,265,977 at the federal level and $28,112,808 at the provincial level. These costs can be carried forward indefinitely against future years’ taxable income in their respective tax jurisdiction. No deferred income tax assets have been accounted for in connection with these benefits.

As at September 30, 2024, there are no taxable temporary differences associated with investment in a subsidiary. As at September 30, 2023, no deferred tax liability was recognized on the taxable temporary difference of $2,334,066 in respect of investment in a subsidiary on the basis that management determined that it was not probable that the taxable difference would reverse in a foreseeable future.

26.    Related party transactions

Compensation of key management personnel

The Company’s directors and members of the executive committee are the Company’s key management personnel. Compensation awarded to key management include the following:

	Years ended September 30,
	2024 $	2023 $	2022 $
Salaries and short-term employee benefits	2,305,749	1,883,078	2,050,590
Stock-based compensation	5,939,192	850,271	1,134,006
	8,244,941	2,733,349	3,184,596

Transactions with related parties
	Years ended September 30,
Entity with significant influence over the Company	2024 $	2023 $	2022 $
Consolidated statement of loss
Interest on convertible loans	3,023,652	—	—
Loss on exercise of conversion option	366,957	—	—
Gain on revaluation of convertible loans	—	—	(704,912)

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

27.    Capital management

The Company views capital as the sum of credit facility, term loan, bridge loan, convertible notes, redeemable stock options, other loan, government grant liabilities, contingent consideration payable and equity (deficiency) attributable to owners of the capital stock of the parent, net of cash. The Company’s objectives, when managing capital, are to safeguard the Company’s ability to continue as a going concern, in order to provide an adequate return to shareholders and maintain sufficient level of funds to finance its commercialization activities, research and development activities, general and administrative expenses, working capital and overall capital expenditures, including those associated with intangible assets.

To maintain or adjust the capital structure, the Company may issue new shares, issue new debt or dispose assets, all of which are subject to market conditions and the terms of the underlying third-party agreements. The Company is not subject to any capital requirements imposed by a regulator.

No changes were made to the objectives, policies and processes for managing capital during the years ended September 30, 2024 and 2023. The total capital is calculated as follows:
	As at September 30,
	2024 $	2023 $

Credit facility	(28,229,902)	(28,747,705)
Term loan	(10,767,007)	(7,718,928)
Bridge loan	(9,913,619)	—
Convertible notes	(40,309,902)	(11,258,950)
Redeemable stock options	—	(6,102,496)
Derivative warrant liability	(629,506)	—
Government grant liabilities	(1,618,343)	(1,468,296)
Less: cash	5,269,084	5,056,040
Net debt	(86,199,195)	(50,240,335)

Equity (deficiency) attributable to owners of the capital stock of the parent	(88,634,694)	7,111,792
	(174,833,889)	(43,128,543)

28.    Financial instruments

The classification of financial instruments as well as their carrying amounts are presented in the table below:
	September 30, 2024
	Amortized cost $	FVTPL $	Total $
Financial assets
Cash	5,269,084	—	5,269,084
Accounts receivable(1)	1,150,946	—	1,150,946
Current financial assets	6,420,030	—	6,420,030

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

28.    Financial instruments (cont.)

	September 30, 2024
	Amortized cost $	FVTPL $	Total $
Financial liabilities
Accounts payable and accrued liabilities(2)	13,412,889	—	13,412,889
Credit facility	28,229,902	—	28,229,902
Convertible bridge loan	—	6,853,623	6,853,623
Non-convertible bridge loan	3,059,996		3,059,996
Warrant liability	—	629,506	629,506
Term loan	10,767,007	—	10,767,007
Convertible notes	40,309,902	—	40,309,902
Conversion option	—	6,008	6,008
Government grant liabilities	1,618,343	—	1,618,343
Total	97,398,039	7,489,137	104,887,176
Current	17,302,101	7,489,137	24,791,238
Non-current	80,095,938	—	80,095,938
	September 30, 2023
	Amortized cost $	FVTPL $	Total $
Financial assets
Cash	5,056,040	—	5,056,040
Accounts receivable(1)	2,281,915	—	2,281,915
Current financial assets	7,337,955	—	7,337,955

Financial liabilities
Accounts payable and accrued liabilities(2)	12,466,676	—	12,466,676
Credit facility	28,747,705	—	28,747,705
Term loan	7,718,928	—	7,718,928
Convertible notes	11,258,950	—	11,258,950
Conversion option	—	737,974	737,974
Government grant liabilities	1,468,296	—	1,468,296
Total	61,660,555	737,974	62,398,529
Current	13,035,483	737,974	13,773,457
Non-current	48,625,072	—	48,625,072

____________

(1)      Excluding commodity taxes receivable, as these amounts do not represent a contractual right to receive cash or another financial asset.

(2)      Excluding deferred revenue, as these amounts do not represent a contractual obligation to deliver cash or another financial asset.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

28.    Financial instruments (cont.)

Financial risk management

The Company is exposed to various types of risks due to the nature of the business activities it carries on, including those related to the use of financial instruments. The Company does not use financial derivatives to manage those risks.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due or can only do so at excessive cost. The Company manages this risk by maintaining detailed cash forecasts and long-term operating and strategic plans. The adequacy of liquidity is assessed in view of operational needs, sales forecasts and maturity of indebtedness. The Company is confident that the future cash flows from operations and financing will allow for the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company also continually monitors any financing opportunities to optimize its capital structure.

The following table summarizes the maturity profile of the Company’s financial liabilities based on contractual undiscounted payments:
	September 30, 2024
	Less than 1 year $	1 to 5 years $	More than 5 years $	Total $
Accounts payable and accrued liabilities	13,412,889	—	—	13,412,889
Credit facility	—	30,000,000	—	30,000,000
Convertible loan	—	64,018,174	—	64,018,174
Term loan	—	19,756,619	2,751,798	22,508,417
Bridge loan	8,443,834	—	—	8,443,834
Government grant liabilities	896,491	1,295,992	—	2,192,483
Total	22,753,214	115,070,785	2,751,798	140,575,797
	September 30, 2023
	Less than 1 year $	1 to 5 years $	More than 5 years $	Total $
Accounts payable and accrued liabilities	12,466,676	—	—	12,466,676
Redeemable stock options	—	6,102,496	—	6,102,496
Credit facility	4,766,345	38,568,461	—	43,334,806
Convertible loan	—	39,610,854	—	39,610,854
Term loan	—	21,317,876	13,412,208	34,730,084
Government grant liabilities	568,807	1,209,857	—	1,778,664
Total	17,801,828	106,809,544	13,412,208	138,023,580

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

28.    Financial instruments (cont.)

Credit risk

Credit risk is the risk of a financial loss resulting from the counterparty’s inability or refusal to fully meet its contractual obligations. The Company’s maximum exposure to credit risk is equal to the amounts recorded as cash and trade accounts receivable. Cash is maintained with high-credit quality financial institutions. Management considers the risk of non-performance related to cash to be minimal.

As at September 30, 2024, the balance receivable from one client represents 63% of trade accounts receivable (two clients represented 69% as at September 30, 2023).

An impairment analysis is performed at each reporting date on individual basis for major items. Generally, the Company does not require collateral or other security from customers for trade accounts receivable; credit is extended following an evaluation of creditworthiness.

To manage credit risk, the Company insures 0% as at September 30, 2024 (39% in 2023), of its accounts receivable through Exportation and Development Canada.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates. The Company is exposed to future cash flow risk with respect to the floating interest rate on its operating loan and its credit facility. The Company is exposed to change in fair value of financial instruments with fixed interest rates.

Interest rate sensitivity

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings affected. With all other variables held constant, the Company’s net loss is affected through the impact on floating rate borrowings, as follows:

	Increase/ decrease in basis points	Effect on loss before income taxes $
Credit facility, convertible notes, term loan and bridge loan	+200	2,398,194
	-200	(2,398,194)

Government grant liability	+200	29,160
	-200	(29,160)

The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment, showing a significantly higher volatility than in prior years.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

28.    Financial instruments (cont.)

Foreign exchange risk

Since the Company operates internationally, it is exposed to foreign exchange risk as a result of potential exchange rate fluctuations related to non-intragroup transactions. Fluctuations in the Canadian dollar and the exchange rates could have potentially significant impact on the Company’s results of operations.

If these variations were to occur, the impact of +5% appreciation of the USD, EUR and NIS currencies on the Company’s consolidated net loss and deficit for financial instruments held would be an increase (decrease) of net loss and deficit as follows:
	Change in foreign exchange rate	Year ended September 30,
		2024	2023
USD	+5%	(2,519,428)	592,954
EUR		7,591	(10,296)
NIS		(130,945)	171,980

A 5% weakening of the exchange rate would have had an equal but opposite effect on the amount shown above, assuming that all other variables remain constant.

29.    Commitments

Other than commitments already disclosed in notes 11 for leases and notes 15 for long-term debt, the Company is committed to minimum amounts under long-term agreements for license and telecommunications and office equipment, which expire at the latest in 2025. The Company has also entered into a development contract.

As at September 30, 2024, minimum commitments remaining under these agreements over the following years are as follows:
	Total $	2025 $	2026 $	2027 $
Cloud services	946,558	723,571	212,087	10,900
Subcontracting services	698,470	698,470	—	—
License	176,977	166,313	10,664	—
Telecommunications	298,251	155,600	87,630	55,020
	2,120,256	1,743,954	310,381	65,920

30.    Subsequent events

Strategic collaboration agreement and a software license agreement

On December 9, 2024, the Company announced that LeddarTech and Texas Instruments (“TI”) have entered into a strategic collaboration agreement and a software license agreement to enable a comprehensive, integrated platform solution for ADAS an AD markets. Under the license agreement, TI has agreed to make advanced royalty payments to catalyse joint commercialization.

LeddarTech Holdings Inc.
Notes to the consolidated financial statements
(in Canadian dollars)
September 30, 2024

30.    Subsequent events (cont.)

The agreement outlines a total payment of approximately US$10 million in advance royalties, with the potential for additional royalties over time. An initial payment of US$5.0 million was received by the Company on December 12, 2024. A subsequent payment of US$3.0 million USD will follow the completion of the demonstrator, which is planned to debut at the Consumer Electronics Show in Las Vegas next month. The final US$1.9 million will be contingent upon the execution of a client contract with an original equipment manufacturer (OEM).

The consideration received in advance from TI will be recorded as deferred revenue until the Company fulfills its related obligations.

Credit Facility and Bridge Financing

On December 6, 2024, in connection with the collaboration and license agreements with TI and the advanced royalty payments provided thereunder (the “TI Pre-paid Royalty Fee”), LeddarTech entered into:

•        a fourteenth amendment of its Credit facility with Desjardins pursuant to which Desjardins has agreed to, among other things: (i) temporarily postpone payment of interest for a certain period of time, and (ii) temporarily suspend the minimum cash covenant until the earlier of (a) December 13, 2024, and (b) the date of disbursement to LeddarTech of the full first instalment of the TI Pre-paid Royalty Fee.

•        a second amendment of the Bridge Financing modifying among other things, the maturity of the bridge loan to December 13, 2024, which date will automatically be extended upon the disbursement by TI to LeddarTech of the full first instalment of the TI Pre-paid Royalty Fee, to the earlier of (a) January 31, 2025 and (b) the business day following the Short-Term Outside Date.

Also, on October 15, 2024, the Tranche 2 of the Bridge Financing was issued for an aggregate amount of US$2.8 million composed of US$0.9 million in Non-Convertible Bridge Loan and US$1.9 million in Convertible Bridge Loan.

Issuance of common shares under the SEPA agreement

In December 2024, the Company issued 5,490,000 common shares under the SEPA agreement (refer to Note 18), generating net proceeds of US$9 million.

LeddarTech Holdings Inc.

––––––––––––––––––––––––––––––

PROSPECTUS

––––––––––––––––––––––––––––––

            , 2025

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

In accordance with the Canada Business Corporations Act and pursuant to the Company’s by-laws subject to certain conditions, the Company shall indemnify, to the maximum extent permitted by law, (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

Indemnification is prohibited under the CBCA unless the individual (i) acted honestly and in good faith with a view to best interests of the Company, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold or granted by LeddarTech Holdings Inc. within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

In connection with the Business Combination, on December 21, 2023, we issued 6,093,750 Common Shares, 2,031,250 Class A Non-Voting Special Shares and 6,632,413 warrants to Sponsor pursuant to the BCA and related agreements; issued 4,999,815 Company Earnout Non-Voting Special Shares to former LeddarTech Inc. shareholders; and assumed the Lender Warrants and issued Company Options in exchange for LeddarTech M-Options.

In connection with the PIPE Financing, we issued or assumed an aggregate principal amount of approximately US$44.0 million in secured convertible notes.

On April 30, 2024, we granted the Legacy Director Warrants following approval at the Company’s April 30, 2024 annual general and special meeting of shareholders.

We have granted equity awards under our Incentive Plan.

We are party to a consulting agreement with a service provider dated May 8, 2023, as amended as of March 21, 2024, pursuant to which we issued 198,864 Common Shares.

In connection with the SEPA, we issued 163,363 SEPA Commitment Shares with a value of US$375,000.

On May 16, 2024, Desjardins exercised the Desjardins Warrants and subsequently we issued to Desjardins 250,000 Common Shares.

On August 19, 2024 and October 15, 2024, we issued an aggregate of US$9.0 million in bridge loans convertible into Common Shares at a conversion price equal to an approximately 11% discount from the price in a subsequent equity financing transaction.

From December 9 through January 16, 2025, we issued a total of 7,195,222 SEPA Advance Shares with a value of US$11.3 million.

The foregoing securities issuances were made in reliance upon the exemptions provided in Section 4(a)(2) of the Securities Act and/or Regulation D, Section 3(a)(10) of the Securities Act or Regulation S promulgated thereunder, as applicable.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit Index

Exhibit No.	Description
2.1††

Business Combination Agreement, dated as of June 12, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

2.2††

Amendment No. 1 to Business Combination Agreement, dated as of September 25, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.1

Form of Articles and By-laws of Prospector Capital Corp., as continued under the laws of Canada (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.2	Articles and By-laws of LeddarTech Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
3.3

Articles of Arrangement and By-laws of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

4.1

Specimen Common Share Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.2

Specimen Warrant Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.3

Warrant Agreement, dated as of January 7, 2021, between Continental Stock Transfer & Trust Company and Prospector Capital Corp. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.4

Warrant Amendment Agreement and Form of Warrant Certificate, dated as of December 21, 2023, by and among Prospector Capital Corp., LeddarTech Holdings Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.5 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

5.1	Opinion of Stikeman Elliott LLP.*
10.1

Subscription Agreement, dated as of June 12, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.2

Amendment to the Subscription Agreement, dated as of October 30, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.3

Sponsor Letter Agreement, dated as of June 12, 2023, among Prospector Capital Corp., LeddarTech Inc., LeddarTech Holdings Inc., Prospector Capital Sponsor, LLC and the other individuals party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.4

Amended and Restated Financing Offer dated as of April 5, 2023 (“Desjardins Financing Offer”) among LeddarTech Inc., Fédération des caisses Desjardins du Québec (“Desjardins”) and VayaVision Sensing Ltd. (“VayaVision”) (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.5

First Amendment to Desjardins Financing Offer dated May 1, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

Exhibit No.	Description
10.6

Second Amendment to Desjardins Financing Offer dated May 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.7

Third Amendment to Desjardins Financing Offer dated September 29, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.8

Fourth Amendment to Desjardins Financing Offer dated October 13, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.9

Fifth Amendment to Desjardins Financing Offer dated October 20, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.10

Sixth Amendment to Desjardins Financing Offer dated October 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.11

Seventh Amendment to Desjardins Financing Offer dated December 8, 2023 among LeddarTech Inc., Desjardins and VayaVision. (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 20-F filed with the SEC on January 31, 2024).*

10.12

Eighth Amending Agreement to Desjardins Financing Offer dated June 4, 2024 among LeddarTech Holdings Inc. and Desjardins (incorporated by reference to Exhibit 4.23 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).*

10.13

Ninth Amending Agreement to Desjardins Financing Offer dated July 5, 2024 among LeddarTech Holdings Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 5, 2024.)*

10.14

Tenth Amending Agreement to Desjardins Financing Offer dated July 26, 2024 among LeddarTech Holdings Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 29, 2024.)*

10.15

Eleventh Amending Agreement to Desjardins Financing Offer dated August 5, 2024 among LeddarTech Holdings Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 6, 2024.)*

10.16

Twelfth Amending Agreement to Desjardins Financing Offer dated August 14, 2024 among LeddarTech Holdings Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 15, 2024.)*

10.17

Thirteenth Amending Agreement to Desjardins Financing Offer dated August 16, 2024 among LeddarTech Holdings Inc. and Desjardins (incorporated by reference to Exhibit 10.2 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 19, 2024).*

10.18

Fourteenth Amending Agreement to Desjardins Financing Offer dated December 6, 2024 among LeddarTech Holdings Inc. and Desjardins (incorporated by reference to Exhibit 10.2 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on December 9, 2024).*

10.19

Loan Offer dated as of January 23, 2020 (“IQ Loan Offer”) among LeddarTech Inc. and Investissement Quebec (“IQ”) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.20

Amendment to the IQ Loan Offer dated as of March 29, 2021, among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.21

Bridge Loan Agreement dated May 1, 2023 among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.22

Amendment to IQ Loan Offer dated as of June 12, 2023 between LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.23

Financing Offer Letter dated as of August 16, 2024, between LeddarTech Holdings Inc., VayaVision, Desjardins, FS LT Holdings II LP and IQ (incorporated by reference to Exhibit (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 19, 2024).*

Exhibit No.	Description
10.24

First Amending Agreement to Bridge Financing Offer Letter dated October 11, 2024 among LeddarTech Holdings Inc., VayaVision, Desjardins, FS LT Holdings II LP and IQ (incorporated by reference to Exhibit 4.35 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).*

10.25

Second Amending Agreement to Bridge Financing Offer Letter dated December 6, 2024 among LeddarTech Holdings Inc., VayaVision, Desjardins, FS LT Holdings II LP and IQ (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on December 9, 2024).*

10.26

LeddarTech Holdings Inc. 2023 Incentive Award Plan (incorporated by reference to Exhibit 4.6 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*†

10.27

Investor Rights Agreement, dated as of December 21, 2023 among LeddarTech Holdings Inc. and Investissement Québec (incorporated by reference to Exhibit 4.7 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

10.28

Registration Rights Agreement, dated December 21, 2023 among LeddarTech Holdings Inc. and the parties named therein (incorporated by reference to Exhibit 4.8 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

10.29

Employment Agreement dated as of November 14, 2014, as subsequently amended, between LeddarTech and Charles Boulanger (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.30

Executive Employment Agreement dated as of October 1, 2023 between LeddarTech and Franz Saintellemy (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.31

Employment Agreement dated as of June 20, 2022 between LeddarTech and David Torralbo (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.32

Executive Employment Agreement dated as of September 20, 2023 between LeddarTech and Christopher Stewart (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.33	Form of Indemnity Agreement (incorporated by reference to Exhibit 4.25 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
10.34	Standby Equity Purchase Agreement dated as of April 8, 2024 between the Company and Yorkville (incorporated by reference to Exhibit 10.23 to the First Registration Statement (File No. 333-277045).*
10.35

Collaboration Agreement dated as of December 6, 2024, between LeddarTech Holdings Inc. and Texas Instruments Incorporated (incorporated by reference to Exhibit 4.38 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).*

10.36

Software License Agreement dated as of December 6, 2024, between LeddarTech Holdings Inc. and Texas Instruments Incorporated (incorporated by reference to Exhibit 4.39 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).*

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F (File No. 001-41893) filed with the SEC on January 31, 2024).*
23.1	Consent of Ernst & Young LLP (LeddarTech Holdings Inc. as successor to LeddarTech Inc.).
23.2	Consent of Richter LLP.
23.3	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page of the original filing of this registration statement).*
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

Exhibit No.	Description
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table*

____________

*        Previously filed.

†        Indicates management contract or compensatory plan or arrangement.

††      Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20 — F at the start of any delayed offering or throughout a continuous offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Quebec, Canada, on the 31st day of January, 2025.

LEDDARTECH HOLDINGS INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Frantz Saintellemy	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2025
Frantz Saintellemy
/s/ Christopher Stewart	Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2025
Christopher Stewart
*	Chairman	January 31, 2025
Derek Kenneth Aberle
*	Director	January 31, 2025
Charles Boulanger
*	Director	January 31, 2025
Nick Stone
*	Director	January 31, 2025
Michelle Sterling
*	Director	January 31, 2025
Yann Delabrière
*	Director	January 31, 2025
Sylvie Veilleux
*	Director	January 31, 2025
Lizabeth Ardisana
* By: /s/ Frantz Saintellemy		January 31, 2025
Frantz Saintellemy Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of LeddarTech Holdings Inc., has signed this registration statement on January 31, 2025.

LEDDARTECH USA INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Director